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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FREDERICK COUNTY BANCORP, INC.

As filed with the Securities and Exchange Commission on October 16, 2019

Registration No. 333-233791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT No. 1
TO THE
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACNB Corporation
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2233457 (I.R.S. Employer Identification No.)

16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

James P. Helt
President & Chief Executive Officer
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325
(717) 334-3161
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:
Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 (717) 731-1700	William R. Talley, Jr. President and Chief Executive Officer Frederick County Bancorp, Inc. 9 North Market Street Frederick, MD 21701 (301) 620-1400	Noel M. Gruber, Esquire Buckley LLP 2001 M Street NW, Suite 500 Washington, DC 20036 (202) 349-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $2.50 par value per share	1,600,596	N/A	$53,935,247.04	$6,536.95

(1)
Represents the estimated maximum number of shares of common stock issuable by ACNB Corporation upon the consummation of the merger with Frederick County Bancorp, Inc. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the product of (A) the average of the bid and ask prices of Frederick County Bancorp, Inc. common stock on September 11, 2019 ($33.36) as reported on the OTC Pink Market and (B) 1,616,764, the estimated maximum number of shares of Frederick County Bancorp, Inc. common stock to be received by ACNB Corporation in the merger.

(3)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. ACNB may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated October 16, 2019

Merger Proposal—Your Vote Is Very Important

To the Shareholders of ACNB Corporation and the Stockholders of Frederick County Bancorp, Inc.:

          The boards of directors of ACNB Corporation ("ACNB") and Frederick County Bancorp, Inc. ("FCBI") have approved an Agreement and Plan of Reorganization, dated as of July 1, 2019 (the "reorganization agreement") under which FCBI will merge into a wholly-owned subsidiary of ACNB, with the ACNB subsidiary being the surviving entity. This is referred to in this joint proxy statement/prospectus as the "merger." Concurrently with, and pursuant to, the reorganization agreement, Frederick County Bank, the wholly-owned subsidiary of FCBI, and ACNB Bank, the wholly-owned subsidiary of ACNB, entered into a bank plan of merger pursuant to which Frederick County Bank will merge with and into ACNB Bank, with ACNB Bank as the surviving entity. This is referred to in this joint proxy statement/prospectus as the "bank merger."

          If the merger is completed, each share of FCBI common stock will be converted into the right to receive 0.9900 of a share of ACNB common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification event regarding ACNB common stock before completion of the merger. FCBI stockholders also will receive cash instead of any fractional shares they would have otherwise received in the merger. ACNB estimates that it will issue a total of approximately 1,600,596 shares of ACNB common stock, $2.50 par value per share, in the merger. As a result, ACNB estimates that continuing ACNB shareholders will own approximately 81.5% of the issued and outstanding common shares of the combined company and that former FCBI stockholders will own approximately 18.5% of the issued and outstanding common shares of the combined company. The common stock of the combined company will be listed on The NASDAQ Capital Market under ACNB's current symbol "ACNB."

          On October 10, 2019, the closing price of ACNB common stock was $33.75. FCBI common stock is quoted on the OTC Pink market maintained by OTC Market Groups, Inc. under the symbol "FCBI." On October 10, 2019, the closing price of FCBI common stock was $33.89. Based on the closing price of ACNB common stock on July 1, 2019, the last trading day before the public announcement of the merger, of $38.59, the 0.9900 exchange ratio represented approximately $38.20 in value for each share of FCBI common stock. Based on the closing price of ACNB common stock on October 10, 2019, of $33.75, the 0.9900 exchange ratio represented approximately $33.41 in value for each share of FCBI common stock. The prices of ACNB and FCBI common stock will fluctuate between now and the closing of the merger. You are urged to obtain current market quotations for both ACNB and FCBI common stock.

          In connection with the proposed merger, ACNB and FCBI will each hold a special meeting of its respective shareholders and stockholders. At the special meeting of ACNB shareholders, which we refer to as the "ACNB special meeting," ACNB shareholders will be asked to vote on (i) a proposal to approve the issuance of shares of ACNB common stock in connection with the merger and (ii) a proposal to approve the adjournment or postponement of the ACNB special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ACNB common stock in connection with the merger. At the special meeting of the FCBI stockholders, which we refer to as the "FCBI special meeting," FCBI stockholders will be asked to vote on (i) a proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement and (ii) a proposal to approve the adjournment or postponement of the FCBI special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.

          The merger cannot be completed unless, among other matters, (i) FCBI stockholders approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement by a vote of at least two-thirds of the outstanding shares of FCBI common stock entitled to vote at the FCBI special meeting and (ii) ACNB shareholders approve the issuance of shares of ACNB common stock in connection with the merger by a majority of the votes cast on such proposal at the ACNB special meeting.

          The board of directors of ACNB unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, including the issuance of shares of ACNB common stock in connection with the merger, are in the best interests of ACNB and its shareholders. The board of directors of ACNB unanimously recommends that ACNB shareholders vote "FOR" the proposal to approve the issuance of shares of ACNB common stock in connection with the merger.

          The board of directors of FCBI unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, are in the best interests of FCBI and its stockholders. The board of directors of FCBI unanimously recommends that FCBI stockholders vote "FOR" the proposal to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement.

          FCBI stockholders have the right under Maryland law to dissent from the merger and to demand and receive a cash payment of a statutorily determined "fair value" of their FCBI common stock in the event that the merger is consummated. The statutorily determined "fair value" could be more or less than the value of the merger consideration. For more information regarding appraisal rights, refer to "Q: Are FCBI stockholders entitled to appraisal rights?" on page 4 and "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Appraisal Rights" beginning on page 113.

          All shareholders of ACNB and stockholders of FCBI are invited to attend the special meetings in person. However, whether or not you plan to attend the special meetings, please take the time to ensure your shares are voted by submitting a proxy, either by following the instructions for internet or telephone submission or by mailing the enclosed proxy card.

          Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The shares of ACNB common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

          Investing in ACNB common stock involves risks that are described in "Risk Factors" beginning on page 29.

          This joint proxy statement/prospectus is dated [    •    ], 2019, and is first being mailed to ACNB shareholders and FCBI stockholders on or about [    •    ], 2019.

HOW TO OBTAIN ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about ACNB that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at https://www.sec.gov or by writing or calling:

  ACNB Corporation
  16 Lincoln Square
  P.O. Box 3129
  Gettysburg, PA 17325
  Telephone Number (717) 334-3161
  Attention: Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer

        You will not be charged for any of these documents that you request. In order to obtain timely delivery of the documents, you must request the information no later than five business days before the date of ACNB's and FCBI's special meetings. Therefore, you must request the information no later than December 13, 2019.

        For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled "Where You Can Find More Information" on page 176 and "Incorporation of Certain Information by Reference" on page 177.

        All information concerning ACNB and its subsidiaries has been furnished by ACNB and all information concerning FCBI and its subsidiaries has been furnished by FCBI.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to the shareholders of ACNB and stockholders of FCBI nor the issuance of shares of ACNB common stock as contemplated by the reorganization agreement shall create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of ACNB Corporation will be held at 2:00 p.m., local time, on December 20, 2019, at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, Pennsylvania 17325, for the following purposes:

  1.
  To approve the issuance of shares of ACNB common stock in connection with the merger of Frederick County Bancorp, Inc. with and into ACNB South Acquisition Subsidiary, LLC, a wholly-owned subsidiary of ACNB, as contemplated by the Agreement and Plan of Reorganization, dated as of July 1, 2019, by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Frederick County Bancorp, Inc. and Frederick County Bank, all as described in the accompanying documents;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow ACNB to solicit additional votes in favor of issuance of shares of ACNB common stock in connection with the merger; and,

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The ACNB board of directors unanimously recommends that you vote "FOR" the proposal to approve the issuance of shares of ACNB common stock in connection with the merger and "FOR" the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.

        ACNB shareholders of record at the close of business on October 10, 2019 are entitled to vote at the ACNB special meeting and any adjournment or postponement of the special meeting.

        Your vote is important regardless of the number of shares you own. ACNB cannot complete the merger unless the issuance of shares of ACNB common stock in connection with the merger is approved by a majority of the votes cast at the ACNB special meeting.

        Whether or not you plan to attend the special meeting, the ACNB board of directors urges you to submit your proxy as soon as possible, either by following the internet or telephone instructions included in the attached materials or by completing, signing, dating and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors,
James P. Helt President & Chief Executive Officer

Gettysburg, Pennsylvania
[    •    ], 2019

Frederick County Bancorp, Inc.
9 North Market Street
Frederick, Maryland 21701

Notice of Special Meeting of Stockholders

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Frederick County Bancorp, Inc. will be held at 10:00 a.m., local time, on December 20, 2019 at Dutch's Daughter, 581 Himes Avenue, Frederick, Maryland 21703, for the following purposes:

  1.
  To approve and adopt the Agreement and Plan of Reorganization, dated as of July 1, 2019, by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Frederick County Bancorp, Inc. and Frederick County Bank which provides, among other things, for the merger of FCBI with and into ACNB South Acquisition Subsidiary, LLC, and the conversion of each share of FCBI common stock outstanding immediately prior to the merger into 0.9900 of a share of ACNB common stock, all as described in the accompanying documents, and the transactions in connection therewith;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of stockholders, if more time is needed, to allow FCBI to solicit additional votes in favor of the reorganization agreement; and

  3.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The FCBI board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the reorganization agreement and the merger and "FOR" the approval of the proposal to adjourn or postpone the special meeting, if necessary, as described in detail in the accompanying joint proxy statement/prospectus.

        FCBI stockholders of record at the close of business on October 10, 2019 are entitled to vote at the FCBI special meeting and any adjournment or postponement of the special meeting.

        Your vote is important regardless of the number of shares you own. FCBI cannot complete the merger unless the reorganization agreement is approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of FCBI common stock entitled to vote at the FCBI special meeting. If an FCBI stockholder does not vote by proxy or by attending the FCBI special meeting and voting in person, it will have the same effect as voting against the merger.

        Whether or not you plan to attend the special meeting, the FCBI board of directors urges you to submit your proxy as soon as possible, either by following the internet and telephone instructions included in the attached materials or by completing, signing, dating, and returning the enclosed proxy in the enclosed postage-paid envelope. Submitting your proxy will not prevent you from voting in person at the special meeting, but it will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are registered in street name, you will need to follow the instructions provided by your broker, and you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors,
William R. Talley, Jr.
President & Chief Executive Officer

Frederick, Maryland
[    •    ], 2019

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
You are receiving this document because ACNB and FCBI signed an Agreement and Plan of Reorganization, dated as of July 1, 2019, which provides, among other things, for the merger of FCBI with and into a subsidiary of ACNB, and the conversion of each share of FCBI common stock outstanding immediately prior to the consummation of the merger into 0.9900 of a share of ACNB common stock. A copy of the reorganization agreement is included in this joint proxy statement/prospectus as Annex A.

Q:
WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:
This document serves as both a proxy statement of ACNB and FCBI and a prospectus of ACNB. This document serves as a proxy statement because the ACNB and FCBI boards of directors are soliciting your proxy for use at the ACNB special meeting called to consider and vote upon the issuance of shares of ACNB common stock in connection with the merger as required by the listing requirements of Nasdaq or the FCBI special meeting called to consider and vote on the reorganization agreement and the merger. This document serves as a prospectus because ACNB is issuing shares of ACNB common stock to the stockholders of FCBI in exchange for their shares of FCBI common stock.

Q:
WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?

A:
Holders of ACNB common stock at the close of business on October 10, 2019, the record date for the ACNB special meeting, are entitled to receive notice of the ACNB special meeting and to vote their shares at the ACNB special meeting and any related adjournment or postponement.

  Holders of FCBI common stock at the close of business on October 10, 2019, the record date for the FCBI special meeting, are entitled to receive notice of the FCBI special meeting and to vote their shares at the FCBI special meeting and any related adjournment or postponement.

Q:
WHAT ITEMS OF BUSINESS WILL ACNB ASK ITS SHAREHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:
At the ACNB special meeting, shareholders are asked to vote in favor of the issuance of shares of ACNB common stock in connection with the merger. In addition, shareholders will be asked to vote in favor of a proposal to adjourn or postpone the ACNB special meeting, if necessary, to solicit additional proxies if ACNB has not received sufficient votes to approve the issuance of the shares of ACNB common stock in connection with the merger.

Q:
WHAT ITEMS OF BUSINESS WILL FCBI ASK ITS STOCKHOLDERS TO CONSIDER AT THE SPECIAL MEETING?

A:
At the FCBI special meeting, stockholders are asked to vote in favor of approval and adoption of the reorganization agreement and the merger with ACNB. In addition, stockholders will be asked to vote in favor of a proposal to adjourn or postpone the FCBI special meeting, if necessary, to solicit additional proxies if FCBI has not received sufficient votes to approve and adopt the reorganization agreement.

Q:
WHY IS MY VOTE IMPORTANT?

A:
The issuance of shares of ACNB common stock in connection with the merger must be approved by a majority of the votes cast at the ACNB special meeting on the proposal to approve the issuance of shares. If the shareholders of ACNB do not approve the issuance of shares in connection with the merger, ACNB will not be able to consummate the merger.

  The reorganization agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of FCBI common stock entitled to vote at the FCBI special meeting. The failure of a FCBI stockholder to vote, by proxy or in person, will have the same effect as a vote against the reorganization agreement and the merger. In addition, if you do not return your proxy card or vote your shares by telephone or over the internet at or before either the ACNB or FCBI special meeting, it will be more difficult for ACNB or FCBI to obtain the necessary quorum to hold the special meeting and, in the case of ACNB, to approve the issuance of shares of ACNB common stock in connection with the merger and, in the case of FCBI, to approve and adopt the reorganization agreement and the merger.

Q:
WHY ARE ACNB AND FCBI PROPOSING TO MERGE?

A:
FCBI believes that the proposed merger will provide FCBI stockholders with substantial benefits, and ACNB believes that the merger will further its strategic growth plans. As a larger company, ACNB can provide the capital and resources that FCBI needs to compete more effectively and to offer a broader array of products and services to better serve its customers. See "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—FCBI's Reasons for the Merger" beginning at page 74. The merger also involves certain risks, which are described under "Risk Factors" beginning on page 29.

Q:
WHAT DOES THE ACNB BOARD OF DIRECTORS RECOMMEND?

A:
The ACNB board of directors has unanimously approved the reorganization agreement and the merger, and believes that the merger is in the best interests of ACNB and its shareholders. Accordingly, the ACNB board of directors unanimously recommends that you vote "FOR" the proposal to approve the issuance of the shares of ACNB common stock in connection with the merger and "FOR" the approval of the proposal to adjourn or postpone the ACNB special meeting, if necessary.

Q:
WHAT DOES THE FCBI BOARD OF DIRECTORS RECOMMEND?

A:
The FCBI board of directors has unanimously approved the reorganization agreement and the merger, and believes that the merger is in the best interests of FCBI and its stockholders. Accordingly, the FCBI board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the reorganization agreement and the merger and "FOR" the approval of the proposal to adjourn or postpone the FCBI special meeting, if necessary.

Q:
WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:
FCBI and ACNB expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of ACNB shareholders and FCBI stockholders, and the approval of the applicable regulatory agencies. ACNB and FCBI anticipate this will occur late in the fourth quarter of 2019 or early in the first quarter of 2020. ACNB and FCBI cannot assure you that they will obtain the necessary ACNB shareholder or FCBI stockholder approval and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Q:
WHAT WILL FCBI STOCKHOLDERS RECEIVE IN THE MERGER?

A:
Under the reorganization agreement, each share of FCBI common stock will be converted into the right to receive 0.9900 of a share of ACNB common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification event regarding ACNB common stock before completion of the merger.

  ACNB will not issue any fractional shares of common stock. Rather, ACNB will pay cash (without interest) for any fractional share that a FCBI stockholder would have otherwise be entitled to receive in the merger. See "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger" beginning on page 52.

Q:
ARE THERE REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A:
Yes. The merger must be approved, or have approval waived, by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and approved by the Federal Deposit Insurance Corporation (the "FDIC"), the Pennsylvania Department of Banking and Securities, and the Commissioner of Financial Regulation for the State of Maryland (the "Maryland Commissioner"). As of the date of this joint proxy statement/prospectus, appropriate applications have been filed with these regulatory authorities.

  Furthermore, the merger will only be completed if neither ACNB nor FCBI is in material breach of any of its representations, warranties, or obligations under the reorganization agreement. The merger is also subject to the condition that ACNB and FCBI each receive an opinion from their respective counsel that the merger will be treated as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The merger is also subject to certain other specified conditions. See "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Terms of the Merger—Conditions to Merger" beginning on page 99.

Q:
WHAT VOTE IS REQUIRED BY ACNB SHAREHOLDERS TO APPROVE THE ISSUANCE OF SHARES OF ACNB COMMON STOCK?

A:
Under NASDAQ rules, ACNB shareholders must approve the issuance of shares of ACNB common stock in connection with the merger. In accordance with Pennsylvania Business Corporation Law (the "PBCL") and its articles of incorporation and bylaws, the affirmative vote of the holders of at least a majority of votes cast at the ACNB special meeting is necessary to approve issuance of the shares of ACNB common stock in connection with the merger.

Q:
WHAT VOTE IS REQUIRED BY FCBI STOCKHOLDERS TO APPROVE THE MERGER?

A:
FCBI stockholders must approve and adopt the reorganization agreement in accordance with Maryland General Corporation Law (the "MGCL") and its articles of incorporation and bylaws. The affirmative vote of the holders of at least two-thirds of the outstanding shares of FCBI common stock entitled to vote at the special meeting on the record date is necessary to approve and adopt the reorganization agreement.

Q:
WHY ARE ACNB SHAREHOLDERS VOTING TO APPROVE THE ISSUANCE OF SHARES OF ACNB COMMON STOCK IN THE MERGER?

A:
ACNB common stock is listed on The NASDAQ Capital Market. NASDAQ rules require ACNB shareholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed pursuant to the reorganization agreement, ACNB currently expects to issue to FCBI stockholders a maximum of 1,600,596 shares of ACNB common stock in connection with the merger, assuming the exercise of all outstanding options to purchase FCBI common stock. Accordingly, the aggregate number of shares of ACNB common stock that ACNB will issue in the merger will exceed 20% of the shares of ACNB common stock outstanding before such issuance, and for this reason, ACNB is seeking the approval of ACNB shareholders for the issuance of shares of ACNB common stock pursuant to the reorganization agreement.

Q:
ARE ACNB SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
No. Under Pennsylvania law, ACNB shareholders are not entitled to shareholder's rights of appraisal in the merger.

Q:
ARE FCBI STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
Yes. Maryland law provides FCBI stockholders with objecting stockholder's rights of appraisal in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To preserve your rights as an objecting stockholder, you must (i) deliver to FCBI a written objection to the merger at or before the special meeting of FCBI stockholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on ACNB for payment of the fair value of your stock, stating the number and class of shares for which you demand payment. Written objections should be addressed to FCBI's Corporate Secretary and sent to 9 North Market Street, Frederick, Maryland 21701. Your failure to follow exactly the procedures specified under Maryland law will result in the loss of your rights as an objecting stockholder. A copy of the sections of the MGCL pertaining to objecting stockholder's rights of appraisal is provided as Annex D to this joint proxy statement/prospectus. See "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Appraisal Rights" beginning on page 113.

  You also are encouraged to consult with your own legal advisor as to your appraisal rights under Maryland law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights and your ability to receive cash for the fair value of your common stock of FCBI.

Q:
WHAT DO I NEED TO DO NOW?

A:
After you have carefully read these materials, you can submit your proxy by following the internet or telephone instructions included in the following materials and on your proxy card. Alternatively, indicate on the enclosed proxy card how you want to vote your shares of either ACNB or FCBI. Then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at either the ACNB or FCBI special meeting.

Q:
SHOULD FCBI STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. FCBI stockholders should not send in their stock certificates at this time. FCBI stockholders will receive instructions from the exchange agent in the future. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Terms of the Merger—Exchange Procedures" beginning on page 89.

  Please do not send any stock certificates to ACNB, FCBI, or the exchange agent until you receive instructions.

Q:
HOW WILL MY SHARES BE VOTED?

A:
If you are a holder of record and submit a valid proxy, the persons named as proxies will vote your shares of ACNB or FCBI common stock at the special meetings as you direct. If an ACNB shareholder submits a valid proxy but does not indicate how he or she wants the shares voted, the persons named as proxies will vote such shares (i) "FOR" approval of the issuance of the shares of ACNB common stock in connection with the merger and (ii) "FOR" the proposal, if necessary, to adjourn or postpone the ACNB special meeting to solicit additional votes in favor of the issuance of ACNB common stock in connection with the merger.

  If an FCBI stockholder submits a valid proxy but does not indicate how he or she wants the shares voted, the persons named as proxies will vote such shares (i) "FOR" approval and adoption of the reorganization agreement and (ii) "FOR" the proposal, if necessary, to adjourn or postpone the FCBI special meeting to solicit additional votes in favor of the reorganization agreement.

Q:
CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:
Yes. There are three ways for you to revoke your proxy and change your vote:

1.
You may submit a later dated proxy before the ACNB or FCBI special meeting.

2.
You may revoke your proxy by written notice delivered at any time prior to the votes relating to the merger including delivery at the special meeting of shareholders or stockholders. ACNB shareholders should deliver this notice to Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer. FCBI stockholders should deliver this notice to the Corporate Secretary.

3.
You may attend the ACNB or FCBI special meeting and vote in person.

  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If your shares are held in street name, you will need a proxy from your broker or nominee in order to vote in person at either the ACNB special meeting or the FCBI special meeting.

Q:
WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FCBI STOCKHOLDERS?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the holders of FCBI common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of FCBI common stock for shares of ACNB common stock in the merger, except with respect to any cash received in lieu of fractional shares of ACNB common stock. FCBI stockholders will recognize a gain or loss in connection with cash received in lieu of fractional shares of ACNB common stock. This tax treatment may not apply to all FCBI stockholders.

  It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that FCBI receive the opinion of its special tax counsel, Miles & Stockbridge P.C., substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and FCBI), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable and, in such case, ACNB and FCBI will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

  ACNB and FCBI urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page109.

Q:
WHAT HAPPENS IF MY STOCK CERTIFICATES ARE HELD IN "STREET NAME" BY MY BROKER, BANK, OR OTHER NOMINEE?

A:
Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q:
WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

A:
If you have questions about your special meeting or if you need additional copies of this document, you should contact:

For ACNB Shareholders	For FCBI Stockholders
Lynda L. Glass	Crystal L. Wiles
Executive Vice President/Secretary & Chief Governance Officer	Senior Vice President, Chief Financial Officer & Corporate Secretary
16 Lincoln Square	Frederick County Bancorp, Inc.
P.O. Box 3129	9 North Market Street
Gettysburg, PA 17325	Frederick, MD 21701
(717) 334-3161	(301) 620-1400

SUMMARY

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the proposed transaction. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Special Meetings of Shareholders and Stockholders

ACNB special meeting of shareholders to be held December 20, 2019 (see page 47).

        ACNB will hold a special meeting of shareholders on December 20, 2019, at 2:00 p.m., local time, at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, Pennsylvania 17325.

FCBI special meeting of stockholders to be held December 20, 2019 (see page 50).

        FCBI will hold a special meeting of stockholders on December 20, 2019, at 10:00 a.m., local time, at Dutch's Daughter, 581 Himes Avenue, Frederick, Maryland 21703.

ACNB record date set at October 10, 2019; one vote per share of ACNB common stock (see page 47).

        If you owned shares of ACNB common stock at the close of business on October 10, 2019, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of ACNB common stock you owned on October 10, 2019. On October 10, 2019, there were 7,074,539 shares of ACNB common stock outstanding.

FCBI record date set at October 10, 2019; one vote per share of FCBI common stock (see page 50).

        If you owned shares of FCBI common stock at the close of business on October 10, 2019, you are entitled to notice of, and to vote at, the special meeting of stockholders. You will have one vote at the special meeting for each share of FCBI common stock you owned on October 10, 2019. On October 10, 2019, there were 1,605,364 shares of FCBI common stock outstanding.

The Companies

  ACNB Corporation
  16 Lincoln Square
  Gettysburg, PA 17325
  (717) 334-3161

        ACNB Corporation, with assets of $1.7 billion as of June 30, 2019, is the financial holding company for ACNB Bank and Russell Insurance Group, Inc. ACNB stock is quoted on The NASDAQ Capital Market under the symbol "ACNB." For more information, visit the ACNB website at www.investor.acnb.com. The information on ACNB's website is not incorporated into this joint proxy statement/prospectus.

  Frederick County Bancorp, Inc.
  9 North Market Street
  Frederick, MD 21701
  (301) 620-1400

        Frederick County Bancorp, Inc., with assets of $455 million as of June 30, 2019, is the financial holding company for Frederick County Bank. FCBI stock is quoted on the OTC Pink Market under the symbol "FCBI." For more information, visit the Frederick County Bank website at www.fcbmd.com. The information on Frederick County Bank's website is not incorporated into this joint proxy statement/prospectus.

We propose that FCBI merge into a wholly-owned subsidiary of ACNB (see page 52).

        Under the terms of the reorganization agreement, ACNB will acquire FCBI by merging FCBI with and into a wholly-owned subsidiary of ACNB. FCBI will cease to exist as a separate entity. Following the merger, Frederick County Bank will merge with and into ACNB Bank. A copy of the reorganization agreement is attached to this document as Annex A and a copy of the bank plan of merger is attached to the reorganization agreement as Exhibit F.

FCBI stockholders will receive 0.9900 of a share of ACNB common stock for each share of FCBI common stock (see page 88).

        If the merger is completed, each share of FCBI common stock will be converted into the right to receive 0.9900 of a share of ACNB common stock. The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, or common stock reclassification event regarding ACNB common stock before completion of the merger. FCBI stockholders will also receive cash instead of any fractional shares they would have otherwise received in the merger. ACNB estimates that it will issue a maximum of approximately 1,600,596 shares of ACNB common stock, $2.50 par value per share, in the merger, assuming the exercise of all outstanding options to purchase FCBI common stock.

        As a result, ACNB estimates that continuing ACNB shareholders will own approximately 81.5% of the issued and outstanding common shares of the combined company and that former FCBI stockholders will own approximately 18.5% of the issued and outstanding common shares of the combined company.

ACNB's board of directors has received an opinion from its financial advisor regarding the fairness of the exchange ratio to ACNB (see page 62).

        In connection with the merger, the board of directors of ACNB received a written opinion from ACNB's financial advisor, Boenning & Scattergood, Inc. ("Boenning"), as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to ACNB. The full text of the opinion of Boenning, dated July 1, 2019, is included in this document as Annex B. ACNB encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Boenning. The opinion of Boenning is directed to ACNB's board of directors and does not constitute a recommendation to any shareholder of ACNB as to how to vote with respect to the issuance of shares of ACNB common stock in connection with the merger, or any other matter relating to the proposed merger.

FCBI's board of directors has received an opinion from its financial advisor regarding the fairness, from a financial point of view, of the merger consideration to be received by the holders of FCBI common stock (see page 76).

        In connection with the merger, the board of directors of FCBI received a written opinion from FCBI's financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by the holders of FCBI common stock. The full text of the opinion of Sandler O'Neill, dated July 1, 2019, is included in this document as Annex C. FCBI encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Sandler O'Neill. The opinion of Sandler O'Neill is directed to

FCBI's board of directors and does not constitute a recommendation to any stockholder of FCBI as to how to vote with respect to the merger or any other matter relating to the proposed merger.

ACNB shareholder vote required (see page 48).

        Approval of the Issuance of Shares.    In accordance with ACNB's bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the special meeting is required to approve the issuance of shares of ACNB common stock in connection with the merger.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    In accordance with ACNB's bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the issuance of shares of ACNB common stock in connection with the merger.

        Each holder of shares of ACNB common stock outstanding on the record date will be entitled to one vote for each share held of record. Brokers who hold ACNB common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the issuance of shares of ACNB common stock in connection with the merger.

ACNB directors and executive officers are expected to vote in favor of the issuance of shares (see page 48).

        The directors and executive officers of ACNB are expected to vote all shares of ACNB common stock that they own on the record date in favor of the issuance of the shares of ACNB common stock in connection with the merger. These persons own approximately 284,535 shares of ACNB common stock, or approximately 4.02% of the outstanding shares of ACNB common stock.

FCBI stockholder vote required (see page 50).

        Approval and Adoption of the Reorganization Agreement.    The affirmative vote, in person or by proxy, of at least two-thirds of the shares of FCBI common stock outstanding on the record date is required to approve and adopt the reorganization agreement and the merger.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    In accordance with FCBI's bylaws, the affirmative vote of a majority of FCBI shares represented, in person or by proxy, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the reorganization agreement and the merger.

        Each holder of shares of FCBI common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the reorganization agreement is a percentage of all outstanding shares of FCBI common stock. Therefore, abstentions will have the same effect as a vote against the reorganization agreement and the merger. Brokers who hold FCBI common stock as nominees on your behalf will not have authority to vote your shares with respect to the reorganization agreement and the merger or the proposal to adjourn or postpone the FCBI special meeting unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the reorganization agreement and the merger.

Certain current and former FCBI directors and executive officers have agreed to vote in favor of the merger (see page 108).

        On October 10, 2019, the directors and executive officers of FCBI had sole or shared voting power over 300,871 shares, or 18.74%, of the outstanding shares of FCBI common stock. These directors, certain executive officers of FCBI, and a former director and executive officer of FCBI having voting power over 29.3% of the outstanding shares of FCBI common stock have agreed with ACNB to vote these shares of FCBI common stock in favor of approving and adopting the reorganization agreement and the merger.

ACNB and FCBI directors and executive officers may have interests in the merger that differ from your interests (see page 105).

        In considering the information contained in this joint proxy statement/prospectus, you should be aware that ACNB's and FCBI's directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of ACNB shareholders or FCBI stockholders generally. These interests include, among other things:

  •
  William R. Talley, Jr., President and Chief Executive Officer of FCBI, will receive a consulting agreement for at least 18 months after the merger;

  •
  the right of certain executive officers to receive cash severance under their employment agreements with FCBI if their employment is terminated after the merger;

  •
  FCBI may award retention bonuses to certain employees;

  •
  Mr. Talley will become vested in an ongoing life insurance arrangement with a $100,000 death benefit;

  •
  the right to continued indemnification and liability insurance coverage for FCBI's current directors by ACNB after the merger for acts or omissions occurring before the merger; and,

  •
  the appointment of Kimberly S. Chaney, Chair of FCBI's board of directors, to ACNB's and ACNB Bank's boards of directors following completion of the merger, and any related compensation for such services.

        None of ACNB's executives and employees will receive change in control related payments or benefits since the merger does not constitute a "change in control" for purposes of ACNB's employment agreements, change in control agreements, or other agreements or plans.

        ACNB's and FCBI's board of directors was aware of these interests and considered them in approving and recommending the reorganization agreement. These and certain other additional interests of ACNB's and FCBI's directors and executive officers are described in detail in "Proposal 1—Issuance of ACNB Common Stock and the Merger—Interests of Directors and Executive Officers in the Merger" beginning at page 105. These circumstances may cause some of ACNB's and FCBI's directors and executive officers to view the proposed merger differently than you view it.

ACNB and FCBI must obtain regulatory approval and satisfy other conditions before the merger is complete (see page 99).

        ACNB's and FCBI's obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve Board, the FDIC, the Pennsylvania Department of Banking and Securities, and the Maryland Commissioner. As of the date of this document, appropriate applications for approval have been filed. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Terms of the Merger—Conditions to Merger."

Amendment or termination of the reorganization agreement is possible (see page 101).

        ACNB and FCBI can agree to amend the reorganization agreement in any way, except that, after approval by FCBI stockholders at its special meeting, ACNB and FCBI cannot change the amount of merger consideration FCBI stockholders will receive in the transaction from what is provided in the reorganization agreement.

        ACNB and FCBI may agree to terminate the reorganization agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the reorganization agreement in certain circumstances. This includes, among others, the failure to complete the merger by June 30, 2020, unless the terminating company's breach is the reason the merger has not been completed. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Terms of the Merger—Termination."

Rights of FCBI stockholders differ from those of ACNB shareholders (see page 166).

        When the merger is complete, FCBI stockholders who receive shares of ACNB common stock will become ACNB shareholders by operation of law. The rights of FCBI stockholders differ from the rights of ACNB shareholders in certain important ways. Many of these differences have to do with provisions in FCBI's articles of incorporation and bylaws that differ from those of ACNB. See "Comparison of Shareholders' Rights."

Material U.S. federal income tax consequences of the merger (see page 109).

        The merger is intended to qualify as a tax free "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, FCBI stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of FCBI common stock for shares of ACNB common stock in the merger, except with respect to any cash received in lieu of fractional shares of ACNB common stock. FCBI stockholders will recognize gain or loss in connection with cash received in lieu of fractional shares of ACNB. This tax treatment may not apply to all FCBI stockholders.

        It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that FCBI receive the opinion of its special tax counsel, Miles & Stockbridge P.C., substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and FCBI), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable and, in such case, ACNB and FCBI will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material.

        ACNB and FCBI urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 109.

FCBI stockholders are entitled to appraisal rights (see page 113).

        FCBI stockholders may object to the merger and, upon complying with the requirements of Maryland law, receive cash in the amount of the fair value of their shares instead of shares of ACNB common stock specified in the reorganization agreement. A copy of the section of the MGCL pertaining to objecting stockholders' rights of appraisal is attached as Annex D to this joint proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. The failure to comply with the statute exactly will result in the loss of your rights as an objecting stockholder.

Maintenance of Frederick County Bank identity after the merger (see page 99).

        For at least two years after the effective time of the merger, the former Frederick County Bank branches will operate under the name "FCB Bank, a division of ACNB Bank" unless the board of directors of ACNB shall determine otherwise upon approval of at least 66% of the ACNB board of directors.

Market Price and Dividend Information

ACNB

        As of October 10, 2019, there were 7,074,539 shares of ACNB common stock held by approximately 2,244 shareholders of record. The number of shareholders does not reflect the number of investors holding stock in nominee name through banks, brokerage firms, and others.

        ACNB common stock trades on The NASDAQ Capital Market under the symbol "ACNB."

        On July 1, 2019, the last full trading day before the public announcement of the execution of the reorganization agreement, and on October 10, 2019, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for ACNB common stock were as follows:

	July 1, 2019			October 10, 2019
	High	Low	Closing	High	Low	Closing
ACNB Common Stock	$38.95	$37.41	$38.59	$34.45	$33.75	$33.75

        Holders of ACNB common stock are entitled to dividends as and when declared by the ACNB board of directors out of funds legally available for the payment of dividends.

FCBI

        As of October 10, 2019, there were 1,605,634 shares of FCBI common stock held by approximately 561 shareholders of record.

        FCBI common stock is quoted on the OTC Pink Market maintained by OTC Market Groups, Inc. under the symbol "FCBI." Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTC Markets Group is an electronic, screen-based market which imposes considerably less stringent listing standards than The NASDAQ Capital Market.

        On July 1, 2019, the last full trading day before the public announcement of the execution of the reorganization agreement, and on October 10, 2019, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for FCBI common stock were as follows:

	July 1, 2019			October 10, 2019
	High	Low	Closing	High	Low	Closing
FCBI Common Stock	$27.00	$27.00	$27.00	$33.89	$33.89	$33.89

        Under the reorganization agreement, FCBI is prohibited from paying any dividend or distribution to its stockholders before the effectiveness of the merger, other than its regular quarterly dividend of $0.08 per share, without the prior written consent of ACNB. FCBI's ability to pay dividends is also subject to state and federal laws and regulations.

Comparative Market Value

        The following table sets forth the market value per share of ACNB and FCBI common stock and the equivalent market value per share of FCBI common stock on July 1, 2019 (the last trading day prior to the date of the public announcement of the merger) and October 10, 2019 (the latest practicable trading day prior to the date of this document). The equivalent market value is based upon the exchange ratio of 0.9900 of a share of ACNB common stock multiplied by the closing sales price of ACNB common stock on the specified date.

	ACNB Historical	FCBI Historical	FCBI Equivalent Market Value
July 1, 2019	$38.59	$27.00	$38.20
October 10, 2019	$33.75	$33.89	$33.41

Adjournment or Postponement Proposal (Page 175)

        You are being asked to approve a proposal to grant ACNB and FCBI discretionary authority to adjourn or postpone the special meetings, if necessary, to solicit additional proxies in the event there are insufficient votes, in the case of ACNB, to approve the issuance of shares of ACNB common stock in connection with the merger and, in the case of FCBI, to approve and adopt the reorganization agreement and the merger.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        Presented below for ACNB and FCBI are comparative historical and unaudited pro forma equivalent per share financial data for the year ended December 31, 2018, and as of and for the six months ended June 30, 2019. The information presented below should be read together with the historical consolidated financial statements of ACNB and FCBI, including the related notes. The FCBI financial statements are included in this joint proxy statement/prospectus beginning on page F-1. The ACNB financial statements are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 176. The per share data is not necessarily indicative of the operating results that FCBI would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

        The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2018 or June 30, 2019 in the case of the book value data, and as if the merger had been effective as of January 1, 2018 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of FCBI into ACNB's consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2018.

        The FCBI pro forma equivalent per share amounts are calculated by multiplying the ACNB pro forma combined book value per share, cash dividends per share and net income per share by the exchange ratio of 0.9900 so that the per share amounts equate to the respective values for one share of FCBI common stock. The unaudited pro forma ACNB per share equivalents are calculated by combining the ACNB historical share amounts with pro forma amounts from FCBI, assuming the exchange ratio of 0.9900.

        You should read the information below in conjunction with the selected consolidated historical financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of ACNB and FCBI and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See "Selected Financial and Other Data of ACNB", "Selected Financial and Other Data of FCBI" and "Where You Can Find More Information" beginning on pages 17, 18 and 176, respectively. The unaudited pro forma combined per share data and the unaudited pro forma combined per share equivalent data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See "Unaudited Pro Forma Combined Consolidated Financial Data" beginning on page 20, which are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of ACNB and the related notes included in ACNB's Annual Report on Form 10-K for the year ended December 31, 2018 and the historical unaudited interim consolidated financial statements and related notes included in ACNB's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, each of which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of FCBI for the year ended December 31, 2018 and the historical unaudited interim consolidated financial statements and related notes included for the quarterly period ended June 30, 2019, each of which is included in this joint proxy statement/prospectus beginning on page F-1.

 Unaudited Pro Forma Per Share Data
For The Six Months Ended June 30, 2019
($ in Thousands, Except Per Share Data)

	ACNB Historical	FCBI Historical	Pro Forma Combined(1)(2)(3)	Pro Forma Equivalent FCBI Share(4)
For The Six Months Ended June 30, 2019:
Earnings per share
Net income per share (Basic)	$1.75	$0.67	$1.61	$1.60
Net income per share (Diluted)	$1.75	$0.65	$1.61	$1.60
Cash Dividends Per Share	$0.48	$0.16	$0.48	$0.48
Book Value per common share as of June 30, 2019	$25.59	$23.51	$27.49	$27.22
Tangible Book Value per common share as of June 30, 2019	$22.15	$23.51	$20.88	$20.67

Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2018
($ in Thousands, Except Per Share Data)

	ACNB Historical	FCBI Historical	Pro Forma Combined(1)(2)(3)	Pro Forma Equivalent FCBI Share(4)
Earnings per share:
For the year ended December 31, 2018
Net income per share (Basic)	$3.09	$1.95	$3.00	$2.97
Net income per share (Diluted)	$3.09	$1.88	$3.00	$2.97
Cash Dividends Per Share	$0.89	$0.34	$0.89	$0.88
Book Value per common share as of December 31, 2018	$23.86	$23.06	$25.91	$25.65
Tangible Book Value per common share as of December 31, 2018	$20.46	$23.06	$19.31	$19.12

(1)
The pro forma combined basic earnings and diluted earnings per share of ACNB common stock is based on the pro forma combined net income for ACNB and FCBI divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of FCBI and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed.

(2)
The pro forma earnings does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. ACNB and FCBI currently anticipates potential annual pre-tax cost savings following the merger will be approximately $4.7 million, with 65% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.

(3)
The pro forma combined book value and tangible book value per share data does include the impact of merger-related expenses. Such expenses are currently estimated to consist of FCBI after-tax charges currently of $6.5 million and ACNB after-tax estimated charges of $5.4 million.

  The pro forma combined book value and tangible book value per share of ACNB common stock is based on the pro forma combined common stockholders' equity of ACNB and FCBI divided by total pro forma common shares of the combined entity.

(4)
Pro forma equivalent FCBI per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.9900 in accordance with the reorganization agreement.

SELECTED FINANCIAL AND OTHER DATA OF ACNB

        The following summary presents Selected Consolidated Financial Data of ACNB as of and for the periods indicated. The financial data as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 has been derived from ACNB's audited consolidated financial statements. The financial data as of and for the six months ended June 30, 2019 and 2018 has been derived from ACNB's unaudited consolidated financial statements. The information as of and for the six months ended June 30, 2019 and 2018 is unaudited and reflects only normal recurring adjustments that are, in the opinion of ACNB's management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results to be achieved by ACNB for all of 2019 or for any other period.

	Six Months ended June 30,		Years ended December 31,
Dollars in thousands, except per share amounts	2019	2018	2018	2017	2016	2015	2014
INCOME STATEMENT DATA
Interest income	$34,340	$31,119	$64,494	$51,785	$40,500	$39,464	$37,526
Interest expense	4,705	3,466	7,399	5,433	3,934	3,858	3,646

Net interest income	29,635	27,653	57,095	46,352	36,566	35,606	33,880
Provision for loan losses	275	570	1,620	—	—	—	150

Net interest income after provision for loan losses	29,360	27,083	55,475	46,352	36,566	35,606	33,730
Other income	8,760	8,029	15,948	14,149	13,208	12,406	11,904
Other expenses	22,946	22,237	44,703	44,079	35,137	33,234	32,264

Income before income taxes	15,174	12,875	26,720	16,422	14,637	14,778	13,370
Applicable income taxes	2,844	2,455	4,972	6,634	3,768	3,761	3,080
Net income	$12,330	$10,420	$21,748	$9,788	$10,869	$11,017	$10,290

PER SHARE DATA
Earnings per share—basic	$1.75	$1.48	$3.09	$1.50	$1.80	$1.83	$1.71
Cash dividends paid	$0.48	$0.43	$0.89	$0.80	$0.80	$0.80	$0.77
Book value per share	$25.59	$22.77	$23.86	$21.92	$19.80	$18.99	$18.29
Common shares outstanding-weighted average	7,049,857	7,030,441	7,035,818	6,543,756	6,051,579	6,026,224	6,002,240
FINANCIAL CONDITION
Assets	$1,679,305	$1,623,342	$1,647,724	$1,595,432	$1,206,320	$1,147,925	$1,089,808
Securities	202,435	194,085	190,835	203,880	198,558	197,235	191,346
Loans, net	1,265,207	1,233,655	1,288,501	1,230,194	893,716	838,213	784,100
Deposits	1,377,277	1,333,975	1,348,092	1,298,492	967,621	912,980	844,876
Borrowings	102,425	116,234	118,164	131,508	108,840	111,702	126,636
Stockholders' equity	180,884	160,307	168,137	153,966	120,061	114,715	110,022
SELECTED RATIOS
Return on average assets	1.50%	1.31%	1.34%	0.69%	0.93%	0.99%	0.97%
Return on average equity	14.37%	13.49%	13.62%	7.12%	9.17%	9.77%	9.32%
Average equity to average assets	10.45%	9.75%	9.85%	9.69%	10.10%	10.10%	10.43%
Loans to deposits	92.88%	93.46%	96.62%	95.82%	93.83%	93.43%	94.60%
Dividend payout ratio	27.43%	29.05%	28.79%	53.46%	44.53%	43.75%	44.92%

 SELECTED FINANCIAL AND OTHER DATA OF FCBI

        The following summary presents Selected Consolidated Financial Data of FCBI as of and for each of the five years ended December 31, 2018 (which has been derived from FCBI's audited consolidated financial statement), and as of and for the six months ended June 30, 2019 and 2018. You should read this table together with the historical consolidated financial information contained in FCBI's consolidated financial statements and related notes which are included as part of this joint proxy statement/prospectus. Information for the six months ended June 30, 2019 and 2018 is derived from FCBI's unaudited interim financial statements and has been prepared on the same basis as its audited financial statements and includes, in the opinion of FCBI's management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six months ended June 30, 2019 do not necessarily indicate the results which may be expected for any future period or for the full year.

	Six Months ended June 30,
			Years ended December 31,
(dollars in thousands, except per share amounts)
	2019	2018	2018	2017	2016	2015	2014
Summary of Operating Results:
Total interest income	$8,760	$8,366	$17,031	$15,109	$13,853	$13,172	$13,022
Total interest expense	1,988	1,286	2,779	1,789	1,441	1,601	1,683

Net interest income	6,772	7,080	14,252	13,320	12,412	11,571	11,339
Provision (recovery of) for loan losses	—	(512)	(442)	645	850	(178)	—

Net interest income after provision for loan losses	6,772	7,592	14,694	12,675	11,562	11,749	11,339
Securities gains (losses)	—	1	(9)	416	51	98	—
Change in value of equity securities	(11)	34	2	—	—	—	—
Gain on sales of loans	182	166	370	439	252	729	285
(Loss) gain on foreclosed properties	—	12	12	(34)	34	131	(37)
Bank owned life insurance	134	101	226	211	223	231	240
Other noninterest income	337	272	572	456	338	371	341
Service fees	161	191	413	380	360	366	336
Noninterest expenses	6,214	6,040	12,278	11,051	11,035	10,576	10,008

Income before provision for income taxes	1,361	2,329	4,002	3,492	1,785	3,099	2,496
Provision for income taxes	331	616	1,041	1,442	528	995	782

Net income	1,030	1,713	2,961	2,050	1,257	2,104	1,714
Other comprehensive income (loss), net of taxes	363	(295)	(145)	(136)	545	(75)	569

Comprehensive income	$1,393	$1,418	$2,816	$1,914	$1,802	$2,029	$2,283

Per Share Data:
Basic earnings	$0.67	$1.14	$1.95	$1.37	$0.85	$1.43	$1.16
Diluted earnings	$0.65	$1.09	$1.88	$1.32	$0.82	$1.36	$1.12
Dividends declared	$0.16	$0.18	$0.34	$0.30	$0.28	$0.28	$0.28
Book value at period-end	$23.51	$22.39	$23.06	$21.85	$20.89	$20.03	$18.92
Shares outstanding at period-end	1,578,064	1,530,877	1,541,737	1,493,044	1,491,844	1,475,929	1,475,154
Weighted average shares outstanding:
Basic	1,547,259	1,507,078	1,520,817	1,492,792	1,486,502	1,475,569	1,474,026
Diluted	1,581,767	1,570,014	1,574,817	1,551,807	1,542,119	1,543,502	1,528,678
Financial Condition:
Assets	$455,373	$424,780	$418,588	$405,796	$378,753	$350,542	$343,116
Investments	26,794	25,208	23,537	27,112	26,331	25,992	25,995
Loans	350,952	326,344	339,729	322,156	306,242	278,950	262,525
Deposits	384,763	354,892	352,373	332,005	321,952	295,632	284,985

	Six Months ended June 30,
			Years ended December 31,
(dollars in thousands, except per share amounts)
	2019	2018	2018	2017	2016	2015	2014
Short-term borrowings	3,450	3,450	3,450	4,200	3,300	3,300	3,300
FHLB advances	20,000	24,900	20,000	29,700	15,000	15,000	20,000
Junior subordinated debentures	6,186	6,186	6,186	6,186	6,186	6,186	6,186
Shareholders' equity	37,106	34,282	35,555	32,621	31,161	29,556	27,914
Selected Ratios:
Return on average assets	0.47%	0.82%	0.70%	0.52%	0.34%	0.60%	0.52%
Return on average shareholders' equity	5.66%	10.21%	8.64%	6.34%	4.09%	7.31%	6.28%
Allowance for loan losses to total loans	0.99%	1.02%	1.01%	1.01%	1.22%	1.10%	1.28%
Nonperforming assets to total loans and foreclosed	0.11%	0.87%	0.62%	1.77%	2.42%	2.11%	2.12%
Nonperforming assets to total assets	0.83%	0.67%	0.50%	1.41%	1.96%	1.68%	1.63%
Ratio of net (recoveries) charge-offs to average loans	(0.02)%	(0.18)%	(0.18)%	0.36%	0.06%	0.05%	0.02%
Average equity to average assets	8.36%	8.03%	8.12%	8.16%	8.39%	8.24%	8.22%
Tier 1 capital to risk-weighted assets	10.88%	11.23%	11.02%	10.35%	10.35%	11.58%	11.85%
Total capital to risk-weighted assets	11.76%	12.15%	11.93%	11.23%	11.40%	12.57%	13.02%

 UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to ACNB proposed acquisition of FCBI. Under this method, FCBI's assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of ACNB. Any difference between the purchase price for FCBI and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by ACNB in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of ACNB issued after the acquisition will reflect the results attributable to the acquired operations of FCBI beginning on the date of completion of the acquisition.

        The following unaudited pro forma combined consolidated balance sheet as of June 30, 2019 combines the historical financial statements of ACNB and FCBI. The unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on June 30, 2019 with respect to the balance sheet, and at the beginning of the period for the six months ended June 30, 2019 and for the year ended December 31, 2018, with respect to the statement of income for the year. The unaudited pro forma consolidated financial statements were prepared with ACNB as the acquirer and FCBI as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by ACNB to complete the acquisition of FCBI will be allocated to FCBI's assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the acquisition announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of FCBI's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact ACNB's consolidated statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to FCBI shareholders' equity, including results of operations from June 30, 2019 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for ACNB common stock of $39.57, which represents the closing price of ACNB common stock on June 28, 2019.

        The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. FCBI and ACNB are currently in the process of assessing the two companies' personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either FCBI or ACNB and certain service providers. The pro forma combined basic earnings and diluted earnings per share of ACNB common stock is based on the pro forma combined net income per common share for FCBI and ACNB divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of FCBI and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger-related expenses on the balance sheet with FCBI's after-tax charges currently estimated at $1.1 million, illustrated as a pro forma fair value liability accrual, and ACNB's after-tax estimated charges of $5.4 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value and tangible book value of ACNB common stock is based on the pro forma combined common stockholders' equity of FCBI and ACNB divided by total pro forma common shares of the combined entities.

        Certain reclassification adjustments have been made to FCBI's unaudited pro forma financial statements to conform to ACNB's financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both FCBI and ACNB that have been included in or incorporated by reference into this joint proxy statement/prospectus.

        The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of ACNB common stock or the actual or future results of operations of ACNB for any period. Actual results may be materially different than the pro forma information presented.

 Unaudited Combined Pro Forma Balance Sheets as of June 30, 2019
($ In Thousands, Except Per Share Data)

	ACNB Bancorp, Inc.	Frederick County Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$18,216	$2,652	$(1,048	)(1)(9)	$19,820
Interest bearing deposits with banks	58,390	51,826	—		110,216

Total Cash and Cash equivalents	76,606	54,478	(1,048)		130,036
Equity securities with readily determinable fair values	2,001	375	—		2,376
Debt securities available for sale	175,712	24,427	—	(4)	200,139
Securities held to maturity	24,722	—	—		24,722
Loans held for sale	3,009	1,635	—		4,644
Loans	1,279,264	350,952	(10,532	)(5)	1,619,684
Allowance for loan losses	14,057	3,487	(3,487	)(6)	14,057

Loans, net of allowance for loan losses	1,265,207	347,465	(7,045)		1,605,627

Premises and equipment	25,627	9,088	(600	)(9)	34,115
Right of use asset	3,711	2,750	—		6,461
Restricted investment in bank stocks	4,202	1,992	—		6,194
Investment in bank-owned life insurance	50,076	10,762	—		60,838
Investments in low-income housing partnerships	1,689	—	—		1,689
Goodwill	19,580	—	28,644	(1)	48,224
Intangible assets	4,735	—	4,170	(3)	8,905
Foreclosed assets held for resale	—	200	(50	)(11)	150
Other assets	22,428	2,201	1,942	(10)(13)	26,571

Total Assets	$1,679,305	$455,373	$26,013		$2,160,691

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$305,353	$112,595	$—		$417,948
Interest bearing	1,071,924	272,168	(355	)(7)	1,343,737

Total Deposits	1,377,277	384,763	(355)		1,761,685
Short-term borrowings	24,137	23,450	—		47,587
Long-term borrowings	78,288	6,186	(908	)(12)	83,566
Lease liability	3,711	2,842	—		6,553
Other liabilities	15,008	1,026	7,937	(8)	23,971

Total Liabilities	1,498,421	418,267	6,674		1,923,362

STOCKHOLDERS' EQUITY
Preferred stock, $2.50 par value; 20,000,000 shares authorized; no shares outstanding	—	—	—		—
Common stock	17,831	16	3,890	(1)(2)	21,737
Treasury stock	(728)	—	—		(728)
Additional paid-in capital	39,264	16,440	41,474	(2)	97,178
Retained earnings	130,809	20,572	(25,947	)(2)(8)	125,434
Accumulated other comprehensive loss	(6,292)	78	(78	)(2)	(6,292)

Total Stockholders' Equity	180,884	37,106	19,339		237,329

Total Liabilities and Stockholders' Equity	$1,679,305	$455,373	$26,013		$2,160,691

Per Share Data
Common Shares Outstanding	7,069,859	1,578,064	(15,781	)(1)	8,632,142
Book Value per Share	$25.59	$23.51			$27.49
Tangible Book Value per Share	$22.15	$23.51			$20.88

 Unaudited Pro Forma Combined Statement of Operations for six months ended 6/30/2019
($ In Thousands, Except Per Share Data)

	ACNB Bancorp, Inc.	Frederick County Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans, including fees	$31,706	$7,922	$1,206	(5)	$40,834
Securities	2,256	371	(7	)(4)	2,620
Other	378	467	—		845

Total Interest Income	34,340	8,760	1,199		44,299

INTEREST EXPENSE
Deposits	3,656	1,535	101	(7)	5,292
Short-term borrowings	52	319	—		371
Long-term borrowings	997	134	16	(12)	1,147

Total Interest Expense	4,705	1,988	117		6,810

Net Interest Income	29,635	6,772	1,082		37,489

PROVISION FOR LOAN LOSSES	275	—	—		275

Net Interest Income after Provision for Loan Losses	29,360	6,772	1,082		37,214

OTHER INCOME
Service charges on deposit accounts	1,884	161	—		2,045
Income from fiduciary, investment management and brokerage activities	1,190	—	—		1,190
Earnings on investment in bank-owned life insurance	573	134	—		707
Net gains (losses) on equity securities	162	(11)	—		151
Service charges on ATM and debit card transactions	1,173	34	—		1,207
Commissions from insurance sales	3,234	—	—		3,234
Other	544	485	—		1,029

Total Other Income	8,760	803	—		9,563

OTHER EXPENSES
Salaries and employee benefits	14,154	3,581	—		17,735
Net occupancy	1,597	745	(7	)(9)	2,335
Equipment	2,322	204	—		2,526
Other tax	536	—	—		536
Professional services	483	100	—		583
Supplies and postage	384	44	—		428
Marketing and corporate relations	310	195	—		505
FDIC and regulatory	329	74	—		403
Intangible assets amortization	313	—	379	(3)	692
Foreclosed real estate (income) expenses	(56)	—	—		(56)
Other operating	2,574	1,271	—		3,845

Total Other Expenses	22,946	6,214	372		29,532

Income before Income Taxes	15,174	1,361	710		17,245
PROVISION FOR INCOME TAXES	2,844	331	164	(13)	3,339

Net income	$12,330	$1,030	$546		$13,906

Earnings per common share:
Basic	$1.75	$0.67			$1.61
Diluted	$1.75	$0.65			$1.61
Weighted average common shares outstanding:
Basic	7,049,857	1,547,259	15,024	(1)	8,612,140
Diluted	7,049,857	1,581,767	(19,484	)(1)	8,612,140

 Unaudited Pro Forma Combined Statement of Operations for twelve months ended 12/31/2018
($ In Thousands, Except Per Share Data)

	ACNB Bancorp, Inc.	Frederick County Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans, including fees	$59,593	$15,438	$2,411	(5)	$77,442
Securities	4,253	735	(13	)(4)	4,975
Other	648	858	—		1,506

Total Interest Income	64,494	17,031	2,398		83,923

INTEREST EXPENSE
Deposits	5,253	1,864	201	(7)	7,318
Short-term borrowings	59	678	—		737
Long-term borrowings	2,087	237	32	(12)	2,356

Total Interest Expense	7,399	2,779	233		10,411

Net Interest Income	57,095	14,252	2,165		73,512

PROVISION FOR LOAN LOSSES	1,620	(442)	—		1,178

Net Interest Income after Provision for Loan Losses	55,475	14,694	2,165		72,334

OTHER INCOME
Service charges on deposit accounts	3,350	413	—		3,763
Income from fiduciary, investment management and brokerage activities	2,364	—	—		2,364
Earnings on investment in bank-owned life insurance	1,068	226	—		1,294
Gain on life insurance proceeds	52	—	—		52
Net gains on sales or calls of securities	85	(9)	—		76
Net gains (losses) on equity securities	(296)	2	—		(294)
Service charges on ATM and debit card transactions	2,375	362	—		2,737
Commissions from insurance sales	5,550	—	—		5,550
Other	1,400	592	—		1,992

Total Other Income	15,948	1,586	—		17,534

OTHER EXPENSES
Salaries and employee benefits	26,734	7,119	—		33,853
Net occupancy	2,971	1,424	(13	)(9)	4,382
Equipment	4,959	417	—		5,376
Other tax	902	—	—		902
Professional services	1,468	213	—		1,681
Supplies and postage	766	89	—		855
Marketing and corporate relations	565	375	—		940
FDIC and regulatory	688	174	—		862
Intangible assets amortization	745	—	758	(3)	1,503
Foreclosed real estate expenses	129	—	—		129
Other operating	4,776	2,467	—		7,243

Total Other Expenses	44,703	12,278	745		57,726

Income before Income Taxes	26,720	4,002	1,420		32,142
PROVISION FOR INCOME TAXES	4,972	1,041	327	(13)	6,340

Net income	$21,748	$2,961	$1,093		$25,802

Earnings per common share:
Basic	$3.09	$1.95			$3.00
Diluted	$3.09	$1.88			$3.00
Weighted average common shares outstanding:
Basic	7,035,818	1,520,817	41,466	(1)	8,598,101
Diluted	7,035,818	1,574,817	(12,534	)(1)	8,598,101

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)
The acquisition will be effected by the issuance of shares of ACNB common stock to FCBI's shareholders. The pro forma information is based upon the assumption that the total number of shares of FCBI common stock outstanding immediately prior to the completion of the merger will be 1,578,064, the number of shares outstanding as of June 30, 2019. Pursuant to the terms of the reorganization agreement, shareholders of FCBI will receive 0.9900 shares of ACNB common stock for each share of FCBI stock they own.

  Outstanding FCBI stock options will be redeemed for cash in an amount equal to the number of shares of FCBI common stock subject to the FCBI stock options multiplied by the excess, if any, of the product of the ACNB 20 trading day stock closing price average multiplied by the exchange ratio less the option strike price. For this pro forma it was assumed that the average ACNB stock price would equal the closing price for ACNB common stock of $39.57, which represents the closing price of ACNB common stock on June 28, 2019. At June 30, 2019 there were 38,700 options outstanding at an average strike price of $12.10. A cash outlay of $1.048 million was assumed in this pro forma analysis.

  The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of ACNB common stock on the closing date of the acquisition. ACNB and FCBI cannot predict what the value or price of ACNB common stock will be at the closing of the transaction or how the value or price of ACNB common stock may trade at any time. The pro forma calculations, shown herein, assume a closing price for ACNB common stock of $39.57, which represents the closing price of ACNB common stock on June 28, 2019.

  The total estimated purchase price for the purpose of this pro forma financial information is $62.9 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

 Summary of Purchase Price Calculation and Goodwill Resulting from Merger
Reconcilation of Pro Forma Shares Outstanding at June 30, 2019
($ in Thousands, Except Per Share Data)

		6/30/2019
Purchase Price Consideration in Common Stock
FCBI common shares settled for stock	1,578,064
Exchange ratio	0.9900
ACNB shares to be issued	1,562,283
Value assigned to ACNB common share	$39.57
Purchase price assigned to FCBI common shares exchanged for ACNB stock		$61,820
Purchase Price Consideration—Cash for Outstanding Options
FCBI options outstanding	38,700
Average strike price	$12.10
Options settlement price	$39.17
In-the-money value for FCBI options cashed out	$27.08
Purchase price assigned to FCBI options settled for cash		1,048

Total Purchase Price For Accounting Purposes		62,868
Net Assets Acquired:
FCBI stockholders' equity	$37,106
FCBI goodwill and intangibles	—
Estimated adjustments to reflect assets acquired at fair value:
Loan—ASC 310-20 interest rate fair value	(1,221)
Loan—ASC 310-20 general credit fair value	(5,045)
Loan—ASC 310-30 acquired with deteriorated credit quality	(3,715)
FAS 91 fees	(551)
Allowance for loan losses	3,487
Core deposit intangible	4,170
Premises	(500)
OREO	(50)
Equipment	(100)
Deferred tax assets	580
Other assets	(50)
Estimated adjustments to reflect liabilities acquired at fair value:
Time and brokered deposits	355
Trust preferred securities	908
Seller transaction merger liabilities accrued at closing	(1,150)

Net Assets Acquired		34,224

Goodwill resulting from merger		$28,644

Reconcilement of Pro Forma Shares Oustanding
FCBI shares outstanding	1,578,064
Exchange ratio	0.9900
ACNB shares to be issued to FCBI	1,562,283
ACNB shares outstanding	7,069,859
Pro Forma ACNB shares oustanding	8,632,142
Percentage ownership for ACNB	81.90%
Percentage ownership for FCBI	18.10%

2)
Balance sheet adjustment to reflect the issuance of shares of ACNB common stock with a $2.50 par value in connection with the acquisition and the adjustments to shareholders' equity for the reclassification of FCBI historical equity accounts (common stock, accumulated other comprehensive loss, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

3)
Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $4.2 million for acquired core deposit intangible asset and the related amortization adjustment based upon an expected life of 10 years. The amortization of the new core deposit intangible is expected to increase pro forma pre-tax expense by $758 thousand in the first year following consummation.

4)
Securities available-for-sale were recorded at fair value at June 30, 2019 therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $13 thousand in the first year following consummation.

5)
Balance sheet and income statement adjustment includes fair value discount of $1.2 million based on current discount rates of similar loans, $5.0 million fair value general credit risk loan discount, ASC 310-30 $3.7 million fair value specific credit discount and $551 thousand ASC 310-20 loan fee reversal. The interest rate and general credit adjustments and the ASC 310-30 accretable yield will be substantially recognized over the expected life of the loans and is expected to increase pro forma pre-tax interest income by $2.4 million in the first year following consummation. No pro forma earnings impact was assumed from the ASC 310-30 non-accretable discount or ASC 310-20 loan fee reversals.

6)
Balance sheet adjustment for the reversal of the FCBI allowance for loan losses in accordance with acquisition method of accounting for the acquisition.

7)
Balance sheet and income statement adjustment to reflect a fair value discount of $362 thousand for FCBI's certificates of deposit and $7 thousand fair value premium for brokered deposits. These adjustments will be recognized using an amortization method based upon the maturities of the deposit liabilities. These adjustments are expected to decrease pro forma pre-tax interest expense by $201 thousand in the first year following consummation.

8)
Balance sheet adjustment to reflect the accrual of one-time merger-related charges for ACNB and FCBI: (a) FCBI pre-tax charges are estimated at $1.1 million ($1.1 million after-tax) and are included as a pro forma fair value liability accrual, and (b) ACNB Bank pre-tax charges are estimated at $6.8 million ($5.4 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. Since the Day 1 balance sheet includes one-time merger-related charges, the pro forma income statement does not include one-time merger-related expenses which will be expensed against income when incurred. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible. ACNB and FCBI currently anticipates potential annual pre-tax cost savings following the merger will be approximately $4.7 million, with 65% expected to be realized in year 1 after the merger, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.

9)
Balance sheet adjustment to reflect a $500 thousand fair value discount in bank premises amortized over the estimated life of 40 years and a $100 thousand fair value discount for obsolete FFE. These adjustments are expected to decrease pro forma expense by $13 thousand in the first year following consummation.

10)
Balance sheet adjustment to reflect a $50 thousand write down in prepaid expenses.

11)
Balance sheet adjustment to reflect a $50 thousand fair value discount in other real estate owned.

12)
Balance sheet adjustment to reflect a $908 thousand fair value discount for trust preferred securities. This adjustment will be recognized using an amortization method based upon the term of the trust preferred securities. These adjustments are expected to decrease pro forma pre-tax interest expense by $32 thousand in the first year following consummation.

13)
Balance sheet and income statement adjustment to reflect an effective tax rate of 23%.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "A Warning About Forward-Looking Information" on page 46, ACNB shareholders and FCBI stockholders should carefully consider the matters described below prior to voting on the matters to be considered at the special meetings. You should read these risk factors together with the risk factors contained in ACNB's Annual Report on Form 10-K for the year ended December 31, 2018, and any changes to those risk factors included in ACNB's Quarterly Reports on Form 10-Q, or other documents filed with the SEC, after the date of the Form 10-K.

Risks Relating to the Merger

Because the market price of ACNB common stock will fluctuate, FCBI stockholders cannot be sure of the trading price of the merger consideration they will receive.

        Upon completion of the merger, each share of FCBI common stock will be converted into the right to receive merger consideration consisting of shares of ACNB common stock pursuant to the reorganization agreement. The exchange ratio in the reorganization agreement will not be adjusted in the event of any change in the stock prices of ACNB or FCBI prior to the merger. However, in the event that a significant decline in ACNB's stock price occurs that is greater than the relative decline in the KBW NASDAQ Bank Index, FCBI may determine to terminate the reorganization agreement, subject to ACNB's right to increase the exchange ratio to mitigate a portion of that decline. There also will be a period of time between the date when stockholders of FCBI vote on the reorganization agreement and the date when the merger is completed. The relative prices of ACNB and FCBI common stock may vary between the date of this joint proxy statement/prospectus, the date of the special meetings, and the date of completion of the merger. The market price of ACNB and FCBI common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of ACNB or FCBI and are not necessarily related to a change in the financial performance or condition of ACNB or FCBI. As ACNB and FCBI market share prices fluctuate, based on numerous factors, the value of the shares of ACNB common stock that a FCBI stockholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of ACNB common stock after completion of the merger. Accordingly, the prices of ACNB and FCBI common stock on the date of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of ACNB common stock after the merger is completed. ACNB urges you to obtain current market quotations for ACNB common stock.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

        ACNB and FCBI expect to incur costs associated with combining the operations of the two companies. ACNB and FCBI have begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of ACNB and FCBI. Whether or not the merger is consummated, ACNB and FCBI will incur substantial expenses, such as legal, accounting, printing, contract termination fees, and financial advisory fees, in pursuing the merger. Although ACNB and FCBI expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and merger-related costs over time, the net benefit may not be achieved in the near term, or at all.

Some of the conditions to closing of the merger may result in delay or prevent completion of the merger, which may adversely affect the value of ACNB's and FCBI's securities.

        Completion of the merger is conditioned upon the receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Reserve Board, the FDIC, the Pennsylvania Department of Banking and Securities, and the Maryland Commissioner. Failure to obtain these consents would prevent consummation of the merger. Even if the approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect the combined company's operations after the merger. However, neither ACNB nor FCBI is required to take any action or agree to any condition or restriction in connection with obtaining any approvals that would reasonably be expected to have a material adverse effect on ACNB, FCBI or the combined company.

The merger may distract ACNB's and FCBI's management teams from their other responsibilities.

        The merger could cause the management of the companies to focus their time and energies on matters related to the merger that otherwise would be directed to the companies' business and operations. Any such distraction on the part of management, if significant, could affect management's ability to service existing business and develop new business and adversely affect the combined company's business and earnings following the merger.

ACNB and FCBI directors and executive officers may have interests in the merger that differ from your interests.

        In considering the information contained in this joint proxy statement/prospectus, you should be aware that ACNB's and FCBI's directors and executive officers have financial and other interests in the merger that are different from, or in addition to, the interests of ACNB shareholders and FCBI stockholders generally. These interests include, among other things:

  •
  William R. Talley, Jr., President and Chief Executive Officer of FCBI, will receive a consulting agreement for at least 18 months after the merger;

  •
  the right of certain executive officers to receive cash severance under their employment agreements with FCBI if their employment is terminated after the merger;

  •
  FCBI may award retention bonuses to certain employees;

  •
  Mr. Talley will become vested in an ongoing life insurance arrangement with a $100,000 death benefit;

  •
  the right to continued indemnification and liability insurance coverage for FCBI's current directors by ACNB after the merger for acts or omissions occurring before the merger; and,

  •
  the appointment of Kimberly S. Chaney, Chair of FCBI's board of directors, to ACNB's and ACNB Bank's boards of directors following completion of the merger, and any related compensation for such services.

        ACNB's and FCBI's boards of directors were aware of these interests and considered them in approving and recommending the reorganization agreement. These circumstances may cause some of ACNB's and FCBI's directors and executive officers to view the proposed merger differently than you view it.

        These and certain other additional interests of ACNB's and FCBI's directors and executive officers are described in detail in "Proposal 1—Issuance of ACNB Common Stock and the Merger—Interests of Directors and Executive Officers in the Merger" beginning on page 105.

The fairness opinions received by the boards of directors of ACNB and FCBI from their financial advisors prior to the execution of the reorganization agreement will not reflect changes in circumstances after the date of the fairness opinions.

        Boenning, ACNB's financial advisor in connection with the merger, and Sandler O'Neill, FCBI's financial advisor in connection with the merger, delivered to the boards of directors of ACNB and FCBI, respectively, their fairness opinions on July 1, 2019. ACNB shareholders and FCBI stockholders should be aware that the opinions do not speak as of any date other than July 1, 2019. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of ACNB or FCBI, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of ACNB and FCBI, may materially alter or affect the value of ACNB or FCBI or the sale prices of shares of ACNB common stock and FCBI common stock.

The unaudited pro forma financial data included in this joint proxy statement/prospectus are for illustrative purposes, based upon preliminary estimates, and ACNB's actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma financial data in this joint proxy statement/prospectus are presented for illustrative purposes only and are not indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record ACNB's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ACNB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

After the merger is complete, FCBI stockholders will become ACNB shareholders and will have different rights than their current rights.

        Upon completion of the merger, FCBI stockholders will become ACNB shareholders. FCBI is incorporated in Maryland and ACNB is incorporated in Pennsylvania. Differences in state law, as well as FCBI's articles of incorporation and bylaws and ACNB's articles of incorporation and bylaws, will result in changes to the rights of FCBI stockholders who become ACNB shareholders. For more information, see "Comparison of Shareholders' Rights" beginning on page 166 of this document. Stockholders of FCBI may conclude that their current rights under FCBI's articles of incorporation and bylaws are more advantageous than the rights they may have as an ACNB shareholder under ACNB's articles of incorporation and bylaws.

If the merger is not completed, ACNB and FCBI will have incurred substantial expenses without realizing the expected benefits.

        ACNB and FCBI will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. ACNB and FCBI cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of ACNB and FCBI because they would not have realized the expected benefits from the merger.

        In addition, if the merger is not completed, ACNB and FCBI may experience negative reactions from the financial markets and from their respective customers and employees. ACNB and FCBI also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against ACNB or FCBI to perform their obligations under the reorganization agreement. If the merger is not completed, ACNB and FCBI cannot assure their respective shareholders and stockholders that the risks described above will not materialize and will not materially affect the business, financial results, and stock price of ACNB and FCBI.

Failure to complete the merger could negatively affect the market price of ACNB's and FCBI's common stock.

        If the merger is not completed for any reason, ACNB and FCBI will be subject to a number of material risks, including the following:

  •
  the market price of their common stock may decline to the extent that the current market price of their shares reflect a market assumption that the merger will be completed;

  •
  costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

  •
  the diversion of management's attention from the day-to-day business operations and the potential disruption to ACNB's and FCBI's employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and,

  •
  if FCBI's board of directors seeks another merger or business combination, FCBI's stockholders cannot be certain that FCBI will be able to find a party willing to pay an equivalent or greater consideration than that which ACNB has agreed to pay in the merger.

The reorganization agreement limits the ability of FCBI to pursue alternatives to the merger.

        The reorganization agreement contains "no shop" provisions that, subject to specified exceptions, limit the ability of FCBI to solicit, encourage, discuss, recommend or commit to alternative acquisition proposals, as well as a termination fee that is payable by FCBI under certain circumstances. These provisions might discourage potential competing transaction partners that might have an interest in acquiring all or a significant part of FCBI from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing transaction partner proposing to pay a lower per share price to acquire FCBI than it might otherwise have proposed to pay.

Failure to complete the merger in certain circumstances could require FCBI to pay a termination fee.

        If the merger should fail to occur in certain circumstances that relate to a possible combination of FCBI with another acquirer, FCBI may be obligated to pay ACNB $2.4 million as a termination fee. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Terms of the Merger—Termination Fee" beginning on page 103.

Litigation against ACNB or FCBI, or the members of the ACNB or FCBI board of directors, could prevent or delay the completion of the merger.

        While ACNB and FCBI believe that any claims that may be asserted by purported shareholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the merger from being completed in a timely manner. If litigation were to be commenced related to the merger, such litigation could affect the likelihood of obtaining the required approvals from ACNB shareholders and FCBI stockholders. Moreover, any litigation could be time consuming and expensive, and could divert the attention of the management of ACNB and FCBI away from their regular business. Any lawsuit adversely resolved against ACNB, FCBI, or members of the ACNB or FCBI board of directors could have a material adverse effect on each party's business, financial condition, and results of operations.

Risks Relating to ACNB and Its Business

Post-merger integration and operations may fail to achieve expected results.

        The success of the transaction depends heavily on a smooth post-merger integration and operations of the combined ACNB Bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration and operations are not well executed or well received by each company's historical customers.

ACNB may fail to realize the cost savings it expects to achieve from the merger.

        The success of the merger will depend, in part, on ACNB's ability to realize the estimated cost savings from combining the businesses of ACNB and FCBI. While ACNB believes that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than ACNB anticipates. ACNB's cost savings estimates also depend on its ability to combine the businesses of ACNB and FCBI in a manner that permits those cost savings to be realized. If ACNB's estimates are incorrect or it is unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining ACNB and FCBI may be more difficult, costly, or time-consuming than expected.

        ACNB and FCBI have operated, and, until the completion of the merger, will continue to operate, independently. Following the completion of the merger, the combination process could result in the loss of key employees, the disruption of ACNB's ongoing business, and inconsistencies in standards, controls, procedures and policies that adversely affect ACNB's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause ACNB to lose customers or cause customers to withdraw their deposits from ACNB, or other unintended consequences that could have a material adverse effect on ACNB's results of operations or financial condition.

Changes in interest rates could adversely impact ACNB's financial condition and results of operations.

        ACNB's earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond ACNB's control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest ACNB receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) ACNB's ability to originate loans and obtain deposits, (ii) the fair value of ACNB's financial assets and liabilities, and (iii) the average duration of ACNB's mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, ACNB's net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

        Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on ACNB's results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on ACNB's financial condition and results of operations.

If ACNB has higher loan losses than it has allowed for, ACNB's earnings could materially decrease.

        ACNB maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management's continuing evaluation of the following: industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and, unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires ACNB to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of ACNB's control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review ACNB's allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, ACNB will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income, and possibly capital, and may have a material adverse effect on ACNB's financial condition and results of operations.

A new accounting standard may require ACNB to increase its allowance for loan losses and may have a material adverse effect on ACNB's financial condition and results of operations.

        In June 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current "incurred loss" model for recognizing credit losses with an "expected loss" model referred to as the Current Expected Credit Loss ("CECL") model. Under the CECL model, ACNB will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the "incurred loss" model required under current generally accepted accounting principles ("GAAP"), which delays recognition until it is probable a loss has been incurred. Accordingly, ACNB expects that the adoption of the CECL model will materially affect how ACNB determines the allowance for loan losses and could require ACNB to significantly increase the allowance. Moreover, the CECL model may create more volatility in the level of ACNB's allowance for loan losses. If ACNB is required to materially increase the level of allowance for loan losses for any reason, such increase could adversely affect ACNB's business, financial condition and results of operations.

        Until recently, the new CECL standard was expected to become effective for ACNB on January 1, 2020, and for interim periods within that year. In August 2019, FASB proposed delaying implementation of the new CECL standard for certain companies, including those companies that qualify as a smaller reporting company under SEC rules, until January 1, 2023. ACNB currently expects to continue to qualify as a smaller reporting company, based upon the current SEC definition, and as a result, if the proposed delay is adopted, will likely be able to defer implementation of the new CECL standard for a period of time. However, there is no guarantee that FASB will adopt the proposed delay in implementation. Nevertheless, ACNB continues to evaluate the impact the CECL model will have on the accounting for credit losses, but ACNB expects to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, consistent with regulatory expectations set forth in interagency guidance issued at the end of 2016. ACNB cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on ACNB's business, financial condition, and results of operations.

Competition from other financial institutions may adversely affect ACNB's profitability.

        ACNB's banking subsidiary faces substantial competition in originating both commercial and consumer loans. This competition comes principally from other banks, credit unions, mortgage banking companies, and other lenders. Many of its competitors enjoy advantages, including greater financial resources with higher lending limits, wider geographic presence, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. This competition could reduce ACNB's net income by decreasing the number and size of loans that its banking subsidiary originates and the interest rates it may charge on these loans.

        In attracting business and consumer deposits, its banking subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives including money market funds. Many of ACNB's competitors enjoy advantages, including greater financial resources, wider geographic presence, more aggressive marketing campaigns, better brand recognition, more branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, and lower origination and operating costs. These competitors may offer higher interest rates than ACNB, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect the subsidiary's ability to generate the funds necessary for lending operations. As a result, it may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.

        ACNB's banking subsidiary also competes with nonbank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies, and governmental organizations which may offer more favorable terms. Some of its nonbank competitors are not subject to the same extensive regulations that govern ACNB's banking operations. As a result, such nonbank competitors may have advantages over ACNB's banking subsidiary in providing certain products and services. This competition may reduce or limit ACNB's margins on banking services, reduce its market share, and adversely affect its earnings and financial condition.

The Basel III capital requirements may require ACNB to maintain higher levels of capital, which could reduce ACNB's profitability.

        Basel III targets higher levels of base capital, certain capital buffers, and a migration toward common equity as the key source of regulatory capital. Although the new capital requirements are phased in over the next decade and may change substantially before final implementation, Basel III signals a growing effort by domestic and international bank regulatory agencies to require financial institutions, including depository institutions, to maintain higher levels of capital. The direction of the Basel III implementation activities or other regulatory viewpoints could require additional capital to support ACNB's business risk profile prior to final implementation of the Basel III standards. If ACNB and its subsidiary bank are required to maintain higher levels of capital, ACNB and its subsidiary bank may have fewer opportunities to invest capital into interest-earning assets, which could limit the profitable business operations available to ACNB and its subsidiary bank and adversely impact ACNB's financial condition and results of operations.

ACNB's operations of its business, including its transactions with customers, are increasingly done via electronic means, and this has increased its risks related to cybersecurity.

        ACNB is exposed to the risk of cyberattacks in the normal course of business. In addition, ACNB is exposed to cyberattacks on vendors and merchants that affect ACNB and its customers. In general, cyber incidents can result from deliberate attacks or unintentional events. ACNB has observed an increased level of attention in the industry focused on cyberattacks that include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. To combat against these attacks, policies and procedures are in place to prevent or limit the effect of the possible security breach of its information systems. While ACNB maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. While ACNB has not incurred any material losses related to cyberattacks, nor is it aware of any specific or threatened cyber incidents as of the date of this report, it may incur substantial costs and suffer other negative consequences if it falls victim to successful cyberattacks. Such negative consequences could include remediation costs that may include liability for stolen assets or information and repairing system damage that may have been caused; deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants; lost revenues resulting from unauthorized use of proprietary information or the failure to retain or attract customers following an attack; disruption or failures of physical infrastructure, operating systems or networks that support ACNB's business and customers resulting in the loss of customers and business opportunities; additional regulatory scrutiny and possible regulatory penalties; litigation; and, reputational damage adversely affecting customer or investor confidence.

ACNB's controls and procedures may fail or be circumvented and have a material adverse effect on its business, financial condition, and results of operations.

        Management regularly reviews and updates ACNB's internal controls, disclosure controls and procedures, as well as corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of ACNB's controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, financial condition, and results of operations.

ACNB's ability to pay dividends depends primarily on dividends from its banking subsidiary, which are subject to regulatory limits and the banking subsidiary's performance.

        ACNB is a financial holding company and its operations are conducted by its subsidiaries. Its ability to pay dividends depends on its receipt of dividends from its subsidiaries. Dividend payments from its banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of its subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures, and other cash flow requirements. There is no assurance that its subsidiaries will be able to pay dividends in the future or that ACNB will generate adequate cash flow to pay dividends in the future. ACNB's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

ACNB's profitability depends significantly on economic conditions in the Commonwealth of Pennsylvania and the State of Maryland.

        ACNB's success depends primarily on the general economic conditions of the Commonwealth of Pennsylvania, the State of Maryland, and the specific local markets in which ACNB operates. Unlike larger national or other regional banks that are more geographically diversified, ACNB provides banking and financial services to customers primarily in the southcentral Pennsylvania and central Maryland regions of the country. The local economic conditions in these areas have a significant impact on the demand for ACNB's products and services, as well as the ability of ACNB's customers to repay loans, the value of the collateral securing the loans, and the stability of ACNB's deposit funding sources. A significant decline in general economic conditions caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, or other factors could impact these local economic conditions and, in turn, have a material adverse effect on ACNB's financial condition and results of operations.

The earnings of financial services companies are significantly affected by general business and economic conditions.

        ACNB's operations and profitability are impacted by general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, money supply, political issues, legislative and regulatory changes, fluctuations in both debt and equity capital markets, broad trends in industry and finance, and the strength of the U.S. economy and the local economies in which ACNB operates, all of which are beyond ACNB's control. Deterioration in economic conditions could result in an increase in loan delinquencies and non-performing assets, decreases in loan collateral values, and a decrease in demand for ACNB's products and services, among other things, any of which could have a material adverse impact on ACNB's financial condition and results of operations.

        The regulatory environment for the financial services industry is being significantly impacted by financial regulatory reform initiatives in the United States and elsewhere, including the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") and regulations promulgated to implement it.

        Dodd-Frank, which was signed into law on July 21, 2010, comprehensively reforms the regulation of financial institutions, products and services. Dodd-Frank requires various federal regulatory agencies to implement numerous rules and regulations. Because the federal agencies are granted broad discretion in drafting these rules and regulations, many of the details and the impact of Dodd-Frank may not be known for months or years.

        While much of how Dodd-Frank and other financial industry reforms will change ACNB's current business operations depends on the specific regulatory reforms and interpretations, many of which have yet to be released or finalized, it is clear that the reforms, both under Dodd-Frank and otherwise, will have a significant effect on the entire industry. Although Dodd-Frank and other reforms will affect a number of the areas in which ACNB does business, it is not clear at this time the full extent of the adjustments that will be required and the extent to which ACNB will be able to adjust its businesses in response to the requirements. Although it is difficult to predict the magnitude and extent of these effects at this stage, ACNB believes compliance with Dodd-Frank and implementing its regulations and initiatives will negatively impact revenue and increase the cost of doing business, both in terms of transition expenses and on an ongoing basis, and it may also limit ACNB's ability to pursue certain business opportunities.

New lines of business or new products and services may subject ACNB to additional risks.

        From time to time, ACNB may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, ACNB may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of ACNB's system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and new products or services could have a material adverse effect on ACNB's business, financial condition, and results of operations.

ACNB may not be able to attract and retain skilled people.

        ACNB's success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by ACNB can be intense, and ACNB may not be able to hire people or to retain them. The unexpected loss of services of one or more of ACNB's key personnel could have a material adverse impact on ACNB's business because ACNB would no longer have the benefit of their skills, knowledge of ACNB's markets, and years of industry experience, and it would be difficult to promptly find qualified replacement personnel. ACNB currently has employment agreements, including covenants not to compete, with the following named executive officers: its President & Chief Executive Officer; Executive Vice President/Secretary & Chief Governance Officer; and, Executive Vice President/Treasurer & Chief Financial Officer.

ACNB is subject to claims and litigation pertaining to fiduciary responsibility.

        From time to time, customers make claims and take legal action pertaining to ACNB's performance of its fiduciary responsibilities. Whether customer claims and legal action related to ACNB's performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to ACNB, they may result in significant financial liability and/or adversely affect the market perception of ACNB and its products and services, as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on ACNB's business, which, in turn, could have a material adverse effect on ACNB's financial condition and results of operations.

The trading volume in ACNB's common stock is less than that of other larger financial services companies.

        ACNB's common stock trades on NASDAQ, and the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of ACNB's common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which ACNB has no control. Given the lower trading volume of ACNB's common stock, significant sales of ACNB's common stock, and the expectation of these sales, could cause ACNB's stock price to fall.

ACNB operates in a highly regulated environment and may be adversely affected by changes in federal, state and local laws and regulations.

        ACNB, primarily through its banking subsidiary, is subject to extensive regulation, supervision and/or examination by federal and state banking authorities. Any change in applicable regulations or federal, state or local legislation could have a substantial impact on ACNB and its operations. Additional legislation and regulations that could significantly affect ACNB's powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations. Further, regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank and financial holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory authority may have a negative impact on ACNB's financial condition and results of operations.

        Like other financial holding companies and financial institutions, ACNB must comply with significant anti-money laundering and anti-terrorism laws. Under these laws, ACNB is required, among other things, to enforce a customer identification program and file currency transaction and suspicious activity reports with the federal government. Government agencies have substantial discretion to impose significant monetary penalties on institutions which fail to comply with these laws or make required reports. While ACNB has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

The soundness of other financial institutions may adversely affect ACNB.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. ACNB has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and institutional clients. Many of these transactions expose ACNB to credit risk in the event of a default by a counterparty or client. In addition, ACNB's credit risk may be exacerbated when the collateral held by ACNB cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to ACNB. Any such losses could have a material adverse effect on ACNB's financial condition and results of operations.

Market volatility may have materially adverse effects on ACNB's liquidity and financial condition.

        The capital and credit markets have experienced extreme volatility and disruption. Over the last several years, in some cases, the markets have exerted downward pressure on stock prices, security prices, and credit capacity for certain issuers without regard to those issuers' underlying financial strength. If the market disruption and volatility returns, there can be no assurance that ACNB will not experience adverse effects, which may be material, on its liquidity, financial condition, and profitability.

ACNB may need or be compelled to raise additional capital in the future which could dilute shareholders or be unavailable when needed or at unfavorable terms.

        ACNB's regulators or market conditions may require it to increase its capital levels. If ACNB raises capital through the issuance of additional shares of its common stock or other equity securities, it would dilute the ownership interests of current investors and would likely dilute the per share book value and earnings per share of its common stock. Furthermore, it may have an adverse impact on ACNB's stock price. New investors may also have rights, preferences and privileges senior to ACNB's current shareholders, which may adversely impact its current shareholders. ACNB's ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, ACNB cannot be assured of its ability to raise additional capital on terms and in time frames acceptable to it or to raise additional capital at all. If

ACNB cannot raise additional capital in sufficient amounts when needed, its ability to comply with regulatory capital requirements could be materially impaired. Additionally, the inability to raise capital in sufficient amounts may adversely affect ACNB's operations, financial condition, and results of operations.

ACNB's future acquisitions could dilute shareholder ownership and may cause it to become more susceptible to adverse economic events.

        ACNB may use its common stock to acquire other companies or make investments in banks and other complementary businesses in the future. ACNB may issue additional shares of common stock to pay for future acquisitions, which would dilute current investors' ownership interest in ACNB. Future business acquisitions could be material to ACNB, and the degree of success achieved in acquiring and integrating these businesses into ACNB could have a material effect on the value of ACNB's common stock. In addition, any acquisition could require it to use substantial cash or other liquid assets or to incur debt. In those events, ACNB could become more susceptible to economic downturns and competitive pressures.

Pennsylvania business corporation law and various anti-takeover provisions under ACNB's articles could impede the takeover of ACNB.

        Various Pennsylvania laws affecting business corporations may have the effect of discouraging offers to acquire ACNB, even if the acquisition would be advantageous to shareholders. In addition, ACNB has various anti-takeover measures in place under its articles of incorporation and bylaws, including a supermajority vote requirement for mergers, a staggered board of directors, and the absence of cumulative voting. Any one or more of these measures may impede the takeover of ACNB without the approval of the board of directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of ACNB common stock.

If ACNB concludes that the decline in value of any of its investment securities is an other-than-temporary impairment, ACNB is required to write down the value of that security through a charge to earnings.

        ACNB reviews its investment securities portfolio at each quarter-end to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, ACNB is required to assess whether the decline is an other-than-temporary impairment. If ACNB determines that the decline is an other-than-temporary impairment, it is required to write down the value of that security through a charge to earnings for credit related impairment. Non-credit related reductions in the value of a security do not require a write down of the value through earnings unless ACNB intends to, or is required to, sell the security. Changes in the expected cash flows related to the credit related piece of the investment of a security in ACNB's investment portfolio or a prolonged price decline may result in ACNB's conclusion in future periods that an impairment is other than temporary, which would require a charge to earnings to write down the security to fair value. Due to the complexity of the calculations and assumptions used in determining whether an asset has an impairment that is other than temporary, the impairment disclosed may not accurately reflect the actual impairment in the future.

ACNB is subject to potential impairment of goodwill and intangibles.

        ACNB has certain long-lived assets including purchased intangible assets subject to amortization and associated goodwill assets which are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the statement of condition and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

        Goodwill, which has an indefinite useful life, is evaluated pursuant to ASC Topic 350, Intangibles—Goodwill and Other, for impairment annually and is evaluated for impairment more frequently if events and circumstances indicate, that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the assets fair value. The goodwill impairment analysis generally is a two-step test. However, ACNB early adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment. The ASU eliminates the second step of the goodwill impairment test. As such, ACNB will perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. ACNB should recognize a goodwill impairment charge for the amount by which the reporting unit's carrying amount exceeds its fair value. If fair value exceeds the carrying amount, no impairment should be recorded. Any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Impairment losses on goodwill cannot be reversed once recognized. ACNB may still perform the optional qualitative assessment for a reporting unit to determine if it is more likely than not that goodwill is impaired. Further, the ASU eliminates the requirement to perform a qualitative assessment for any reporting unit with a zero or negative carrying amount. Therefore, the same one-step impairment assessment will apply to all reporting units. However, for a reporting unit with a zero or negative carrying amount, the ASU adds a requirement to disclose the amount of goodwill allocated to it and the reportable segment in which it is included. Absent ACNB's early adoption, the amendments in this ASU would have been effective with annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019.

ACNB is subject to environmental liability risk associated with lending activities.

        A significant portion of ACNB's banking subsidiary loan portfolio is secured by real property. During the ordinary course of business, ACNB may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, ACNB may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require ACNB to incur substantial expense and may materially reduce the affected property's value or limit ACNB's ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase ACNB's exposure to environmental liability. Although ACNB has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on ACNB's financial condition and results of operations.

The severity and duration of a future economic downturn and the composition of the banking subsidiary's loan portfolio could impact the level of loan charge-offs and provision for loan losses and may affect ACNB's net income or loss.

        Lending money is a substantial part of ACNB's business through its banking subsidiary. However, every loan that ACNB makes carries a certain risk of nonpayment. ACNB cannot assure that its allowance for loan losses will be sufficient to absorb actual loan losses. ACNB also cannot assure that it will not experience significant losses in its loan portfolio that may require significant increases to the allowance for loan losses in the future.

        Although ACNB evaluates every loan that it makes against its underwriting criteria, ACNB may experience losses by reasons of factors beyond its control. Some of these factors include changes in market conditions affecting the value of real estate and unexpected problems affecting the creditworthiness of ACNB's borrowers.

        ACNB determines the adequacy of its allowance for loan losses by considering various factors, including:

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  An analysis of the risk characteristics of various classifications of loans;

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  Previous loan loss experience;

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  Specific loans that would have loan loss potential;

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  Delinquency trends;

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  Estimated fair value of the underlying collateral;

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  Current economic conditions;

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  The views of ACNB's regulators;

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  Reports of internal auditors;

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  Reports of external auditors;

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  Reports of loan reviews conducted by independent organizations; and,

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  Geographic and industry loan concentrations.

        Local economic conditions could impact the loan portfolio of ACNB. For example, an increase in unemployment, a decrease in real estate values, or increases in interest rates, as well as other factors, could weaken the economies of the communities ACNB serves. Weakness in the market areas served by ACNB could depress ACNB's earnings and, consequently, its financial condition because:

  •
  Borrowers may not be able to repay their loans;

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  The value of the collateral securing ACNB's loans to borrowers may decline; and/or,

  •
  The quality of ACNB's loan portfolio may decline.

        Although, based on the aforementioned procedures implemented by ACNB, management believes the current allowance for loan losses is adequate, ACNB may have to increase its provision for loan losses should local economic conditions deteriorate which could negatively impact its financial condition and results of operations.

Changes in real estate values may adversely impact ACNB's banking subsidiary's loans that are secured by real estate.

        A significant portion of ACNB's banking subsidiary's loan portfolio consists of residential and commercial mortgages, as well as consumer loans, secured by real estate. These properties are concentrated in ACNB's core markets in southcentral Pennsylvania and central Maryland. Real estate values and real estate markets generally are affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates, the availability of loans to potential purchasers, changes in the tax laws and other government statutes, regulations and policies, and acts of nature. If real estate prices decline, particularly in ACNB's market area, the value of the real estate collateral securing ACNB's loans could be reduced. This reduction in the value of the collateral could increase the number of non-performing loans and could have a material adverse impact on ACNB's financial condition and results of operations.

Litigation and regulatory actions, including possible enforcement actions, could subject ACNB and its subsidiaries to significant fines, penalties, judgments, or other requirements resulting in increased expenses or restrictions on their business activities.

        In the normal course of business, from time to time, ACNB or its subsidiaries may be named as a defendant in various legal actions, arising in connection with their current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, ACNB or its subsidiary bank may in the future be subject to consent orders or other formal or informal enforcement agreements with their regulators. They may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding current and/or prior business activities. Any such legal or regulatory actions may subject ACNB or its subsidiary bank to substantial compensatory or punitive damages, significant fines, penalties, obligations to change business practices, or other requirements resulting in increased expenses, diminished income, and damage to their reputation. Involvement in any such matters, whether tangential or otherwise, and even if the matters are ultimately determined in their favor, could also cause significant harm to their reputation and divert management attention from the operation of their business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by governmental agencies may result in litigation, investigations or proceedings as other litigants and governmental agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on ACNB's business, financial condition, and results of operations.

ACNB's communications and information systems may experience an interruption or breach in security.

        ACNB relies heavily on communications and information systems to conduct its business. Any failure, interruption, or breach in security of these systems could result in failures or disruptions in ACNB's customer relationship management, general ledger, deposit, loan, and other systems. While ACNB has policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of its communication and information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. Although ACNB maintains insurance coverage that may, subject to policy terms and conditions including significant self-insured deductibles, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. The occurrence of any failures, interruptions, or security breaches of ACNB's communication and information systems could damage ACNB's reputation adversely affecting customer or investor confidence, result in a loss of customer business, subject ACNB to additional regulatory scrutiny and possible regulatory penalties, and/or expose ACNB to civil litigation and possible financial liability, any of which could have a material adverse effect on ACNB's financial condition and results of operations.

ACNB's financial performance may suffer if its information technology is unable to keep pace with growth or industry developments.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. ACNB's future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in ACNB's operations. Many of ACNB's competitors have substantially greater resources to invest in technological improvements. ACNB may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on ACNB's business and, in turn, ACNB's financial condition and results of operations.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

        In deciding whether to extend credit or enter into other transactions, ACNB may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. ACNB may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could have a material adverse impact on ACNB's business and, in turn, ACNB's financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

        Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as "disintermediation", could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on ACNB's financial condition and results of operations.

Future economic conditions may adversely affect secondary sources of liquidity.

        In addition to primary sources of liquidity in the form of deposits and principal and interest payments on outstanding loans and investments, ACNB maintains secondary sources that provide it with additional liquidity. These secondary sources include secured and unsecured borrowings from sources such as the Federal Reserve Bank, Federal Home Loan Bank of Pittsburgh, and third-party commercial banks. However, market liquidity conditions have been negatively impacted by past disruptions in the capital markets and could, in the future, have a negative impact on ACNB's secondary sources of liquidity.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact ACNB's business.

        The unpredictable nature of events such as severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on ACNB's ability to conduct business. If any of its financial, accounting, network or other information processing systems fail or have other significant shortcomings due to external events, ACNB could be materially adversely affected. Third parties with which ACNB does business could also be sources of operational risk to ACNB, including the risk that the third parties' own network and information processing systems could fail. Any of these occurrences could materially diminish ACNB's ability to operate one or more of ACNB's businesses, or result in potential liability to clients, reputational damage, and regulatory intervention, any of which could materially adversely affect ACNB. Such events could affect the stability of ACNB's deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, impair ACNB's liquidity, cause significant property damage, result in loss of revenue, and/or cause ACNB to incur additional expenses.

        ACNB may be subject to disruptions or failures of the financial, accounting, network and other information processing systems arising from events that are wholly or partially beyond ACNB's control, which may include, for example, computer viruses, electrical or telecommunications outages, natural disasters, disease pandemics, damage to property or physical assets, or terrorist acts. ACNB has developed a comprehensive business continuity plan which includes plans to maintain or resume operations in the event of an emergency, such as a power outage or disease pandemic, and contingency plans in the event that operations or systems cannot be resumed or restored. The business continuity plan is updated as needed, periodically reviewed, and components are regularly tested. ACNB also reviews and evaluates the business continuity plans of critical third-party service providers. While ACNB believes its business continuity plan and efforts to evaluate the business continuity plans of critical third-party service providers help mitigate risks, disruptions or failures affecting any of these systems may cause interruptions in service to customers, damage to ACNB's reputation, and loss or liability to ACNB.

Changes in control of the United States government and issues relating to debt and the deficit may adversely affect ACNB.

        Changes in elected officials in the federal government could result in significant changes or uncertainty in governmental policies, regulatory environments, spending sentiment, and many other factors and conditions, some of which could adversely impact ACNB's business, financial condition, and results of operations. In addition, should the federal government encounter difficulties in reaching agreement over federal debt and issues connected with the debt ceiling, certain rating agencies may place the United States government's long-term sovereign debt rating on their equivalent of negative watch and possibly assign a rating downgrade. As a result, the rating agencies, due to constraints related to the rating of the United States, may also place government-sponsored enterprises in which ACNB invests and receives lines of credit on negative watch, and a downgrade of the Unites States government's credit rating would trigger a similar downgrade in the credit rating of these government-sponsored enterprises. Furthermore, the credit rating of other entities, such as state and local governments, may also be downgraded should the United States government's credit rating be downgraded. The impact that a credit rating downgrade may have on the national and local economy could have an adverse effect on ACNB's financial condition and results of operations.

ACNB's banking subsidiary may be required to pay higher FDIC premiums or special assessments which may adversely affect its earnings.

        Past poor economic conditions and the resulting bank failures have increased the costs of the FDIC and adversely impacted its Deposit Insurance Fund. Additional bank failures may prompt the FDIC to increase its premiums or to issue special assessments. ACNB is generally unable to control the amount of premiums or special assessments that its banking subsidiary is required to pay for FDIC insurance. Any future changes in the calculation or assessment of FDIC insurance premiums may have a material adverse effect on ACNB's financial condition and results of operations.

Federal income tax reform could have unforeseen effects on ACNB's financial condition and results of operations.

        On December 22, 2017, the President of the United States signed into law H.R. 1, originally known as the "Tax Cuts and Jobs Act". The Tax Cuts and Jobs Act includes a number of provisions, including the lowering of the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. There are also provisions that may partially offset the benefit of such rate reduction. Financial statement impacts included adjustments for, among other things, the remeasurement of deferred tax assets and liabilities. While there are benefits, there is also substantial uncertainty regarding the details of U.S. Tax Reform. The long-term intended and unintended consequences of the Tax Cuts and Jobs Act on

ACNB's business and on holders of ACNB common shares is uncertain and could be adverse. ACNB anticipates that the impact of the Tax Cuts and Jobs Act may be material to its business, financial condition, and results of operations.

The increasing use of social media platforms presents new risks and challenges and the inability or failure to recognize, respond to, and effectively manage the accelerated impact of social media could materially adversely impact ACNB's business.

        There has been a marked increase in the use of social media platforms, including weblogs (blogs), social media websites, and other forms of internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Social media practices in the banking industry are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to ACNB's business. Consumers value readily-available information concerning businesses and their goods and services and often act on such information without further investigation and without regard to its accuracy. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to ACNB's interests and/or may be inaccurate. The dissemination of information online could harm ACNB's business, prospects, financial condition, and results of operations, regardless of the information's accuracy. The harm may be immediate without affording ACNB an opportunity for redress or correction.

        Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about ACNB's business, exposure of personally identifiable information, fraud, out-of-date information, and improper use by employees and customers. The inappropriate use of social media by ACNB's customers or employees could result in negative consequences such as remediation costs including training for employees, additional regulatory scrutiny and possible regulatory penalties, litigation, or negative publicity that could damage ACNB's reputation adversely affecting customer or investor confidence.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

        This joint proxy statement/prospectus, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations, and business of each of ACNB, ACNB Bank, FCBI, and Frederick County Bank. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as "believes," "intends," "expects," "anticipates," "estimates," "projects," "should," "may" or similar words or expressions.

        These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction;

  •
  the ability to complete the merger as expected and within the expected timeframe;

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  disruptions to customer and employee relationships and business operations caused by the merger;

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  the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected;

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  the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all;

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  changes in local and national economies, or market conditions;

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  changes in interest rates;

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  regulations and accounting principles;

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  changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

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  changes in policies or guidelines;

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  loan demand and asset quality, including real estate values and collateral values;

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  deposit flow; and

  •
  the impact of competition from traditional or new sources.

        Additional factors can be found under "Risk Factors" beginning on page 29 of this joint proxy statement/prospectus and "Risk Factors" in ACNB's Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed by ACNB with the SEC.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. ACNB and FCBI caution ACNB shareholders and FCBI stockholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

        All written or oral forward-looking statements attributable to ACNB or FCBI or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither ACNB nor FCBI undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE ACNB SPECIAL MEETING OF SHAREHOLDERS

General

        The ACNB special meeting will be held at the ACNB Corporation Operations Center, 100 V-Twin Drive, Gettysburg, Pennsylvania 17325, at 2:00 p.m., local time, on December 20, 2019.

Record Date and Shares Outstanding and Entitled to Vote

        The record date for the ACNB special meeting is October 10, 2019. On the record date, there were 7,074,539 shares issued and outstanding. Only shareholders of record at the close of business on the ACNB record date will be entitled to receive notice of and to vote at the ACNB special meeting.

Matters to be Considered at the ACNB Special Meeting

        Holders of ACNB common stock will consider and vote upon:

  •
  Proposal 1—a proposal to approve the issuance of the shares of ACNB common stock in connection with the merger; and

  •
  Proposal 2—a proposal to adjourn or postpone the ACNB special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the ACNB special meeting to approve the proposal to approve the issuance of shares of ACNB common stock in connection with the merger.

Quorum

        The holders of a majority of the shares of ACNB common stock outstanding and entitled to vote as of the record date must be present at the ACNB special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the issuance of shares of ACNB common stock, the adjournment or postponement proposal, and any other matter to be considered at the ACNB special meeting.

Votes Required

        Approval of the Issuance of Shares.    In accordance with ACNB's bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the ACNB special meeting is required to approve the issuance of shares of ACNB common stock in connection with the merger.

        Discretionary Authority to Adjourn or Postpone the ACNB Special Meeting.    In accordance with ACNB's bylaws, the affirmative vote of a majority of ACNB shares represented, in person or by proxy, at the ACNB special meeting is required to approve the proposal to adjourn or postpone the ACNB special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the ACNB special meeting to approve the issuance of shares of ACNB common stock in connection with the merger.

        Each holder of shares of ACNB common stock outstanding on the record date will be entitled to one vote for each share held of record. Brokers who hold ACNB common stock as nominees on your behalf will not have authority to vote your shares unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the issuance of shares of ACNB common stock in connection with the merger.

        The directors and executive officers of ACNB are expected to vote all shares of ACNB common stock that they own on the record date in favor of the issuance of the shares of ACNB common stock in connection with the merger. On the record date, these persons owned approximately 284,535 shares of ACNB common stock, or approximately 4.02% of the outstanding shares of ACNB common stock.

Voting

        The ACNB board of directors is soliciting proxies to request that you allow your shares of ACNB common stock to be represented at the ACNB special meeting by the persons named on the enclosed ACNB proxy card. All shares of ACNB common stock represented at the ACNB special meeting by properly executed and dated proxy cards or otherwise voted by telephone or internet will be voted according to the instructions indicated on the proxy card or provided by telephone or internet. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by ACNB's board of directors.

        The ACNB board of directors recommends that you vote:

  •
  FOR the proposal to approve the issuance of shares of ACNB common stock in connection with the merger; and,

  •
  FOR the proposal to adjourn or postpone the ACNB special meeting, if necessary, to solicit additional proxies.

        If any matters incident to the conduct of the ACNB special meeting and not described in this joint proxy statement/prospectus are properly presented at the ACNB special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

        If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other nondiscretionary matters, and may elect not to vote your shares on other matters. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

        If you return a valid proxy or attend the meeting in person, ACNB will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. If your shares are held in street name, you will also need a signed proxy from your broker or nominee in order to attend the ACNB special meeting and vote in person.

        Abstentions are considered to be present and, as a result, will have the same effect as a vote against the share issuance proposal and each proposal for which the affirmative vote of a majority of shares represented at the special meeting is required.

Revocation of Proxies

        Any ACNB shareholder may revoke a proxy at any time before or at the ACNB special meeting in one or more of the following ways:

  1.
  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the ACNB special meeting to the Secretary of ACNB;

  2.
  Submitting a later-dated proxy prior to the vote at the ACNB special meeting; or,

  3.
  Attending the ACNB special meeting and voting in person after giving written notice to the Secretary of ACNB.

        An ACNB shareholder should send any written notice of revocation or subsequent proxy to:

    ACNB Corporation
    Attention: Lynda L. Glass, Executive Vice President/Secretary & Chief Governance Officer
    16 Lincoln Square
    P.O. Box 3129
    Gettysburg, PA 17325

        You also may hand deliver the notice of revocation or subsequent proxy to the Secretary of ACNB before the taking of the vote at the ACNB special meeting. Attendance at the ACNB special meeting will not by itself constitute a revocation or proxy. If your shares are held in street name, you will need to follow the voting instructions from your broker or nominee in order to change your vote.

Solicitation of Proxies

        ACNB will bear the cost of the solicitation of proxies from its shareholders, but ACNB and FCBI will share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of ACNB and their subsidiaries may solicit proxies from ACNB shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. ACNB will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. ACNB will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

        To assist in the solicitation of proxies in connection with the ACNB special meeting, ACNB has engaged Georgeson LLC ("Georgeson"), a proxy solicitation firm, to assist in the solicitation of votes. ACNB will pay Georgeson a base fee of $9,000, plus per-call fees and reimbursement of its out-of-pocket expenses, for its services. Georgeson may contact ACNB shareholders personally or by telephone, facsimile or other means of communication.

THE FCBI SPECIAL MEETING OF STOCKHOLDERS

General

        The FCBI special meeting will be held at Dutch's Daughter, 581 Himes Avenue, Frederick, Maryland 21703, at 10:00 a.m., local time, on December 20, 2019.

Record Date and Shares Outstanding and Entitled to Vote

        The record date for the FCBI special meeting is October 10, 2019. On the record date, there were 1,605,364 shares issued and outstanding. Only stockholders of record at the close of business on the FCBI record date will be entitled to receive notice of and to vote at the FCBI special meeting.

Matters to be Considered at the FCBI Special Meeting

        Holders of FCBI common stock will consider and vote upon:

  •
  Proposal 1—a proposal to approve and adopt the reorganization agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference, and the transactions contemplated thereby; and

  •
  Proposal 2—a proposal to adjourn or postpone the FCBI special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the FCBI special meeting to approve the proposal to approve and adopt the reorganization agreement and the merger.

Quorum

        The holders of a majority of the shares of FCBI common stock outstanding and entitled to vote as of the record date must be present at the FCBI special meeting, either in person or by proxy, for a quorum to be present for purposes of voting on the reorganization agreement and the merger, the adjournment or postponement proposal, and any other matter to be considered at the FCBI special meeting.

Votes Required

        Approve and Adopt the Reorganization Agreement.    In accordance with Maryland law, the approval and adoption of the reorganization agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the shares of FCBI common stock outstanding on the record date.

        Discretionary Authority to Adjourn or Postpone the Special Meeting.    The affirmative vote of a majority of FCBI shares represented, in person or by proxy, at the FCBI special meeting is required to approve the proposal to adjourn or postpone the FCBI special meeting, if necessary, to solicit additional proxies.

        Each holder of shares of FCBI common stock outstanding on the record date will be entitled to one vote for each share held of record at the FCBI special meeting. The directors and certain executive officers of FCBI and a former director and executive officer of FCBI have agreed to vote all shares of FCBI common stock that they own on the record date in favor of the approval and adoption of the reorganization agreement and the merger. On the record date, these persons owned approximately 470,444 shares of FCBI common stock, or approximately 29.3% of the outstanding shares of FCBI common stock.

Voting

        The FCBI board of directors is soliciting proxies to request that you allow your shares of FCBI common stock to be represented at the FCBI special meeting by the persons named on the enclosed FCBI proxy card. All shares of FCBI common stock represented at the FCBI special meeting by properly executed and dated proxy cards, or otherwise voted by telephone or internet, will be voted according to the instructions provided. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by FCBI's board of directors.

        The FCBI board of directors recommends that you vote:

  •
  FOR the proposal to approve and adopt the reorganization agreement and the merger; and

  •
  FOR the proposal to adjourn or postpone the FCBI special meeting, if necessary, to solicit additional proxies.

        If any matters incident to the conduct of the meeting and not described in this joint proxy statement/prospectus are properly presented at the FCBI special meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares.

        If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares on any matter related to the merger or on other non-discretionary matters, and may elect not to vote your shares on other matters. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals.

        If you return a valid proxy or attend the FCBI special meeting in person, FCBI will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting.

        Abstentions are considered to be present and, as a result, will have the same effect as a vote against the reorganization agreement and the merger.

Revocation of Proxies

        Any FCBI stockholder may revoke a proxy at any time before or at the FCBI special meeting in one or more of the following ways:

  1.
  Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the FCBI special meeting to the Corporate Secretary of FCBI;

  2.
  Submitting a later-dated proxy prior to the vote at the FCBI special meeting; or

  3.
  Attending the FCBI special meeting and voting in person after giving written notice to the Corporate Secretary of FCBI.

        A FCBI stockholder should send any written notice of revocation or subsequent proxy to:

    Frederick County Bancorp, Inc.
    Attention: Corporate Secretary
    9 North Market Street
    Frederick, MD 21701

        You also may hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary before the taking of the vote at the FCBI special meeting. Attendance at the FCBI special meeting will not by itself constitute a revocation or proxy. If your shares are held in "street name," you will need to follow the voting instructions from your broker or nominee in order to change your vote. If your shares are held in "street name," you also will need a signed proxy from your broker or nominee in order to attend and vote at the FCBI special meeting.

Appraisal Rights

        Any FCBI stockholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the MGCL will be entitled to receive payment in cash of the fair value of their shares of FCBI common stock. If you want to demand payment of the fair value of your FCBI common stock, you must fully comply with the procedures set out in the MGCL. The statutorily determined "fair value" cannot be predicted and could be more or less than the value of the merger consideration. Failure to take any of the steps required under MGCL a timely basis may result in the loss of appraisal rights. A copy of Title 3, Subtitle 2 of the MGCL included as Annex D to this joint proxy statement/prospectus. See "Proposal 1—Issuance of ACNB Common Stock and the Merger—Appraisal Rights."

Solicitation of Proxies

        FCBI will bear the cost of the solicitation of proxies from its stockholders, but ACNB and FCBI will share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of FCBI and its subsidiaries may solicit proxies from FCBI stockholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. FCBI also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. FCBI will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

        To assist in the solicitation of proxies in connection with the FCBI special meeting, FCBI has engaged Georgeson, a proxy solicitation firm, to assist in the solicitation of votes. FCBI will pay Georgeson a base fee of $6,500, plus per-call fees and reimbursement of its out-of-pocket expenses, for its services. Georgeson may contact FCBI stockholders personally or by telephone, facsimile or other means of communication.

PROPOSAL 1:
THE ISSUANCE OF SHARES OF ACNB COMMON STOCK AND THE MERGER

        The following information describes the material terms and provisions of the merger. This description is not complete. ACNB and FCBI qualify this discussion in its entirety by reference to the reorganization agreement which is incorporated by reference in this joint proxy statement/prospectus. A copy of the reorganization agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the reorganization agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the reorganization agreement were made only for purposes of the reorganization agreement and as of specific dates, were solely for the benefit of the parties to the reorganization agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. ACNB and FCBI urge you to read the full text of the reorganization agreement carefully.

General

        On July 2, 2019, ACNB and FCBI jointly announced the execution of the reorganization agreement. Pursuant to the reorganization agreement, FCBI will merge with and into a subsidiary of ACNB. After the merger, Frederick County Bank will merge with and into ACNB Bank. The mergers are expected to be completed late in the fourth quarter of 2019 or early in the first quarter of 2020.

        In the merger, FCBI stockholders will receive 0.9900 of a share of ACNB common stock for each share of FCBI common stock they hold on the effective time of the merger. ACNB estimates that it will issue a total of approximately 1,600,596 shares of ACNB common stock in the merger, assuming the exercise of all outstanding options to purchase FCBI common stock.

        ACNB will not issue fractional shares of common stock to FCBI stockholders pursuant to the merger; consequently, FCBI stockholders will receive cash in lieu of any fractional shares they would have otherwise received according to the terms of the reorganization agreement.

        The approval of the issuance of the shares of ACNB common stock in connection with the merger requires the affirmative vote of a majority of votes cast, in person or by proxy, at the ACNB special meeting. The approval and adoption of the reorganization agreement and the merger requires the affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares entitled to vote at the FCBI special meeting.

Background of the Merger

        As part of its ongoing consideration and evaluation of FCBI's long-term prospects and strategy, the board of directors and senior management of FCBI periodically reviewed and assessed strategic opportunities and challenges facing FCBI. During the period of 2013 to 2017, FCBI's strategic plan included objectives regarding the exploration of engaging in mergers of equals with one or more other community banking organizations in Frederick, Carroll and Montgomery counties in Maryland, as well as consideration of raising additional capital, which would be necessary to support growth at an increased pace. While high level preliminary discussions were held with representatives of a number of institutions, and a due diligence investigation undertaken with respect to one institution, none of these discussions or investigations resulted in a merger of equals transaction that would, in the view of FCBI's board of directors, be in the best interests of FCBI's stockholders. Further, the board of directors of FCBI concluded that additional capital raising transactions would likely be highly dilutive to book value and existing stockholders' interests, and as such were not in FCBI's or its stockholders best interests.

        In January 2019, the board of directors and senior management of FCBI participated in a two-day strategic planning session, at which a representative of a law firm experienced in the community banking industry led the group in considering FCBI's strategic options, including how to increase FCBI's return on average assets to at least 1.00%, the minimum deemed necessary to enable FCBI to successfully continue independent operations. The directors and executive officers engaged in a wide-ranging discussion on economic and regulatory trends affecting community banking. The session ended with a consensus that FCBI needed to increase net income by at least $1 million per year, through increased earnings and/or cost reductions, in order to support a course of continued independent operations.

        During the course of the next several weeks, individual members of FCBI's board of directors and senior management expressed concerns that increasing earnings by that level, through increased income or cost reductions, was not realistic. At its regular meeting on February 25, 2019, FCBI's board of directors engaged in an extensive discussion as to whether continued independent operations was the appropriate course to follow and concluded that, in order to make a well-informed decision, the board needed additional information regarding the current and potential future valuation of FCBI, and conditions and pricing in the market for community banking companies similar to FCBI. As a result, the board of directors authorized the retention of Sandler O'Neill, an investment banking company experienced in the valuation and marketing of financial institutions, with which FCBI had previously consulted, in order to provide the board of directors with information regarding the valuation of FCBI under current market conditions and to assist FCBI in connection with any potential merger or sale activity.

        On March 13, 2019, at a special meeting of FCBI's board of directors held off-site, the board met with a representative of Sandler O'Neill and considered the alternatives of acquiring another entity, engaging in a merger of equals, or being acquired. Sandler O'Neill's presentation provided an overview of the regional and national banking market, market pricing of bank securities, merger activity and the concerns that faced banks as a whole, including margin compression and increased costs of, and difficulty in obtaining, deposits. Following discussion, the board of directors determined that at FCBI's expected growth rate, combined with the inability to effect increases in net income through expense reduction, FCBI could not be expected to operate independently for a significant period of time, more than five years, without a capital increase, which as previously determined, was unlikely to be successful except at prices which would be highly dilutive to existing stockholders. Such considerations, the board believed, effectively render the potential of being an acquiror or effecting a merger of equals unlikely. The board of directors also considered, in its analysis of FCBI's ability to remain independent, the increased operational expense of the heavily regulated banking industry, the prospects for interest rate changes that would enable FCBI to widen its net interest margin, the feasibility of attracting sufficient additional lenders and business development officers to expand FCBI's market presence, the expense of physical expansion of FCBI's branch footprint, issues regarding succession for a number of the subsidiary bank's senior officers and lenders, as well as the high level of competition in FCBI's market area from large banks, community banks, and nonbank lenders. Further, FCBI's board of directors discussed developments and potential future changes in the market for smaller community banks, including the limited number of institutions which can, and would be willing to, effect an acquisition of an institution of FCBI's size.

        At its regular meeting on March 25, 2019, FCBI's board of directors unanimously approved the retention of Sandler O'Neill as its financial advisor in effecting a sale process, for the purpose of enhancing stockholder value, and on April 3, 2019, an engagement letter with Sandler O'Neill was executed.

        Over the next several weeks, representatives of FCBI, Sandler O'Neill and Buckley LLP ("Buckley"), FCBI's legal counsel, participated in the preparation and review of a confidential information memorandum summarizing FCBI's franchise, facilities, and historical results of operations and expenses which might impact a potential transaction, which would be circulated to prospective acquirors. Sandler O'Neill then prepared an analysis of FCBI's estimated value in an acquisition scenario and an analysis of prospective acquirors and their respective ability to pay for FCBI, and FCBI populated a data room of due diligence materials to be made available to prospective acquirors.

        Beginning on May 1, 2019, following discussions with William R. Talley, Jr., President and Chief Executive Officer of FCBI, Kimberly S. Chaney, Chair of FCBI's board of directors, and representatives of Buckley, Sandler O'Neill reached out to nine parties, having assets of between $1.4 billion and $21 billion, which Sandler O'Neill believed may have an interest in acquiring FCBI, and which would have the capacity to pay. Of these nine parties, eight requested nondisclosure agreements and the opportunity to evaluate the opportunity further, and seven parties, including ACNB, executed the nondisclosure agreement, and were provided with the confidential information memorandum, access to certain documents in the online data room, and the ability to speak with Mr. Talley and Ms. Chaney.

        On May 6, 2019, ACNB engaged Boenning & Scattergood, Inc. ("Boenning") as ACNB's investment banking firm and formally engaged Bybel Rutledge LLP ("Bybel Rutledge") as special legal counsel to assist management in an evaluation of a potential transaction with FCBI and developing a bid.

        Under the terms set forth in the confidential information memorandum, bids were required to be provided no later than May 23, 2019. During the period between May 1 and May 23, Mr. Talley and Ms. Chaney, together with a representative of Sandler O'Neill, met or spoke with representatives of two of the prospective acquirors. On May 15, 2019, they met with James P. Helt, President and Chief Executive Officer of ACNB, Tom N. Rasmussen, Maryland Market President for ACNB Bank, and Frank Elsner, III, Chairman of the board of ACNB. FCBI was familiar with Mr. Rasmussen and his prior bank, New Windsor State Bank, which was acquired by ACNB in 2017, based on the interactions between New Windsor State Bank and Fredrick County Bank on loan participations, joint interests in regulatory and legislative issues, and as a result of a number of FCBI employees and directors and Mr. Rasmussen having served together at a prior bank. In late 2018, ACNB had contacted Sandler O'Neill, indicating that it desired to make a proposal for a transaction with FCBI, but FCBI indicated that it was not interested in a transaction at that time, preferring to maintain its independent course. On May 20, 2019, Ms. Chaney and Mr. Talley participated in a conference call with the President and Chief Executive Officer and Chief Financial Officer of a second party, referred to as Company A.

        Following receipt of the confidential information memorandum, ACNB management, with the assistance of Boenning and Bybel Rutledge, performed preliminary due diligence on FCBI including review of certain information provided by FCBI and developed financial models and outlined certain legal and financial issues to be addressed and considered. On May 21, 2019, the board of directors of ACNB, along with representatives of Boenning and Bybel Rutledge, held a special meeting to review the specifics of a proposed transaction with FCBI including pricing models and legal issues. The board approved management and ACNB's advisors to submit a non-binding indication of interest based upon the discussions at the board of directors meeting.

        Five of the eight parties who executed the nondisclosure agreement, including ACNB, ultimately presented indications of interest by the deadline. A sixth party discussed with Sandler O'Neill that it would consider presenting an indication of interest at a price equal to 135% of FCBI's March 31, 2019 book value, or approximately $31.70 per share, but ultimately did not submit a letter. Two institutions passed on the opportunity as a result of FCBI's size, preferring to seek larger opportunities.

        On May 28, 2019, FCBI's board of directors met before the regularly scheduled board meeting to discuss the indications of interest received. Representatives of Sandler O'Neill and Buckley also attended the meeting. Counsel reminded the board of directors of the importance of maintaining the confidentiality of the process FCBI had undertaken and of the indications of interest resulting from that process. Counsel also discussed and provided a review of the fiduciary duty of the board of directors in considering potential merger transactions. The representative of Sandler O'Neill led the board through a discussion of its presentation regarding the market for merger and acquisition activity, an analysis of the potential value of FCBI, a review of the indications of interest that had been received, and the financial condition, valuation and characteristics of the proposed acquirors.

        ACNB's indication of interest letter proposed acquiring all of the outstanding shares of FCBI common stock in an all-stock transaction, at a fixed exchange ratio, nominally priced at $38.00 to $39.00 per share. Since the date of ACNB's submission of its indication of interest, market values of financial companies in general, and all of the parties that had submitted indications of interest, had experienced declines and, as of the date of the meeting, the value of ACNB's proposal was approximately $37.90 per share. The next highest proposal, from Company B, was for a transaction in which 90% of the consideration would be paid in stock and 10% in cash, with a nominal price of $34.63 per share of FCBI common stock, and a market value for the stock portion of the consideration as of the meeting date of $33.50. The proposal from Company C provided for a stockholder election of cash or common stock, subject to a maximum of 50% of the consideration to be paid in the form of Company C common stock, at a price of $34.00 per share of FCBI common stock, subject to possible downward adjustment based on the level of FCBI's adjusted stockholders' equity as of the closing of the transaction. Company A's indication of interest proposed a 50% cash and 50% stock transaction at a per share price of $32.88. Company D's indication of interest proposed an all-stock transaction at a price of between $31.00 and $32.00.

        The FCBI board of directors and the representatives of Sandler O'Neill and Buckley engaged in a lengthy and detailed discussion of the relative merits and demerits of the proposals and the parties that had submitted an indication of interest, including the pricing offered, the impact of an acquisition by each party on the communities in which FCBI operates, and on the customers and employees of FCBI. During an extensive discussion, FCBI's board considered the nominal and current valuation of the offers, estimates of each acquiror's ability to pay a higher price and to recover book value dilution within a reasonable period, presentations regarding the financial condition and results of operations of the prospective acquirors, the amount of dividends paid by the prospective acquirors, the potential for increases in dividend payments, the level of institutional ownership of each company, and the average trading volume of each company.

        The FCBI board of directors recognized that ACNB's offer was significantly higher than all of the other proposals, and that the pro forma dividend for FCBI represented a substantial increase for holders of FCBI common stock, although a lower increase than would have been provided by some of the other prospective acquirors. The FCBI board also recognized that ACNB's dividend payout ratio was lower than that of most of the other prospective acquirors, providing greater potential opportunity for dividend increases. The FCBI board discussed the liquidity of each of the company's shares, recognizing that there may be certain stockholders who require diversification of their holdings, or greater opportunity to cash out, than has been available given FCBI's low trading volume. The board recognized that the market for all of the acquirors' common stocks was significantly more liquid than that for FCBI's, although some of them, including ACNB, had a relatively lower trading volume.

        Following further discussion, the board of directors directed Sandler O'Neill to contact representatives of ACNB to finalize their proposal with a fixed exchange ratio, and to make certain other modifications to the indication of interest. The board also directed Sandler O'Neill to contact Company A, with which many of the directors were very familiar, in order to obtain a higher price and a greater proportion of stock. Sandler O'Neill was also directed to contact Company D in order to obtain an increase in the price. On May 30, 2019, Company A provided a revised indication of interest providing for a 50% cash/50% stock transaction at a fixed exchange ratio, having a value of $34.05. Company D did not submit a higher proposal. Company B was contacted to indicate that they would be contacted again if the discussions with ACNB did not result in a transaction, and was offered the opportunity to increase their offer at that time, which they did not elect to do. On May 31, 2019, ACNB submitted a revised indication of interest proposing a fixed exchange ratio of 0.9900 shares of ACNB common stock for each share of FCBI common stock.

        On June 3, 2019, FCBI's board of directors met with representatives of Sandler O'Neill and Buckley to discuss the revised indications of interest. Following extended discussion of the revised indications of interest and the other proposals, the board of directors requested Sandler O'Neill to contact Company A again to insure that they had provided their best and final offer. On June 4, 2019, Sandler O'Neill reported to the board that Company A's best and final offer was not materially in excess of their previous offer. Sandler O'Neill summarized the proposals and, following further discussion, the board of directors unanimously approved entering into exclusive negotiations with

ACNB, as well as authorized Mr. Talley to execute the indication of interest on FCBI's behalf. The indication of interest was executed and delivered on June 4, 2019.

        During the next several weeks, ACNB conducted its due diligence investigation of FCBI and its operations, including an on-site file review and management interviews during the period June 10 through June 13, 2019. During this period, FCBI, with the assistance of Sandler O'Neill and Buckley, conducted a due diligence review of nonpublic documents regarding ACNB, and conducted an on-site reverse diligence review and meetings with ACNB's management at ACNB's headquarters on June 19, 2019. On June 12, 2019, Mr. Talley again met with Messrs. Helt and Rasmussen to obtain a better understanding of ACNB's culture.

        On June 12, 2019, Bybel Rutledge provided Buckley with the initial draft of the reorganization agreement and certain ancillary documents. Following review of the initial drafts of the reorganization agreement and receipt of the initial comments and markup of the draft reorganization agreement from counsel, Ms. Chaney and Mr. Talley engaged in discussions with representatives of Buckley and Sandler O'Neill to discuss the proposed response to the draft reorganization agreement. On June 18, 2019, at ACNB's regularly scheduled board of directors meeting, management of ACNB and representatives of Boenning and Bybel Rutledge provided an update to the board of directors on the status of negotiations of the reorganization agreement and ancillary matters, and management of ACNB provided an update of the results of the due diligence review. On June 24, 2019, at FCBI's regularly scheduled board of directors meeting, management of FCBI and representatives of Sandler O'Neill and Buckley updated the board of directors on the results of the reverse due diligence process, and progress on negotiation of the reorganization agreement. During the next week, representatives of Bybel Rutledge and Buckley, in consultation with their respective clients, continued negotiation of the reorganization agreement, as well as discussed and negotiated ancillary agreements relating to certain officers of FCBI.

        On June 26, 2019, pursuant to a confidentiality agreement, Ms. Chaney and representatives of Sandler O'Neill and Buckley spoke with Martin S. Lapera, FCBI's former president and chief executive officer and a greater than 10% stockholder of FCBI, in order to discuss ACNB's desire to have him execute a letter pursuant to which he would agree to support the proposed merger. During the course of these conversations, the representatives of FCBI explained the analysis and process that FCBI had undertaken, the results of the solicitation of bids, and the reasons the FCBI board of directors elected to enter into discussions with ACNB. Representatives of FCBI responded to Mr. Lapera's questions about the process and addressed his concerns. On June 27, 2019, Ms. Chaney, Mr. Talley, Mr. Helt and Mr. Rasmussen, as well as representatives of Sandler O'Neill and Boenning, met with Mr. Lapera. Following these meetings, Mr. Lapera entered into the letter agreement with ACNB, pursuant to which he agreed to vote his shares of FCBI common stock in favor of the reorganization agreement and the merger.

        On July 1, 2019, a special meeting of FCBI's board of directors was held, at which the board of directors discussed the proposed merger transaction with FCBI's financial and legal advisors. At the meeting, Sandler O'Neill and Buckley reviewed the procedures effected to date, as well as the status of the negotiations and changes to the reorganization agreement since the initial draft and to the ancillary agreements; Buckley provided a review of the fiduciary duties of the directors; and Sandler O'Neill provided an updated presentation on the financial terms of the proposed merger, including an analysis of the terms of the merger as compared to other announced merger transactions in the bank and thrift industry. Sandler O'Neill then rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 1, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill, the merger consideration set forth in the reorganization agreement was fair, from a financial point of view, to the holders of FCBI common stock. A copy of Sandler O'Neill's opinion is included as Annex C to this joint proxy statement/prospectus.

        After discussion of these presentations, the board of directors unanimously approved the proposed merger and the reorganization agreement in its final form, and authorized Mr. Talley, subject to finalization of the employment related agreements for certain officers of FCBI and/or its subsidiary bank, to execute and deliver the reorganization agreement on behalf of FCBI, the subsidiary bank merger agreement on behalf of Frederick County Bank, and other ancillary documents.

        On July 1, 2019, the boards of directors of ACNB and ACNB Bank, its subsidiary bank, held a joint special meeting at which time management updated the boards on the status of certain material aspects of the transaction, Boenning reviewed certain presentation materials, Bybel Rutledge discussed revisions made to the reorganization agreement and ancillary documents, as well as the fiduciary duties of its directors and officers in a merger transaction and Boenning delivered its written fairness opinion. Following the presentations, the boards of directors discussed, considered, approved and adopted the terms of the transaction, the reorganization agreement and the schedules, exhibits and annexes thereto, and the bank plan of merger and the schedules and exhibits thereto. In addition, the boards of directors authorized all regulatory applications and filings related to the merger transaction.

        Following the board meetings, ACNB and FCBI executed the reorganization agreement and the schedules, exhibits and annexes thereto. The merger was announced prior to the opening of trading on July 2, 2019.

Certain Non-Public, Unaudited, Forward-Looking Information Exchanged by ACNB and FCBI

        In the course of their merger discussions, ACNB and FCBI each provided copies of certain internal financial projections for future periods prepared by senior management to the other and to Boenning and Sandler O'Neill, financial advisors for ACNB and FCBI, respectively, for them to use in preparing the analyses performed in connection with their respective fairness opinions.

        The following table presents select unaudited prospective financial data for the fiscal years ended December 31, 2019 through December 31, 2021 prepared by ACNB and considered by Boenning and Sandler O'Neill for the purpose of preparing their fairness opinions to ACNB's board of directors and FCBI's board of directors, respectively, as described in this joint proxy statement/prospectus.

	For the Year Ended December 31,
	2019	2020	2021(1)
Net Income (in millions)	$21.28	$22.19	$23.08

(1)
Figures for the years ended December 31, 2021 were calculated by Boenning by using a growth rate of 4% that was provided by ACNB senior management.

        The following table presents select unaudited prospective financial data for the fiscal years ended December 31, 2019 through December 31, 2021 provided by FCBI and/or their financial advisors and considered by Boenning and Sandler O'Neill for the purpose of preparing their fairness opinions to ACNB's board of directors and FCBI's board of directors, respectively, as described in this joint proxy statement/prospectus.

	For the Year Ended December 31,
	2019	2020	2021
Net Income (in millions)	$2.48	$2.64	$2.86

        The foregoing projections are provided for the sole purpose of describing certain projections exchanged between the parties. The inclusion of the projections in this document should not be interpreted as an indication that either ACNB or FCBI considers this information to be necessarily predictive of actual future results of operations for ACNB, FCBI or the combined company, and this information should not be relied upon for that purpose. For factors and other matters that could cause actual results to differ, please see the sections entitled "Risk Factors" and "A Warning About Forward Looking Information" in this joint proxy statement/prospectus.

        The referenced plans and projections involve significant assumptions regarding, among other things, interest rates, projected loan, deposit and asset growth, dividends, asset quality and allowance for loan losses, loan-to-deposit ratios and return on assets which were based on historical data, trends and interim results along with any known information that would potentially cause future results to differ from prior results. Because the projections were based on numerous variables and assumptions, including factors related to general economic and competitive conditions, which are inherently uncertain; accordingly, actual results could vary significantly from those set forth in the projections.

        The senior management of both companies developed the prospective data set forth above prior to and without regard for the proposed merger, and FCBI and ACNB do not publicly disclose internal management projections of the type provided to Boenning and Sandler O'Neill, or any other earnings guidance or financial projections. As a result, such projections were not prepared with a view towards public disclosure.

        Further, such projections are not intended to comply with the guidelines for financial forecasts established by the American Institute of Certified Public Accountants or any other established guidelines regarding projections or forecasts.

        The reports of the independent registered public accounting firms of ACNB and FCBI included in or incorporated by reference into this document relate solely to the historical financial information of the respective companies as referred to therein. Such reports do not extend to the above discussion of the ACNB and FCBI projections and should not be read as doing so.

ACNB's Reasons for the Merger

        ACNB's board of directors considered the terms of the reorganization agreement, the long-term and short-term strategic and economic benefits of the proposed merger, and the long-term and short-term pro forma financial impact of the proposed merger and, accordingly, determined that it was advisable and in the best interests of ACNB for ACNB to enter into the reorganization agreement with FCBI.

        In the course of making its decision to approve the transaction with FCBI, ACNB's board of directors consulted with ACNB's executive management and ACNB's financial and legal advisors. ACNB's board of directors considered, among other things, the following factors:

  •
  The review by the ACNB board of directors of its own strategic plan, strategic and business opportunities, business, operations, financial condition, earnings, and prospects, as well as the review of FCBI's business, operations, financial condition, earnings, and prospects, including geographic positions. After finishing its review, ACNB concluded that the merger had significant potential to enhance its competitive strategic position, potential prospective business opportunities, community banking business model, operations, prospective financial condition, potential future earnings, and business prospects. Specifically, ACNB believes that the merger would enhance its business opportunities in Maryland due to the combined company having a greater market share, expanded market presence, and the ability to offer more diverse products and services (for example, insurance and wealth management services, including trust and retail brokerage), as well as provide a broader based and geographically diversified branch system to enhance deposit collection and potentially improve funding costs. The greater market share, increased market diversity, and enhanced products and services in FCBI's market should lead to prospects of strengthening customer relationships, lowering operating costs, increasing revenues, and enhancing profitability from more diversified sources and higher-yielding products in FCBI's market with lower funding costs elsewhere in the branch system which should positively impact overall financial performance for ACNB;

  •
  The similarity of the adjacent Maryland market to ACNB Bank's current market for efficiency of integration and continuity of current marketing strategies through the extension of the banking franchise into a contiguous market with a significant market share;

  •
  Its understanding of the current and prospective environment in which ACNB and FCBI operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing prospects for mergers in the financial services industry, and the likely effect of these factors on ACNB and FCBI, in light of, and in absence of, the proposed business combination;

  •
  The board's review with its legal and financial advisors of the structure of the merger, as well as the financial and other terms of the merger and related documents including the board's assessment of merger consideration and the impact thereof on the combined company;

  •
  The expectation if closing occurred in the first quarter of 2020 of the acquisition to leading to EPS accretion during year one and a greater amount of accretion in year two after the acquisition is consummated, which is greater than ACNB's expected ordinary EPS growth rate for those years;

  •
  The result of the business combination in potential annualized cost savings of approximately 37%, as well as the potential for incremental revenue opportunities enabling a potential material increase in long-term future earnings accretion, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions and the elimination of redundant external contractual services;

  •
  The review by the ACNB board of directors of the structure and terms of the merger, including the merger consideration and the expectation that the merger would qualify as a type of transaction that is generally tax-free to FCBI stockholders for United States federal income tax purposes. The board of directors of ACNB viewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the stockholders of FCBI with more value than a taxable transaction on similar terms along with providing FCBI with clarity of tax status for the transaction;

  •
  The fact that certain provisions of the reorganization agreement prohibit or limit FCBI from soliciting or responding to proposals for alternative transactions, obligate FCBI to pay a termination fee if the reorganization agreement is terminated due to FCBI accepting another offer, and obligate FCBI to pay damages under certain circumstances in the event that the reorganization agreement is terminated;

  •
  The alignment of the merger with ACNB's acquisition strategy of prudent and selective growth into markets with similar or better demographics and with companies and managements with similar philosophies, culture, and business models;

  •
  The fact that, pursuant to the reorganization agreement, FCBI must generally conduct its business in the ordinary course and FCBI is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the reorganization agreement;

  •
  The financial information and analyses presented by Boenning to the board of directors, and the presentation and opinion of Boenning to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio in the proposed merger was fair from a financial point of view to ACNB;

  •
  The likelihood that the regulatory approvals necessary to complete the merger would be obtained; and,

  •
  The fact that merger will not result in any immediate branch closures by either ACNB or FCBI because the market areas are contiguous and not overlapping.

        The board of directors of ACNB also considered the fact that the combined institution would result in a financial institution with approximately $2.2 billion in assets, total deposits of $1.8 billion, and gross loans of $1.7 billion. The board of directors considered all of these factors as favorable to the transaction.

        ACNB's board of directors also considered the following:

  •
  The fact that ACNB shares to be issued to holders of FCBI stock to complete the merger will result in ownership dilution to existing ACNB shareholders;

  •
  The fact that capital charges are expected to be greater than in most deals of a similar size, but it is anticipated that ACNB will earn back such charges in five years or less;

  •
  The addition of one current member of FCBI's board to the ACNB board following consummation of the merger;

  •
  The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

  •
  The fact that, pursuant to the reorganization agreement, ACNB must generally conduct its business in the ordinary course and will commit sufficient resources to the merger and subsequent integration, which may delay or prevent ACNB from undertaking business opportunities which may arise pending completion of the merger;

  •
  The risk that potential strategic, operational, and financial benefits, cost savings, and other synergies sought in the merger may not be realized or may not be realized within the expected time period(s);

  •
  The risk that integration of ACNB and FCBI will not occur as desired, as well as the potential impact of integration if not successful on the expected benefits of the merger;

  •
  The risk that certain tax attributes of ACNB and FCBI may be affected by the transaction; and,

  •
  The potential for diversion of management and employee attention during the period prior to the completion of the merger and the potential effect on ACNB's business and relations with customers, service providers, and other stakeholders whether or not the merger is consummated.

        The foregoing discussion of the factors considered by the ACNB board of directors in evaluating the reorganization agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the ACNB board of directors. ACNB's board of directors evaluated the factors described above, including asking questions of ACNB's legal and financial advisors. In reaching its decision to approve the agreement and the merger, the ACNB board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The ACNB board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the reorganization agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.

        ACNB board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The ACNB board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and in support of, its determination to enter into the reorganization agreement.

Recommendation of the ACNB Board of Directors

        The board of directors of ACNB unanimously determined that the reorganization agreement, and other transactions contemplated by the reorganization agreement, including the issuance of shares of ACNB common stock in connection with the merger, are in the best interests of ACNB and its shareholders. Accordingly, the ACNB board of directors recommends that ACNB shareholders vote "FOR" approval of the issuance of shares of ACNB common stock in connection with the merger and "FOR" the proposal to adjourn or postpone the ACNB special meeting.

Opinion of ACNB's Financial Advisor

        ACNB engaged Boenning to render financial advisory and investment banking services to ACNB, including an opinion to the ACNB board of directors as to the fairness, from a financial point of view, to ACNB of the exchange ratio in the merger. ACNB selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

        As part of its engagement, representatives of Boenning attended the meeting of the ACNB board of directors held on July 1, 2019 at which the ACNB board of directors evaluated the proposed merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered an oral and written opinion, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to ACNB. The ACNB board of directors unanimously approved the reorganization agreement at this meeting.

        The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

        Boenning's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the ACNB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to ACNB, from a financial point of view, of the exchange ratio in the merger. It did not address the underlying business decision of ACNB to engage in the merger or enter into the reorganization agreement or constitute a recommendation to the ACNB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of ACNB common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders', affiliates' or other agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such stockholder.

        Boenning's opinion was reviewed and approved by Boenning's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

        In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ACNB and FCBI and bearing upon the merger, including, among other things:

  •
  the historical financial performances, current financial positions and general prospects of ACNB and FCBI and certain internal financial analyses and forecasts prepared by the management of ACNB and FCBI;

  •
  a draft of the reorganization agreement, dated June 29, 2019 (the most recent draft then made available to Boenning);

  •
  the stock market performance and trading history of ACNB and FCBI;

  •
  the consolidated financial and operating data of ACNB and FCBI;

  •
  the pro forma financial impact of the proposed merger on ACNB, based on assumptions relating to transaction expenses, acquisition accounting adjustments, cost savings and other synergies determined and provided by senior management of ACNB and FCBI, and relied upon by us at the direction of such management and with the consent of ACNB;

  •
  the nature and financial terms of the proposed merger between ACNB and FCBI as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry; and

  •
  in person discussions with members of ACNB's and FCBI's senior management with respect to their respective operations, historical financial statements and future prospects;

        Boenning also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

        In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by ACNB and FCBI, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by ACNB and FCBI including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the pro forma financial impact of the merger on ACNB, based on assumptions relating to transaction expenses, acquisition accounting adjustments, cost savings and other synergies determined and provided by senior management of ACNB and FCBI. Boenning assumed, at the direction of ACNB, that all forecasts and projections provided to Boenning have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of ACNB and FCBI as to their most likely future financial performance. Accordingly, with the consent of ACNB, in rendering its opinion, Boenning's reliance upon ACNB management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of ACNB and ACNB management with respect to such differences.

        It is understood that the portion of the foregoing financial information of ACNB and FCBI that was provided to Boenning was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. Boenning assumed, based on discussions with the management of ACNB, and with the consent of the ACNB board of directors, that all such information was reasonably prepared and reflect the best currently available estimates and judgment of the management of ACNB and FCBI as to their most likely future performance. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification that the allowances for loan losses indicated on the balance sheets of ACNB and FCBI are adequate to cover such losses. In rendering its opinion, Boenning did not review any individual loans or credit files.

        Boenning assumed, in all respects material to its analyses:

  •
  that all of the representations and warranties of all parties contained in the reorganization agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

  •
  that the reorganization agreement (the final terms of which we have assumed would not differ in any respect material to Boenning's analyses from the draft version reviewed by it and referred to above) represented the entire agreement between the parties, that it would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the exchange ratio and with no other consideration or payments in respect of FCBI common stock;

  •
  that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect either ACNB or FCBI, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and

  •
  that the merger would be treated as a tax-free reorganization for federal income tax purposes.

        Boenning assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of ACNB that ACNB relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Boenning did not provide advice with respect to any such matters.

        Boenning's opinion addressed only the fairness to ACNB, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger. Boenning's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date and, accordingly, it speaks to no other period. Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning's opinion did not address, and Boenning expressed no view or opinion with respect to:

  •
  the relative merits of the merger and the other business strategies that ACNB's Board of Directors considered or may had considered;

  •
  the underlying business decision of ACNB's Board of Directors to proceed with the merger;

  •
  the prices at which ACNB's securities or FCBI's securities may trade at any time; or

  •
  any advice or a recommendation provided by any other advisor to ACNB.

        In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, ACNB and FCBI. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the ACNB board of directors in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the ACNB board of directors with respect to the fairness of the exchange ratio in the merger. The type and amount of consideration payable in the merger were determined through negotiation between ACNB and FCBI, and the decision to enter into the reorganization agreement was solely that of the ACNB board of directors.

        The following is a summary of the material financial analyses presented by Boenning to the ACNB board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the ACNB board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        For purposes of the financial analyses described below, Boenning utilized an implied transaction value for the proposed merger of $39.17 per outstanding share of FCBI common stock, based on the fixed exchange ratio of 0.9900 and ACNB's closing price of $39.57 on June 28, 2019. Boenning also utilized an implied aggregate transaction value for the proposed merger of $61.5 million based on (i) the implied price of $39.17 per share to FCBI common stockholders, (ii) the "in the money" value of FCBI's outstanding stock options based on the difference between their weighted average strike price of $11.69 and their implied price of $39.17 (the implied price to FCBI common stock holders), and (iii) 1,541,737 shares of FCBI common stock outstanding, and (iv) 38,700 FCBI stock options outstanding. The aggregate value of the implied price to FCBI common stockholders was $60.4 million while the implied price to FCBI stock option holders was $1.1 million.

        In addition to the financial analyses described below, Boenning reviewed with the ACNB board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $39.17 per outstanding share of FCBI common stock:

  •
  169.8% of FCBI's book value

  •
  169.8% of FCBI's tangible book value

  •
  22.3x FCBI's last twelve months ("LTM") March 31, 2019 earnings per share, or EPS

  •
  7.7% core deposit premium defined as the premium paid to tangible book value divided by FCBI's core deposits

  •
  45.1% premium to FCBI's June 28, 2019 closing price of $27.00

        ACNB Selected Companies Analysis.    Using publicly available information, Boenning compared the financial performance, financial condition and market performance of ACNB to 16 major exchange-traded banks and bank holding companies with total assets between $1.3 billion and $2.0 billion with a median of $1.6 billion, and excluding companies that are in the process of being acquired, which we refer to as the ACNB selected companies.

        The ACNB selected companies were as follows:

Orrstown Financial Services, Inc.	Unity Bancorp, Inc.
SB One Bancorp	Parke Bancorp, Inc.
ESSA Bancorp, Inc.	PCSB Financial Corporation
Codorus Valley Bancorp, Inc.	Shore Bancshares, Inc.
First Bank	Evans Bancorp, Inc.
Chemung Financial Corporation	Citizens Financial Services, Inc.
Community Financial Corporation	First United Corporation
Penns Woods Bancorp, Inc.	CB Financial Services, Inc.

        To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter, or MRQ, ended, March 31, 2019 or latest 12 months, or LTM, and market price information as of June 28, 2019. Boenning also used 2019 EPS estimates taken from consensus "street estimates" for the ACNB selected companies. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in ACNB's historical financial statements, or the data prepared by Sandler O'Neill and FCBI presented under the section "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Opinion of FCBI's Financial Advisor," as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

        Boenning's analysis showed the following concerning the financial condition and performance of ACNB and the ACNB selected companies for the MRQ:

		ACNB Selected Companies
	ACNB	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	9.1	7.6	9.5	8.7	17.9
Non-Performing Assets (NPAs) / Assets (%)	0.43	0.32	1.12	1.19	1.84
LTM Core Return on Average Assets (%)(1)	1.43	0.62	1.08	1.06	1.94
LTM Core Return on Average Equity (%)(1)	14.21	3.20	10.78	10.25	17.59

(1)
Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

        In addition, Boenning's analysis showed the following concerning the market performance of ACNB and the ACNB selected companies:

		ACNB Selected Companies
	ACNB	Low	Average	Median	High
Dividend Yield (%)	2.53	0.79	2.30	2.39	4.15
Stock Price / Tangible Book Value per Share (x)	186.1	103.2	139.4	130.0	180.2
Stock Price / LTM Core EPS (x)	12.3	8.5	13.8	12.3	36.2
Stock Price / 2019 EPS (x)(1)	NA	9.2	13.7	11.7	38.4

(1)
Expressed as a multiple of analyst consensus estimates.

        None of the ACNB selected companies used as a comparison in the above analyses is identical to ACNB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        FCBI Selected Companies.    Using publicly available information, Boenning compared the financial performance, financial condition and market performance of FCBI to 22 publicly traded banks and bank holding companies, which we refer to as the FCBI selected companies, with total assets between $400 million and $600 million with a median of $471 million. The selected companies are headquartered in either Maryland, Virginia Pennsylvania and Washington, D.C. Companies that are in the process of being acquired were excluded from the FCBI selected companies.

        The FCBI selected companies were as follows:

Blue Ridge Bankshares, Inc.	Community Heritage Financial, Inc.
Northumberland Bancorp	Susquehanna Community Financial, Inc.
Village Bank and Trust Financial Corp.	Bank of Botetourt
Calvin B. Taylor Bankshares, Inc.	Mifflinburg Bancorp, Inc.
First Community Financial Corporation	Touchstone Bank
York Traditions Bank	PSB Holding Corporation
Pinnacle Bankshares Corporation	IBW Financial Corporation
New Tripoli Bancorp, Inc.	Virginia Partners Bank
National Capital Bank of Washington	Farmers and Merchants Bancshares, Inc.
Freedom Bank of Virginia	Woodlands Financial Services Company
Muncy Bank Financial, Inc.	Commercial National Financial Corporation

        To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter ended, March 31, 2019, and market price information as of June 28, 2019. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in FCBI's historical financial statements, or the data prepared by Sandler O'Neill and FCBI presented under the section "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Opinion of FCBI's Financial Advisor," as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

        Boenning's analysis showed the following concerning the financial condition and performance of FCBI and the FCBI selected companies:

		FCBI Selected Companies
	FCBI	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	8.2	7.3	10.4	10.0	16.6
NPAs / Assets (%)	0.46	0.06	0.75	0.81	2.15
LTM Core Return on Average Assets (%)(1)	0.65	0.26	0.89	0.96	1.46
LTM Core Return on Average Equity (%)(1)	7.88	2.25	8.83	9.17	12.02
LTM Efficiency Ratio (%)	77.9	51.7	72.0	71.8	90.8

(1)
Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

        In addition, Boenning's analysis compared pricing multiples for the merger to the implied pricing multiples of the FCBI selected companies. To account for an equity control premium, Boenning applied a 24.9% premium to the FCBI selected companies based on the median one-day stock price premium for all bank and thrift merger transactions with target assets less than $2 billion since January 1, 2018.

		FCBI Selected Companies
	ACNB / FCBI
		10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	169.8	119.8	140.0	196.6
Price to LTM Core Earnings (x)	22.3	12.3	16.5	29.2
Core Deposit Premium (%)	7.7	(0.7)	2.2	8.5
Price to Assets (%)	13.9	11.2	14.4	19.4
Price to Deposits (%)	16.5	13.4	16.6	25.6

        None of the FCBI selected companies used as a comparison in the above selected companies analysis is identical to FCBI, ACNB or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Select Transactions Analysis.    Boenning reviewed publicly available information related to four sets of selected U.S. bank transactions:

  1.
  39 selected national bank and thrift transactions, which we refer to as the National group, announced since June 1, 2018, with target assets between $250 million and $750 million with a median of $397 million;

  2.
  Nine selected bank and thrift transactions where the target is headquartered in Pennsylvania, Maryland, Virginia, West Virginia, or Washington, D.C. which we refer to as the Regional group, announced since June 1, 2017 with target assets between $250 million and $750 million with a median of $559 million;

  3.
  13 selected national bank and thrift transactions, which we refer to as the Performance group, announced since June 1, 2017 with target assets between $250 million and $750 million with a median of $438 million and tangible common equity to tangible assets ratio between 7% and 10% and a return on average equity (ROAE) between 7% and 10%; and

  4.
  16 selected national bank and thrift transactions, which we refer to as the Recent group, announced since January 1, 2019 with target assets between $250 million and $750 million with a median of $441 million.

        All four sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

National Group
Acquirer Company	Company Acquired	Date Announced
Nicolet Bankshares, Inc.	Choice Bancorp, Inc.	6/27/2019
1st Constitution Bancorp	Shore Community Bank	6/24/2019
Wintrust Financial Corporation	STC Bancshares Corp.	6/5/2019
Santa Cruz County Bank	Lighthouse Bank	5/28/2019
BancFirst Corporation	Pegasus Bank	4/24/2019
Midland States Bancorp, Inc.	HomeStar Financial Group, Inc.	4/2/2019
Liberty Bank	SBT Bancorp, Inc.	3/21/2019
BancorpSouth Bank	Summit Financial Enterprises, Inc.	3/5/2019
BancorpSouth Bank	Van Alstyne Financial Corporation	3/5/2019
German American Bancorp, Inc.	Citizens First Corporation	2/21/2019
United Community Banks, Inc.	First Madison Bank & Trust	2/5/2019
Bank First National Corporation	Partnership Community Bancshares, Inc.	1/23/2019
Community Bank System, Inc.	Kinderhook Bank Corp.	1/22/2019
Glacier Bancorp, Inc.	FNB Bancorp	1/16/2019
Delmar Bancorp	Virginia Partners Bank	12/13/2018
BayCom Corp	Uniti Financial Corporation	12/10/2018
Cambridge Bancorp	Optima Bank & Trust Company	12/5/2018
Faciam Holdings, Inc.	Summit Bancshares, Inc.	11/28/2018
Spirit of Texas Bancshares, Inc.	First Beeville Financial Corporation	11/27/2018
BancorpSouth Bank	Casey Bancorp, Inc.	11/13/2018
First Bancshares, Inc.	FPB Financial Corp.	11/6/2018
Peoples Bancorp Inc.	First Prestonsburg Bancshares, Inc.	10/29/2018
OceanFirst Financial Corp.	Capital Bank of New Jersey	10/25/2018
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.	10/23/2018
Byline Bancorp, Inc.	Oak Park River Forest Bankshares, Inc.	10/17/2018
American National Bankshares Inc.	HomeTown Bankshares Corporation	10/1/2018
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Farmers & Merchants Bancorp, Inc.	Limberlost Bancshares, Inc.	8/20/2018
Hometown Financial Group MHC	Pilgrim Bancshares, Inc.	7/25/2018
First Bancshares, Inc.	FMB Banking Corporation	7/24/2018
Spirit of Texas Bancshares, Inc.	Comanche National Corporation	7/19/2018
FS Bancorp, Inc.	Anchor Bancorp	7/17/2018
ConnectOne Bancorp, Inc.	Greater Hudson Bank	7/12/2018
City Holding Company	Poage Bankshares, Inc.	7/11/2018
Citizens Community Bancorp, Inc.	United Bank	6/21/2018
First Mid-Illinois Bancshares, Inc.	SCB Bancorp, Inc.	6/12/2018
CapStar Financial Holdings, Inc.	Athens Bancshares Corporation	6/11/2018
First Midwest Bancorp, Inc.	Northern States Financial Corporation	6/7/2018
Business First Bancshares, Inc.	Richland State Bancorp, Inc.	6/4/2018

Regional Group
Acquirer Company	Company Acquired	Date Announced
Delmar Bancorp	Virginia Partners Bank	12/13/2018
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.	10/23/2018
American National Bankshares Inc.	HomeTown Bankshares Corporation	10/1/2018
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Northwest Bancshares, Inc.	Donegal Financial Services Corp.	6/12/2018
Mid Penn Bancorp, Inc.	First Priority Financial Corp.	1/16/2018
CB Financial Services, Inc.	First West Virginia Bancorp, Inc.	11/16/2017
WesBanco, Inc.	First Sentry Bancshares, Inc.	11/13/2017
Old Line Bancshares, Inc.	Bay Bancorp, Inc.	9/27/2017

Performance Group
Acquirer Company	Company Acquired	Date Announced
Community Bank System, Inc.	Kinderhook Bank Corp.	1/22/2019
Byline Bancorp, Inc.	Oak Park River Forest Bankshares, Inc.	10/17/2018
American National Bankshares Inc.	HomeTown Bankshares Corporation	10/1/2018
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Capitol Federal Financial, Inc.	Capital City Bancshares, Inc.	4/30/2018
Heritage Financial Corporation	Premier Commercial Bancorp	3/8/2018
LCNB Corp.	Columbus First Bancorp, Inc.	12/21/2017
First Mid-Illinois Bancshares, Inc.	First BancTrust Corporation	12/11/2017
Independent Bank Corporation	TCSB Bancorp, Inc.	12/4/2017
FCB Financial Holdings, Inc.	Floridian Community Holdings, Inc.	11/27/2017
Peoples Bancorp Inc.	ASB Financial Corp.	10/24/2017
Veritex Holdings, Inc.	Liberty Bancshares, Inc.	8/1/2017
Heritage Financial Corporation	Puget Sound Bancorp, Inc.	7/26/2017

Recent Group
Acquirer Company	Company Acquired	Date Announced
Nicolet Bankshares, Inc.	Choice Bancorp, Inc.	6/27/2019
1st Constitution Bancorp	Shore Community Bank	6/24/2019
Wintrust Financial Corporation	STC Bancshares Corp.	6/5/2019
Santa Cruz County Bank	Lighthouse Bank	5/28/2019
BancFirst Corporation	Pegasus Bank	4/24/2019
Midland States Bancorp, Inc.	HomeStar Financial Group, Inc.	4/2/2019
ChoiceOne Financial Services, Inc.	County Bank Corp	3/25/2019
Liberty Bank	SBT Bancorp, Inc.	3/21/2019
BancorpSouth Bank	Van Alstyne Financial Corporation	3/5/2019
BancorpSouth Bank	Summit Financial Enterprises, Inc.	3/5/2019
German American Bancorp, Inc.	Citizens First Corporation	2/21/2019
United Community Banks, Inc.	First Madison Bank & Trust	2/5/2019
Bank First Corporation	Partnership Community Bancshares, Inc.	1/23/2019
Community Bank System, Inc.	Kinderhook Bank Corp.	1/22/2019
Heartland Financial USA, Inc.	Blue Valley Ban Corp.	1/16/2019
Glacier Bancorp, Inc.	FNB Bancorp	1/16/2019

        For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company's then latest publicly available financial statements prior to the announcement of the respective transaction:

  •
  Price per common share to tangible book value per common share of the acquired company;

  •
  Price per common share to LTM core earnings (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles);

  •
  Core deposit premium;

  •
  Price per common share to total assets per share;

  •
  Price per common share to total deposits per share;

  •
  Market premium from one day prior to announcement; and

  •
  Market premium from 30 days prior to announcement.

        The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $61.5 million and using preliminary historical financial information for FCBI as of or for the 12 months ended March 31, 2019 provided by FCBI's management.

        The results of the analysis are set forth in the following tables:

National Group
	ACNB/FCBI Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	169.8	137.0	173.7	217.3
Deal Value to LTM Core Earnings (x)	22.3	12.9	17.1	30.0
Core Deposit Premium (%)	7.7	6.3	9.5	16.5
Deal Value to Assets (%)	13.9	12.9	16.9	23.4
Deal Value to Deposits (%)	16.5	14.4	19.8	25.6
1 Day Market Premium (%)	45.1	8.3	20.8	44.3
30 Day Market Premium (%)	61.5	8.1	23.4	43.4

Regional Group
	ACNB/FCBI Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	169.8	133.0	169.1	195.6
Deal Value to LTM Core Earnings (x)	22.3	16.7	24.5	41.1
Core Deposit Premium (%)	7.7	6.5	11.6	13.2
Deal Value to Assets (%)	13.9	12.0	14.8	17.7
Deal Value to Deposits (%)	16.5	15.8	18.1	19.0
1 Day Market Premium (%)	45.1	9.2	32.6	55.4
30 Day Market Premium (%)	61.5	10.6	38.3	61.7

Performance Group
	ACNB/FCBI Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	169.8	150.9	185.3	222.0
Deal Value to LTM Core Earnings (x)	22.3	17.4	24.7	27.4
Core Deposit Premium (%)	7.7	6.5	12.3	17.4
Deal Value to Assets (%)	13.9	12.6	15.3	22.0
Deal Value to Deposits (%)	16.5	15.7	18.8	23.6
1 Day Market Premium (%)	45.1	12.0	36.0	70.4
30 Day Market Premium (%)	61.5	10.5	37.2	68.3

Recent Group
	ACNB/FCBI Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	169.8	149.5	178.9	214.2
Deal Value to LTM Core Earnings (x)	22.3	11.6	14.3	23.6
Core Deposit Premium (%)	7.7	6.3	9.9	15.9
Deal Value to Assets (%)	13.9	13.1	17.9	22.8
Deal Value to Deposits (%)	16.5	15.6	22.3	24.9
1 Day Market Premium (%)	45.1	10.5	32.2	73.4
30 Day Market Premium (%)	61.5	10.1	25.1	70.5

        No company or transaction used as a comparison in the above selected transactions analysis is identical to FCBI, ACNB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

        Pro Forma Financial Impact Analysis.    Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of ACNB and FCBI. Using closing balance sheet estimates as of March 31, 2019 for ACNB and FCBI provided by ACNB management, assumed long term earnings growth rates provided by ACNB management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger) provided by ACNB management, Boenning analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be (i) accretive to ACNB's 2020 and 2021 estimated EPS, (ii) accretive to ACNB's book value per share at closing, and (iii) dilutive to ACNB's estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, ACNB's tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above "well capitalized" regulatory guidelines. For all of the above analysis, the actual results achieved by ACNB following the merger may vary from the projected results, and the variations may be material.

        Discounted Cash Flow Analysis.    Boenning performed a discounted cash flow analysis to estimate a range for the implied equity value of FCBI, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, Boenning used estimated earnings data for FCBI, assumed long term earnings and asset growth rates provided by ACNB management, and estimated cost savings and related expenses and accounting adjustments provided by ACNB management. Boenning assumed discount rates ranging from 9.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that FCBI could generate over the five-year period from 2019 to 2024 and (ii) the present value of FCBI's implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments. Boenning assumed that FCBI would maintain a tangible common equity to tangible assets ratio of 8.00% and FCBI would retain sufficient earnings to maintain that level. In calculating the terminal value of FCBI, Boenning applied a range of 13.0x to 19.0x estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of FCBI common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto, of $37.42 per share to $66.19 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FCBI or the pro forma combined company.

        Miscellaneous.    Boenning acted as financial advisor to ACNB in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between each of ACNB and FCBI and certain Boenning affiliates, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, ACNB and FCBI, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ACNB or FCBI for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning employees and employees of Boenning affiliates may also from time to time maintain individual positions in ACNB common stock and/or FCBI common stock, which positions currently include an individual position in shares of ACNB common stock held by a senior member of the Boenning advisory team providing services to ACNB in connection with the proposed merger.

        Pursuant to the Boenning engagement agreement, ACNB agreed to pay Boenning a non-refundable cash fee equal to $400,000, $20,000 of which became payable upon retention of Boenning, $80,000 of which became payable concurrently with the rendering of Boenning's opinion, and the balance of which is contingent upon the consummation of the merger. Boenning's fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. ACNB also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning's engagement or Boenning's role in connection therewith.

        Boenning has not had any material investment banking relationship with FCBI, or its directors, officers or shareholders during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and FCBI, on the other hand. Boenning has not had any material investment banking relationship with ACNB during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and ACNB, on the other hand. Boenning may provide investment banking services to ACNB in the future, although there is no agreement to do so.

FCBI's Reasons for the Merger

        In reaching the conclusion that the reorganization agreement and merger are in the best interests of and advisable for FCBI and its stockholders, and in approving the reorganization agreement and the merger, FCBI's board of directors considered, and reviewed with management and FCBI's financial and legal advisors a number of factors, including the following:

  •
  The consideration offered by ACNB, at 0.9900 shares of ACNB common stock for each share of FCBI common stock, valued at $38.20 as of the close of trading on July 1, 2019, equals or exceeds the prices paid in recent comparable transactions for institutions similar to FCBI, and as of that date, the value of the merger consideration represented a 41.5% premium over the market value of FCBI's common stock as of June 28, 2019.

  •
  The value of the consideration offered by ACNB substantially exceeded the value of the consideration offered by other parties interested in acquiring FCBI.

  •
  FCBI stockholders will receive ACNB common stock for their shares of FCBI common stock, enabling them to participate in any growth opportunities of the combined company.

  •
  Information concerning the business, financial condition, results of operations and prospects of FCBI and ACNB.

  •
  The relative market valuation of ACNB common stock was reasonable compared to peer companies, offering the potential for increased value.

  •
  The consideration offered by ACNB exceeds the value which FCBI could reasonably expect to achieve if it maintained independent operations.

  •
  The estimated impact which a merger of FCBI with ACNB could have on the resulting company and its valuation, as compared to the impact a merger of FCBI could have on other, larger, companies.

  •
  The risks to stockholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions, management and board succession, the ability of FCBI to raise additional capital, and to attract qualified personnel, the impact and costs of increased regulatory compliance obligations, and the likelihood of FCBI being able to successfully increase scale or profitability.

  •
  The illiquidity and volatile market valuation of FCBI common stock, and the likelihood of any events which would result in an increase in liquidity or market valuation in the foreseeable future.

  •
  The condition of the capital markets for community banking companies, and the ability of FCBI to raise additional capital on terms which are not highly dilutive.

  •
  ACNB common stock is traded on The NASDAQ Stock Market, and has substantially greater liquidity than that of FCBI common stock.

  •
  ACNB common stock is included in the Russell 3000 index, and has potential to see increased demand for its common stock as additional institutional investors seek to invest in companies in that index, or other indices in which ACNB may be included as it grows.

  •
  ACNB common stock currently pays a dividend at a rate of $1.00 per year (or approximately $0.99 per share of FCBI common stock), as compared to $0.32 on FCBI common stock, a 209.4% increase.

  •
  ACNB's earnings potential and current dividend payout ratio, which provides potential for further increases in dividends.

  •
  The belief of the FCBI board of directors that a merger with ACNB makes strategic sense for FCBI and its customers, in light of the higher lending limits, wider array of products and services, and the increasingly competitive environment in which FCBI operates.

  •
  The banking philosophy and community orientation of ACNB and FCBI are very similar, and the markets of the two companies are geographically adjacent.

  •
  ACNB is a stable, profitable, well managed, community bank.

  •
  ACNB expects to retain substantially all customer contact employees, enabling customers to continue banking with the same people, while enjoying a wider and more diversified array of products than Frederick County Bank offers, including wealth management and insurance.

  •
  The agreement of ACNB to maintain Frederick County Bank's identity, by operating as "FCB Bank, a division of ACNB Bank" in Frederick County.

  •
  Sandler O'Neill's opinion, to the effect that, as of July 1, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill, the merger consideration, as set forth in the reorganization agreement, was fair, from a financial point of view, to FCBI's common stockholders.

  •
  The merger will allow most stockholders to defer recognition of taxable gain.

  •
  The interests of officers and directors that are different from, or in addition to, the interest of stockholders generally.

  •
  The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

        The FCBI board of directors also considered potential risks associated with the merger in connection with its consideration of the proposed transaction, including:

  •
  The challenges of combining the businesses of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies.

  •
  The interests of certain executive officers and directors of FCBI with respect to the merger apart from their interest as holders of FCBI common stock, and the risk that these interests might influence their decision with respect to the merger.

  •
  The risk that the terms of the reorganization agreement, including the provisions generally prohibiting FCBI from soliciting, engaging in discussions or providing information with respect to alternative transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by ACNB as a condition to its willingness to enter into the transaction, could have the effect of discouraging other parties that might be interested in a transaction with FCBI from proposing such a transaction.

        The above discussion of the information and factors considered by FCBI's board of directors is not intended to be exhaustive, but indicate the material matters considered by FCBI's board of directors. In reaching its determination to approve the reorganization agreement, FCBI's board of directors did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. FCBI's board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate determination. FCBI's board of directors based its determination on the totality of the information presented.

Recommendation of the FCBI Board of Directors

        FCBI's board of directors has unanimously approved the reorganization agreement and the merger and unanimously recommends that you vote "FOR" the reorganization agreement and the merger; and "FOR" the proposal, if necessary, to adjourn the FCBI special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the FCBI special meeting to approve the reorganization agreement and the merger.

Opinion of FCBI's Financial Advisor

        FCBI retained Sandler O'Neill to act as financial advisor to its board of directors in connection with FCBI's consideration of a possible business combination. FCBI selected Sandler O'Neill to act as its financial advisor because Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to FCBI's board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the reorganization agreement. At the July 1, 2019 meeting at which FCBI's board of directors considered the merger and the reorganization agreement, Sandler O'Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on that same day, to the effect that, as of such date, the merger consideration was fair to the holders of FCBI's common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of FCBI common stock are urged to read the entire opinion carefully in connection with their consideration of the merger proposal.

        Sandler O'Neill's opinion was directed to the board of directors of FCBI in connection with its consideration of the merger and the reorganization agreement and does not constitute a recommendation to any stockholder of FCBI as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the reorganization agreement. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of FCBI common stock and did not address the underlying business decision of FCBI to engage in the merger, the form or structure of the merger or any other transactions contemplated in the reorganization agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for FCBI or the effect of any other transaction in which FCBI might engage. Sandler O'Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of FCBI or ACNB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the reorganization agreement, dated July 1, 2019;

  •
  certain publicly available financial statements and other historical financial information of FCBI and Frederick County Bank that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of ACNB and its subsidiaries that Sandler O'Neill deemed relevant;

  •
  certain internal financial projections for FCBI for the years ending December 31, 2019 through December 31, 2023, as well as estimated dividends per share for the nine months ended

    December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of FCBI;

  •
  certain internal financial projections for ACNB for the years ending December 31, 2019 through December 31, 2022 as well as a long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of ACNB, and estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as directed by the senior management of ACNB;

  •
  the pro forma financial impact of the merger on ACNB based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB;

  •
  the publicly reported historical price and trading activity for FCBI common stock and ACNB common stock, including a comparison of certain stock market information for FCBI common stock and ACNB common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for FCBI and ACNB with similar financial institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of FCBI and its representatives the business, financial condition, results of operations and prospects of FCBI and held similar discussions with certain members of the senior management of ACNB and its representatives regarding the business, financial condition, results of operations and prospects of ACNB.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by FCBI or ACNB or their respective representatives, or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of FCBI and ACNB that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FCBI or ACNB or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of FCBI or ACNB or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of FCBI or ACNB, or of the combined entity after the merger, and Sandler O'Neill did not review any individual credit files relating to FCBI or ACNB or any of their respective subsidiaries. Sandler O'Neill assumed, with FCBI's consent, that the respective allowances for loan losses for both FCBI, ACNB and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for FCBI for the years ending December 31, 2019 through December 31, 2023, as well as estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of FCBI. In addition, Sandler O'Neill used certain internal financial projections for ACNB for the years ending December 31, 2019 through December 31, 2022 as well as a long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of ACNB, and estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as directed by the senior management of ACNB. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to acquisition accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB. With respect to the foregoing information, the respective senior managements of FCBI and ACNB confirmed to Sandler O'Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of FCBI and ACNB, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of FCBI or ACNB since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that FCBI and ACNB would remain as going concerns for all periods relevant to its analysis.

        Sandler O'Neill also assumed, with FCBI'S consent, that (i) each of the parties to the reorganization agreement would comply in all material respects with all material terms and conditions of the reorganization agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FCBI, ACNB, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with FCBI's consent, Sandler O'Neill relied upon the advice that FCBI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the reorganization agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sander O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading value of FCBI common stock or ACNB common stock at any time or what the value of ACNB common stock would be once it is actually received by the holders of FCBI common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to FCBI's board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to FCBI or ACNB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of FCBI and ACNB and the companies to which they were compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the merger consideration to the holders of FCBI common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FCBI, ACNB, and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to FCBI's board of directors at its July 1, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of FCBI common stock or ACNB common stock or the prices at which FCBI or ACNB common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by FCBI's board of directors in making its determination to approve the reorganization agreement and the analyses described below should not be viewed as determinative of the decision of FCBI's board of directors with respect to the fairness of the merger consideration.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics

        Sandler O'Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the reorganization agreement, at the effective time of the merger each share of FCBI common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the reorganization agreement, shall be converted into the right to receive 0.9900 shares of ACNB common stock. Based on the closing price per share of ACNB common stock on June 27, 2019 of $36.51 and based upon 1,541,737 FCBI common shares outstanding and 38,700 options outstanding with a weighted average exercise price of $11.69, Sandler O'Neill calculated an aggregate implied transaction value of $56.7 million, and an implied purchase price per share of $36.14. Based upon financial information for FCBI as of or for the last twelve months ("LTM") ended March 31, 2019 and the closing price of FCBI's common stock on June 27, 2019, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Price Per Share / FCBI Book Value Per Share	154%
Transaction Price Per Share / FCBI Tangible Book Value Per Share	154%
Transaction Price Per Share / FCBI LTM Earnings	20.7x
Transaction Price Per Share / 2019 Estimated FCBI Earnings(1)	22.8x
Transaction Price Per Share / 2020 Estimated FCBI Earnings(1)	21.4x
Core Deposit Premium(2)	6.5%
Core Deposit Premium(3)	6.0%
Market Premium as of June 27, 2019	33.9%

(1)
As provided by FCBI senior management

(2)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

(3)
Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History

        Sandler O'Neill reviewed the publicly available historical reported trading prices of FCBI common stock and ACNB common stock for the one-year period ended June 27, 2019. Sandler O'Neill then compared the relationship between the movements in the price of FCBI common stock and ACNB common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

FCBI's One-Year Stock Performance

	Beginning Value June 27, 2018	Ending Value June 27, 2019
FCBI	100%	90.5%
ACNB	100%	105.2%
FCBI Peer Group	100%	98.4%
S&P 500 Index	100%	108.3%
NASDAQ Bank Index	100%	87.0%

ACNB's One-Year Stock Performance

	Beginning Value June 27, 2018	Ending Value June 27, 2019
ACNB	100%	105.2%
FCBI	100%	90.5%
ACNB Peer Group	100%	88.8%
S&P 500 Index	100%	108.3%
NASDAQ Bank Index	100%	87.0%

Comparable Company Analyses

        Sandler O'Neill used publicly available information to compare selected financial information for FCBI with a group of financial institutions selected by Sandler O'Neill (the "FCBI Peer Group"). The FCBI Peer Group included publicly traded banks and thrifts headquartered in Washington D.C.,

Virginia and Maryland with total assets between $250 million and $650 million, but excluded targets of announced merger transactions and mutual holding companies. The FCBI Peer Group consisted of the following companies:

Bank of Botetourt	Harbor Bankshares Corporation
Bank of Southside Virginia Corporation	Harford Bank
Blue Ridge Bankshares, Inc.	Highlands Bankshares, Inc.
Calvin B. Taylor Bankshares, Inc.	IBW Financial Corporation
Citizens Bancorp of Virginia, Inc.	National Capital Bank of Washington
Community Heritage Financial, Inc.	Pinnacle Bankshares Corporation
Delmarva Bancshares, Inc.	PSB Holding Corporation
Farmers and Merchants Bancshares, Inc.	Touchstone Bank
Freedom Bank of Virginia	Village Bank and Trust Financial Corp.
Glen Burnie Bancorp	Virginia National Bankshares Corporation

        The analysis compared publicly available financial information for FCBI with corresponding data for the FCBI Peer Group as of or for LTM ended March 31, 2019 (unless otherwise noted) with pricing data as of June 27, 2019. The table below sets forth the data for FCBI and the median, mean, low and high data for the FCBI Peer Group. Certain financial data prepared by Sandler O'Neill, as referenced in the table presented below, may not correspond to the data presented in FCBI's historical financial statements, as a result of the different periods, assumptions and methods used by Sander O'Neill to compute the financial data presented.

FCBI Comparable Company Analysis

	FCBI	FCBI Peer Group Median	FCBI Peer Group Mean	FCBI Peer Group Low	FCBI Peer Group High
Total assets ($mm)	442	464	469	283	636
Loans / Deposits (%)	91.9	90.8	87.8	52.1	101.5
Nonperforming assets(1) / Total assets (%)	0.46	0.92	1.14	0.06	2.48
Tangible common equity/Tangible assets (%)	8.18	9.82	10.46	7.22	17.66
Tier 1 leverage ratio (%)	9.93	10.32	10.94	7.54	17.84
Total risk-based capital ratio (%)	11.76	14.10	16.14	10.89	29.70
CRE / Total risk-based capital ratio (%)	204.6	201.2	187.8	22.5	430.9
LTM return on average assets (%)	0.65	0.84	0.77	0.07	1.53
LTM return on average equity (%)	7.87	8.65	7.27	0.69	11.23
LTM Net interest margin (%)	3.54	3.80	3.83	3.27	4.48
LTM Efficiency ratio (%)	77.95	73.57	73.72	51.75	94.10
Price/Tangible book value (%)	115	110	110	46	157
Price/LTM earnings per share (x)	15.4	14.0	15.9	9.7	26.5
Current dividend yield (%)	1.2	2.0	1.6	0.0	3.8
Market value ($mm)	42	48	57	1	176

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Note: Financial data for Bank of Southside Virginia Corporation and Harbor Bankshares Corporation as of or for the period ending December 31, 2018. Previous quarter holding company data or bank-level regulatory data shown where most recent quarter holding company data unavailable.

        Sandler O'Neill used publicly available information to perform a similar analysis for ACNB by comparing selected financial information for ACNB with a group of financial institutions selected by Sandler O'Neill (the "ACNB Peer Group"). The ACNB Peer Group included publicly traded banks and thrifts headquartered in Pennsylvania, Washington D.C., Virginia and Maryland with total assets between $1.25 billion and $2.0 billion, but excluded targets of announced merger transactions and mutual holding companies. The ACNB Peer Group consisted of the following companies:

American National Bankshares Inc.	First Bancorp, Inc.
C&F Financial Corporation	First United Corporation
CB Financial Services, Inc.	FVCBankcorp, Inc.
Citizens & Northern Corporation	John Marshall Bancorp, Inc.
Citizens Financial Services, Inc.	National Bankshares, Inc.
Codorus Valley Bancorp, Inc.	Orrstown Financial Services, Inc.
Community Bankers Trust Corporation	Penns Woods Bancorp, Inc.
Community Financial Corporation	Shore Bancshares, Inc.
ESSA Bancorp, Inc.	Somerset Trust Holding Company

        The analysis compared publicly available financial information for ACNB with corresponding data for the ACNB Peer Group as of or for the LTM ended March 31, 2019 (unless otherwise noted) with pricing data as of June 27, 2019. The table below sets forth the data for ACNB and the median, mean, low and high data for the ACNB Peer Group. Certain financial data prepared by Sandler O'Neill, as referenced in the table presented below, may not correspond to the data presented in ACNB's historical financial statements, as a result of the different periods, assumptions and methods used by Sander O'Neill to compute the financial data presented.

ACNB Comparable Company Analysis

	ACNB	ACNB Peer Group Median	ACNB Peer Group Mean	ACNB Peer Group Low	ACNB Peer Group High
Total assets ($mm)	1,671	1,467	1,558	1,258	1,973
Loans / Deposits (%)	95.2	90.9	90.9	67.8	105.8
Nonperforming assets(1) / Total assets (%)	0.43	0.85	0.95	0.14	1.84
Tangible common equity/Tangible assets (%)	9.10	9.57	9.88	7.64	14.88
Tier 1 leverage ratio (%)	10.80	10.42	10.65	8.20	15.01
Total risk-based capital ratio (%)	15.81	13.82	15.07	11.05	24.60
CRE / Total risk-based capital ratio (%)	178.9	206.2	224.1	96.3	413.0
LTM return on average assets (%)	1.38	1.01	1.09	0.64	1.77
LTM return on average equity (%)	13.80	10.70	10.41	6.49	14.21
LTM Net interest margin (%)	3.81	3.63	3.72	2.80	5.76
LTM Efficiency ratio (%)	59.24	63.03	63.2	51.76	78.57
Price/Tangible book value (%)	172	127	140	99	236
Price/LTM earnings per share (x)	11.3	13.4	13.4	8.2	21.8
Price/2019E earnings per share(2) (x)	10.6	12.0	12.7	11.1	15.8
Price/2020E earnings per share(2) (x)	10.1	11.2	11.9	9.5	14.0
Current dividend yield (%)	2.7	2.8	2.4	0.0	4.4
Market value ($mm)	257	201	212	102	398

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

(2)
Based on publicly available median analyst consensus estimates; ACNB estimates represent Sandler O'Neill projections (4.0% annual earnings growth) based on Sandler O'Neill's professional judgement.

Note: Previous quarter holding company data or bank-level regulatory data shown where most recent quarter holding company data unavailable.

Analysis of Precedent Transactions

        Sandler O'Neill reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank and thrift transactions announced between January 1, 2017 and June 27, 2019 with disclosed deal values and targets headquartered in Washington D.C., Virginia and Maryland with total assets less than $1.0 billion (the "Regional Precedent Transactions"). The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2018 and June 27, 2019 with disclosed deal values, target total assets between $250 million and $650 million and target LTM return on average assets less than 0.75% (the "Nationwide Precedent Transactions").

        The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Blue Ridge Bankshares, Inc.	Virginia Community Bankshares
Delmar Bancorp	Virginia Partners Bank
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.
American National Bankshares Inc.	HomeTown Bankshares Corporation
FVCBankcorp, Inc.	Colombo Bank
First US Bancshares, Inc.	Peoples Bank
Old Point Financial Corporation	Citizens National Bank
Old Line Bancshares, Inc.	Bay Bancorp, Inc.
Howard Bancorp, Inc.	1st Mariner Bank
Community Financial Corporation	County First Bank
Bank of McKenney	CCB Bankshares, Inc.
Old Line Bancshares, Inc.	DCB Bancshares, Inc.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Community Bank System, Inc.	Kinderhook Bank Corp.
Delmar Bancorp	Virginia Partners Bank
Cambridge Bancorp	Optima Bank & Trust Company
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.
American National Bankshares Inc.	HomeTown Bankshares Corporation
Lakeland Bancorp	Highlands Bancorp, Inc.
Hometown Financial Group MHC	Pilgrim Bancshares, Inc.
FS Bancorp, Inc.	Anchor Bancorp
ConnectOne Bancorp, Inc.	Greater Hudson Bank
City Holding Company	Poage Bankshares, Inc.
First Midwest Bancorp, Inc.	Northern States Financial Corporation
Independent Bank Corp.	MNB Bancorp
German American Bancorp, Inc.	First Security, Inc.
Capitol Federal Financial, Inc.	Capital City Bancshares, Inc.
First Paragould Bankshares, Inc.	One Bank & Trust, National Association
Civista Bancshares, Inc.	United Community Bancorp
Hilltop Holdings Inc.	Bank of River Oaks
Park National Corporation	NewDominion Bank
Mackinac Financial Corporation	First Federal of Northern Michigan Bancorp, Inc.
Mid Penn Bancorp, Inc.	First Priority Financial Corp.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Regional Precedent Transactions
	ACNB/ FCBI
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	20.7	25.7	25.7	9.8	43.8
Transaction Price / Tangible Book Value Per Share (%)	154	148	146	99	190
Tangible Book Value Premium to Core Deposits (%)	6.5	10.0	8.5	0.2	14.3
1-Day Market Premium (%)	33.9	26.4	31.0	(64.2)	101.8

		Nationwide Precedent Transactions
	ACNB/ FCBI
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	20.7	32.8	31.0	18.3	43.8
Transaction Price / Tangible Book Value Per Share (%)	154	163	162	63	235
Tangible Book Value Premium to Core Deposits (%)	6.5	10.5	9.9	3.2	23.6
1-Day Market Premium (%)	33.9	20.8	25.8	(2.2)	74.4

Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value of FCBI common stock assuming FCBI performed in accordance with certain internal financial projections for the years ending December 31, 2019 through December 31, 2023, as well as estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of FCBI. To approximate the terminal value of a share of FCBI common stock at December 31, 2023, Sandler O'Neill applied price to 2023 earnings multiples ranging from 12.0x to 22.0x and multiples of December 31, 2023 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FCBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FCBI common stock of $13.32 to $30.25 when applying multiples of earnings and $16.84 to $31.76 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.0%	$17.04	$19.68	$22.32	$24.97	$27.61	$30.25
10.0%	$16.34	$18.87	$21.40	$23.93	$26.46	$28.99
11.0%	$15.67	$18.09	$20.52	$22.94	$25.37	$27.79
12.0%	$15.04	$17.36	$19.68	$22.01	$24.33	$26.65
13.0%	$14.44	$16.66	$18.89	$21.12	$23.34	$25.57
14.0%	$13.86	$16.00	$18.14	$20.27	$22.41	$24.54
15.0%	$13.32	$15.37	$17.42	$19.47	$21.52	$23.56

Tangible Book Value Per Share Multiples

Discount Rate	100%	110%	120%	130%	140%	150%
9.0%	$21.57	$23.61	$25.65	$27.69	$29.72	$31.76
10.0%	$20.68	$22.63	$24.58	$26.53	$28.48	$30.44
11.0%	$19.83	$21.70	$23.57	$25.44	$27.31	$29.18
12.0%	$19.02	$20.82	$22.61	$24.40	$26.19	$27.98
13.0%	$18.26	$19.97	$21.69	$23.41	$25.13	$26.84
14.0%	$17.53	$19.18	$20.82	$22.47	$24.12	$25.76
15.0%	$16.84	$18.42	$20.00	$21.58	$23.16	$24.74

        Sandler O'Neill also considered and discussed with the FCBI's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming FCBI's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for FCBI's common stock, applying the price to 2023 earnings multiples range of 12.0x to 22.0x referred to above and a discount rate of 13.16%.

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(15.0%)	$12.35	$14.23	$16.11	$17.99	$19.87	$21.75
(10.0%)	$13.01	$15.01	$17.00	$18.99	$20.98	$22.97
(5.0%)	$13.68	$15.78	$17.88	$19.98	$22.09	$24.19
0.0%	$14.34	$16.55	$18.77	$20.98	$23.19	$25.40
5.0%	$15.01	$17.33	$19.65	$21.97	$24.30	$26.62
10.0%	$15.67	$18.10	$20.54	$22.97	$25.40	$27.84
15.0%	$16.33	$18.88	$21.42	$23.97	$26.51	$29.05

        Sandler O'Neill also performed an analysis that estimated the net present value per share of ACNB common stock, assuming ACNB performed in accordance with certain internal financial projections for the years ending December 31, 2019 through December 31, 2022 as well as a long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of ACNB, and estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as directed by the senior management of ACNB. To approximate the terminal value of a share of ACNB common stock at December 31, 2023, Sandler O'Neill applied price to 2023 earnings multiples ranging from 10.0x to 18.0x and multiples of December 31, 2023 tangible book value ranging from 100% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ACNB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of ACNB common stock of $21.48 to $46.06 when applying multiples of earnings and $19.93 to $42.48 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.6x	13.2x	14.8x	16.4x	18.0x
9.0%	$27.25	$31.01	$34.78	$38.54	$42.30	$46.06
10.0%	$26.16	$29.77	$33.37	$36.97	$40.57	$44.18
11.0%	$25.13	$28.58	$32.03	$35.48	$38.93	$42.38
12.0%	$24.15	$27.45	$30.76	$34.07	$37.37	$40.68
13.0%	$23.21	$26.38	$29.55	$32.72	$35.89	$39.06
14.0%	$22.32	$25.36	$28.40	$31.44	$34.48	$37.52
15.0%	$21.48	$24.39	$27.31	$30.23	$33.14	$36.06

Tangible Book Value Per Share Multiples

Discount Rate	100%	116%	132%	148%	164%	180%
9.0%	$25.26	$28.71	$32.15	$35.60	$39.04	$42.48
10.0%	$24.26	$27.56	$30.86	$34.15	$37.45	$40.75
11.0%	$23.31	$26.47	$29.62	$32.78	$35.94	$39.10
12.0%	$22.40	$25.43	$28.45	$31.48	$34.51	$37.54
13.0%	$21.54	$24.44	$27.34	$30.24	$33.14	$36.05
14.0%	$20.72	$23.50	$26.28	$29.06	$31.85	$34.63
15.0%	$19.93	$22.60	$25.27	$27.94	$30.61	$33.28

        Sandler O'Neill also considered and discussed with the FCBI's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming ACNB's earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for ACNB common stock, applying the price to 2023 earnings multiples range of 10.0x to 18.0x referred to above and a discount rate of 13.16%.

Annual Budget Variance	10.0x	11.6x	13.2x	14.8x	16.4x	18.0x
(15.0%)	$20.11	$22.79	$25.47	$28.14	$30.82	$33.50
(10.0%)	$21.10	$23.93	$26.77	$29.60	$32.43	$35.27
(5.0%)	$22.08	$25.07	$28.07	$31.06	$34.05	$37.04
0.0%	$23.07	$26.22	$29.36	$32.51	$35.66	$38.81
5.0%	$24.05	$27.36	$30.66	$33.97	$37.28	$40.58
10.0%	$25.03	$28.50	$31.96	$35.43	$38.89	$42.35
15.0%	$26.02	$29.64	$33.26	$36.88	$40.50	$44.12

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger on ACNB assuming the merger closes on December 31, 2019. Sandler O'Neill utilized the following information and assumptions: (a) internal earnings per share projections for FCBI for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of FCBI (b) internal earnings per share projections for ACNB for the years ending December 31, 2019 through December 31, 2022 as well as a long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of ACNB, and estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of ACNB; and (c) certain assumptions relating to transaction expenses, acquisition accounting adjustments and cost savings, as provided by ACNB senior management. The analysis indicated that the share exchange could be accretive to ACNB's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to ACNB's estimated tangible book value per share at close and at December 31, 2020, December 31, 2021, and December 31, 2022, and December 31, 2023.

        In connection with this analysis, Sandler O'Neill considered and discussed with FCBI's board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Relationship

        Sandler O'Neill is acting as FCBI's financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.375% of the aggregate merger consideration, which fee is contingent upon the closing of the merger. At the time of announcement, Sandler O'Neill's fee was approximately $825,000. Sandler O'Neill also received a $100,000 fee from FCBI upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill upon closing of the merger. FCBI has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement.

        Sandler O'Neill did not provide any other investment banking services to FCBI in the two years preceding the date of Sandler O'Neill's opinion, nor did Sandler O'Neill provided any investment banking services to ACNB during such time period. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to FCBI, ACNB and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of FCBI, ACNB and their respective affiliates for Sandler O'Neill's account and for the accounts of Sandler O'Neill's customers.

Terms of the Merger:

Effect of the Merger

        Upon completion of the merger, FCBI will merge with and into a subsidiary of ACNB. ACNB and FCBI will use their commercially reasonable best efforts to cause Frederick County Bank to merge with and into ACNB Bank. The articles of incorporation and the bylaws of ACNB will continue to govern ACNB.

Merger Consideration

FCBI Common Stock

        Stockholders of FCBI will receive 0.9900 of a fully paid and non-assessable share of ACNB common stock for each share of FCBI common stock they own immediately prior to the effective time of the merger. This measure is referred to on occasion in this joint proxy statement/prospectus as the exchange ratio. See "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Terms of the Merger—Exchange Procedures."

        The exchange ratio will be appropriately adjusted if there is a stock dividend, stock combination, stock split, reverse stock split, or common stock reclassification event regarding ACNB common stock before completion of the merger. By way of illustration, if ACNB declares and pays a stock dividend of 5% on or prior to the effective time of the merger, the exchange ratio will be adjusted upward by 5%. Under this hypothetical, FCBI stockholders entitled to receive ACNB common stock pursuant to the reorganization agreement would receive 1.0395 shares of ACNB common stock, adjusted up from 0.9900 of a share, for each share of FCBI common stock they owned immediately prior to the effective time of the merger.

        ACNB will not issue fractional shares of its common stock in connection with the merger. Each holder of FCBI common stock who otherwise would have been entitled to a fraction of a share of ACNB common stock will receive cash in lieu of the fractional share of ACNB common stock (without interest) in an amount calculated pursuant to the reorganization agreement. The reorganization agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of FCBI common stock owned by the holder at the effective time of the merger) by the ACNB determination date market share price. The "ACNB determination date market share price" is the arithmetic average of the closing per share prices of ACNB common stock as quoted on NASDAQ for the twenty (20) trading days for which closing prices are available preceding the seventh calendar day immediately preceding the closing date of the merger. For purposes of determining any fractional share interest, all shares of FCBI common stock owned by a FCBI stockholder shall be combined so as to calculate the maximum number of whole shares of ACNB common stock issuable to such FCBI stockholders.

FCBI Stock Options

        At the effective time of the merger, each unexercised FCBI option to purchase shares of FCBI common stock issued under the FCBI stock option plans that is outstanding at the effective time, and which would otherwise survive the effective time in the absence of the transactions contemplated by the reorganization agreement, shall be redeemed for cash in an amount equal to the number of shares of FCBI common stock covered by such FCBI option multiplied by the excess, if any, of the product of the ACNB determination date market share price multiplied by the exchange ratio over the exercise price per share of such FCBI option. Holders of FCBI options may exercise their FCBI options prior to the effective time of the merger in accordance with the terms of the option and the applicable FCBI stock option plan. As soon as reasonably practicable after the effective time and subject to the prior receipt of any agreement that may be required, ACNB shall, or ACNB shall cause the exchange agent to, deliver the FCBI option cash consideration to the holders of FCBI options that remain unexercised as of the effective time.

ACNB Common Stock

        Each share of ACNB common stock outstanding immediately prior to completion of the merger will remain outstanding after the merger.

Exchange Procedures

        ACNB shall appoint as its exchange agent, Computershare Shareholder Services, for the payment of the merger consideration or another agent experienced in providing such services that is also independent of and unaffiliated with ACNB and FCBI (the "exchange agent").

        As soon as reasonably practicable after the effective time (and in any case no later than five (5) business days thereafter), ACNB shall cause the exchange agent to mail to each record holder of a certificate representing shares of FCBI common stock (a "FCBI certificate") a letter of transmittal which shall specify that delivery of the FCBI certificates shall be effected, and risk of loss and title to the FCBI certificates shall pass, only upon delivery of the FCBI certificates to the exchange agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such FCBI certificates in exchange for the merger consideration. Upon surrender of a FCBI certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such FCBI certificate shall be entitled to receive in exchange therefor (a) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of ACNB common stock that such holder has the right to receive and/or (b) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive for cash in lieu of fractional shares. No interest will be paid or will accrue on any cash payment.

        Certificates representing shares of ACNB common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of an ACNB shareholder from the effective date. Until the certificates representing FCBI common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on the ACNB common stock into which such shares have been converted. When the FCBI certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. ACNB has the right to withhold dividends or any other distributions on its shares until the FCBI stock certificates are surrendered for exchange. Any merger consideration that is not distributed within twelve months following the effective time shall be returned by the exchange agent to ACNB, and thereafter persons entitled to any merger consideration shall look to ACNB.

        Until surrendered, each FCBI stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will ACNB, FCBI, or the exchange agent be liable to any former FCBI stockholder for any amount paid to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

        Because the United States federal income tax consequences of receiving ACNB common stock, FCBI stockholders are urged to read carefully the information included under the caption "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Material U.S. Federal Income Tax Consequences of the Merger" and to consult their tax advisors for a full understanding of the merger's tax consequences to them.

Effective Time

        Subject to the provisions of the reorganization agreement, the statement of merger and articles of merger shall be duly prepared, executed and delivered for filing with the Pennsylvania Department of State and the Maryland State Department of Assessments and Taxation, as required, on the closing date of the merger. The merger shall become effective at such time, on such date, as the statement of merger and articles of merger are filed with the Pennsylvania Department of State and the Maryland State Department of Assessments and Taxation, or at such date and time as may be specified in the statement of merger and articles of merger. See "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Terms of the Merger—Conditions to the Merger" and "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Terms of the Merger—Regulatory Approvals."

Representations and Warranties

        The reorganization agreement contains customary representations and warranties relating to, among other things, the following:

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  Organization, valid existence and good standing of ACNB and FCBI and their respective subsidiaries;

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  Capital structures of ACNB, ACNB Bank, FCBI and Frederick County Bank;

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  Due authorization, execution, delivery, performance, and enforceability of the reorganization agreement;

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  Receipt of consents or approvals of governmental entities or third parties necessary to complete the merger;

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  The delivery and preparation of regulatory reports consistent with regulatory accounting principles and financial statements consistent with GAAP by ACNB and FCBI;

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  ACNB and FCBI having no liabilities other than those disclosed in the regulatory reports or financial statements;

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  Filing of tax returns, payment of taxes, no action, audit, dispute or claim relating to taxes, and other tax matters;

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  Absence of a material adverse effect (as defined in the reorganization agreement) since December 31, 2016, for FCBI and since December 31, 2018, for ACNB;

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  Material contracts;

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  Quality of title to assets and properties, and validity of leases;

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  Maintenance of adequate insurance;

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  Absence of undisclosed material pending or threatened litigation involving ACNB, FCBI, or their respective subsidiaries;

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  Compliance with applicable laws and regulations;

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  Employee and director benefit plans;

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  Labor matters;

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  Brokers, finders and financial advisors;

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  Environmental matters;

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  Allowance for loan losses;

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  Absence of certain related party transactions;

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  Validity and binding nature of loans reflected as assets in the financial statements of ACNB and FCBI;

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  Deposits of ACNB Bank and Frederick County Bank;

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  Quality of information regarding ACNB and FCBI for the registration statement and regulatory applications;

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  ACNB Bank and Frederick County Bank as "well capitalized;"

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  ACNB having sufficient financing;

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  Quality of investment securities;

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  Absence of undisclosed equity plans and agreements;

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  Receipt of a fairness opinion from ACNB's and FCBI's financial advisors;

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  ACNB's securities documents;

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  Intellectual property of ACNB, FCBI, and their respective subsidiaries;

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  Anti-takeover laws and required vote;

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  ACNB's acquisition subsidiary;

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  Proper administration and maintenance of trust accounts by Frederick County Bank;

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  Compliance with Bank Secrecy Act, Foreign Corrupt Practices Act and USA PATRIOT Act;

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  Organization and authority of ACNB's acquisition subsidiary; and

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  Quality of representations.

Conduct of Business Pending Merger

        In the reorganization agreement, FCBI agreed to use its commercially reasonable efforts to preserve its business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business. In addition, FCBI agreed to conduct its business and to engage in transactions only in the ordinary course of business consistent with past practice and policies, except as otherwise required by the reorganization agreement or the written consent of ACNB.

        FCBI also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as disclosed, contemplated by the reorganization agreement or as consented to by ACNB:

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  Amend or change any provision of its articles of incorporation or bylaws;

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  Sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares except that FCBI may issue shares of FCBI common stock in connection with the exercise of outstanding stock options awarded to the directors and employees of FCBI and its subsidiaries;

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  Issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

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  Declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock, provided however, FCBI may continue to pay regular quarterly cash dividends not to exceed $0.08 per share of common stock, and Frederick County Bank shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by FCBI of its regular quarterly dividend, interest in FCBI's junior subordinated debentures held by FCBI Capital Trust I, and interest in on other FCBI debt in place on July 1, 2019 and any additional draws, rollovers or renewals not in excess of principal amounts as of July 1, 2019, and FCBI Capital Trust I shall be permitted to make distributions on its capital securities in accordance with the terms of the trust;

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  Except with respect to certain retention payments, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, "change in control," "change in control termination" or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other person associated with FCBI, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any FCBI benefit plan;

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  Increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that FCBI may pay (A) stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, (B) salary or wage increases for noncontract employees not to exceed 2.5% in the aggregate, and (C) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing) not in excess of $140,000 in the aggregate;

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  Merge or consolidate any subsidiary with any other corporation;

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  Sell or lease all or any substantial portion of the assets or business;

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  Make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement;

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  Enter into a purchase and assumption transaction with respect to deposits and liabilities;

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  Permit the revocation or surrender by any subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

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  Sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $100,000 in the aggregate;

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  Sell, transfer or otherwise dispose of all or any portion of interest in any loan other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such loan or interest in a loan for purchase to ACNB on the same terms it would offer such loan or interest in a loan to a third party;

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  Take any action which would result in any of its representations and warranties set forth in the reorganization agreement becoming untrue, or in any of the conditions to closing not being satisfied, except in each case as may be required by applicable law;

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  Change any method, practice or principle of accounting or tax accounting, except as may be required from time to time by GAAP or any governmental entity;

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  Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any subsidiary is a party;

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  Implement any new pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement, or, materially amend any existing plan or arrangement, except as required by applicable law, or materially amend any existing plan or arrangement, except in accordance with the reorganization agreement or applicable law;

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  Materially amend or otherwise modify the underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable bank regulator and FCBI lending policy, except as otherwise required by the applicable bank regulator or pursuant to a regulatory agreement;

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  Enter into, renew, extend or modify any other transaction with any affiliate other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Frederick County Bank than the terms offered to similarly situated non-affiliates, or (ii) loans or other extension of credit made in compliance with Federal Reserve Board Regulation O;

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  Change deposit or loan rates other than in the ordinary course of business consistent with past practice;

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  Enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

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  Take any action that would give rise to a right of a continuing payment to any individual under any agreement, except with respect to contracts existing as of July 1, 2019;

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  Make, change or revoke any material tax election or enter into any material agreement or arrangement with respect to taxes;

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  Enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the effective time or March 31, 2020;

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  Enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (A) which is in excess of $750,000 or (B) which is not in accordance with applicable law, regulations, and Frederick County Bank's lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;

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  Take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to preclude the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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  Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, other than FCBI except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of FCBI or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice;

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  Make any capital contributions to, or investments in, any person other than its wholly owned subsidiaries;

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  Incur any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate;

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  Pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by FCBI (taking into account applicable insurance) not in excess of $75,000 individually or $200,000 in the aggregate;

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  Issue any broadly distributed communication regarding the merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

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  Take any action that would be reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals of any bank regulator or other governmental entity required for the transactions the reorganization agreement contemplates;

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  Purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of FCBI as in effect as of July 1, 2019 consistent with past practice;

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  Convert the data processing and related information and/or accounting systems of FCBI before the earlier of (i) the consummation of the merger or (ii) the termination of the reorganization agreement in accordance with its terms; or

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  Agree to do any of the foregoing.

        FCBI also agreed:

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  To provide ACNB with reasonable access to its properties, assets, books and records, and personnel subject to certain confidentiality provisions and limitations;

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  To promptly inform ACNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of FCBI under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant;

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  To permit a representative of ACNB to attend any meeting of FCBI's or Frederick County Bank's respective loan review or other loan committee as an observer, subject to certain restrictions;

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  That FCBI's board of directors will recommend that its stockholders approve and adopt the reorganization agreement and the transactions contemplated thereby and not withdraw, modify or change in any manner adverse to ACNB such favorable recommendation. However, FCBI's board of directors may withdraw, modify or qualify such recommendation if it determines, in good faith after consultation with its legal and financial advisers, that the failure to do so may constitute a breach of its fiduciary duties;

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  Use its best efforts to cause each person who may be deemed to be an affiliate of FC Bancorp, to execute and deliver to ACNB an affiliate's letter;

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  To perform and cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the effective time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB; and

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  Immediately prior to closing establish and take such accruals and expenses as ACNB reasonably shall request. Prior to the effective time, at the request of ACNB, FCBI shall (a) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under FCBI or Frederick County Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (b) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against FCBI or Frederick County Bank.

        ACNB also agreed in the reorganization agreement that it will not do any of the following and will not permit any of its subsidiaries to do any of the following, except as contemplated by the reorganization agreement or as consented to by FCBI:

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  Take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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  Take any action that is intended or may reasonably be expected to result in any of the conditions to closing not being satisfied;

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  Take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any governmental entity required for the consummation of the transactions contemplated by the reorganization agreement;

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  Take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the reorganization agreement being or becoming untrue in any material respect;

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  Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or

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  Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

        ACNB also agreed that:

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  ACNB's board of directors will recommend that the shareholders approve the issuance of ACNB common stock to be issued in connection with the proposed merger with FCBI, and will not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation;

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  As of the effective time, ACNB Bank shall establish a regional advisory board for the Frederick County market in which Frederick County Bank operates. All members of the board of directors of FCBI in office as of the effective time, other than the FCBI nominee to the ACNB board of directors, will be offered the opportunity to serve on the advisory board subject to such compensation, authority, and policies established by ACNB Bank from time to time;

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  It shall take all commercially reasonable actions necessary for the shares of ACNB common stock to be issued to the holders of FCBI common stock upon consummation of the merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ. ACNB shall take all steps necessary for the shareholders of ACNB to vote on the approval of the issuance of ACNB's shares of common stock under the NASDAQ Listing Agreement and Listing Rules; and

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  It will execute and deliver one or more supplemental indentures, guarantees, and other instruments required for the due assumption to the extent required by the terms of FCBI debt, guarantees, securities and other agreements.

        ACNB and FCBI also agree to:

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  Prepare and provide accurate information for this joint proxy statement/prospectus and various regulatory filings, including the registration statement filed with the Securities and Exchange Commission by ACNB covering the securities to be issued in the merger;

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  Cooperate with each other and use their reasonable best efforts to promptly obtain and comply with all governmental approvals required for the merger, provided that such efforts do not require it to take any action that would reasonably be expected to have a material adverse effect, as defined in the reorganization agreement;

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  Use their reasonable best efforts to take all action necessary or desirable to permit completion of the merger as soon as practicable;

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  Not to take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the merger;

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  Advise the other of any change or event having a material adverse effect on it (as defined in the reorganization agreement) or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants set forth in the reorganization agreement;

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  Cause one or more of its designated representatives to confer on a weekly or such other basis as mutually determined, regarding their financial condition, operations and business and matters relating to the completion of the transactions contemplated by the reorganization agreement;

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  Within 90 days of the date of the reorganization agreement, permit ACNB, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by FCBI;

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  Take all action necessary to properly call, convene and hold special meetings of their respective shareholders and stockholders to consider and vote upon, in the case of FCBI, a proposal to approve and adopt the reorganization agreement and the transactions contemplated thereby and, in the case of ACNB, a proposal to issue shares of ACNB common stock in connection with the proposed merger with FCBI;

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  Cooperate in the preparation and distribution of any press release related to the reorganization agreement and the transactions contemplated thereby, and any other public disclosures. However, nothing shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

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  Maintain, and cause its subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

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  Maintain, and cause its subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with the reorganization agreement;

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  Timely file all federal, state, and local tax returns required to be filed by it or its respective subsidiaries and timely pay all taxes due, and FCBI shall terminate all tax sharing agreements or arrangements among it and its subsidiaries as of the effective time of the merger;

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  In the event of the imposition of any materially burdensome regulatory condition in connection with the regulatory approvals, ACNB shall use its commercially reasonable best efforts to obtain the removal of any such condition and FC Bancorp shall use its commercially reasonable best efforts to assist ACNB in this regard; and

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  FCBI may adopt, in consultation with and approval of ACNB, a retention plan in an amount not to exceed $200,000. FCBI and ACNB shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus.

Indemnification and Insurance

        Subject to certain limitations and unless restricted by law, statute, or regulatory order or pronouncement, ACNB has agreed for six years after the merger's effective time to indemnify each person entitled to indemnification formerly from and of FCBI and/or Frederick County Bank against all indemnifiable liability arising out of actions or omissions occurring at or prior to the effective time, under ACNB's articles of incorporation and bylaws.

        ACNB has also agreed to make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the FCBI directors' and officers' liability insurance policy in effect as of July 1, 2019 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the FCBI insurance policies for a period of six (6) years after the effective time of the merger. However, ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as of July 1, 2019 (the "maximum amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the maximum amount.

No Solicitations of Other Transactions

        So long as the reorganization agreement remains in effect, FCBI shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders, to directly or indirectly:

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  solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal;

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  recommend or endorse an acquisition proposal;

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  participate in any discussions or negotiations regarding an acquisition proposal;

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  provide any third party (other than ACNB) with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or

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  enter into an agreement with any other party with respect to an acquisition proposal.

        FCBI will notify ACNB if any inquiries or proposals relating to an acquisition proposal are received or any such negotiations or discussions are sought to be initiated or continued.

        Notwithstanding the foregoing, the board of directors of FCBI may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an acquisition proposal, in each case, if the FCBI board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties.

        Under the terms of the reorganization agreement, an "acquisition proposal" means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any person or group of persons, except ACNB and its subsidiaries, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any:

    1.
    merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving FCBI or any of its subsidiaries, where the assets, revenue or income of such subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of FCBI;

    2.
    sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any FCBI subsidiary and the capital stock of any entity surviving any merger or business combination involving any FCBI subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of FCBI or any of its subsidiaries taken as a whole, either in a single transaction or series of transactions; or

    3.
    direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a person or group of persons acting in concert beneficially owning 20% or more (excluding any person or group of persons beneficially owning 20% on the date of the reorganization agreement, but only in connection with shares beneficially owned as of such date and not shares that may be acquired after such date, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of FCBI or any of its subsidiaries where the subsidiary represents more than 20% of the consolidated assets or revenue of FCBI.

Dividends and Authorization to Pay Dividends

        Prior to the effective time of the merger, FCBI and ACNB will coordinate the declaration, payment and record dates of any regular quarterly dividends so that holders of FCBI common stock do not receive two dividends, or fail to receive one dividend, for any quarter.

Bank Branches Following Merger

        For at least two (2) years after the effective time of the merger, ACNB will operate the former Frederick County Bank branches as "FCB Bank, a division of ACNB Bank" unless the board of directors of ACNB shall determine otherwise upon approval of at least 66% of the board of directors of ACNB.

Conditions to Merger

        ACNB's and FCBI's obligations to complete the merger are subject to the satisfaction of various conditions at or prior to the closing date of the merger, including the following:

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  FCBI's stockholders must approve and adopt the reorganization agreement;

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  The representations and warranties of each party to the reorganization agreement must be true and correct in all material respects as of July 1, 2019, and as of the closing date of the merger;

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  All obligations required to be performed by each party under the reorganization agreement have been performed in all material respects at or prior to the closing date of the merger;

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  All requisite approvals and consents must be obtained and any related regulatory waiting periods must have expired and no such approval or consent shall have imposed any materially burdensome regulatory condition;

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  There must be no order, decree, or injunction in effect preventing the completion of the transactions contemplated by the reorganization agreement, and no statute, rule, regulation, order, injunction or decree which prohibits or makes illegal the completion the merger;

  •
  Opinions from ACNB's and FCBI's respective special legal counsels that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code have been received. See "Terms of the Merger—Material U.S. Federal Income Tax Consequences of the Merger;"

  •
  The registration statement must be effective and any required approvals of state securities agencies must have been obtained and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;

  •
  ACNB shall have executed and delivered all supplemental and other documents required to effect the assumption of FCBI Statutory Trust I;

  •
  The shares of ACNB common stock to be issued in the merger shall have been approved for listing on NASDAQ and shall have received the requisite approval for issuance by the shareholders of ACNB;

  •
  All requisite corporate action shall have been taken by ACNB such that the FCBI nominee can commence as a director of ACNB immediately after the effective time of the merger;

  •
  All consents and authorizations of landlords and other third parties that are necessary to permit the merger to be consummated without the violation of any lease or other material agreement must have been received;

  •
  No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any bank regulator upon FCBI, Frederick County Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied;

  •
  ACNB shall have received an affiliate letter from the FCBI nominee, which letter shall be in customary form and have such other provisions as ACNB may reasonably require;

  •
  ACNB shall have received executed agreement from certain executives as delineated by the reorganization agreement;

  •
  The holders of no more than 7% of FCBI's issued and outstanding shares seek to perfect their appraisal rights; and

  •
  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB and FCBI or either's subsidiaries, which has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect must have occurred.

        Under the terms of the reorganization agreement, a "material adverse effect" means with respect to a party to the reorganization agreement, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that:

  1.
  has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of such party on a consolidated basis, or

  2.
  would materially impair the ability of such party or its subsidiary to perform its respective obligations under the reorganization agreement or otherwise materially threaten or materially impede the consummation of the merger and other transactions contemplated hereby by the reorganization agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to:

  a.
  changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect FCBI or ACNB when compared to other banking institutions;

  b.
  any change in GAAP or applicable law, regulation or the interpretation thereof by courts or governmental entities that does not disproportionately affect such party and its subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry;

  c.
  any action or omission of a party (or any of its subsidiaries) taken pursuant to the terms of the reorganization agreement or taken or omitted to be taken with the express written permission of the other party;

  d.
  any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of the reorganization agreement;

  e.
  reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by FCBI or ACNB in connection with the negotiation, execution and delivery of the reorganization agreement and the consummation of the transactions contemplated hereby; and

    f.
    any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any bank regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party's management rating.

          Except for the requirements of ACNB shareholder and FCBI stockholder approval, regulatory approvals, and the absence of any order, decree, or injunction preventing the transactions contemplated by the reorganization agreement, ACNB and FCBI each may waive each of the conditions described above in the manner and to the extent described in "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Terms of the Merger—Amendment; Waiver."

Amendment; Waiver

        Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the reorganization agreement, ACNB and FCBI may:

    1.
    amend the reorganization agreement;

    2.
    extend the time for the performance of any of the obligations or other acts of either ACNB or FCBI;

    3.
    waive any inaccuracies in the representations and warranties contained in the reorganization agreement or in any document delivered pursuant to the reorganization agreement; or

    4.
    waive compliance with any of the agreements or conditions contained in the provisions of the reorganization agreement relating to the covenants of ACNB and FCBI.

        However, any amendment, extension or waiver granted or executed after stockholders of FCBI have approved the reorganization agreement shall not modify either the amount or the form of the merger consideration to be provided hereby to holders of FCBI common stock upon consummation of the merger or otherwise materially adversely affect the stockholders of FCBI or ACNB without the approval of the shareholders who would be so affected.

Termination

        The reorganization agreement may be terminated on or at any time prior to the closing date of the merger:

  1.
  by the mutual written consent of the parties to the reorganization agreement;

  2.
  by ACNB or FCBI:

  a.
  if the merger has not occurred on or before June 30, 2020, unless the failure of the merger to occur is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement; or

  b.
  if any governmental agency issues a final unappealable administrative order which would not permit satisfaction of the conditions to the merger under the reorganization agreement, unless it is due to the failure of the party seeking to terminate the reorganization agreement to perform its covenants and agreements required by the reorganization agreement;

  3.
  by FCBI if ACNB has, or by ACNB if FCBI has, breached (i) any covenant or undertaking contained in the reorganization agreement or (ii) any representation or warranty contained in the reorganization agreement, which would have a material adverse effect (as defined in the reorganization agreement) on the breaching party, and such breach has not been substantially cured by the earlier of 30 days after the written notice of the breach is given to the breaching party or the effective time of the merger unless the breach no longer causes a material adverse effect;

  4.
  by either party if FCBI's stockholders did not approve and adopt the reorganization agreement at the FCBI special meeting unless prior to such stockholder vote, the board of directors of FCBI withdrew, modified or changed in a manner adverse to ACNB its approval or recommendation of the reorganization agreement, in which event only ACNB would be able to terminate under this provision;

  5.
  by either party if the ACNB shareholders did not approved the issuance of shares pursuant in connection with the proposed merger with FCBI at the ACNB special meeting unless prior to the shareholder vote, the board of directors of ACNB, withdrew, modified or changed in a manner adverse to FCBI its approval or recommendation of the proposal to approve the issuance of shares of ACNB common stock, in which event only FCBI would be able to terminate under this provision;

  6.
  by either party, subject to certain conditions, if FCBI's board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors including, without limitation all legal, financial, regulatory and other aspects of an unsolicited acquisition proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the acquisition proposal and terminate the reorganization agreement would result in a breach of the fiduciary duties of FCBI's board of directors under applicable law. However, the reorganization agreement may only be terminated by FCBI after giving notice to ACNB and negotiating with ACNB in good faith to make adjustments to the reorganization agreement so that the FCBI board of directors no longer believes that it has to terminate the reorganization agreement in order to comply with its fiduciary duties; or

  7.
  by FCBI, if at any time during the five (5) business day period commencing with the determination date (the seventh calendar day immediately preceding the closing date), if both of the following conditions are satisfied:

  a.
  the number obtained by dividing the average closing per share price of ACNB's common stock for the 20 trading days immediately preceding the determination date (the seventh calendar day immediately preceding the closing date) by $36.55 (the "ACNB ratio") is less than $29.24; and

  b.
  the ACNB ratio is less than the number obtained by dividing (A) the average closing prices of the KBW NASDAQ Bank Index for the 20 trading days immediately preceding the determination date, by (B) 95.4429, the average closing prices of the KBW NASDAQ Bank Index for the 20 trading days immediately preceding June 28, 2019 (the "index ratio"), and subtracting (C) 0.15 from the result.

  However, if FCBI chooses to exercise this termination right, ACNB has the option, within five business days of receipt of notice from FCBI, to adjust the merger consideration and prevent termination under this provision.

        If the merger is terminated pursuant the reorganization agreement, the reorganization agreement will be void except for provisions relating to the confidentiality of information furnished to either

ACNB or FCBI during the course of the merger and provisions relating to the expenses associated with the merger. There will be no further liability on the part of ACNB or FCBI to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in the reorganization agreement or any fraudulent breach of a representation or warranty.

Expenses

        Except as described below, each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the reorganization agreement, including fees and expenses of its own financial consultants, accountants and counsel.

        If the reorganization agreement is terminated as a result of any breach of a representation, warranty, covenant, or other agreement of ACNB or FCBI, which breach would have a material adverse effect on the breaching party, and where such breach has not been substantially cured within 30 days of notice, and on such date the breach continues to constitute a material adverse effect, the non-terminating party will be liable to the other party for actual out-of-pocket costs and expenses, including the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by the other party up to a maximum amount of $500,000. The payment of expenses will be the exclusive remedy and upon delivery of such payment, the non-terminating party will have no further obligations to the terminating party pursuant to the reorganization agreement.

Termination Fee

        If FCBI fails to complete the merger after the occurrence of one of the following events, and ACNB is not in material breach of the reorganization agreement, FCBI will pay ACNB a fee of $2.4 million:

  1.
  FCBI concludes in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the reorganization agreement) and terminate the reorganization agreement in order to comply with its fiduciary responsibilities;

  2.
  another person, other than ACNB, enters into an agreement, letter of intent, or memorandum of understanding with FCBI which relates to an acquisition proposal;

  3.
  FCBI authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal with another party;

  4.
  FCBI's stockholders fail to approve the reorganization agreement, or the special meeting of stockholders is cancelled, if prior to the stockholder vote or cancellation:

  a.
  FCBI's board of directors recommends that the FCBI stockholders approve or accept an acquisition proposal with any other person other than ACNB; or

  b.
  FCBI's board of directors fails to call, give notice of, convene and hold a special meeting of stockholders to vote on the merger and reorganization agreement; and

  in the case of both a and b above, prior to the stockholder vote or cancellation, any person, publicly announces its intention to make an acquisition proposal of that party and has not publicly withdrawn the announcement at least twenty (20) days prior to the FCBI meeting of stockholders.

Regulatory Approvals

        Completion of the transaction is subject to the prior receipt of all consents or approvals of federal and state regulatory authorities required to complete the merger of ACNB and FCBI. As of the date of this joint proxy statement/prospectus, appropriate applications for approval have been filed with the appropriate regulatory authorities. ACNB and FCBI have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. Approvals must be obtained from the Federal Reserve Board; the FDIC, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; the Pennsylvania Department of Banking and Securities, the primary regulator of Pennsylvania-chartered deposit-taking institutions; and the Maryland Commission, the primary regulator of Maryland-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals.

Management after the Merger

        Following completion of the merger, the then-current directors and executive officers of ACNB will continue in office. In connection with the closing of the merger, the reorganization agreement provides that ACNB and ACNB Bank will expand the size of their respective boards of directors by one (1) member and, effective as of the effective time of the merger, will appoint Kimberly S. Chaney, who currently serves as Chair of the boards of directors of FCBI and Frederick County Bank, to serve as a director of ACNB and ACNB Bank. Ms. Chaney will be appointed as a Class 3 director for ACNB whose term will expire at the 2020 annual meeting of shareholders. Under the terms of the reorganization agreement, if Ms. Chaney becomes ineligible or not available to serve on the boards of directors of ACNB and ACNB Bank, then FCBI and ACNB shall mutually agree upon another FCBI director who meets the requirements of ACNB's articles of incorporation, bylaws, regulatory requirements, and listing standards.

        For more information, see "Proposal 1: The Issuance of Shares of ACNB Common Stock and the Merger—Interests of Directors and Executive Officers in the Merger."

Employment; Severance

        ACNB will use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Subject to execution of a customary form of release, ACNB agrees to provide severance pay to any active employee of FCBI and Frederick County Bank whose employment is terminated within twelve (12) months after the effective time as a result of the merger.

        The severance payment will be made if (1) the employee's position is eliminated or (2) such employee is not offered or retained in comparable employment. ACNB will not pay severance pay to any employee (1) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (2) whose employment is terminated for cause, or (3) who voluntarily leaves employment with FCBI or Frederick County Bank or ACNB Bank. An FCBI or Frederick County Bank employee who is offered a position with ACNB Bank which would require such employee to relocate more than forty (40) miles from his or her regular place of employment as the effective time of the merger, who does not accept such offer of employment, shall be deemed to have been terminated and be eligible to receive severance pay. For those employees not subject to individual change in control or employment agreements shall receive severance equal to two (2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated employees will have the right to continue coverage under COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that the COBRA coverage period shall run concurrently with the period that ACNB or its subsidiaries pay the employer's share of health coverage.

Employee Benefits

        ACNB and its subsidiaries agree to honor all vested or accrued benefit obligations to, and contractual rights of FCBI's current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by the reorganization agreement (either alone or in combination with any other event). FCBI or Frederick County Bank shall amend, freeze, merge or terminate any FCBI benefit plan effective before the effective time of the merger at the request of ACNB, provided any such action shall be in compliance with applicable laws.

        ACNB or its subsidiaries shall:

  1.
  provide FCBI's and Frederick County Bank's employees who become employees of ACNB or its subsidiaries credit for all years of service with FCBI or any of its subsidiaries and predecessors for the purpose of eligibility to participate and vesting; and

  2.
  cause to be credited any deductibles incurred by Frederick County Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the effective time with the objective that there be no double counting during the year in which the effective time occurs of such deductible.

Interests of Directors and Executive Officers in the Merger

        When considering the recommendation of the ACNB board of directors in connection with the issuance of shares proposal and FCBI board of directors in connection with the reorganization agreement proposal, you should be aware that some of ACNB's and FCBI's executive officers and directors have interests that are in addition to, or different from, the interests of ACNB's shareholders and FCBI's stockholders generally, which are described below. The ACNB and FCBI boards of directors were aware of these factors and considered them, among other matters in approving the reorganization agreement and the transactions contemplated by the reorganization agreement. Except as described below, to the knowledge of ACNB and FCBI, the officers and directors of ACNB and FCBI do not have any material interest in the merger apart from their interests as shareholders of ACNB and stockholders of FCBI. As described in more detail below, these interests include (1) the share ownership of the directors and executive officers of ACNB and FCBI in ACNB and FCBI, respectively, (2) the treatment of outstanding FCBI stock options at the effective time, (3) the right of the executive officers to receive cash payments aggregating approximately $2.1 million when their employments are terminated upon completion of the merger, (4) the president and executive officer of FCBI is expected to be retained as a consultant upon completing of the merger through the systems conversion at a consulting fee of $13,611 per month, (5) the vesting of Mr. Talley in a $100,000 death benefit under FCBI's BOLI Split Dollar agreement, (6) Ms. Chaney will become a member of the boards of directors of ACNB and ACNB Bank and receive compensation in connection with her service on such boards, and (7) provisions in the reorganization agreement relating to continued indemnification and insurance coverage by ACNB for acts or omissions occurring prior to the merger.

        None of ACNB's executives and employees will receive change in control related payments or benefits since the merger does not constitute a change in control for the purposes of ACNB's employment agreements, change in control agreements, equity incentive plans, and the variable compensation plan.

Share Ownership

        As of October 10, 2019, the record date for the ACNB and FCBI special meetings:

  1.
  The directors and executive officers of ACNB may be deemed to be the beneficial owners of 284,535 shares, representing 4.02% of the outstanding shares of ACNB common stock.

  2.
  The directors and executive officers of FCBI may be deemed to be the beneficial owners of 300,871 shares, representing 18.74% of the outstanding shares of FCBI common stock.

  3.
  ACNB and the directors and executive officers of ACNB may be deemed to be the beneficial owners of 5,000 shares, representing 0.31% of the outstanding shares of FCBI common stock.

  4.
  FCBI and the directors and executive officers of FCBI may be deemed to be the beneficial owners of 13,200 shares, representing 0.19% of the outstanding shares of ACNB common stock.

        Shares of FCBI common stock held by ACNB will be cancelled as of the effective time of the merger.

Treatment of Stock Options

        The reorganization agreement provides that at the effective time of the merger, each unexercised FCBI option to purchase shares of FCBI common stock issued under the FCBI stock option plans that is outstanding at the effective time and which would otherwise survive the effective time in the absence of the transactions contemplated by the reorganization agreement, shall be redeemed for cash in an amount equal to the number of shares of FCBI common stock covered by such FCBI option multiplied by the excess, if any, of the product of the ACNB determination date market share price multiplied by the exchange ratio over the exercise price per share of such FCBI option. Holders of FCBI options may exercise their FCBI options prior to the effective time of the merger in accordance with the terms of the option and the applicable FCBI stock option plan. As of October 10, 2019, there were 11,400 unexercised FCBI stock options outstanding.

Merger-Related Executive Compensation for FCBI's Named Executive Officers

        This section sets forth the information regarding compensation for each executive officer of FCBI that is based on or otherwise relates to the merger. The following table sets forth the estimated value of each executive officers' change in control payment expected to be paid pursuant to each executive's employment agreement, if terminated without cause or the executive terminates for good reason and assumes that the merger closed on September 1, 2019, the last practicable date prior to the date of these materials. This table also sets forth the current value of the accelerated vesting of Mr. Talley's split dollar life insurance and the maximum amount payable to Mr. Talley under his consulting agreement with ACNB and ACNB Bank which will become effective upon the effective time of the merger. More information about the employment agreements and Mr. Talley's split dollar life insurance and consulting agreement are set forth below. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Name/Title	Agreement	Cash ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(2)	Tax Reimbursements ($)	Other	Total ($)(3)
William R. Talley, Jr.	Employment Agreement	$897,000	—	—	—	—	$897,000
President and Chief	Split Dollar Life Insurance	—	—	$2,859	—	—	$2,859
Executive Officer	Consulting Agreement	$245,000	—	—	—	—	$245,000
Crystal L. Wiles	Employment Agreement	$495,688	—	$33,261	—	—	$528,949
Senior Vice President and Chief Financial Officer
Jay M. House	Employment Agreement	$636,436	—	$21,968	—	—	$658,404
Executive Vice President and Chief Operating Officer

(1)
The estimated payment is based upon existing employment agreements under which payments are made under circumstances meeting the requirements of the applicable employment agreement. The table below illustrates the estimated calculation of the cash portion of the change in control payment for each executive.

Name/Title	Base Salary or Base Amount	Multiple	Change in Control Payment
William R. Talley, Jr.	$300,000	2.99x	$897,000
President and Chief Executive Officer
Crystal L. Wiles	$198,275	2.50x	$495,688
Senior Vice President and Chief Financial Officer
Jay M. House	$212,855	2.99x	$636,436
Executive Vice President and Chief Operating Officer
(2)
Amounts represent the current value of the accelerated vesting of Mr. Talley's split dollar life insurance which provides for $100,000 of death benefits and estimated health insurance premiums for Ms. Wiles and Mr. House for 24 months following the change in control termination. Mr. Talley does not receive health insurance through FCBI or Frederick County Bank.

(3)
Amounts payable under the employment agreements are subject to reduction, if necessary, to limit the payment to the maximum amount payable under 280G of the Code without the imposition of an excise tax under section 4999 of the Code. Currently, assuming that the merger becomes effective in 2019, it is estimated that under 280G of the Code that Mr. Talley's change in control payment would be reduced to $651,824, Ms. Wiles' change in control payment would be reduced to $368,086, and Mr. House's change in control payment would be reduced to $450,577.

Current Employment Agreements

        Each of FCBI's executive officers referenced in the chart above is part to an employment agreement, dated as of May 1, 2018. Each agreement provides for the payment of a multiple of the officer's salary at the highest rate in effect during the twelve (12) month period immediately preceding his or her last day of employment following a change in control termination. The change in control payments are made in thirty-six (36) equal cash payments. The merger constitutes a change in control for the purposes of these agreements. For each agreement, a change in control termination occurs if (i) the officer's employment is terminated without cause (as defined in the agreement) within 120 days immediately prior to the change in control or following consummation of a change in control, (ii) within 120 days following consummation of a change in control, the officer's title duties and/or position have been materially reduced such that the officer is not in a comparable position with the surviving corporation held immediately prior to the change in control, or (iii) if after 120 days immediately following a change in control neither (i) nor (ii) above have occurred, the officer, within 30 days, notifies the surviving company he or she is terminating the agreement. In addition, each officer is entitled to payment for 24 months following the change in control termination of health insurance premiums.

Talley Consulting Agreement

        Mr. Talley has entered into a consulting agreement with ACNB and ACNB Bank which will become effective upon the effective time of the merger and last until the longer of 18 months or one month following the completion of the transition of operations and systems conversion. In consideration of the consulting services provided by Mr. Talley, he shall receive a total consulting fee of $245,000 paid in monthly installments of $13,611. The consulting agreement may be terminated by either Mr. Talley upon 60 days written notice to ACNB or by ACNB for cause (as defined in the consulting agreement). Upon termination in either case, ACNB would not be responsible for any remaining unpaid balance of the consulting fee. In addition, the consulting agreement provides for certain customary restrictive covenants regarding trade secrets, non-competition and non-solicitation.

Split Dollar Life Insurance

        Mr. Talley and FCBI are parties to a split dollar life insurance plan whereby upon a change in control Mr. Talley will be vested in a life insurance policy which provides for $100,000 of death benefits.

Indemnification and Insurance of Directors and Officers

        For a period of six (6) years after the effective time of the merger, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of FCBI and/or Frederick County Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the effective time, under ACNB's articles of incorporation and bylaws, provided, however, (i) ACNB shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any bank regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such indemnified person is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with its articles of incorporation and bylaws.

        ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the FCBI directors' and officers' liability insurance policy in effect as of July 1, 2019 and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the FCBI directors' and officers' liability insurance policies for a period of six (6) years after the effective time of the merger. However, ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of the reorganization agreement (the "maximum amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the maximum amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the maximum amount.

Voting Agreements

        As a condition to entering into the reorganization agreement, each of the directors and certain executive officers of FCBI and Frederick County Bank entered into an agreement pursuant to which each such director or executive officer agreed to vote all of his or her shares of FCBI common stock in favor of the reorganization agreement. The form of voting agreement, is attached as Exhibit A to Annex A of this document. Martin S. Lapera, the former president and chief executive officer, a former director of FCBI and a holder of approximately 10.25% of the outstanding shares of FCBI common stock, has entered into a substantially identical voting agreement. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving FCBI. The following is a brief summary of the material provisions of the voting agreements:

  •
  The directors and executive officers agreed, among other things, to vote, or cause to be voted, (a) for approval and adoption of the reorganization agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the reorganization agreement, all shares over which they exercise sole or shared voting power, including those held in a voting trust jointly with other persons, to be voted in the same manner; and

  •
  The directors and executive officers agreed not to sell, transfer, or otherwise dispose of their FCBI common stock, as applicable, subject to certain exceptions.

Accounting Treatment

        The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 ("ASC 805") provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquire; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

        The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, ACNB will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Material U.S. Federal Income Tax Consequences of the Merger

        Subject to the limitations, assumptions, and qualifications as discussed herein, in the opinion of each of Bybel Rutledge LLP and Miles & Stockbridge P.C., the following is a general discussion of the material U.S. federal income tax consequences relating to the merger to a U.S. holder (as defined below) of FCBI common stock that receives ACNB common stock pursuant to the merger.

        This discussion, and the tax opinions referred to below, is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations which could affect the accuracy of the statements and conclusions set forth in this discussion. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        This discussion addresses only those stockholders of FCBI who are U.S. holders and who hold their shares of FCBI common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to U.S. holders subject to special treatment under the federal income tax laws (including, for example, banks; financial institutions; tax-exempt organizations; insurance companies; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; S corporations, partnerships or other pass-through entities

(or investors or owners in S corporations, partnerships or other pass-through entities); mutual funds; retirement plans, individual retirement accounts or other tax deferred accounts; holders of FCBI common stock subject to the alternative minimum tax provisions of the Code; regulated investment companies, real estate investment trusts, controlled foreign corporations; passive foreign investment companies; persons who hold their respective shares of FCBI common stock as part of a "hedge," "straddle," "constructive sale," or "conversion transaction" (as such terms are used in the Code) or other integrated securities transaction; U.S. expatriates or former citizens or residents of the United States; holders of FCBI common stock whose functional currency is not the U.S. dollar; persons who are not U.S. holders; persons who purchased their shares of FCBI common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to ACNB common stock as a result of such item being taken into account in an applicable financial statement; or persons who acquired their FCBI common stock as compensation or through a tax qualified retirement plan, or who held or acquired their FCBI common stock through an employee stock ownership plan or dividend reinvestment plan). In addition, this discussion does not address the tax consequences to holders of FCBI common stock who exercise appraisal and/or dissenter's rights. Further, this discussion does not consider any aspect of state, local, or foreign taxation or any aspects of U.S. federal tax law (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax, or estate or gift tax laws) other than federal income tax law.

        For purposes of this discussion, you are a "U.S. holder" if you beneficially own FCBI common stock and for U.S. federal income tax purposes you are:

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  an individual who is a citizen or resident of the United States for federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

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  a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust for U.S. federal income tax purposes has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

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  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds FCBI common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds FCBI common stock, and any partners in such partnership, should consult their own tax advisors.

        It is a condition to the closing of the merger that ACNB receive the opinion of its special counsel, Bybel Rutledge LLP, and that FCBI receive the opinion of its special counsel, Miles & Stockbridge P.C., substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ACNB and FCBI), the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition is waivable, and in such case, ACNB and FCBI will undertake to recirculate and resolicit if the condition is waived by either party and the change in the tax consequences is material. The tax opinions are not binding on the IRS or the courts, and neither ACNB nor FCBI intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

        This discussion is not intended to be tax advice to any particular holder of FCBI common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation and on factors that are not within the control of ACNB, ACNB Bank, FCBI, or Frederick County Bank. FCBI stockholders are urged to consult their tax advisors with respect to their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, or foreign and other tax laws and of changes in those laws and other consequences to them of the merger.

U.S. Federal Income Tax Consequences of the Merger Generally

        Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, and as discussed in greater detail below, except with respect to cash received in lieu of a fractional share interest in ACNB common stock, no gain or loss will be recognized by holders of FCBI common stock in the merger. ACNB has received a legal opinion from Bybel Rutledge LLP and FCBI has received a legal opinion from Miles & Stockbridge P.C. to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        These opinions are based on representations by ACNB and FCBI, as well as certain covenants and undertakings by ACNB and FCBI and customary assumptions. If any of the representations, covenants, undertakings, or assumptions is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this joint proxy statement/prospectus.

        Accordingly, subject to the limitations and qualifications set forth herein and in the opinions, described above, the material U.S. federal income tax consequences of the merger applicable to U.S. holders of FCBI common stock who exchange their shares of FCBI common stock in the merger, are as follows:

Exchange of FCBI common stock for ACNB common stock

        A U.S. holder that exchanges shares of FCBI common stock for shares of ACNB common stock in the merger generally will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of ACNB common stock (as discussed below). The aggregate adjusted tax basis of the shares of ACNB common stock received by the U.S. holder in the merger, including any fractional shares deemed received and redeemed for cash as described below, will be equal to the aggregate tax basis of the shares of FCBI common stock surrendered in exchange therefor, as adjusted. The holding period of the ACNB common stock that a U.S. holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of FCBI common stock surrendered in the merger. If a U.S. holder acquired different blocks of FCBI common stock at different times or at different prices, the holder should consult his or her tax advisor with regard to identifying the bases or holding periods of the particular shares of ACNB common stock received in the merger.

Cash received in lieu of a fractional share

        Cash received by a U.S. holder of FCBI common stock in lieu of a fractional share of ACNB common stock in the merger generally will be treated as having received such fractional share of ACNB common stock pursuant to the merger and then having received cash in exchange for such fractional share of ACNB common stock in the amount actually distributed in lieu of the fractional share. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of FCBI common stock surrendered that is allocable to the fractional share of ACNB stock it is treated as receiving as set forth above. The gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the fractional share (including the holding period of the shares of FCBI common stock surrendered therefor) is more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        If a U.S. holder receives cash in connection with the merger (including cash received in lieu of a fractional share), the holder may, under certain circumstances, be subject to information reporting and backup withholding. The backup withholding rate is currently 24%. Such a U.S. holder generally will not be subject to backup withholding if the U.S. holder: (1) provides an accurate taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on IRS Form W-9 (or substitute) and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that the U.S. holder is otherwise exempt from backup withholding. Any amounts withheld from payments to a U.S. holder of FCBI common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder's applicable U.S. federal income tax liability provided that the holder timely furnishes the required information to the IRS. U.S. holders of FCBI common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Certain Reporting Requirements

        All FCBI stockholders who receive ACNB common stock as a result of the merger will be required to retain records pertaining to the merger and certain "significant holders" of FCBI common stock who hold at least 1% of the outstanding FCBI common stock (by vote or by value) immediately before the merger, or who own FCBI common stock with a tax basis of $1 million or more, will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. The statement must set forth such holder's adjusted tax basis in, and the fair market value of, the shares of FCBI common stock it surrendered in the merger, the date of the merger, and the name and employer identification numbers of ACNB and FCBI, and such holder will be required to retain permanent records of these facts.

        The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and is not intended to be, and should not be construed as, tax advice. FCBI stockholders are strongly urged to consult with their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Resales of ACNB Common Stock

        The shares of ACNB stock to be issued to stockholders of FCBI under the reorganization agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of ACNB after the merger.

        Ms. Chaney, or another director of FCBI who is appointed to the ACNB board of directors, will be considered an affiliate of ACNB after the merger. The appointed director may resell shares of ACNB common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. The appointed director may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with ACNB providing that the person will not transfer any shares of ACNB stock received in the merger, except in compliance with the Securities Act. ACNB encourages any such person to obtain advice of securities counsel before reselling any ACNB stock.

Appraisal Rights

        Any FCBI shareholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the MGCL will be entitled to receive payment in cash of the fair value of their shares of FCBI common stock. If you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL. A copy of Title 3, Subtitle 2 of the MGCL is included as Annex D to this joint proxy statement/prospectus. The required procedures are summarized below.

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  First, you must submit a written notice to the Corporate Secretary of FCBI at or before the special meeting of FCBI stockholders, stating that you object to the proposed merger. You should send your notice to:

    Frederick County Bancorp, Inc.
    Crystal L. Wiles
    Senior Vice President, Chief Financial Officer and Corporate Secretary
    9 North Market Street
    Frederick, MD 21701

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  You must not vote your FCBI common stock in favor of the merger. This means that you should either return a proxy card or voting instruction card (if your shares are held in "street name") with the "Against" box checked or not return a proxy card or voting instructions card at all. Merely voting against the merger or not voting will not constitute notice of objection, and will not entitle you to payment in cash of the fair value of your shares.

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  After the effectiveness of the merger, ACNB, as the successor to FCBI, will write to objecting stockholders, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on ACNB's records.

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  Within 20 days of the date on which the articles of merger were accepted for record, objecting stockholders must make a written demand on ACNB for payment of the fair value of their FCBI common stock, stating the number and class of shares for which payment is demanded. The written demand for payment should be sent to:

    ACNB Corporation
    Lynda L. Glass
    Executive Vice President/Secretary & Chief Governance Officer
    16 Lincoln Square
    Gettysburg, PA 17325

        Our notice of the date on which the articles of merger were accepted may contain an offer of payment of the amount which we believe is the fair value of your FCBI common stock along with certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your FCBI common stock, you may, or we may, within 50 days of the acceptance of the articles of merger, petition the court of equity in the county of FCBI's registered agent for appraisal of the fair value of your FCBI common stock as of the date stockholders receive notice of the proposed transaction, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

        Any stockholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the FCBI stockholders and will not be entitled to receive payment in cash as an objecting stockholder.

        If you demand payment for your FCBI common stock, you have no right to the ACNB common stock and/or cash in lieu of fractional shares into which your FCBI common stock would be converted after the merger is consummated, except the payment of fair value. If you demand payment for your FCBI common stock, your rights as a FCBI stockholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with ACNB's consent.

        If the court finds that the objecting stockholder is entitled to an appraisal of his or her stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Within 60 days after appointment, or longer as the court may direct, the appraisers must file with the court and mail to each stockholder who is a party to the proceeding their report stating their conclusion as to the fair value of the common stock. Within 15 days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which the payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date fair value was determined, unless the court finds that stockholders' refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

        The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be ACNB's responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting stockholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary, vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if ACNB did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by ACNB.

        The preceding is a summary of the material aspects of Title 3, Subtitle 2 of the MGCL, and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Annex D to this joint proxy statement/prospectus.

Information about the FCBI Designee to the ACNB and ACNB Bank Boards

        Information, as of December 31, 2018, about the current director of FCBI who is expected to be appointed to the boards of directors of ACNB and ACNB Bank upon consummation of the merger is provided below under "Information About FCBI—Information about the FCBI Designee to ACNB Board and ACNB Bank Board."

INFORMATION ABOUT FCBI

General

        FCBI, the parent company for its wholly-owned subsidiary, Frederick County Bank was organized in September 2003. Frederick County Bank was incorporated under the laws of the State of Maryland in August 2000 and commenced banking operations in October 2001. Frederick County Bank, headquartered in Frederick, Maryland, currently operates out of its main office and four branch offices, three in Frederick, Maryland and one in Walkersville, Maryland. Frederick County Bank was organized by successful members of the business community in Frederick, Maryland and an experienced senior management team to operate as a local business bank alternative to the superregional financial institutions, which dominate its primary market area. The primary service area of Frederick County Bank is Frederick County, Maryland, with a secondary market area in the surrounding counties of Carroll, Howard, Montgomery and Washington. Frederick County Bank's mission is to serve the needs of the business and professional community of Frederick County by building long-term relationships. Frederick County Bank seeks to focus on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs. Frederick County Bank also seeks to become an integral part of the community, a responsible citizen and make decisions based on what is good for the community.

        FCBI also has a direct subsidiary called FCBI Statutory Trust I. In addition, FCBI has a direct subsidiary called FCB Holdings, Inc. and two indirect subsidiaries, direct subsidiaries of Frederick County Bank, called FCB Hagerstown, LLC and FCB Holdings One, LLC, each of which are for the purpose of holding and managing problem loans and foreclosed real estate. Frederick County Bank also has a subsidiary called FCB Two North Market, LLC which holds title to bank premises. See Note 8 to the consolidated financial statements for additional disclosures for FCBI Statutory Trust I.

Description of Services

        Frederick County Bank offers full commercial banking services to its business and professional clients. Frederick County Bank primarily emphasizes providing commercial banking services to corporations, partnerships, small and medium-sized businesses and sole proprietorships, as well as to non-profit organizations and associations and investors living or working in Frederick County. Frederick County Bank also provides residential mortgage loans and a full line of retail services to accommodate the individual needs of corporate customers and residents of the community served by Frederick County Bank.

        Frederick County Bank's commercial loan portfolio consists of term loans, lines of credit and owner occupied commercial real estate loans provided to primarily locally based borrowers. Traditional installment loans and personal lines of credit are available on a selective basis.

        Services offered to our customers include, but are not limited to, the following:

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  Commercial loans for business purposes to business owners and investors for plant and equipment, personal lines of credit, working capital, real estate renovation, and other sound business purposes;

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  Commercial real estate loans on income producing properties with an emphasis on adequate debt service coverage and liquidity. Other criteria include satisfactory loan to value ratios as determined by valuations from recognized appraisers. Loans will be made primarily at variable rates, with fixed rates in the one to five year range, with maturities normally no longer than five to ten years;

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  SBA guaranteed loans;

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  Cash management services, including sweep accounts, repurchase agreements, account reconciliation, credit card depository, Automated Clearing House origination, wire transfers, night depository;

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  Merchant credit card services for the deposit and immediate credit of sales drafts from retail merchants and professionals such as doctors and attorneys;

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  Commercial depository services including interest bearing sweep accounts;

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  Business checking accounts, and payroll service through outside payroll processors;

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  Other commercial services based on the individual needs of the customer including direct data services, reconciliation of accounts, night depository, safe deposit boxes, and business services;

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  On-line data communication with Bank customers;

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  ATM services;

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  Equity loans on real estate, home improvement loans, and overdraft checking privileges against preauthorized lines of credit;

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  Residential mortgage loans; and

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  Retail depository services including personal checking accounts, NOW accounts, regular savings accounts, money market savings accounts, certificates of deposit, and IRA accounts.

        Frederick County Bank also provides courier services for deposits and other banking services, to better serve customers who are not conveniently located near Frederick County Bank's offices.

        The direct lending activities in which Frederick County Bank engages each carries the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve Board and general economic conditions, nationally and in Frederick County Bank's primary market area have a significant impact on Frederick County Bank and Frederick County Bank's results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to Frederick County Bank in full, in a timely manner, resulting in decreased earnings or losses to Frederick County Bank. To the extent that loans are secured by real estate, adverse conditions in the real estate market may reduce the borrower's ability to generate the necessary cash flow for repayment of the loan, and reduce Frederick County Bank's ability to collect the full amount of the loan upon a default. To the extent Frederick County Bank makes fixed rate loans, general increases in interest rates will tend to reduce Frederick County Bank's spread as the interest rates Frederick County Bank must pay for deposits increase while interest income is flat. Economic conditions and interest rates may also adversely affect the value of property pledged as security for loans.

        Whenever appropriate and available, Frederick County Bank seeks Federal and State loan guarantees, such as the Small Business Administration's "7A" and "504" loan programs to reduce risks. Frederick County Bank generally requires personal guarantees on all loans; approval of exceptions to this policy is documented. All borrowers are required to forward annual corporate, partnership and personal financial statements to comply with bank policy and enforced through the loan covenants documentation for each transaction. Interest rate risks to Frederick County Bank are mitigated by using either floating interest rates, which would include floors on commercial loans, or by fixing rates for a short period of time.

        Consistent with the objective of Frederick County Bank to serve the needs of the business community, Frederick County Bank seeks to concentrate its assets in commercial loans and commercial real estate loans. To be consistent with the requirements of prudent banking practices, Frederick County Bank maintains a portfolio of high-grade securities to provide liquidity, principal security and additional interest income.

        The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking. Frederick County Bank's marketing focus on small to medium-sized businesses may result in the assumption by Frederick County Bank of certain lending risks that are different from those attendant to loans to larger companies. Management of Frederick County Bank carefully evaluates all loan applications and attempts to minimize its credit risk exposure by use of thorough loan application, approval and monitoring procedures; however, there can be no assurance that such procedures can significantly reduce such lending risks.

        Source of Business.    Management believes that the market segments targeted, small to medium sized businesses and professionals in Frederick County Bank's market area, demand the convenience and personal service that a smaller, independent financial institution can offer. It is these themes of convenience and personal service that form the basis of Frederick County Bank's business development strategies. Frederick County Bank provides services from its centrally located main office in Frederick, Maryland, one branch on each of the north, south and east sides of Frederick, Maryland, along with its branch in Walkersville, Maryland, which it believes complement the needs of Frederick County Bank's existing and potential customers, and provide prospects for additional growth and expansion. Frederick County Bank has implemented a courier service to better serve local customers who are not conveniently located near one of Frederick County Bank's offices. Frederick County Bank is continuously looking for opportunities to establish additional branches in different parts of its market area, which would enhance customer service for existing customers, enable Frederick County Bank to obtain additional customers, expand Frederick County Bank's market area, and which could be operated on a profitable basis. Although Frederick County Bank is open to additional branches, there can be no assurance that Frederick County Bank will establish any additional branches in any given timeframe, or that they will be profitable.

        Frederick County Bank seeks to capitalize upon the extensive business and personal contacts and relationships of its Directors and Executive Officers to develop Frederick County Bank's customer base, as well as relying on Director referrals, officer-originated calling programs and customer and shareholder referrals.

Market Area and Competition

        Location and Market Area.    The headquarters for FCBI and Frederick County Bank is located at 9 North Market Street, Frederick, Maryland 21701, in downtown Frederick. Frederick County Bank's main banking office is located at 30 West Patrick Street, Frederick, Maryland and has three branches located in Frederick, Maryland, at 198 Thomas Johnson Drive, 6910 Crestwood Boulevard and 490 Monocacy Boulevard. The fourth branch is located in Walkersville, Maryland at 200 Commerce Drive. The primary service area of Frederick County Bank is Frederick County, Maryland, with a secondary market area in the surrounding counties of Carroll, Howard, Montgomery and Washington. Frederick County and the City of Frederick have experienced significant consolidation in the banking market. Frederick County Bank is the only remaining community bank headquartered in Frederick, and one of only three community banks headquartered in Frederick County. Frederick County Bank believes that market and banking trends provide an opportunity for a community oriented bank to execute a focused strategy of offering personal and customized services and attract underserved and dissatisfied small business clients.

        Frederick County, located in central Maryland, had an estimated 2018 population of approximately 256,000 (source: US Census Bureau). The population of Frederick County is anticipated to continue to grow to approximately 260,800 in 2020 (source: Maryland Department of Commerce). The City of Frederick has also experienced population growth, resulting in a 2018 population of approximately 72,000, projected to grow to approximately 77,000 by 2023 (source: US Census Bureau).

        Frederick County has approximately 126,505 employed residents as of 2017 and 72,288 in-county jobs (MD Dept. of Commerce). Raw employment figures in Frederick County do not reflect the significant intercounty commuter traffic between Frederick and surrounding counties. A significant portion of Frederick residents work in other jurisdictions, and a substantial number of Frederick County jobs are held by nonresidents. The economy of Frederick County is highly diversified.

        According to the State of Maryland Department of Commerce for 2017, employment is distributed among the following categories:

Sector	Percent of Jobs
Construction	10.0%
Manufacturing	5.1%
Trade, Transportation and Utilities	17.6%
Financial Activities	5.7%
Services (includes business, health, hospitality and education)	44.7%
Government	15.4%

        Competition.    Deregulation of financial institutions and holding company acquisitions of banks across state lines has resulted in widespread, fundamental changes in the financial services industry. This transformation, although occurring nationwide, is particularly intense in Frederick County, and the nearby Washington, DC and Baltimore metropolitan areas, because of the changes in the area's economic base in recent years and changing federal and state laws authorizing interstate mergers and acquisitions of banks, and the interstate establishment or acquisition of branches.

        In Frederick County, Maryland, competition is exceptionally keen from large banking institutions headquartered outside of Maryland. In addition, Frederick County Bank competes with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies, the online divisions of out of market institutions, and others providing financial services. Among the advantages that many of these institutions have over Frederick County Bank are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and to directly offer certain services, such as international banking and trust services, which will not be offered directly by Frederick County Bank. Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than Frederick County Bank. Certain of these competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

Employees

        At June 30, 2019, FCBI employed sixty-seven (67) persons on a full-time basis, three (3) of which are executive officers, and six (6) persons on a part-time basis. None of FCBI's employees are represented by any collective bargaining group, and FCBI believes that its employee relations are good. FCBI provides a benefit program, which includes health and dental insurance, a 401(k) plan, life and long-term disability insurance for substantially all full time employees and an equity based compensation plan for key employees and directors of FCBI, pursuant to which stock options, restricted stock and restricted stock units may be awarded.

Properties

        The main office of Frederick County Bank is located at 2 North Market Street, Frederick, and consists of 4,200 square feet on the ground floor of a 12,500 square foot building owned by a subsidiary of Frederick County Bank.

        The Aspen Ridge branch is located at 165a Thomas Johnson Drive, Frederick, Maryland and consists of approximately 2,600 square feet in a 21,000 square foot building, plus parking. The property is occupied under a five (5)-year lease, which expires in March 2021, at a current annual rent of $52,100; plus additional rent relating to common area fees and taxes. Frederick County Bank has three (3) five (5)-year renewal options.

        FCBI/Frederick County Bank leases approximately 11,367 square feet of office space located at 1-11 North Market Street, Frederick, Maryland, which is used as the headquarters location for the FCBI and Frederick County Bank, as well as, an operations center and administrative offices, in a building owned by a limited liability company owned one current and two former directors. The current lease term expires in July 2021. Pursuant to this lease, the current annual payments are approximately $197,000 per year. FCBI has three (3) five (5)-year renewal options.

        FCBI and Frederick County Bank own the premises for the branches located at 490 Monocacy Boulevard and 6910 Crestwood Boulevard, Frederick, Maryland and 200 Commerce Drive, Walkersville, Maryland. Frederick County Bank also owns 1.775 acres of vacant land at 8401 Progress Court in Frederick, Maryland which may be used for future expansion.

        FCBI believes that its existing facilities outlined above are adequate to conduct its and Frederick County Bank's business.

Legal Proceedings

        From time to time Frederick County Bank is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of Frederick County Bank or FCBI.

Supervision and Regulation

        FCBI's and Frederick County Bank's business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect us. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Supervision, regulation, and examination by the regulatory agencies are intended primarily for the protection of depositors and the FDIC's Deposit Insurance Fund, rather than shareholders.

        FCBI.    FCBI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act, and subject to regulation and supervision by the Federal Reserve. The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations and unsafe and unsound banking practices. As a bank holding company, FCBI is required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also examine FCBI and each of its subsidiaries. As FCBI is a bank holding company with less than $3 billion in assets, and which does not (i) conduct significant off balance sheet activities, (ii) engage in significant non-banking activities, and (iii) have securities registered under the 1934 Act, FCBI is not currently subject to risk-based capital requirements adopted by the Federal Reserve, which are substantially identical to those applicable to Frederick County Bank, and which are described below. The Federal Reserve issued an interim final rule increasing the asset threshold for the policy statement, in compliance with "Economic Growth, Regulatory Relief, and Consumer Protection Act," or the 2018 Act, in August 2018. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        In addition to being a bank holding company, FCBI has also been designated a financial holding company, and as such, under federal banking law, may engage in an expanded list of non-bank activities. Non-bank and financially related activities of bank holding companies and financial holding companies, also may be subject to regulation and oversight by regulators other than the Federal Reserve. FCBI is not currently conducting any activity for which the financial holding company designation is a prerequisite.

        The BHC Act requires approval of the Federal Reserve for, among other things, a bank holding company's direct or indirect acquisition of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The BHC Act generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law; but if the bank is at least five years old, the Federal Reserve may approve the acquisition.

        With limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in, or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern.

        The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

        Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on any extensions of credit to a bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to FCBI or any of our subsidiaries; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

        The Gramm-Leach-Bliley Act, or GLB Act, allows a bank holding company or other company to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. FCBI has elected financial holding company status.

        The Federal Deposit Insurance Act, or FDIA, and Federal Reserve policy require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. In addition, where a bank holding company has more than one FDIC-insured bank or thrift subsidiary, each of the bank holding company's subsidiary FDIC-insured depository institutions is responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result of a bank holding company's source of strength obligation, a bank holding company may be required to provide funds to a bank subsidiary in the form of subordinate capital or other instruments which qualify as capital under bank regulatory rules. Any loans from the holding company to such subsidiary banks likely would be unsecured and subordinated to such bank's depositors and perhaps to other creditors of Frederick County Bank.

        A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain conditions.

        As a Maryland corporation, FCBI is subject to limitations and restrictions. For example, state law restrictions include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes, borrowing and the observance of corporate formalities.

        Frederick County Bank.    Frederick County Bank is a Maryland chartered commercial bank which is a member of the Federal Reserve System (a "state member bank") whose accounts are insured by the Deposit Insurance Fund of the FDIC up to the maximum legal limits. Frederick County Bank is subject to regulation, supervision and regular examination by the Maryland Commissioner and the Federal Reserve. The regulations of these various agencies govern most aspects of Frederick County Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing Frederick County Bank generally have been promulgated to protect depositors and the Deposit Insurance Fund, and not for the purpose of protecting shareholders. Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation, which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities.

        Banking is a business that depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of Frederick County Bank's earnings. Thus, the earnings and growth of Frederick County Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on Frederick County Bank cannot be predicted.

        Branching and Interstate Banking.    The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act. The Dodd-Frank Act authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted to branch.

        USA Patriot Act.    Under the USA Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

        Office of Foreign Assets Control.    The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals and others, which are administered by the U.S. Treasury Department's Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a "U.S. person" engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

        Capital Adequacy.    The federal banking agencies have adopted risk-based and leverage capital adequacy requirements, pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        The federal banking agencies have adopted rules, referred to as the Basel III Rules, to implement the framework for strengthening international capital and liquidity regulation adopted by the Basel Committee on Banking Supervision, or Basel III. The Basel III framework, among other things, (i) introduced CET1, (ii) specified that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defined CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expanded the scope of the adjustments as compared to existing regulations.

        Basel III requires banks to maintain: (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a "capital conservation buffer" of 2.5%, or 7.0%; (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%; (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, or 10.5%; and (iv) a minimum leverage ratio of 3%, calculated as the ratio of

Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

        Basel III also provides for a "countercyclical capital buffer," generally to be imposed when federal banking agencies determine that excess aggregate credit growth becomes associated with a buildup of systemic risk that would be a CET1 add-on to the capital conservation buffer of 2.5%. The capital conservation buffer is designed to absorb losses during periods of economic stress.

        Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

        Under the Basel III Rules, mortgage-servicing assets and deferred tax assets are subject to stricter limitations than those previously applicable under capital rules. More specifically, certain deferred tax assets arising from temporary differences, mortgage-servicing assets, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity Tier 1 capital elements and are subject to an aggregate limit of 15% of common equity Tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity Tier 1 capital. Amounts of mortgage servicing assets, deferred tax assets, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors. A recent rule proposal would revise the treatment of deferred tax assets and mortgage servicing rights to increase the amounts of such assets includable in capital.

        The Basel III Rules also include, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of additional other comprehensive income, or AOCI, which primarily consists of unrealized gains and losses on available for sale securities, which are not required to be treated as other-than-temporary impairment, net of tax in calculating regulatory capital, unless the institution makes a one-time opt-out election from this provision in connection with the filing of its first regulatory reports after applicability of the Basel III Rules to that institution. Frederick County Bank opted-out of this requirement and, as such, does not include AOCI in its regulatory capital calculation. The Basel III Rules also require a 4% minimum leverage ratio, and a 5% leverage ratio to be considered well capitalized.

        The Basel III Rules also make changes to the manner of calculating risk weighted assets. New methodologies for determining risk weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan-to-value and equity components. In particular, loans categorized as "high-volatility commercial real estate," or HVCRE, loans are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan-to-value ratio is less than the applicable maximum supervisory loan-to-value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised "as completed" value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full. The 2018 Act expanded the exclusion from HVCRE loans to include credit facilities financing the acquisition or refinance of, or improvements to, existing income producing property, secured by the property, if the cash flow being generated by the property is sufficient to support the debt service and expenses of the property in accordance with the institution's loan criteria for permanent financing. The 2018 Act also provides that the value of contributed property will be its appraised value, rather than its cost. The 2018 Act permits an institution to reclassify an HVCRE loan as a non-HVCRE loan upon substantial completion of the project, where the cash flow from the property is sufficient to support debt service and expenses, in accordance with the institution's underwriting criteria for permanent financing.

        The capital ratios described above are the minimum levels that the federal banking agencies expect. State and federal regulators have the discretion to require and institution to maintain higher capital levels based upon its concentrations of loans, the risk of its lending or other activities, the performance of its loan and investment portfolios and other factors. Failure to maintain such higher capital expectations could result in a lower composite regulatory rating, which would impact the institution's deposit insurance premiums and could affect its ability to borrow and costs of borrowing, and could result in additional or more severe enforcement actions. In respect of institutions with high concentrations of loans in areas deemed to be higher risk, or during periods of significant economic stress, regulators may require an institution to maintain a higher level of capital, and/or to maintain more stringent risk management measures, than those required by these regulations.

        In December 2017, the Basel Committee on Banking Supervision published the last version of the Basel III accord, generally referred to as "Basel IV." The Basel Committee stated that a key objective of the revisions incorporated into the framework is to reduce excessive variability of risk-weighted assets, or RWA, which will be accomplished by enhancing the robustness and risk sensitivity of the standardized approaches for credit risk and operational risk, which will facilitate the comparability of banks' capital ratios; constraining the use of internally modeled approaches; and complementing the risk-weighted capital ratio with a finalized leverage ratio and a revised and robust capital floor. Leadership of the federal banking agencies who are tasked with implementing Basel IV supported the revisions. Although it is uncertain at this time, it is anticipated that some, if not all, of the Basel IV accord may be incorporated into the capital requirements framework applicable to Frederick County Bank.

        The 2018 Act also directs the federal bank regulatory agencies to develop a "Community Bank Leverage Ratio," calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. In November 2018, the federal banking agencies proposed a Community Bank Leverage Ratio of 9%. If a "qualified community bank," generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements; the capital ratio requirements for "well capitalized" status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject. A bank or holding company may be excluded from qualifying community bank status base on its risk profile, including consideration of its off-balance sheet exposures; trading assets and liabilities; total notional derivatives exposures and such other facts as the appropriate federal banking agencies determine to be appropriate.

        Prompt Corrective Action.    Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. The following capital requirements apply to Frederick County Bank for purposes of Section 38.

Capital Category	Total Risk- Based Capital Ratio	Tier 1 Risk- Based Capital Ratio	Common Equity Tier 1 Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well-capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	N/A	N/A
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	N/A	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	N/A	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	N/A	N/A
Critically Undercapitalized	N/A	N/A	N/A	N/A	Less than 2%	N/A

        An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

        An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

        A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the Deposit Insurance Fund. Unless the FDIC or other appropriate federal banking agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital, which has been raised and is imminently available for infusion into Frederick County Bank except for certain technical requirements, which may delay the infusion for a period of time beyond the 90 day time period.

        Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

        Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

        Regulatory Enforcement Authority.    Federal banking law grants substantial enforcement powers to federal banking agencies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. In addition, the FDIC could terminate the institution's deposit insurance if it determines that the institution's financial condition is unsafe or unsound or that the institution engaged in unsafe or unsound practices that violated an applicable rule, regulation, order or condition enacted or imposed by the institution's regulators.

        As a result of the volatility and instability in the financial system in recent years, Congress, the bank regulatory authorities and other government agencies have called for or proposed additional regulation and restrictions on the activities, practices and operations of banks and their holding companies. The Congress and the federal banking agencies have broad authority to require all banks and holding companies to adhere to more rigorous or costly operating procedures, corporate governance procedures, or to engage in activities or practices which they would not otherwise elect. Any such requirement could adversely affect our business and results of operations.

        The Dodd-Frank Act.    The Dodd-Frank Act made significant changes to the current bank regulatory structure, which affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. Although it is not possible to determine the ultimate impact of this statute until the extensive rulemaking is complete and becomes effective, the following provisions are considered to be of greatest significance to us:

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  Expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions.

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  Requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition.

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  Provides mortgage reform provisions regarding a customer's ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures.

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  Creates the CFPB, which has rulemaking authority for a wide range of consumer protection laws that apply to all banks, and has broad powers to supervise and enforce consumer protection laws.

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  Creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk.

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  Introduces additional corporate governance and executive compensation requirements on companies subject to the 1934 Act, as amended.

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  Permits FDIC-insured banks to pay interest on business demand deposits.

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  Codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength.

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  Makes permanent the $250 thousand limit for federal deposit insurance.

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  Permits national and state banks to establish interstate branches to the same extent as the branch host state allows establishment of in-state branches.

        The 2018 Act includes provisions revising Dodd-Frank Act provisions, including provisions that, among other things: (i) exempt banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans; (ii) exempt certain transactions valued at less than $400,000 in rural areas from appraisal requirements; (iii) exempt banks and credit unions that originate fewer than 500 open-end and 500 closed-end mortgages from the expanded data disclosures required under the Home Mortgage Disclosure Act, or HMDA (the provision would not apply to nonbanks and would not exempt institutions from HMDA reporting altogether); (iv) amend the SAFE Mortgage Licensing Act by providing registered mortgage loan originators in good standing with 120 days of transitional authority to originate loans when moving from a federal depository institution to a non-depository institution or across state lines; (v) require the CFPB to clarify how TILA-RESPA Integrated Disclosure applies to mortgage assumption transactions and construction-to-permanent home loans as well as outline certain liabilities related to model disclosure use; (vi) revise treatment of HVCRE exposures; and (vii) create the simplified Community Bank Leverage Capital Ratio. The 2018 Act also exempts community banks from Section 13 of the Bank Holding Company Act, commonly referred to as the Volcker Rule, if they have less than $10 billion in total consolidated assets; and exempts banks with less than $10 billion in assets, and total trading assets and liabilities not exceeding more than five percent of their total assets from the Volcker Rule restrictions on trading with their own capital. The 2018 Act also adds certain protections for consumers, including veterans and active duty military personnel, expanded credit freezes and creation of an identity theft protection database.

        In addition, other new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of FCBI's business activities, require more oversight or change certain of FCBI's business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose FCBI to additional costs, including increased compliance costs. These changes also may require significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on FCBI's business, financial condition and results of operations.

        Consumer Financial Protection Bureau.    The Dodd-Frank Act created the CFPB, an independent federal agency within the Federal Reserve System having broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the consumer financial privacy provisions of the GLB Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with more than $10.0 billion in assets. Smaller institutions, including Frederick County Bank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

        The CFPB has proposed or issued a number of important rules affecting a wide range of consumer financial products. The changes resulting from the Dodd-Frank Act and CFPB rulemakings and enforcement policies may impact the profitability of our business activities, limit our ability to make, or the desirability of making, certain types of loans, require us to change our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business or profitability. The changes may also require us to dedicate significant management attention and resources to evaluate and make necessary changes to comply with the new statutory and regulatory requirements.

        The CFPB has concentrated much of its rulemaking efforts on reforms related to residential mortgage transactions. The CFPB has issued rules related to a borrower's ability to repay and qualified mortgage standards, mortgage servicing standards, loan originator compensation standards, requirements for high cost mortgages, appraisal and escrow standards and requirements for higher-priced mortgages. The CFPB has also issued rules establishing integrated disclosure requirements for lenders and settlement agents in connection with most closed end, real estate secured consumer loans; and rules which, among other things, expand the scope of information lenders must report in connection with mortgage and other housing-related loan applications under the Home Mortgage Disclosure Act. These rules include significant regulatory and compliance changes and are expected to have a broad impact on the financial services industry.

        The rule implementing the Dodd-Frank Act requirement that lenders determine whether a consumer has the ability to repay a mortgage loan, established certain minimum requirements for creditors when making ability to pay determinations, and established certain protections from liability for mortgages meeting the definition of "qualified mortgages." Generally, the rule applies to all consumer-purpose, closed-end loans secured by a dwelling including home-purchase loans, refinances and home equity loans—whether first or subordinate lien. The rule does not cover, among other things, home equity lines of credit or other open-end credit; temporary or "bridge" loans with a term of 12 months or less, such as a loan to finance the initial construction of a dwelling; a construction phase of 12 months or less of a construction-to-permanent loan; and business-purpose loans, even if secured by a dwelling. The rule afforded greater legal protections for lenders making qualified mortgages that are not "higher priced." Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and a points and fees requirement whereby the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. Mandatory features of a qualified mortgage include: (i) a loan term not exceeding 30 years; and (ii) regular periodic payments that do not result in negative amortization, deferral of principal repayment, or a balloon payment. Further, the rule clarified that qualified mortgages do not include "no-doc" loans and loans with negative amortization, interest-only payments, or balloon payments. The rule created special categories of qualified mortgages originated by certain smaller creditors. To the extent that Frederick County Bank seeks to make qualified mortgages, it is required to comply with these rules, subject to available exclusions. Frederick County Bank's business strategy, product offerings, and profitability may change as the rule is interpreted by the regulators and courts.

        Financial Privacy.    Under the Federal Right to Privacy Act of 1978, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, financial institutions are required to disclose their policies for collecting and protecting confidential information. Consumers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

        Community Reinvestment Act.    The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal banking agencies will evaluate the record of each financial institution in meeting the needs of its local community, including low- and moderate-income neighborhoods. A bank's record of performance under the CRA is publicly available. A bank's CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities. Failure to adequately meet these criteria could result in additional requirements and limitations being imposed on Frederick County Bank. Additionally, Frederick County Bank must publicly disclose the terms of certain CRA-related agreements. Frederick County Bank received a "Satisfactory" overall rating at its last CRA exam.

        Fair and Responsible Banking.    Banks and other financial institutions are subject to numerous laws and regulations intended to promote fair and responsible banking and prohibit unlawful discrimination and unfair, deceptive or abusive practices in banking. These laws include, among others, the Dodd-Frank Act, Section 5 of the Federal Trade Commission Act, the Equal Credit Opportunity Act, and the Fair Housing Act.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, and actions by the U.S. Department of Justice and state attorneys general.

        FDIC Insurance Premiums.    FDIC-insured banks, such as Frederick County Bank, are required to pay deposit insurance assessments to the FDIC. The method by which the assessment is calculated was amended in a final rule that was adopted in April 2016, effective the third quarter of 2016. For banks with less than $10.0 billion in total consolidated assets, the assessment rate is calculated using a financial ratios method based on a statistical model estimating Frederick County Bank's probability of failure over three years utilizing seven financial ratios (leverage ratio; net income before taxes/total assets; nonperforming loans and leases/gross assets; other real estate owned/gross assets; brokered deposit ratio; one year asset growth; and loan mix index) and a weighted average of supervisory ratings components. The final rule also eliminates the brokered deposit downward adjustment factor for such banks' assessment rates, providing a new brokered deposit ratio applicable to all small banks, whereby brokered deposits in excess of 10% of total consolidated assets (inclusive of reciprocal deposits if a bank is not well-capitalized or has a composite supervisory rating other than a 1 or 2) as a result of which assessment rates may be increased for banks which experience rapid growth; lowers the range of assessment rates authorized to 1.5 basis points for an institution posing the least risk, to 40 basis points for an institution posing the most risk; and will further lower the range of assessment rates if the reserve ratio of the Deposit Insurance Fund increases to 2% or more. Banks with over $10.0 billion in total consolidated assets are required to pay a surcharge of 4.5 basis points on their assessment basis, subject to certain adjustments. The FDIC may also impose special assessments from time to time. Under the 2017 Tax Act, FDIC insured institutions with assets in excess of $10.0 billion will be subject to a phase out the deductibility of deposit insurance premiums.

        The Dodd-Frank Act permanently increased the maximum deposit insurance amount for banks, savings institutions and credit unions to $250 thousand per depositor. The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are now based on a financial institution's average consolidated total assets less tangible equity capital. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act eliminated the statutory prohibition against the payment of interest on business checking accounts.

        Concentration and Risk Guidance.    The federal banking regulatory agencies promulgated joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (i) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (ii) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (iii) funding concentrations from a single source representing 10% or more of Total Assets; or (iv) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet-listing-service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements. Frederick County Bank adheres to the practices recommended in this guidance.

        Additionally, the federal bank regulatory agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have: (i) total reported loans for construction, land development, and other land which represent 100% or more of an institution's total risk-based capital; or (ii) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution's total risk-based capital and the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions, which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital.

        Increased Focus on Lending to Members of the Military.    The federal banking agencies and the DOJ have recently increased their focus on financial institution compliance with the Servicemembers Civil Relief Act, or SCRA. The SCRA requires a bank to cap the interest rate at 6% for any loan to a member of the military who goes on active duty after taking out the loan. It also limits the actions Frederick County Bank can take when a service member is in foreclosure.

        Limitations on Incentive Compensation.    In April 2016, the Federal Reserve and other federal financial agencies re-proposed restrictions on incentive-based compensation pursuant to Section 956 of the Dodd-Frank Act for financial institutions with $1 billion or more in total consolidated assets. For institutions with at least $1 billion but less than $50 billion in total consolidated assets, the proposal would impose principles-based restrictions that are broadly consistent with existing interagency guidance on incentive-based compensation. Such institutions would be prohibited from entering into incentive compensation arrangements that encourage inappropriate risks by the institution (i) by providing an executive officer, employee, director, principal shareholder or individuals who are "significant risk takers" with excessive compensation, fees, or benefits, or (ii) that could lead to material financial loss to the institution. The proposal would also impose certain governance and recordkeeping requirements on institutions of our size. The Federal Reserve would reserve the authority to impose more stringent requirements on institutions of our size.

        Cybersecurity.    In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution's management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution's operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Frederick County Bank fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties. To date, Frederick County Bank has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, but its systems and those of its customers and third-party service providers are under constant threat and it is possible that Frederick County Bank could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by Frederick County Bank and its customers.

Market for Common Stock and Dividends

        Market for Common Stock.    FCBI's common stock is traded in the OTC Pink over the counter market under the symbol "FCBI." The common stock has traded only sporadically and in limited volume. Quotations in the OTC Pink market reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. As of October 10, 2019, there were 1,605,364 shares of FCBI common stock outstanding, held by approximately 561 shareholders of record, and approximately 841 total beneficial owners.

        Dividends.    During 2019 and 2018, FCBI paid regular quarterly dividends of $0.08 per quarter per share on the FCBI common stock. During 2018, FCBI also paid a special dividend of $0.02 per share during the second quarter. Regulations of the Federal Reserve Board and Maryland law place limits on the amount of dividends Frederick County Bank may pay without prior approval. Prior approval of the Federal Reserve is required to pay dividends which exceed Frederick County Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Under Maryland law, cash dividends may be paid without approval from the Department of Financial Institutions only out of undivided profits.

        State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice. Compliance with minimum capital requirements, as presently in effect, or as they may be amended from time to time, could limit the amount of dividends that Frederick County Bank may pay. As a depository institution, the deposits of which are insured by the FDIC, Frederick County Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Frederick County Bank currently is not in default under any of its obligations to the FDIC. Even if Frederick County Bank has earnings in an amount sufficient to pay cash dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth of Frederick County Bank.

        Under Maryland law, FCBI may pay dividends only out of retained earnings. State and federal bank regulatory agencies have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

        The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that FCBI may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing.

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information as of October 10, 2019 concerning the number and percentage of shares of FCBI common stock beneficially owned by its directors and named executive officers, and by its directors and executive officers as a group. Shares shown include shares as to which the named person has or shares voting and/or investment power with respect to all such shares. Except as indicated below, FCBI knows of no other person or persons, other than street name nominee owners, who, beneficially or of record, own in excess of five percent of the FCBI common stock.

Name	Number of Shares Beneficially Owned(1)	Shares Subject to Stock Options(2)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned(2)
Directors
Ellis R. Barber	3,832	—	3,832	0.24%
Emil D. Bennett	42,800	—	42,800	2.67%
Robert S. Carmack	12,657	—	12,657	0.79%
Kimberly S. Chaney	6,000	—	6,000	0.37%
J. Denham Crum	7,940	5,000	12,940	0.80%
Nicholas J. Damoulakis	928	—	928	0.06%
Karlys L. Kline	750	—	750	0.05%
Farhad Memarsadeghi	69,400	—	69,400	4.32%
Raymond Raedy	56,448	—	56,448	3.52%
William R. Talley, Jr.	50,574	—	50,574	3.15%
Thomas B. Trott, Jr.	21,910	—	21,910	1.36%
Named Executive Officers Who are Not Directors
Jay M. House	12,000	—	12,000	0.75%
Crystal L. Wiles	15,632	—	15,632	0.97%

All directors and current executive officers as a group (13 persons)	300,871	5,000	305,871	18.99%

Other 5% Shareholders
Martin S. Lapera(3)	164,573	—	164,573	10.25%

(1)
For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock with respect to which he or she has sole or shared voting and/or investment power, including any shares which he or she has the right to acquire within 60 days. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or retirement funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power.

(2)
Based on 1,605,364 shares of FCBI common stock outstanding as of the record date for the FCBI special meeting, except with respect to persons holding options to acquire common stock exercisable within sixty days of that date, in which event represents percentage of shares issued and outstanding plus the number of such options held by such person, and all directors and officers as a group, which represents percentage of shares outstanding plus the number of such options held by all such persons as a group.

(3)
Mr. Lapera is a former director and President and Chief Executive Officer of FCBI and Frederick County Bank. He resigned as a director and President and Chief Executive on November 12, 2018 and terminated employment with FCBI and Frederick County Bank on March 31, 2019.

Information about FCBI Designee to ACNB Board and ACNB Bank Board

        The reorganization agreement provides that, from and after the effective time, the boards of directors of ACNB and ACNB Bank shall consist of the boards of directors of ACNB and ACNB Bank as then in office, plus one non-executive member of the board of directors of FCBI as of the date of the reorganization agreement, to be designated by FCBI and approved by ACNB, who is independent under NASDAQ listing requirements and meets any other eligibility or regulatory requirements for service on such boards. FCBI proposed three members of its board of directors for membership on the ACNB and ACNB Bank boards of directors, and ACNB approved Kimberly S. Chaney to be appointed to the boards of directors of ACNB and ACNB Bank upon consummation of the merger.

        Set forth below is certain information regarding Ms. Chaney. The information presented includes information Ms. Chaney has given FCBI about her age, all positions she holds, and her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of Ms. Chaney that contribute to the board's effectiveness as a whole and provide the reason why she has been selected to serve as a director of FCBI. FCBI believes that Ms. Chaney has a reputation for integrity, honesty, and adherence to high ethical standards. She has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. Ms. Chaney is not a director of any other publicly-traded company.

        Kimberly S. Chaney, 58, has been a CPA for over 30 years and currently owns her own accounting practice specializing in financial services and consulting for small businesses. She has formerly held senior management positions in several Frederick County companies in the construction, real estate and retail industries. Ms. Chaney holds a Masters in Finance from the University of Baltimore and a BBA in Accounting from James Madison University. She has served as an adjunct professor in the construction management, business and accounting departments at Frederick Community College. Ms. Chaney is the current Chair of the Women's Giving Circle of Frederick County, as well as, being a past President of the Rotary Club of Carroll Creek, she also is an active community volunteer, serving the Frederick County Public School System and the Frederick County YMCA in numerous capacities. A lifelong resident of Frederick County, Ms. Chaney has many personal and business contacts in the Frederick market. Ms. Chaney joined the FCBI and Frederick County Bank boards of directors in September 2013. Her long experience in accounting, auditing, internal controls, and strategic planning, knowledge of the community banking industry, active community service activities, and board experience at FCBI and Frederick County Bank, as well as her knowledge of the Frederick County market, support her membership on the ACNB and ACNB Bank boards of directors.

Directors' Compensation

        The following table sets forth information regarding compensation paid to, or earned by Ms. Chaney, the proposed candidate for membership on ACNB's and ACNB Bank's boards of directors, during the fiscal year ended December 31, 2018 for service as a member of the FCBI and Frederick County Bank boards of directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	All Other Compensation	Total
Kimberly S. Chaney	$18,750	$—	$—	$—	$18,750

(1)
At December 31, 2018, Ms. Chaney had no outstanding options or unvested restricted stock awards

        During 2018, the non-employee directors of Frederick County Bank received a retainer fee in the amount of $6,000, a fee of $400 for each monthly Board of Directors meeting and a fee of $100 for each committee meeting until July 2018 when the fees were increased to $9,000, $500 and $125, respectively. The directors did not receive any additional compensation for FCBI's Board of Directors or committee meetings.

        The fees paid for director board meetings and committee meetings are based on comparable amounts paid by other financial institutions in FCBI's geographic market area. Bonuses, if any, are discretionary, and are based on the extent to which Frederick County Bank achieves annual performance objectives including net income and return on equity goals. The bonus pool is determined in the same manner as the employee plan and is distributed based on the percentage of board meetings attended by each director as compared to the total number of board meetings for the entire board of directors as a group. In 2018, no bonuses were paid to FCBI's directors.

 Management's Discussion and Analysis of Financial Condition and Results of Operations of Frederick
County Bancorp, Inc.

        This discussion presents the analysis of FCBI's financial condition and results of operations as of and for the years in the two year period ended December 31, 2018 and as of and for each of the six month periods ended June 30, 2019 and 2018. This discussion is designed to provide a more comprehensive review of the operating results and financial position of FCBI than could be obtained from an examination of the financial statements alone. This discussion should be read in conjunction with the financial statements of FCBI and the notes related thereto which appear elsewhere in this joint proxy statement/prospectus. See "Index to Consolidated Financial Statements of Frederick County Bancorp, Inc." beginning at page F-1 in this joint proxy statement/prospectus.

        Statements contained in this joint proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including FCBI's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this joint proxy statement/prospectus are based on information available to FCBI as of the date of this joint proxy statement/prospectus and FCBI assumes no obligation to update any such forward-looking statements. It is important to note that FCBI's actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements include fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which FCBI conducts its operations. See "A Warning About Forward-Looking Statements" beginning on page 46.

Year Ended December 31, 2018

Overview

        The following discussion compares the financial condition of FCBI as of December 31, 2018 to the financial condition at December 31, 2017 and the results of operations for each of the two years ended December 31, 2018 and December 31, 2017. This discussion should be read in conjunction with the accompanying audited Consolidated Financial Statements for the year ended December 31, 2018 and the related notes beginning at page F-1 of this joint proxy statement/prospectus, as well as the statistical information included in this discussion.

        FCBI earned net income of $2.96 million in 2018, an increase of $911 thousand 44.4% compared to 2017. Basic earnings per share increased to $1.95 in 2018 from $1.37 in 2017. The most noteworthy factors impacting the 2018 results were as follows:

  •
  Improved net interest income of $932 thousand due to an increase in loan volume, while net interest margin remained relatively constant, decreasing only 1 basis point to 3.58% for the year ended December 31, 2018 from 3.59% for the prior year.

  •
  The reduction in the level of nonperforming assets and problem loans that resulted in a negative loan loss provision of $442 thousand for the year ended December 31, 2018.

  •
  A decline in non-interest income primarily due to securities gains of $416 thousand recognized in 2017 while securities losses of $9 thousand were recognized in 2018.

  •
  A full year's impact of the change in the federal corporate income tax rate from 35% to 21%, which contributed to a decrease in income taxes of $401 thousand compared to 2017 despite higher pretax income.

        Net interest income for the year ended December 31, 2018 increased 7.0% due to growth in loans, a shift in the deposit mix and the maturity of higher cost wholesale funding. Loans increased in 2018 by 5.4%, while deposits increased 6.1% for the year. With respect to noninterest income, growth was seen in deposit service charges and ATM interchange fees. Noninterest expense increased by 11.1% with salaries and employee benefits increasing 8.3%.

Financial Condition

        Total assets were $418.6 million at December 31, 2018, reflecting growth of $12.8 million or 3.2% from year-end 2017. The net increase in assets was funded by growth in deposits and shareholders' equity. Loans increased $17.3 million or 5.4% from December 31, 2017 to December 31, 2018. This net increase resulted primarily from growth in commercial real estate loans. The growth in loans was funded by $20.3 million, or 6.1% increase in deposits of which $10.6 million was in noninterest-bearing demand deposits.

Investment Securities

        The investment securities portfolio provides earnings and liquidity, as well as an effective tool in managing interest rate risk. Securities are also pledged from time to time to secure public funds deposits repurchase agreements and borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"), and for other purposes required or permitted by applicable law. FCBI's investment activities are governed internally by a board-approved policy. The policy is carried out by FCBI's Asset/Liability Management Committee, which meets regularly to review the economic environment and establish investment and borrowing strategies. Investment strategies are determined in consideration of the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity and liquidity position of FCBI. There was no concentration in securities of any single issuer that exceeded 10% of shareholders' equity.

        Available-for-sale securities are carried at their estimated fair value. At year-end 2018, available-for-sale securities totaled $21.6 million, a net decrease of $3.2 million compared to year-end 2017. Residential mortgage-backed debt securities decreased $2.0 million. At December 31, 2018 and 2017, $11.5 million and $9.2 million of investment securities were pledged as security.

        Proceeds from maturities, calls and principal payments totaled $3.2 million and $3.9 million in 2018 and 2017, respectively. Proceeds from sales totaled $858 thousand in 2018 and $901 thousand in 2017, which resulted in net losses of $9 thousand in 2018 and net gains of $416 thousand in 2017. There was one bond purchased in 2018 for $1.2 million. The activity in 2018 and 2017 reflected a strategy to fund loan growth with cash flow and sale proceeds while continuing to meet pledging requirements.

        The following table sets forth FCBI's investment securities portfolio as of December 31of the years indicated.

	2018		2017		2016
(dollars in thousands)	Estimated Fair Value	% of Portfolio	Estimated Fair Value	% of Portfolio	Estimated Fair Value	% of Portfolio
Corporates	$1,700	8%	$1,719	7%	$1,001	4%
State and political subdivisions	3,322	15%	3,356	14%	3,794	15%
Small Business Administration	1,486	7%	1,753	7%	2,037	8%
Residential mortgage-backed debt securities	14,664	68%	16,666	67%	15,814	64%

Total debt securities	21,172		23,494		22,646
Marketable equity securities	386	2%	1,251	5%	1,998	8%

	$21,558	100%	$24,745	100%	$24,644	100%

        The amortized cost and yield of debt securities at December 31, 2018 by contractual maturity is shown in the following chart.

	1 Year or Less		Over 1 - 5 Years		Over 5 - 10 Years		Over 10 Years		Total
(dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Corporates	$—	—	$—	—	$1,700	6.19%	$—		$1,700	6.10%
State and political subdivisions	—	—	—	—	1,715	2.27%	1,612	3.57%	3,327	2.90%
Small Business Administration	—	—	—	—			1,528	2.10%	1,528	2.10%
Residential mortgage-backed debt securities	—	—	16	1.18%	1,464	1.65%	13,531	2.61%	15,011	2.36%

Total debt securities	$—		$16	1.18%	$4,879	3.45%	$16,671	2.66%	$21,566	2.72%

Loan Portfolio

        FCBI has established policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credit as well as continuous monitoring and reporting policies for asset quality and the adequacy of the allowance for credit losses. These policies, coupled with ongoing training efforts, have provided effective checks and balances for the risks associated with the lending process. Lending authority is based on the type of loan, the loan amount requested and the experience of the lending officer.

        As of December 31, 2018, FCBI's gross loan portfolio totaled $339.5 million, representing 81.1% of its total assets. Gross loans increased by $17.3 million or 5.4% from December 31, 2017.

        Frederick County Bank's emphasis on meeting the market's growing demand for commercial real estate loans was reflected by an increase of $18.9 million in that category of loans during 2018. This 10.5% growth reflects Frederick County Bank's success in building commercial relationships in its market. During the year ended December 31, 2018, commercial construction and land development loans declined by $3.4 million, or 13% from December 31, 2017 due to repayments.

        In addition to the commercial real estate portfolio activity noted above, Frederick County Bank provides commercial and industrial loans to local businesses, and residential mortgage loans to consumers. Frederick County Bank also maintains a portfolio of residential real estate mortgages, which are generally variable rate and short term in nature. In order to offer residential real estate customers a full range of fixed-rate residential mortgage products, Frederick County Bank also partners with other companies that specialize in this area, selling a large portion of residential mortgages that are originated. This approach allows FCBI to recognize noninterest income while mitigating interest rate risk. While FCBI recognizes risks associated with some types of commercial loans, commercial borrowers' financial condition is closely monitored by management through the analysis of financial statements and income tax returns.

        The following table sets forth Frederick County's loan portfolio by general categories at December 31.

(dollars in thousands)	2018	% of Total	2017	% of Total	2016	% of Total	2015	% of Total	2014	% of Total
Construction and land development	$22,522	7%	$25,982	8%	$24,601	8%	$25,801	9%	$30,933	12%
Residential real estate—mortgage	66,121	19%	64,660	20%	57,791	19%	58,091	21%	53,686	20%
Commercial real estate—mortgage	198,889	59%	179,976	56%	170,684	55%	147,682	53%	135,663	52%
Commercial and industrial	50,346	15%	49,925	15%	51,280	17%	45,336	16%	40,560	15%
Consumer	1,583	0%	1,613	1%	1,886	1%	2,040	1%	1,683	1%

Total Loans	$339,461	100%	$322,156	100%	$306,242	100%	$278,950	100%	$262,525	100%

        The contractual maturity distribution and repricing range of the loan portfolio at December 31, 2018, are presented in the following tables.

	Due in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$5,183	$15,354	$1,985	$22,522
Residential real estate—mortgage	4,443	32,384	29,294	66,121
Commercial real estate—mortgage	12,491	77,615	108,783	198,889
Commercial and industrial	3,086	26,024	21,236	50,346
Consumer	51	320	1,212	1,583

Total	$25,254	$151,697	$162,510	$339,461

	Repricing in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$5,638	$15,014	$1,870	$22,522
Residential real estate—mortgage	16,553	31,725	17,843	66,121
Commercial real estate—mortgage	24,535	76,856	97,498	198,889
Commercial and industrial	3,086	26,024	21,236	50,346
Consumer	1,170	320	93	1,583

Total	$50,982	$149,939	$138,540	$339,461

        At December 31, 2018 loans with fixed or predetermined rates accounted for $291.6 million, or 86%, of the loan portfolio, and loans with floating or variable rates accounted for $47.8 million, or 14% of the loan portfolio.

Provision for Credit Losses

        There was a negative provision for credit losses of $442 thousand taken in 2018 compared to $645 thousand of expense in 2017. A recovery of $500 thousand on a prior charge off was recognized in 2018. The decrease in the provision for credit losses generally reflects the declining volume of non-performing loans, along with the assessment of the related collateral values and the change in the loan portfolio outstandings. The provision for credit losses charged against earnings is based, in part, upon the experience of credit losses and an estimation of inherent risks in the current loan portfolio as well as industry trends and economic conditions that impact the collectability of loans. FCBI's places an emphasis on asset quality and performs a thorough analysis and assessment of the adequacy of the allowance for credit losses relative to the risks in the loan portfolio. See further discussion in "Allowance for Credit Losses" and Note 4 of FCBI's Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus.

Allowance for Credit Losses

        FCBI maintains the allowance for credit losses at a level that management believes is adequate to absorb potential losses inherent in the loan portfolio and is established through a provision for credit losses charged to earnings. Management regularly conducts an analysis of the adequacy of the allowance based on its knowledge of its loans, loss history and qualitative risk factors existing in its market. An outside firm is engaged to independently assess the methodology and perform various loan review functions.

        FCBI prepares the analysis of the allowance with the objective of quantifying portfolio risk into a dollar amount of inherent losses. For impaired loans, the related allowance is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if repayment is expected to be provided by the collateral. The allowance associated with the remaining loan portfolio is based on the analysis of historical loan loss ratios, delinquency trends, and previous collection experience along with an assessment of the effects of external economic conditions and other qualitative factors.

        Based on the above, management believes that the allowance for credit losses is adequate to absorb potential losses in the loan portfolio as of December 31, 2018. However, there can be no assurance that adjustments to the provision for credit losses will not be required in the future. Changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy or market area, or changes in the circumstances of particular borrowers are criteria that could change and result in adjustments to the provision for credit losses. Management closely monitors problem loans, employs intensive collection efforts for loans previously charged-off and continually attempts to improve underwriting quality.

        The allowance for credit losses was $3.43 million or 1.01% of loans outstanding at December 31, 2018. This compares to an allowance for credit losses at December 31, 2017 of $3.23 million or 1.01% of loans outstanding.

        The following table summarizes activity in Frederick County Bank's allowance for credit losses during the periods indicated:

(dollars in thousands)	2018	2017	2016	2015	2014
Allowance balance, beginning	$3,265	$3,744	$3,064	$3,362	$3,423
Recoveries:
Construction and land development	21	49	23	—	—
Residential real estate-mortgage	130	15	—	—	53
Commercial real estate-mortgage	32	4	4	205	64
Commercial and industrial	540	177	38	37	—
Consumer	—	—	1	—	8

Total gross recoveries	723	245	66	242	125

Charge-offs:
Construction and land development	—	(7)	—	—	(130)
Residential real estate-mortgage	(92)	(70)	(44)	(3)	—
Commercial real estate-mortgage	—	(79)	(37)	(136)	(3)
Commercial and industrial	(28)	(1,210)	(154)	(223)	(42)
Consumer	—	(3)	(1)	—	(11)

Total gross charge-offs	(120)	(1,369)	(236)	(362)	(186)

Net recoveries (charge-offs)	603	(1,124)	(170)	(120)	(61)
Provision for credit losses	(442)	645	850	(178)	—

Allowance balance, ending	$3,426	$3,265	$3,744	$3,064	$3,362

Ratio of net charge-offs to average loans outstanding	(0.18)%	0.36%	0.06%	0.05%	0.02%
        Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

        Net recoveries amounted to $603 thousand for the year ended December 31, 2018 or (0.18)% of average loans, as compared to net charge-offs of $1.1 million, or 0.36% of average loans in 2017. The majority of the charge-offs during the years ended December 31, 2018 related to residential loans in conjunction with foreclosure proceedings. Nearly all of the charge-offs in 2018 and 2017 were on loans for which specific reserves had previously been established.

        The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses and does not restrict the use of the allowance to absorb losses in any category.

(dollars in thousands)	2018	% of Total	2017	% of Total	2016	% of Total	2015	% of Total	2014	% of Total
Construction and land development	$227	7%	$263	8%	$301	8%	$276	9%	$403	12%
Residential real estate-mortgage	667	19%	655	20%	707	19%	643	21%	672	20%
Commercial real estate-mortgage	2,007	59%	1,824	56%	2,087	56%	1,624	53%	1,748	52%
Commercial and industrial	508	15%	506	15%	627	17%	490	16%	504	15%
Consumer	16	0%	16	1%	23	1%	31	1%	34	1%

	$3,426	100%	$3,265	100%	$3,744	100%	$3,064	100%	$3,362	100%

        See Note 4 to FCBI's audited Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus for additional information regarding the provision and allowance for loan losses.

Nonperforming Assets

        Nonperforming assets, which consist of loans past due 90 days or more and still accruing, nonaccrual loans and other real estate owned totaled $852 thousand at December 31, 2018, compared to $5.39 million at year-end 2017. After experiencing increases in the level of nonperforming assets in previous years, reflective of the general economic conditions, Frederick County Bank has experienced declines every year since peaking in 2016 as a result of concerted efforts by management to work out problem loan situations. This was achieved principally by the payoff of loans through refinancing or the sale of underlying collateral, the charge-off of uncollectible amounts, the sale of other real estate owned properties and loans returning to performing status after a prolonged period of current payments. In addition, Frederick County Bank experienced a significant decline in the volume of loans moving into nonperforming status in 2018.

        The following table provides a summary of FCBI's nonperforming assets at December 31 of the years indicated.

	2018	2017	2016	2015	2014
Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans:
Construction and land development	—	—	—	211	1,141
Residential real estate-mortgage	477	647	956	706	458
Commercial real estate-mortgage	—	740	824	662	2,061
Commercial and industrial	—	2,736	4,357	581	—
Consumer	15	—	—	—	24

Total	492	4,123	6,137	2,160	3,684

Other real estate owned	360	1,264	866	706	729

Total nonperforming assets	$852	$5,387	$7,003	$2,866	$4,413

Nonperforming loans to total loans	0.25%	1.67%	2.29%	1.03%	1.68%
Nonperforming assets to total assets	0.20%	1.33%	1.85%	0.82%	1.29%

        FCBI generally places loans on non-accrual when it becomes 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Payments on nonaccrual loans are applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The following table presents impaired loans that are troubled debt restructurings as of December 31 of the years indicated.

(dollars in thousands)	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Impaired performing loans:
Construction and land development	$—	$—	$—	$387	$675
Commercial real estate	1,741	1	1,491	1,513	272
Residential real estate	—	—	138	383	328
Commercial and industrial	—	—	979	2,591	—
Consumer	—	—	—	8	—
Accruing troubled debt restructurings:
Construction and land development	—	—	—	—	10
Commercial real estate	295	231	—	502	509
Residential real estate	72	79	322	41	42
Commercial and industrial	872	—	48	2,489	615
Consumer	15	35	35	—	3

Total impaired performing loans	$2,995	$346	$3,013	$7,914	$2,454

Impaired nonperforming loans:
Nonaccrual loans:
Construction and land development	$—	$—	$35	$202	$1,126
Commercial real estate	—	480	531	147	805
Residential real estate	353	395	396	407	458
Commercial and industrial	—	25	2,006	225	—
Consumer	—	—	—	—	24
Nonaccrual troubled debt restructurings:
Construction and land development	—	—	—	9	15
Commercial real estate	—	260	293	515	1,256
Residential real estate	124	252	560	299	—
Commercial and industrial	—	2,711	2,351	356	—
Consumer	15	—	—	—	—

Total impaired nonperforming loans	$492	$4,123	$6,172	$2,160	$3,684

Total impaired loans	$3,487	$4,469	$9,185	$10,074	$6,138

        For further information on Nonperforming Assets, refer to Note 4 of FCBI's audited Consolidated Financial Statements for the year ended December 31, 2018, beginning at page F-1 in this joint proxy statement/prospectus.

Deposits

        Customer deposits, because of their stability, are the largest source of funds used to support Frederick County Bank's growth. "Core" deposits are deposits that tend to remain with Frederick County Bank despite the change in the market's interest rate environment.

        Frederick County Bank offers a broad selection of deposit instruments to individuals and businesses including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required; the time period the funds must remain on deposit and service charge schedules.

        Total deposits were $352.4 million as of December 31, 2018, an increase of $20.4 million or 6.1% when compared to 2017. Noninterest-bearing demand deposits grew $10.6 million and time deposits grew $9.2 million. This growth reflects positive results from efforts to develop new relationships and grow existing relationships, both personal and business. At December 31, 2018, noninterest-bearing demand deposits and time deposits comprised of 28% and 27% of total deposits respectively.

        The following table presents the composition of deposits as of December 31 of the years indicated.

(dollars in thousands)	2018	% of portfolio	2017	% of portfolio	2016	% of portfolio
Noninterest-bearing demand deposits	$100,200	28%	$89,616	27%	$83,249	26%
Interest-bearing deposits:
NOW accounts	50,807	14%	47,777	14%	34,213	11%
Savings accounts	14,904	4%	13,399	4%	11,416	4%
Money market accounts	91,637	27%	95,539	29%	99,332	30%
Certificates of deposits:
$100,000 or more	55,017	16%	38,106	11%	52,231	16%
Less than $100,000	39,808	11%	47,568	15%	41,511	13%

Total interest-bearing deposits	252,173	72%	242,389	73%	238,703	74%

Total deposits	$352,373	100%	$332,005	100%	$321,952	100%

        The following table sets forth the average deposit balances by major category as of December 31 of the years indicated.

	2018		2017		2016
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$96,605	—	$91,174	—	$76,711	—
NOW accounts	46,956	0.37%	38,474	0.19%	31,705	0.17%
Savings accounts	14,051	0.03%	12,584	0.03%	11,130	0.03%
Money market accounts	97,577	0.32%	101,039	0.29%	97,368	0.29%
Certificates of deposits:
$100,000 or more	50,945	1.52%	44,968	1.17%	44,905	1.00%
Less than $100,000	45,520	1.32%	46,436	0.77%	48,700	0.59%

	$351,654		$334,675		$310,519

        The following table provides information regarding the scheduled maturities of time deposits of $100,000 and more as of December 31, 2018.

(dollars in thousands)
Three months or less	$8,244
Over three through six months	8,954
Over six through twelve months	11,593
Over twelve months	26,226

Total	$55,017

Short-Term Borrowings

        Short-term debt consists of amounts outstanding under secured lines with correspondent banks and short-term borrowings from the FHLB. At various times FCBI utilizes secured lines with correspondent banks and short-term FHLB borrowings in addition to brokered deposits and core deposits, to fund its lending and investment activities, depending on fluctuations in loan demand, deposit and deposit availability and pricing. At December 31, 2018, Frederick County Bank had $20.0 million of outstanding balances with FHLB, as compared with $29.7 million of advances at December 31, 2017. At December 31, 2018, FCBI had an additional $3.4 million in other short-term borrowings at the holding company level.

        Information relating to short-term borrowings, other than secured FHLB borrowings, is as follows for the years ended December 31 of the years indicated:

(dollars in thousands)	2018	2017	2016
Total outstanding at year-end	$3,450	$4,200	$3,300
Average amount outstanding during the year	$3,799	$4,192	$3,300
Maximum amount outstanding at any month-end	$4,200	$4,200	$3,300
Weighted-average interest rate at year-end	5.11%	4.18%	3.39%
Weighted-average interest rate during the year	4.79%	3.91%	3.42%

        The Company's unused lines of credit for short-term borrowings totaled $31.75 million and $30.50 million at December 31, 2018 and 2017, respectively. These include an unsecured line of credit from an unaffiliated financial institution for FCBI in the amount of $3.75 million and $2.50 million at December 31, 2018 and 2017, respectively, and unsecured federal funds lines of credit from unaffiliated financial institutions for the Frederick County Bank in an aggregate amount of $28.00 million both at December 31, 2018 and 2017.

        The following table set forth information regarding secured short-term FHLB borrowings at December 31 of the years indicated.

(dollars in thousands)	2018	2017	2016
Total outstanding at year-end	$20,000	$29,700	$15,000
Average amount outstanding during the year	$25,164	$17,554	$15,000
Maximum amount outstanding at any month-end	$29,700	$29,700	$15,000
Weighted-average interest rate at year-end	2.18%	1.58%	0.75%
Weighted-average interest rate during the year	1.97%	1.13%	0.73%

        Frederick County Bank has a secured line of credit with the FHLB with a total available balance of $35.3 million and $26.10 million at December 31, 2018 and 2017, respectively, which is secured by a blanket lien on its 1-4 family residential mortgage loan portfolio and certain commercial real estate loans. The following table shows the outstanding borrowings under this credit facility at December 31, of the years indicated:

((dollars in thousands) Maturity Date	Interest Rate	December 31, 2018	December 31, 2017	December 31, 2016
March 29, 2016	0.39%			$5,000
June 9, 2016	0.80%			5,000
September 9, 2016	0.91%			5,000
March 6, 2018	1.19%		$4,900
March 28, 2018	1.33%		5,000
April 30, 2018	1.31%		4,900
September 25, 2018	1.50%		4,900
December 20, 2019	2.06%		10,000
March 7, 2019	2.26%	$5,000
March 27, 2019	2.32%	5,000
December 20, 2019	2.06%	10,000

Total		$20,000	$29,700	$15,000

Long-Term Debt

        In December 2006, FCBI completed the private placement of an aggregate of $6.00 million of trust preferred securities through FCBI Statutory Trust I (the "Trust"), a trust subsidiary organized under Connecticut law, of which FCBI owns all of the common securities of $186 thousand. The principal asset of the Trust is a similar amount of FCBI's junior subordinated debentures. The interest rate on the junior subordinated debentures is currently adjusted quarterly to 163 basis points over three-month LIBOR. On December 17, 2018, the most recent interest reset date, the interest rate was adjusted to 4.41819% for the period ending March 14, 2019. The junior subordinated debentures mature on December 15, 2036, and may be redeemed at par, at FCBI's option, on any interest payment date. The obligations of FCBI with respect to the Trust's preferred securities constitute a full and unconditional guarantee by FCBI of Trust's obligations with respect to the trust preferred securities to the extent set forth in the related guarantee. Subject to certain exceptions and limitations, FCBI may elect from time to time to defer interest payments on the junior subordinated debentures, resulting in a deferral of distribution payments on the related trust preferred securities. If FCBI defers interest payments on the junior subordinated debentures, or otherwise is in default of the obligations, FCBI would be prohibited from making dividend payments to its shareholders.

        Trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as an additional Tier I capital element, without limitation.

Off-Balance Sheet Arrangements

        Through the normal course of business, FCBI enters into certain contractual obligations and other commitments. Commitments to extend credit and letters of credit are legally binding conditional agreements generally having fixed expiration or termination dates. These commitments generally require customers to maintain certain credit standards and are established based on management's credit assessment of the customer. The commitments may expire without being drawn upon. FCBI has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on FCBI's financial condition, changes in financial condition, income or expense, results of operations, liquidity, capital expenditures or capital resources, that is material to investors. For further discussion, refer to Note 17 of FCBI's audited Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus.

Capital Resources

        The authorized stock of FCBI consists of 10,000,000 shares of common stock with $.01 par value. There were 1,541,737 and 1,493,044 shares outstanding as of December 31, 2018 and December 31, 2017, respectively. Stockholders' equity ended 2018 at $36.6 million, a net increase of $2.9 million from December 31, 2017. Net income in 2018 was $3.0 million and FCBI paid $516 thousand in cash dividends in 2018 as compared to net income in 2017 of 2.05 million and $447 thousand. Tangible book value per share was $23.06, $21.85 and $20.89 at December 31, 2018, 2017 and 2016, respectively.

        Frederick County Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on FCBI's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Frederick County Bank must meet specific capital guidelines that involve quantitative measures of Frederick County Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Frederick County Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. At December 31, 2018, FCBI was subject to the Federal Reserve's Small Bank Holding Company Policy. Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

        Quantitative measures established by regulation to ensure capital adequacy require Frederick County Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that FCBI and Frederick County Bank met all capital adequacy requirements to which they are subject as of December 31, 2018.

        As of December 31, 2018, the most recent notification from the regulatory agencies categorized Frederick County Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Frederick County Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed Frederick County Bank's category.

        For further information, refer to Note 13 to FCBI's audited Consolidated Financial Statements for the year ended December 31, 2018 beginning at page F-1 in this joint proxy statement/prospectus.

        The following table presents actual and required capital ratios as of December 31, 2018 for Frederick County Bank under the Basel III Capital Rules.

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital to (Risk-Weighted Assets):
Frederick County Bank	$44,070	11.63%	$17,059	4.50%	$24,641	6.50%

Total Capital (to Risk-Weighted Assets):
Frederick County Bank	$47,496	12.53%	$30,327	8.00%	$37,909	10.00%

Tier 1 Capital (to Risk-Weighted Assets):
Frederick County Bank	$44,070	11.63%	$22,746	6.00%	$30,327	8.00%

Total Capital (to Average Assets):
Frederick County Bank	$44,070	10.37%	$17,003	4.00%	$21,253	5.00%

Results of Operations

Net Interest Income

        The primary source of FCBI's earnings is net interest income. Net interest income is the difference between interest and fees earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Earning assets include loans, securities and federal funds sold. Interest-bearing liabilities include deposits and borrowed funds.

        Net interest income is affected by changes in interest rates, the volume of interest-bearing assets and liabilities and the composition of those assets and liabilities (mix). The "net interest spread" and "net interest margin" are two common statistics related to the evaluation of net interest income. The net interest rate spread represents the difference between the yields earned on interest-earning assets and the rates paid for interest-bearing liabilities. The net interest margin is defined as the ratio of net interest income to average earning assets. Due primarily to funding provided by noninterest-bearing deposits and stockholders' equity, the net interest margin exceeds the net interest rate spread. Both net- interest spread and net interest margin are stated as a percentage with each .01% often referred to as one basis point.

        The following table presents daily average balances, net interest income on a fully taxable-equivalent ("FTE") basis, net interest rate spread and net interest margin for the years ending December 31, 2018, 2017 and 2016. Loans placed in nonaccrual are included in average balances.

	2018			2017			2016
(dollars in thousands)	Average daily balance	Interest income/ expense	Average yield/ rate	Average daily balance	Interest income/ expense	Average yield/ rate	Average daily balance	Interest income/ expense	Average yield/ rate
Assets
Interest-earning assets:
Federal funds sold	$5	$—	0.00%	$146	$1	0.68%	$1,064	$6	0.56%
Interest-bearing deposits other banks	47,618	858	1.80	38,281	402	1.05	32,566	155	0.48
Investment securities(1):
Taxable	21,652	643	2.97	21,823	526	2.41	18,472	347	1.88
Tax-exempt(2)	3,334	116	3.48	3,759	159	4.23	4,937	223	4.52
HFS Residential	61	—	—	74	3	4.05	142	7	4.93
Loans(3)	327,833	15,487	4.72	311,357	14,172	4.55	290,736	13,296	4.57

Total interest-earning assets	400,503	17,104	4.27	375,440	15,263	4.07	347,917	14,034	4.03

Noninterest-earning assets	21,423			20,850			18,727

Total assets	$421,926			$396,290			$366,644

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW accounts	$46,956	$173	0.37%	$38,474	$75	0.19%	$31,705	$54	0.17%
Savings accounts	14,051	4	0.03	12,584	4	0.03	11,130	3	0.03
Money market accounts	97,577	312	0.32	101,039	288	0.29	97,368	279	0.29
Certificates of deposit
$100,000 or more	50,945	773	1.52	44,968	527	1.17	44,905	450	1.00
Certificates of deposit
less than $100,000	45,520	602	1.32	46,436	356	0.77	48,700	286	0.59
Short-term borrowings	3,799	182	4.79	4,192	164	3.91	3,300	113	3.42
FHLB advances	25,164	496	1.97	17,554	198	1.13	15,000	110	0.73
Junior subordinated debentures	6,186	237	3.83	6,186	177	2.86	6,186	146	2.36

Total interest-bearing liabilities	290,198	2,779	0.96	271,433	1,789	0.66	258,294	1,441	0.56

Noninterest-bearing deposits	96,605			91,174			76,711
Noninterest-bearing liabilities	843			1,329			877

Total liabilities	387,646			363,936			335,882

Shareholders' equity	34,280			32,354			30,762

Total liabilities and shareholders' equity	$421,926			$396,290			$366,644

Net interest income		$14,325			$13,474			$12,593

Net interest spread			3.31%			3.41%			3.48%

Net interest margin			3.58%			3.59%			3.62%

(1)
Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of shareholders' equity.

(2)
Presented on a taxable-equivalent basis using the statutory federal income tax rate of 21% in 2018, 34% in 2017 and 34% in 2016. Taxable-equivalent adjustments of $24 thousand in 2018, $54 thousand in 2017 and $76 thousand in 2016 are included in the calculation of the tax-exempt investment interest income.

(3)
Presented on a taxable-equivalent basis using the statutory federal income tax rate of 21% in 2018, 34% in 2017 and 34% in 2016. Taxable-equivalent adjustments of $49 thousand in 2018, $100 thousand in 2017 and $113 thousand in 2016 are included in the calculation of the loan interest income. Net loan origination income (expense) in interest income totaled $(34) thousand in 2018, $53 thousand in 2017 and $53 thousand in 2016.

        Net interest income, on a taxable-equivalent basis, totaled $14.3 million in 2018, an increase of $851 thousand or 6.3% compared to 2017. The increase was a result of a 12.7% increase in the average balance of interest-earning assets while net interest margin declined by 1 basis point.

        The increase in interest-earning assets of $25.1 million during the year ended December 31, 2018 included a continued change in the mix of earning assets that enhanced the overall yield earned. Year-over-year, average loans increased $16.5 million, or 5.3% with growth in commercial and residential real estate loans. Loans at December 31, 2018 were up $17.3 million, or 5.4% from the prior year-end. The majority of the growth in average loans was funded by cash flows from the investment portfolio and an increase in deposits. Average investment securities and restricted stock decreased $596 thousand from December 31, 2017, resulting from maturities, calls and principal payments, the proceeds of which were invested in new loans.

        Average deposits increased by $17.0 million or 5.1% with an increase in demand deposits of $5.4 million and time deposits of $5.0 million respectively.

        Net interest margin decreased by only 1 basis point from 3.59% for the year ended December 31, 2017 to 3.58% for the full year ended December 31, 2018 as a result of a number of factors:

  •
  Management succeeded in increasing the yield on earning assets by 20 basis points from 2017 to 2018, including an increase of 17 basis points in yield on loans, while limiting the rate of increase of rates paid on deposits. The increase in the yield on earning assets was primarily due to a positive change in the mix of earning assets as loan growth was primarily funded by cash flow from the investment portfolio and an increase in deposits.

  •
  The rate paid on interest-bearing liabilities increased 30 basis points from 2017 to 2018, but overall increases in deposits rates remained modest compared to peers. This increase reflected growth in interest-bearing deposits as well as repricing of current deposits.

  •
  Funding sources include a significant level of noninterest bearing deposits which accounted for 25% for the years ended December 31, 2018 and December 31, 2017.

        For the year ended December 31, 2018, net interest income was $14.3 million, an increase of $932 thousand, or 7.0%, from net interest income of $13.3 million for the year ended December 31, 2017.

        In 2018, average earning assets increased 6.68% to $400.5 million, up from $375.4 million in 2017.

        The preceding discussion on the changes in net interest margin is further supported by the following "volume / rate" table. As noted, changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest-bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and debt. Changes in the levels of earning assets and interest-bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on deposits and debt are referred to as rate-related variances.

        The volume / rate analysis demonstrates changes in taxable-equivalent interest income and interest expense for significant assets and liabilities. The following table summarizes those changes in interest income and interest expense due to volume and rate variances:

	2018 Compared to 2017			2017 Compared to 2016
	Due to Change in			Due to Change in
			Net increase/ (decrease)			Net increase/ (decrease)
(dollars in thousands)	Volume	Rate		Volume	Rate
Interest income:
Interest-bearing deposits	$4	$452	$456	$1	$246	$247
Federal funds sold and other overnight investments	—	(1)	(1)	—	(5)	(5)
Investment securities and restricted stock	(1)	75	74	44	71	115
Loans held for sale	—	(3)	(3)	—	(4)	(4)
Loans	30	1,285	1,315	—	876	876

Total interest income	$33	$1,808	$1,841	$45	$1,184	$1,229
Interest expense:
Interest-bearing demand deposits	$—	$122	$122	$—	$30	$30
Savings deposits	—	—	—	—	1	1
Time deposits	1	491	492	1	146	147
Short-term debt	—	18	18	—	51	51
Long-term debt	2	356	358	(1)	120	119

Total interest expense	3	987	990	—	318	318

Net interest income	$30	$821	$851	$45	$836	$881

Noninterest Income

        Details of noninterest income for the years ended December 31, 2018, 2017 and 2016 are as follows:

				% Change
(dollars in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
(Loss) gain on sale of investment securities	$(9)	$416	$51	–102.2%	715.7%
Change in fair value of equity securities	2	—	—	—	—
Gain on sale of loans	370	439	252	–15.7%	74.2%
Gain (loss) on foreclosed properties	12	(34)	34	–135.3%	–200.0%
Bank owned life insurance	226	211	223	7.1%	–5.4%
Service charges on deposit accounts	413	380	360	8.7%	5.6%
Other operating income	572	456	338	25.4%	34.9%

Total noninterest income	$1,586	$1,868	$1,258	–15.1%	48.5%

        During 2018, $858 thousand of investment securities were sold resulting in a $9 thousand loss.

        Net gain on sale of other real estate (OREO) for 2018 was $12 thousand was realized on the sale of $570 thousand on one property as compared to a loss of $34 thousand in 2017.

        Gains on sale of loans consist of residential mortgage loans and Small Business Administration (SBA) loans. Gains on sales of SBA loans decreased 15.7% or $69 thousand, from the year ended December 31, 2017 to the year ended December 31, 2018. This decrease was largely due to a change in the prime lending rate. From 2016 to 2017 gain on sale of loans increased by 74.2% or $187 thousand.

        Bank owned life insurance (BOLI) increased 7.1% or $15 thousand from 2017 to 2018 while decreasing 5.4% or $12 thousand from 2016 to 2017. New BOLI policies totaling $1.5 million were added during 2018. Service charges on deposits increased 8.7% or $33 thousand from 2017 to 2018. The increase in large part was the result an increase in commercial deposit insufficient funds fees. Service charges increased 5.6% or $20 thousand from 2016 to 2017.

        Other income is primarily comprised of ATM fees, other loan income, safe deposit box rent, credit card and 401k referral fees. Other income increased 25.4% or $116 thousand from 2017 to 2018 of which $68 thousand is attributable to ATM fees, $9 thousand to loan income and $8 thousand to 401k referral fees. Other income increased 34.9% or $118 thousand from 2016 to 2017.

Noninterest Expense

        Details of noninterest expense for the years ended December 31, 2018, 2017 and 2016 are as follows:

				% Change
(dollars in thousands)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Salaries and employee benefits	7,119	6,572	6,453	8.3%	1.8%
Net occupancy expense	1,543	1,426	1,617	8.2%	–11.8%
Equipment expense	169	162	145	4.3%	11.7%
Marketing	336	423	471	–20.6%	–10.2%
Operating supplies	65	63	40	3.2%	57.5%
Data processing fees	769	680	520	13.1%	30.8%
Telecommunications	129	131	118	–1.5%	11.0%
Directors' fees	197	144	143	36.8%	0.7%
Net loss on other real estate owned	42	12	7	250.0%	71.4%
Other loan expense	58	94	(70)	–38.3%	–234.3%
FDIC insurance assessment	174	228	241	–23.7%	–5.4%
Other expense	1,677	1,116	1,350	50.3%	–17.3%

Total noninterest expense	$12,278	$11,051	$11,035	11.1%	0.1%

        Total noninterest expense increased $1.2 million, or 11.1% from the year ended December 31, 2017 to the year ended December 31, 2018. Total noninterest expense increased 0.1% from 2016 to 2017.

        Salaries and employee benefits is the largest component of noninterest expense. The increase in salaries and employee benefits was 8.3% or $547 thousand in 2018. This increase is attributable to additions of staff in business development and, residential and commercial lending, as well as retirement/separation fees and higher medical insurance expense. The increase in salaries and employee benefits from 2016 to 2017 was 1.8%, or $119 thousand.

        Net occupancy expense is primarily comprised of building depreciation, real estate property taxes, building repairs, maintenance and utilities. The increase of 8.2% or $117 thousand, in 2018 was in large part due to increased ATM expense and telecommunications.

        Equipment expense includes furniture and equipment depreciation, computer hardware depreciation and software amortization as well as maintenance contracts, equipment rental costs and personal property taxes.

        Marketing expense pertains to costs associated with various types of advertising, sponsorships and creative services. Marketing expenses decreased from 2017 to 2018 by 20.6% or $87 thousand. This decrease was due more targeted campaigns and sponsorships as well as decreased reliance on print advertising. Marketing costs were down 10.2% or $48 thousand from 2016 to 2017.

        Data processing fees increased 13.1% or $89 thousand from 2017. This increase reflects FCBI's investment in new client services such as prepaid debit cards and mobile payment services.

        The increase in directors' fees in 2018 reflected increases in meeting fees in addition to a greater number of committee meetings.

        Other loan expense includes costs incurred for collection and foreclosure activities, costs related to other real estate owned properties and third-party processing and underwriting of residential mortgage loans.

        Other expense is comprised principally of business development, meals, bank insurance, legal, consulting, dues and assessments, postage, office supplies, employee education and training, deposit/operating losses, other real estate owned (OREO) expenses as well as shareholder relations. The increase in 2018 reflects an increase a $346 thousand reserve expense for FCBI's one OREO property. FCBI also incurred a $44 thousand increase in operating losses on deposit accounts due to fraud in 2018.

Income Tax Expense

        FCBI recorded income tax expense of $1.0 million in 2018, $1.4 million in 2017 and $528 thousand in 2016. The effective tax rate for the years ended 2018, 2017 and 2016 were 27.50%, 39.45% and 39.45%, respectively. FCBI is subject to federal corporate income tax on a consolidated basis. Frederick County Bank is subject to state corporate income tax, currently 8.25%, for the State of Maryland.

Six Months Ended June 30, 2019 and June 30, 2018

Overview

        The following discussion compares the financial condition of FCBI as of June 30, 2019 to the financial condition at December 31, 2018 and the results of operations for the six month period ended June 30, 2019 and 2018. This discussion should be read in conjunction with the accompanying unaudited Consolidated Financial Statements of FCBI for the six months ended June 30, 2019 and related notes beginning on page F-50 in this joint proxy statement/prospectus, as well as statistical information appearing in this discussion.

        FCBI earned net income of $1.0 million in the six months ended June 30, 2019, a decrease of $683 thousand or 39.8% compared to the same period in 2018. Basic earnings per share was $0.67 in 2019 versus $1.14 in 2018. The most noteworthy factors impacting the 2019 results were as follows:

  •
  A negative provision for loan losses of $512 thousand in the six months ended June 30, 2018 compared to no provision for loan losses in the same period in 2019.

  •
  Total interest expense increased from $1.3 million in 2018 to $2.0 million in the first half of 2019. Increased interest rates paid on deposits represent the majority of the $702 thousand increase.

        Net interest income decreased 4.4% due to the $702 thousand increase in interest expense on deposits, despite an increase of $394 thousand in interest income, of which $294 thousand was related to loan growth. Loans increased by 7.5%, or $24.6 million during the six months ended June 30, 2019 as compared to the same period in 2018, while deposits increased 8.4%, or $29.9 million during that period in 2019 as compared to 2018. Noninterest expense increased by $69 thousand or 2.2%, during the six months ended June 30, 2019 as compared to the same period in 2018.

Financial Condition

        Total assets were $455.4 million at June 30, 2019, reflecting growth of $36.8 million or 8.8% from year-end 2018. The net increase in assets was funded by growth in deposits. Loans at June 30, 2019 increased $11.5 million, or 3.4%, from December 31, 2018. Deposits at June 30, 2019 increased $32.4 million or 9.2%, from December 31, 2018.

Investment Securities

        The investment securities portfolio provides earnings and liquidity, as well as an effective tool in managing interest rate risk. Securities are also pledged from time to time to secure public funds deposits and borrowings from FHLB, and for other purposes required or permitted by applicable law. FCBI's investment activities are governed internally by a board-approved policy. The policy is carried out by FCBI's Asset/Liability Management Committee, which meets regularly to review the economic environment and establish investment and borrowing strategies. Investment strategies are determined in consideration of the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity and liquidity position of FCBI. Excluding the U.S. government sponsored agencies, there was no concentration in securities of any single issuer that exceeded 10% of stockholders' equity.

        Available-for-sale securities are carried at their estimated fair value. At June 30, 2019, available-for-sale securities totaled $24.8 million, a net increase of $3.2 million, compared to year-end 2018. Residential mortgage-backed securities increased $1.3 million, state and political subdivisions increased $1 million and corporates increased by $739 thousand. At June 30, 2019, $12.1 million of investment securities were pledged as security.

        Proceeds from maturities, calls and principal payments totaled $2.1 million and $1.7 million for the six months ended June 30, 2019 and 2018, respectively. There were no sales of investment securities as of June 2019. Proceeds from sales totaled $858 thousand as of June 30, 2018 and resulted in a gain of $1 thousand. Activity reflects the strategy to fund loan growth with cash flow and sale proceeds while continuing to meet pledging requirements.

        The following table sets forth FCBI's investment securities portfolio at the dates indicated:

	June 30, 2019		December 30, 2018
(dollars in thousands)	Estimated Fair Value	% of Portfolio	Estimated Fair Value	% of Portfolio
Corporates	$1,739	7%	$1,700	8%
State and political subdivisions	4,303	17%	3,322	15%
Small Business Administration	1,428	6%	1,486	7%
Residential mortgage-backed debt securities	16,957	68%	14,664	68%

Total debit securities	$24,427		$21,172
Marketable equity securities	375	2%	386	2%

	$24,802	100%	$21,558	100%

Loan Portfolio

        FCBI has established policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credit as well as continuous monitoring and reporting policies for asset quality and the adequacy of the allowance for credit losses. These policies, coupled with ongoing training efforts, have provided effective checks and balances for the risks associated with the lending process. Lending authority is based on the type of loan, the loan amount requested and the experience of the lending officer.

        As of June 30, 2019, FCBI's gross loan portfolio totaled $351 million, representing 77% of its total assets. Gross loans increased by $11.5 million or 3.4% from December 31, 2018.

        The commercial real estate segment increased by $4.7 million as of June 2019 as compared to June 2018. This growth reflects FCBI's success in building relationships in its market.

        In addition to the commercial real estate portfolio activity noted above, the bank offers a full range of fixed-rate residential mortgage products, Frederick County Bank partners with other companies that specialize in this area, selling a large portion of residential mortgages that are originated. This approach allows FCBI to recognize noninterest income while mitigating interest rate risk.

        The following table sets forth FCBI's loan portfolio at the dates indicated, by general categories:

(dollars in thousands)	June 30, 2019	% of Portfolio	December 31, 2018	% of Portfolio
Construction and land development	$25,461	7%	$22,522	7%
Residential real estate—mortgage	67,568	19%	66,121	19%
Commercial real estate—mortgage	203,644	58%	198,889	59%
Commercial and industrial	52,630	15%	50,346	15%
Consumer	1,649	1%	1,583	—

Total loans	$350,952	100%	$339,461	100%

        The contractual maturity distribution and repricing range of the loan portfolio at June 30, 2019 are presented in the following tables:

	Due in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$6,301	$16,197	$2,963	$25,461
Residential real estate—mortgage	4,080	32,828	30,660	67,568
Commercial real estate—mortgage	12,062	78,519	113,063	203,644
Commercial and industrial	2,062	29,116	21,452	52,630
Consumer	54	383	1,212	1,649

Total	$18,258	$157,043	$169,350	$350,952

	Repricing in
(dollars in thousands)	Less than 1 Year	1 - 5 Years	Over 5 Years	Total
Construction and land development	$6,537	$15,961	$2,963	$25,461
Residential real estate—mortgage	17,181	32,182	18,205	67,568
Commercial real estate—mortgage	18,479	78,252	106,913	203,644
Commercial and industrial	17,904	27,227	7,499	52,630
Consumer	1,226	383	40	1,649

Total	$61,327	$154,005	$135,620	$350,952

        At June 30, 2019 loans with fixed or predetermined rates accounted for $303.9 million, or 87%, of the loan portfolio, and loans with floating or variable rates accounted for $47.1 million, or 13% of the loan portfolio.

Provision for Credit Losses

        There was no provision for credit losses for the six months ended June 30, 2019. A negative provision of $512 thousand was taken during the first six months of 2018 as a result of excess reserves produced by recoveries of previously charged-off loans. The lack of a provision for credit losses for the six months ended June 30, 2019 generally reflects the declining volume of non-performing loans, along with the assessment of the related collateral values and the change in the loan portfolio outstanding. The provision for credit losses charged against earnings is based, in part, upon the experience of credit losses and an estimation of inherent risks in the current loan portfolio as well as industry trends and economic conditions that impact the collectability of loans. FCBI places an emphasis on asset quality and performs a thorough analysis and assessment of the adequacy of the allowance for credit losses relative to the risks in the loan portfolio. See further discussion in "Allowance for Credit Losses" and Note 4 to FCBI's unaudited Consolidated Financial Statements for the six months ended June 30, 2019 beginning at page F-50 in this joint proxy statement/prospectus.

Allowance for Credit Losses

        FCBI maintains the allowance for credit losses at a level that management believes is adequate to absorb potential losses inherent in the loan portfolio and is established through a provision for credit losses charged to earnings. Management regularly conducts an analysis of the adequacy of the allowance based on its knowledge of its loans, loss history and qualitative risk factors existing in its market. An outside firm is engaged to independently assess the methodology and perform various loan reviews as well as stress testing functions.

        FCBI prepares the analysis of the allowance with the objective of quantifying portfolio risk into a dollar amount of inherent losses. For impaired loans, the related allowance is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if repayment is expected to be provided by the collateral. The allowance associated with the remaining loan portfolio is based on the analysis of historical loan loss ratios, delinquency trends, and previous collection experience along with an assessment of the effects of external economic conditions and other qualitative factors.

        Based on the above, management believes that the allowance for credit losses is adequate to absorb potential losses in the loan portfolio as of June 30, 2019. However, there can be no assurance that adjustments to the provision for credit losses will not be required in the future. Changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy or market area, or changes in the circumstances of particular borrowers are criteria that could change and result in adjustments to the provision for credit losses. Management closely monitors problem loans, employs intensive collection efforts for loans previously charged-off and continually attempts to improve underwriting quality.

        The allowance for credit losses was $3.5 million or 0.99% of loans outstanding at June 30, 2019. This compares to an allowance for credit losses at December 31, 2018 of $3.4 million or 1.01% of loans then outstanding. The decrease in the reserve coverage generally reflects the continued reduction of problem loans, overall improved credit quality of the portfolio and the stabilization of collateral values.

        The following chart summarizes activity in FCBI's allowance for credit losses for the periods indicated:

	Six months ended June 30,
(dollars in thousands)	2019	2018
Allowance balance, beginning	$3,426	$3,265

Recoveries:
Construction and land development	8	14
Residential real estate-mortgage	5	47
Commercial real estate-mortgage	50	32
Commercial and industrial	4	513
Consumer	—	—

Total gross recoveries	67	606

Charge-offs:
Construction and land development	—	—
Residential real estate-mortgage	—	(2)
Commercial real estate-mortgage	—	—
Commercial and industrial	(6)	(24)
Consumer	—	—

Total gross charge-offs	(6)	(26)

Net recoveries	61	580

Provision for credit losses	—	(512)

Allowance balance, ending	$3,487	$3,333

Ratio of net recoveries to average loans outstanding	(0.02)%	(0.18)%

        Loans deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance.

        Net recoveries amounted to $61 thousand for the six months ended June 30, 2019 or (0.02%) of average loans, compared to net recoveries of $580 thousand or (0.18%) of average loans, for the same period in 2018.

        The allocation of the allowance, presented in the following table, is based primarily on the factors discussed above in evaluating the adequacy of the allowance as a whole. Since all of those factors are subject to change, the allocation is not necessarily indicative of the category of future loan losses and does not restrict the use of the allowance to absorb losses in any category.

(dollars in thousands)	June 30, 2019	% of Portfolio	June 30, 2018	% of Portfolio
Construction and land development	$194	6%	$213	6%
Residential real estate-mortgage	424	12%	463	14%
Commercial real estate-mortgage	1,997	57%	1,972	59%
Commercial and industrial	855	25%	669	20%
Consumer	17	—	16	1%

Total	$3,487	100%	$3,333	100%

        For further information on the Allowance for Credit Losses refer to Note 4 to FCBI's unaudited Consolidated Financial Statements for the six months ended June 30, 2019 beginning at page F-50 in joint proxy statement/prospectus.

Nonperforming Assets

        Nonperforming assets, which consist of loans past due 90 days or more and still accruing, nonaccrual loans, other real estate owned and repossessed assets, totaled $3.8 million at June 30, 2019, compared to $2.1 million at year-end 2018. After experiencing increases in the level of nonperforming assets in previous years, reflective of the general economic conditions, Frederick County Bank has experienced a steady decline since peaking in 2016 as a result of concerted efforts by management to work out problem loan situations. This was achieved principally by the payoff of loans through refinancings or the sale of underlying collateral, the charge-off of uncollectible amounts, the sale of other real estate owned properties and loans returning to performing status after a prolonged period of current payments.

        The following table provides a summary of FCBI's nonperforming assets at the dates indicated:

(dollars in thousands)	June 30, 2019	December 31, 2018
Loans past due 90 days or more and still accruing	$—	$—
Nonaccrual loans:
Construction and land development	—	—
Residential real estate-mortgage	457	477
Commercial real estate-mortgage	1,717	—
Commercial and industrial	221	—
Consumer	13	15

Total	2,408	492

Other real estate owned	200	360

Total nonperforming assets	$2,608	$852

Nonperforming loans to total loans	0.74%	0.25%
Nonperforming assets to total assets	0.57%	0.20%

        FCBI generally places loans, except for consumer loans, on non-accrual when it becomes 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are 90 days past due. Payments on nonaccrual loans are applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        For further information on Nonperforming Assets refer to Note 4 to FCBI's unaudited Consolidated Financial Statements for the six months ended June 30, 2019 beginning at page F-50 in this joint proxy statement/prospectus.

        The following table presents impaired loans that are troubled debt restructurings as of the dates indicated:

(dollars in thousands)	June 30, 2019	June 30, 2018
Impaired performing loans:
Construction and land development	$—	$—
Commercial real estate	—	—
Residential real estate	—	—
Commercial and industrial	957	—
Consumer	—	—
Accruing troubled debt restructurings:
Construction and land development	—	—
Commercial real estate	221	263
Residential real estate	68	41
Commercial and industrial	886	872
Consumer	15	33

Total impaired performing loans	$2,147	$1,209

Impaired nonperforming loans:
Nonaccrual loans:
Construction and land development	$—	$—
Commercial real estate	1,717	502
Residential real estate	340	371
Commercial and industrial	221	—
Consumer	—	—
Nonaccrual troubled debt restructurings:
Construction and land development	—	—
Commercial real estate	—	198
Residential real estate	117	213
Commercial and industrial	—	—
Consumer	13	—

Total impaired nonperforming loans	$2,408	$1,284

Total impaired loans	$4,555	$2,493

Deposits

        Customer deposits, because of their stability, are the largest source of funds used to support FCBI's growth. "Core" deposits are deposits that tend to remain with FCBI despite the change in the market's interest rate environment.

        FCBI offers a broad selection of deposit instruments to individuals and businesses including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules.

        Total deposits were $384.8 million as of June 30, 2019, an increase of $32.4 million or 9.2% compared to year-end 2018. Noninterest-bearing demand deposits grew $12.4 million, interest-bearing demand deposits grew $10.3 million and time deposits increased $9.7 million. This growth reflects positive results from efforts to develop new relationships and grow existing relationships, both personal and business.

        The following table presents the composition of deposits at the dates indicated:

(dollars in thousands)	June 30, 2019	% of Portfolio	December 31, 2018	% of Portfolio
Noninterest-bearing demand deposits	$112,595	29%	$100,200	28%
Interest-bearing demand deposits:
NOW accounts	58,638	15%	50,807	14%
Money market accounts	94,849	25%	91,637	27%
Savings accounts	14,152	4%	14,904	4%
Certificates of deposits:
$100,000 or more	57,214	15%	55,017	16%
Less than $100,000	47,315	12%	39,808	11%

Total interest-bearing deposits	272,168	71%	252,173	72%

Total deposits	$384,763	100%	$352,373	100%

        The following table sets forth the average deposit balances by major category for the period indicated:

	Six months ended June 30,
	2019		2018
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$106,576	—	$92,481	—
NOW accounts	48,614	0.73%	43,768	0.25%
Savings accounts	14,821	0.03%	13,821	0.03%
Money market accounts	92,658	0.85%	98,002	0.28%
Certificates of deposits:
$100,000 or more	57,499	1.90%	49,685	1.40%
Less than $100,000	45,780	1.87%	47,048	1.23%

	365,948		344,805

        The following table provides information regarding the scheduled maturities of time deposits of $100,000 and greater as of June 30, 2019:

(dollars in thousands)
Three months or less	$4,432
Over three through six months	8,607
Over six through twelve months	13,871
Over twelve months	30,304

Total	$57,214

Short-Term Borrowings

        Short-term debt consists of amounts outstanding under secured lines with correspondent banks and short-term borrowings from the FHLB. At various times FCBI utilizes secured lines with correspondent banks and short-term FHLB borrowings in addition to brokered deposits and core deposits, to fund its lending and investment activities, depending on fluctuations in loan demand, deposits and deposit availability and pricing. At June 30, 2018, Frederick County Bank had $20.0 million of outstanding balances with FHLB, as compared with $24.9 million of advances at June 30, 2018. At June 30, 2019, FCBI had an additional $3.4 million in other short-term borrowings at the holding company level.

        For further information on Short-Term Debt refer to Note 7 to FCBI's unaudited Consolidated Financial Statements for the six months ended June 30, 2019 beginning at page F-50 in this joint proxy statement/prospectus.

Off-Balance Sheet Arrangements

        FCBI is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, including unused portions of lines of credit, and standby letters of credit. FCBI has also entered into long-term lease obligations for some of its premises and equipment, the terms of which generally include options to renew. The above instruments and obligations involve, to varying degrees, elements of off-balance sheet risk in excess of the amount recognized in the consolidated statements of financial condition. With the exception of these instruments and FCBI's obligations relating to its trust preferred securities, FCBI does not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on FCBI's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Capital Resources

        The authorized stock of FCBI consists of 10,000,000 shares of common stock with $.01 par value. There were 1,578,064 and 1,541,737 shares outstanding as of June 30, 2019 and December 31, 2018, respectively.

        Shareholders' equity was $37.1 million at June 30, 2019, a net increase of $1.6 million from December 31, 2018 reflective of an increase in retained earnings of $1.0 million, offset by dividends of $252 thousand, an increase in additional paid-in capital of $410 thousand, which was from the exercise of stock options, and an increase in the fair value of available-for-sale securities of $363 thousand from December 31, 2018.

        On a per share basis, book value increased by $0.45 for 2019 to $23.51 per share at June 30, 2019 from $23.06 per share at December 31, 2018. The dividends declared per share decreased to $0.16 per share for the six month period ended June 30, 2019 as compared to $0.18 for the same period in 2018, reflecting regular quarterly dividends of $0.08 in both 2018 and 2019, and a special dividend of $0.02 paid in the second quarter of 2018.

        Frederick County Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FCBI's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Frederick County Bank must meet specific capital guidelines that involve quantitative measures of Frederick County Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Frederick County Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. FCBI is subject to the Federal Reserve's Small Bank Holding Company Policy. Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

        Quantitative measures established by regulation to ensure capital adequacy require Frederick County Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that Frederick County Bank met all capital adequacy requirements to which they are subject as of June 30, 2019.

        As of June 30, 2019, the most recent notification from the regulatory agencies categorized Frederick County Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Frederick County Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed Frederick County Bank's category.

	Actual		For Capital Adequacy Purposes		Mimimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital to (Risk-Weighted Assets):
Frederick County Bank	$45,087	11.41%	$17,779	4.50%	$25,681	6.50%

Total Capital (to Risk-Weighted Assets):
Frederick County Bank	$48,574	12.29%	$31,607	8.00%	$39,509	10.00%

Tier 1 Capital (to Risk-Weighted Assets):
Frederick County Bank	$45,087	11.41%	$23,705	6.00%	$31,607	8.00%

Total Capital (to Average Assets):
Frederick County Bank	$45,087	10.17%	$17,733	4.00%	$22,167	5.00%

Results of Operations:

Net Interest Income

        The primary source of FCBI's earnings is net interest income. Net interest income is the difference between interest and fees earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Earning assets include loans, securities and federal funds sold. Interest-bearing liabilities include deposits and borrowed funds. To compare tax-exempt yields to taxable yields, amounts are adjusted to pretax equivalents based on a 21% federal corporate income tax rate and the 8.25% state corporate income tax rate. For yield calculation purposes, nonaccruing loans are included in average loan balances. Loan fees are included in interest income.

        Net interest income is affected by changes in interest rates, the volume of interest-bearing assets and liabilities and the composition of those assets and liabilities (mix). The "net interest spread" and "net interest margin" are two common statistics related to the evaluation of net interest income. The net interest rate spread represents the difference between the yields earned on interest-earning assets and the rates paid for interest-bearing liabilities. The net interest margin is defined as the ratio of net interest income to average earning assets. Due primarily to funding provided by noninterest-bearing deposits and stockholders' equity, the net interest margin exceeds the net interest rate spread. Both net interest spread and net interest margin are stated as a percentage with each .01% often referred to as one basis point.

        The following table presents daily average balance, net interest income on a fully taxable-equivalent ("FTE") basis, net interest rate spread and net interest margin.

	Six months ended June 30, 2019
	2019			2018
(dollars in thousands)	Average daily balance	Interest income/ expense	Average yield/ rate	Average daily balance	Interest income/ expense	Average yield/ rate
Assets
Interest-earning assets:
Federal funds sold	$5	$—	0.00%	$5	$—	0.00%
Interest-bearing deposits other banks	41,216	467	2.28	46,507	368	1.60
Investment securities(1):
Taxable	21,810	317	2.93	22,474	323	2.90
Tax-exempt(2)	3,866	68	3.55	3,337	59	3.57
HFS Residential	463	—	—	94	—	—
Loans(3)	343,862	7,960	4.67	323,985	7,651	4.76

Total interest-earning assets	411,222	8,812	4.32	396,402	8,401	4.27

Noninterest-earning assets	24,057			21,216

Total assets	$435,279			$417,618

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW accounts	$48,614	$175	0.73%	$43,768	$55	0.25%
Savings accounts	14,821	2	0.03	13,821	2	0.03
Money market accounts	92,658	391	0.85	98,002	135	0.28
Certificates of deposit
$100,000 or more	57,499	542	1.90	49,685	346	1.40
Certificates of deposit
less than $100,000	45,780	425	1.87	47,048	287	1.23
Short-term borrowings	3,450	92	5.38	4,154	96	4.66
FHLB advances	19,972	227	2.29	28,086	255	1.83
Junior subordinated debentures	6,186	134	4.37	6,186	110	3.59

Total interest-bearing liabilities	288,980	1,988	1.39	290,750	1,286	0.89

Noninterest-bearing deposits	106,576			92,481
Noninterest-bearing liabilities	3,314			843

Total liabilities	398,870			384,074

Shareholders' equity	36,409			33,544

Total liabilities and shareholders' equity	$435,279			$417,618

Net interest income		$6,824			$7,115

Net interest spread			2.93%			3.38%

Net interest margin			3.35%			3.62%

(1)
Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which is reflected as a component of shareholders' equity.

(2)
Presented on a taxable-equivalent basis using the statutory federal income tax rate of 21% in 2019 and 34% in 2018. Taxable-equivalent adjustments of $14 thousand in 2019 and $12 thousand in 2018 are included in the calculation of the tax-exempt investment interest income.

(3)
Presented on a taxable-equivalent basis using the statutory federal income tax rate of 21% in 2019 and 34% in 2018. Taxable-equivalent adjustments of $30 thousand in 2019 and $23 thousand in 2018 are included in the calculation of the loan interest income. Net loan origination income (expense) in interest income totaled $8 thousand in 2019 and $9 thousand in 2018.

        Net interest income, on a taxable-equivalent basis, totaled $6.8 million for the first six months of 2019, a decrease of $291 thousand or 4.1% compared to the same period in 2018. The decrease was a result of a 54.6% increase in the cost of interest-bearing liabilities, which also contributed to the net interest margin decline of 27 basis points.

        The $14.8 million growth in earning assets for the six months ended June 30, 2019 was funded with an increase of $7.0 million in deposits and $8.1 million in FHLB advances. Average deposits increased by $7.08 million or 2.84% with increases in the average balance of noninterest-bearing and interest-bearing demand deposits.

        The preceding discussion on the changes in net interest margin is further supported by the following "volume / rate" table. As noted, changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest-bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and debt. Changes in the levels of earning assets and interest-bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on deposits and debt are referred to as rate-related variances.

	June 30, 2019 Compared to June 30, 2018
	Due to Change in
			Net increase/ (decrease)
	Volume	Rate
Interest income:
Interest-bearing deposits	$(3)	$102	$99
Federal funds sold and other overnight investments	—	—	—
Investment securities and restricted stock	(4)	7	3
Loans held for sale	—	—	—
Loans	947	(638)	309

Total interest income	$939	$(528)	$411

Interest expense:
Interest-bearing demand deposits	$(1)	$377	$376
Savings deposits	—	—	—
Time deposits	86	248	334
Short-term debt	(33)	29	(4)
Long-term debt	(174)	170	(4)

Total interest expense	(122)	824	702

Net interest income	$1,061	$(1,352)	$(291)

Noninterest Income

        Details of noninterest income are as follows:

	Six months ended June 30,
			% change
(dollars in thousands)	2019	2018
Gain (loss) on sale of investment securities	$—	$1	–100.0%
Change in FV Equity SEC	(11)	34	–132.4%
Gain on sale of loans	182	166	9.6%
Gain(loss) on foreclosed properties	—	12	–100.0%
Bank owned life insurance	134	101	32.7%
Service charges on deposit accounts	161	191	–15.7%
Other operating income	337	272	23.9%

Total noninterest income	$803	$777	3.3%

        Gain on sale of loans increased as a result of a strategic focus in the secondary market and Small Business Administration (SBA) lending. The sale of residential loans originated and sold totaled $7.8 million in 2019 versus $2.5 million in 2018; resulting in a gain of $154 thousand and $40 thousand for the six months ended June 30, 2019 and June 30, 2018 respectively. There were $503 thousand of SBA loans originated and sold for a gain of $28 thousand for the six months ended June 30, 2019 and $1.3 million originated and sold for a gain of $126 thousand as of the six months ended June 30, 2018.

        Earnings from the investment in bank-owned life insurance reflect the purchase of $1.5 million in additional insurance purchased during 2018.

        Other income is primarily comprised of ATM fees, other loan income, credit card fees, 401k referral fee and merchant services fees. The increase in other income during the six months June 30, 2019 from the same period in 2018 primarily resulted from increased ATM fees and merchant services fees.

Noninterest Expense

        Details of noninterest expense are as follows:

	Six months ended June 30,
			% change
(dollars in thousands)	2019	2018
Salaries and employee benefits	$3,581	$3,404	5.2%
Net occupancy expense	784	764	2.6%
Equipment expense	86	82	4.9%
Marketing	169	177	–4.5%
Operating supplies	34	27	25.9%
Outside service and data processing fees	425	374	13.6%
Telecommunications	80	64	25.0%
Directors' fees	118	110	7.3%
Other loan expense	39	72	–45.8%
FDIC insurance assessment	74	90	–17.8%
Other expense	824	876	–5.9%

Total noninterest expense	$6,214	$6,040	2.9%

        Total noninterest expense increased $174 thousand or 2.9% during the six months ended June 30, 2019, as compared to noninterest expense during the same period in 2019.

        Salaries and employee benefits is the largest component of noninterest expense. The increase in salary and benefit expenses for the six months ended June 30, 2019 resulted from general pay increases or adjustments to market with a cap of 3%. There were also $56 thousand in commission base pay as well as $21 thousand in retirements or separations.

        Net occupancy expense is primarily comprised of building depreciation, real estate property taxes, building repairs, maintenance and utilities. The 2.6% increase was due to general cost increases.

        Equipment expense includes repair costs as well as maintenance contracts.

        Marketing expense pertains to costs associated with advertising and public relations. The increase of $7 thousand from the previous year represents the timing of marketing expenditures as the expense has remained overall flat from 2018.

        Telecommunication expenses increased in $16 thousand in 2019 from 2018 or 25%. This is a result in overlap of services in June 2019 while switching to a lower cost provider.

        Other loan expense includes costs incurred for collection and foreclosure activities, costs related to other real estate owned properties. The decrease in 2019 resulted from decreased in loan collection expense of $29 thousand from 2018.

        FDIC insurance assessment reflects a decrease in the assessment rate charged.

        Other expense is comprised principally of postage, bank security, travel, customer development, contributions, state banking commission assessment, employee education and training and losses related to deposit accounts as well as electronic banking. The decrease in 2019 reflects the continued strategic initiatives of looking for additional operating efficiencies.

Income Tax Expense

        FCBI recorded income tax expense during the six months ended June 30, 2019 of $331 thousand as compared to $616 thousand for the same period in 2018. The effective tax rate for each period was 27.52%. FCBI is subject to federal corporate income tax on a consolidated basis. Frederick County Bank is subject to state corporate income tax, currently 8.25% for the state of Maryland.

DESCRIPTION OF ACNB CAPITAL SECURITIES

        Under its articles of incorporation, ACNB is authorized to issue 20,000,000 shares of common stock, par value of $2.50 per share, and 20,000,000 shares of preferred stock, par value $2.50 per share. As of June 30, 2019, 7,132,459 shares of ACNB common stock were issued, 7,069,859 shares of ACNB common stock were outstanding, and no shares of ACNB preferred stock were issued or outstanding.

        ACNB has no options, warrants or other rights authorized, issued or outstanding other than rights granted under ACNB's various stock compensation and benefits plans.

Description of ACNB's Common Stock

        Dividends.    The holders of ACNB common stock share ratably in dividends when and if declared by ACNB's board of directors from legally available funds. Declaration and payment of cash dividends by ACNB primarily depends upon cash dividend payments to it by ACNB Bank, which is ACNB's primary source of revenue and cash flow. ACNB is a legal entity separate and distinct from ACNB Bank. Accordingly, the right of ACNB, and consequently the right of creditors and shareholders of ACNB, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary except to the extent that claims of ACNB in its capacity as a creditor may be recognized.

        Voting Rights.    The holders of common stock of ACNB have exclusive voting rights in ACNB. They elect ACNB's board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If ACNB issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

        Pre-Emptive Rights, Redemption.    Holders of ACNB common stock do not have pre-emptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

        Liquidation Rights.    In the event of liquidation, dissolution or winding up of ACNB, the holders of ACNB common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ACNB available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Description of ACNB's Preferred Stock.

        Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Article and Bylaw Provisions.

        ACNB's articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions may also render the removal of the board of directors or management of ACNB more difficult. Among other things, these provisions:

  •
  Require that 75% of the outstanding shares of ACNB common stock approve a merger, consolidation, liquidation, or dissolution of ACNB, which has not received prior board approval;

  •
  Empower ACNB's board of directors, without shareholder approval, to issue shares of ACNB preferred stock the terms of which, including voting power, are set by ACNB's board of directors;

  •
  Divide ACNB's board of directors into three classes serving staggered three-year terms;

  •
  Require that shares with at least 75% of total voting power approve the repeal or amendment of certain provisions of ACNB's articles of incorporation;

  •
  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;

  •
  Restrictions on the ability of shareholders to call special meetings;

  •
  Eliminate cumulative voting in the election of directors; and,

  •
  Permit the board to consider pertinent issues when opposing a tender, or other offer, for ACNB's securities.

COMPARISON OF SHAREHOLDERS' RIGHTS

        Upon completion of the merger, FCBI stockholders will become ACNB shareholders, and their rights will be governed by the PBCL. ACNB is, and following completion of the merger will continue to be, a Pennsylvania business corporation governed by the PBCL. FCBI is a Maryland business corporation governed by the MGCL. Certain differences in the rights of shareholders arise from differences between ACNB's and FCBI's articles of incorporation and bylaws.

        The following is a summary of material differences in the rights of ACNB's shareholders and FCBI's stockholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the PBCL, MGCL, and the respective articles of incorporation and bylaws of ACNB and FCBI.

Number of Authorized Shares of Capital Stock

        ACNB.    ACNB's articles of incorporation authorize 20,000,000 shares of common stock, par value $2.50 per share and 20,000,000 shares of preferred stock, par value $2.50 per share.

        FCBI.    FCBI's articles of incorporation authorize 10,000,000 shares of capital stock all of which are initially classified as common stock, par value $0.01 per share.

Preferred Stock

        ACNB.    ACNB's articles of incorporation authorize that preferred stock may be issued from time to time by the board of directors as provided in ACNB's articles of incorporation in one or more series. The designations, relative rights, preferences and limitations of the preferred stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series.

        FCBI.    FCBI's articles of incorporation authorize the board of directors to issue preferred stock from time to time on such terms as it may determine. FCBI's board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in one or more respects the preferences, conversion rights, voting powers, restrictions, limitations as to distributions and dividends, qualifications or terms or conditions of redemption of such shares of stock.

Annual Meeting of Shareholders

        ACNB.    ACNB's bylaws provide that the annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at the registered corporate office, or any convenient place duly authorized by the board of directors, at such time as the board of directors shall fix; but if no such election is held on that day, it may be held at any regular adjournment of the meeting or at a subsequent special meeting called in accordance with the provisions of the laws of the Commonwealth of Pennsylvania. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.

        FCBI.    FCBI's bylaws provide that a meeting of the shareholders for the election of directors and for the transaction of any other business shall be held annually at such date and time as the board of directors may determine.

Special Meeting of Shareholders

        ACNB.    ACNB's bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, or by the shareholders entitled to cast at least one-third (1/3) of the vote which all shareholders are entitled to cast at the particular meeting.

        FCBI.    FCBI's bylaws provide that special meetings of the stockholders for any purpose or purposes may be called at any time by the chairman of the board of directors, the president and chief executive officer, the majority of the board of directors, or a special meeting may be called by the secretary upon the written request of the holders of not less than fifty percent (50%) of all votes entitled to be cast at the meeting. Such written request shall state the purpose or purposes of the meeting and the matters proposed to be acted on at the meeting and shall be delivered at the principal office of the FCBI addressed to the chairman of the board of directors, the president and chief executive officer or the secretary.

Voting Rights and Cumulative Voting

        ACNB.    Each holder of ACNB common stock generally has the right to cast one vote for each share of ACNB common stock held of record on all matters submitted to a vote of shareholders of ACNB. ACNB's articles of incorporation prohibit cumulative voting with respect to the election of directors.

        FCBI.    Each holder of FCBI common stock generally has the right to cast one vote for each share of FCBI common stock held of record on all matters submitted to a vote of shareholders of FCBI. All matters shall be decided by a majority of the votes cast at a meeting at which a quorum is present unless FCBI's articles of incorporation, FCBI's bylaws, or a statute provide otherwise. FCBI's articles of incorporation do not authorize cumulative voting.

Informal Action by Shareholders

        ACNB.    The PBCL provides that unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective date of the action by all of the shareholders who would be entitled to vote at a meeting for such purpose. The consent or consents must be filed with the minutes of the proceedings of the shareholders.

        FCBI.    FCBI's bylaws provide that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous written consent to the action is signed by each shareholder entitled to vote on the matter and a written waiver of any rights to dissent is signed by each shareholder entitled to notice but not entitled to vote at the meeting.

Notice Requirement for New Business to be Conducted at Annual Meeting

        ACNB.    The PBCL provides that if the bylaws of a corporation impose a fair and reasonable requirement of advance notice of proposals to be made by a shareholder at an annual meeting, only proposals for which advance notice has been properly given may be acted upon at the meeting. Shareholders who wish to include their proposal in the proxy materials of ACNB must comply with the timing and information requirements of the Securities & Exchange Commission Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        FCBI.    FCBI's bylaws provide that at any annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, proposals for new business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of FCBI not less than thirty (30) nor more than ninety (90) days before the date of any such annual meeting of stockholders; provided, however, that if less than forty-five (45) days' notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received by the secretary not later than the close of business on the fifteenth (15th) day following the day on which notice of the date of the meeting was mailed to stockholders or two (2) days before the date of the meeting, whichever is earlier. Each such notice given by a stockholder to the secretary with respect to business proposals to be brought before a meeting shall set forth (a) a brief description of the business and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on FCBI's books, of the stockholder proposing such business, (c) the class and number of shares of FCBI that are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Stockholder proposals that do not satisfy FCBI's bylaw requirements, may be considered and discussed but not acted upon at an annual meeting.

Nomination of Directors

        ACNB.    ACNB's bylaws provide that nominations for election to the board of directors of ACNB may be made by the board of directors or by any shareholder of any outstanding class of capital stock of ACNB entitled to vote for the election of directors. Any shareholder who intends to nominate or cause to have nominated any candidate for election to the board of directors, other than any candidate nominated by the board of directors of ACNB, shall so notify the secretary of ACNB in writing not less than fourteen (14) days prior to the date of any meeting of the shareholders of ACNB called for the election of directors. In such notification, the class of directors to which each proposed nominee is nominated must be specified, if more than one class of directors is to be elected at any meeting of the shareholders called for the election of directors.

        In addition, such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and residence address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of stock of ACNB beneficially owned by each proposed nominee; (e) the total number of shares of stock of ACNB that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and, (g) the number of shares of stock of ACNB beneficially owned by the notifying shareholder.

        Any nomination for director not made in accordance with ACNB's bylaws shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one (1) shareholder, if at least one (1) nomination for such person complies with ACNB's bylaws the nomination shall be honored and all votes cast for such nominee shall be counted.

        FCBI.    FCBI's bylaws provide that nominations for election to the board of directors may be made by the board of directors or by a stockholder entitled to vote for the election of directors. Nominations for the election of directors may be made by any stockholder entitled to vote generally in the election of directors. Such nominations by a stockholder must be made in writing and delivered to the secretary not later than ninety (90) days prior to the month and day one year subsequent to the date that the proxy materials regarding the last election of directors to the board of directors were mailed to stockholders. Each such notice of nomination by a stockholder must set forth (a) the full name, age and date of birth of each nominee proposed in the notice, (b) the business and residence addresses and telephone numbers of each such nominee, (c) the educational background and business experience of each such nominee, including a list of positions held for at least the preceding five years, and (d) a signed representation by each such nominee that the nominee will timely provide any other information reasonably requested by FCBI for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a stockholder present in person and the nominee must be present in person at the meeting for the election of directors. Any vote cast for a person who has not been duly nominated pursuant to FCBI's bylaws shall be void.

Number of Directors

        ACNB.    ACNB's bylaws provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25). The board of directors has sole discretion to increase the number of directors that shall constitute the whole board of directors. Within the foregoing limits, the board of directors may from time to time fix the number of directors.

        FCBI.    FCBI's articles of incorporation provide that the number of directors consisting of the entire board shall not be less than three (3) nor more than twenty-five (25), the exact number of which as may be fixed from time to time in accordance with the bylaws, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office. FCBI's bylaws provide that the board of directors may, by a vote of a majority of the directors then in office, between annual meetings of shareholders, increase or decrease the membership of the board of directors within such limits, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Director Qualifications

        ACNB.    ACNB's bylaws provide that every director must be a shareholder of ACNB and, during the full term of his directorship, shall own a minimum of five hundred (500) shares of common stock of ACNB. Any director shall cease to be a director when he no longer holds such shares, which fact shall be reported to the board of directors by the secretary, whereupon the board of directors shall declare the seat of such director vacated.

        Further, the bylaws provide that no director or nominee shall stand for election, if as of the date of election, he or she shall have attained the age of seventy-two (72) years old. Any director who attains the age of seventy-two (72) years old during his or her term of office shall resign as a director and cease to be a director effective the end of the calendar year in which he or she attains the age of seventy-two (72) years old; unless at the time, such director's class is serving the final year of its three (3)-year term, then such director may serve until the annual meeting at which the term of such class of directors expires and their successors are duly elected.

        FCBI.    FCBI's bylaws provide that each director must be the holder of unencumbered or unhypothecated shares of common stock having an aggregate par value of $500 or a fair market value of $500.

Class and Election of Directors

        ACNB.    ACNB's bylaws provide that the board of directors shall be classified into three (3) classes, each class to be elected for a term of three (3) years. The terms of the respective classes shall expire in successive years so that the term of office of one class of directors shall expire in each year. Each class shall consist as nearly as possible of one-third (1/3) the number of the whole Board of Directors. Nothing herein should be construed to require exact equality in the number of directors in each class. At each annual meeting of the shareholders, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years.

        FCBI.    FCBI's articles of incorporation and bylaws do not classify the board of directors. All directors are elected annually.

Removal of Directors

        ACNB.    The PBCL provides that the entire board of directors, or any class of the board, or any individual director of a corporation having a board classified as permitted by section 1724(b) of the PBCL, may be removed from office by vote of the shareholders entitled to vote thereon only for cause, if such classification has been effected in the articles or a bylaw adopted by the shareholders.

        FCBI.    The MGCL provides that stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors, except as otherwise provided by law or its articles of incorporation.

Filling Vacancies on the Board of Directors

        ACNB.    ACNB's bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the remaining members of the board even though less than a quorum. Any director elected to fill a vacancy in the board of directors shall become a member of the same class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors, a majority of the members of the board of directors shall designate such directorship as belonging to Class 1, Class 2 or Class 3 so as to maintain the three (3) classes of directors as nearly equal in number as possible. Each director so elected shall be a director until his successor is elected by the shareholders, who may make such election at the next annual meeting of the shareholders or at any special meeting duly called for that purpose and held prior thereto.

        FCBI.    The MGCL provides that the stockholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. The MGCL also provides that a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors, and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

Limitation of Liability for Directors and Officers

        ACNB.    ACNB's bylaws provide that a director of ACNB shall stand in a fiduciary relation to ACNB and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of ACNB, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

        A director of ACNB shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:

          a.     the director has breached or failed to perform the duties of his office in good faith under the bylaws, and

          b.     the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Further, the indemnification provisions of ACNB's bylaws shall not apply to:

          a.     the responsibility or liability of a director pursuant to a criminal statute, or

          b.     the liability of a director for the payment of taxes pursuant to local, state or federal law.

        FCBI.    FCBI's articles of incorporation provide to the fullest extent permitted by the statutory and decisional law of the State of Maryland, no director or officer shall be personally liable to FCBI or its stockholders for monetary damages.

Indemnification of Directors

        ACNB.    ACNB's bylaws require ACNB to indemnify any director, or any former director, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ACNB) by reason of the fact that such person is or was a director of ACNB, or is or was serving at the request of ACNB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ACNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        ACNB's bylaws also require ACNB to indemnify any director, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending or completed action or suit by or in the right of ACNB to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ACNB and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to ACNB.

        ACNB's bylaws also provide that, except as may be otherwise ordered by a court, there shall be a presumption that any director is entitled to indemnification under ACNB's bylaws unless either a majority of the directors who are not involved in such proceedings ("disinterested directors") or, if there are less than three (3) disinterested directors, then the holders of one-third (1/3) of the outstanding shares of ACNB determine that the person is not entitled to such presumption by certifying such determination in writing to the secretary of ACNB. In such event the disinterested director(s) or, in the event of certification by shareholders, the secretary of ACNB shall request of independent counsel, who may be the outside general counsel of ACNB, a written opinion as to whether or not the parties involved are entitled to indemnification under ACNB's bylaws.

        Indemnification under ACNB's bylaws shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        FCBI.    FCBI's articles of incorporation require to the fullest extent permitted and in the manner prescribed by the MGCL and any other applicable law, FCBI shall indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of FCBI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The board of directors is empowered, by a majority vote of disinterested directors, to contract in advance to indemnify any director or officer.

        FCBI's bylaws require to the fullest extent permitted by law and subject to any restrictions therein, FCBI shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of FCBI) by reason of the fact that he or she, his or her heirs, executors or administrators is or was a director, officer, partner, employee, trustee or agent of FCBI, or is or was serving at the request of FCBI as a director, officer, employee, fiduciary, trustee or agent of another domestic or foreign corporation, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including but not limited to attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her or his or her heirs, executors or administrators in connection with such action, suit or proceeding, or in connection with any appeal therein. No provision of FCBI's bylaws is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the MGCL, upon FCBI to furnish, or upon any court to award, such indemnification or indemnification as otherwise authorized pursuant to the MGCL or any other law now or hereinafter in effect.

Dividends

        ACNB.    The PBCL provides that, unless otherwise restricted in the bylaws, the board of directors may authorize and a business corporation may make distributions. A distribution may not be made if, after giving effect thereto:

          a.     the corporation would be unable to pay its debts as they become due in the usual course of its business; or

          b.     the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        FCBI.    FCBI's bylaws provide that subject to the provisions of its articles of incorporation and applicable law, the board of directors may, at any regular or special meeting, declare dividends on its outstanding capital stock. Dividends may be paid in cash, in property or in its own stock.

Preemptive Rights

        ACNB.    ACNB's articles of incorporation provide that no holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of ACNB, whether now of hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of ACNB, or any options or rights to purchase any such shares or securities, issued or sold by ACNB for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the board of directors to such persons and on such terms as the board in its discretion shall deem advisable.

        FCBI.    FCBI's articles of incorporation provide that the holders of its capital stock shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the corporation except as the board of directors may specifically provide.

Appraisal Rights

        ACNB.    Under the PBCL, ACNB shareholders have dissenters' appraisal rights in connection with certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business and special treatment of a class or series of shares.

        Dissenters' appraisal rights generally are not available if the shares are listed on a national securities exchange or if the corporation's shares are held beneficially or of record by more than 2,000 persons. Additionally, dissenters' appraisal rights are not available in certain mergers where shareholder approval is not required.

        FCBI.    Under the MGCL, FCBI stockholders have the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          a.     FCBI consolidates or merges with another corporation;

          b.     The stockholder's stock is to be acquired in a share exchange;

          c.     FCBI transfers its assets in a manner requiring action under § 3-105(e) of the MGCL;

          d.     FCBI amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

          e.     The transaction is governed by § 3-602 of the MGCL or exempted by § 3-603(b) of the MGCL; or

          f.      FCBI is converted to another type of entity in accordance with § 3-901 of the MGCL.

Fundamental Changes to Corporation

        ACNB.    ACNB's articles of incorporation provide that no merger, consolidation, liquidation or dissolution of ACNB, or any action that would result in the sale or other disposition of all or substantially all of the assets of ACNB shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock of ACNB or the holders of at least fifty-one percent (51%) of the outstanding shares of common stock of ACNB, provided that such transaction has received the prior approval of at least seventy-five (75%) of the board of directors. Article 9 of ACNB's articles of incorporation shall not be amended unless first approved by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of common stock of ACNB.

        FCBI.    The MGCL provides that a proposed consolidation, merger, share exchange, or transfer shall be approved by the stockholders of each corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Evaluation of Offers

        ACNB.    ACNB's articles of incorporation provide that the board of directors may, if it deems advisable, oppose a tender, or other offer for ACNB's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the board of directors may, but shall not be legally obligated to, consider any and all of the following:

          a.     Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation.

          b.     Whether a more favorable price could be obtained for the corporation's securities in the future.

          c.     The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

          d.     The reputation and business practices of the offeror and its management and affiliates as they would affect the employee, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

          e.     The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

          f.      Any antitrust or other legal and regulatory issues that are raised by the offer.

        Further, ACNB's articles of incorporation provide that if the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an anti-trust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

        FCBI.    FCBI's articles of incorporation provide that in the event the board of directors shall evaluate a business combination or other offer of another party to make a tender or exchange offer for any equity security of FCBI; merge or consolidate FCBI with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of FCBI; engage in any transaction similar to, or having similar effects as, any of the foregoing (a "business combination"), the directors shall consider, among other things, the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective stockholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the board of directors may consider all or certain of such factors as a whole and mayor may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

Amendments to the Articles of Incorporation

        ACNB.    Under the PBCL, the affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation.

        FCBI.    Under the MGCL, a proposed amendment shall be approved by the stockholders of the corporation by the affirmative vote of two thirds of all the votes entitled to be cast on the matter.

Amendments to the Bylaws

        ACNB.    ACNB's bylaws provide that ACNB's bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the board of directors at any regular or special meeting of the board duly convened. The PBCL provides that the shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business corporation.

        FCBI.    FCBI's bylaws provide that any and all provisions of its bylaws may be altered or repealed and new bylaws may be adopted at any annual meeting of the stockholders, or at any special meeting called for that purpose, and the board of directors shall have the power, at any meeting thereof, to make and adopt new bylaws, or to amend, alter or repeal any of the bylaws of FCBI.

Record Date

        ACNB.    ACNB's bylaws provide that the board of directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares.

        FCBI.    FCBI's bylaws provide that purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than ninety (90) days and, in case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of stockholders is to be taken. When a determination of stockholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

PROPOSAL 2:
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETINGS

        In the event that ACNB does not have sufficient votes to approve the issuance of ACNB common stock in connection with the merger at the ACNB special meeting or FCBI does not have sufficient votes to approve and adopt the reorganization agreement and the merger at the FCBI special meeting, each intends to adjourn or postpone its special meeting to permit further solicitation of proxies. ACNB and FCBI can only use proxies it receives at the time of their respective special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to shareholders and stockholders, respectively, as a separate matter for consideration.

        At both the ACNB special meeting and the FCBI special meeting, approval of the adjournment or postponement proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on the adjournment or postponement proposal.

        The boards of directors of ACNB and FCBI recommend that their respective shareholders and stockholders vote FOR the adjournment or postponement proposal so that their proxies may be used to vote for adjournment or postponement if necessary. If ACNB or FCBI adjourns or postpones its special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

EXPERTS

        The consolidated financial statements of FCBI, as of December 31, 2018 and 2017, and for the two years then ended, appearing elsewhere in this joint proxy statement/prospectus and in the registration statement, have been included in reliance upon the report of Dixon Hughes Goodman LLP, independent auditors, which is included herein upon authority of Dixon Hughes Goodman LLP as experts in accounting and auditing.

        The consolidated financial statements included in ACNB's Annual Report on Form 10-K as of December 31, 2018 and for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this prospectus by reference from ACNB's Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated and included in this prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of ACNB as of December 31, 2017, and for the year ended December 31, 2017, incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the ACNB common stock to be issued in the merger and certain other legal and certain tax matters relating to the merger are being passed upon for ACNB by Bybel Rutledge LLP, Lemoyne, Pennsylvania. Certain tax matters relating to the merger are being passed upon for FCBI by Miles & Stockbridge P.C., Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

        ACNB files annual, quarterly or current reports, proxy and information statements, or other information with the SEC. ACNB files these reports with the SEC under the Securities Exchange Act of 1934, as amended. You may retrieve this information at the SEC's Internet website at http://www.sec.gov. In addition, ACNB's SEC filings are also available on its website at https://investor.acnb.com. The information on ACNB's website is not incorporated into this joint proxy statement/prospectus.

        ACNB filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the ACNB common stock offered to the FCBI shareholders in connection with the merger. This joint proxy statement/prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows ACNB to "incorporate by reference" the information it files with the SEC. This permits ACNB to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this joint proxy statement/prospectus and any information filed with the SEC by ACNB after the date of this joint proxy/prospectus until the date of the FCBI meeting which will automatically be deemed to update and supersede this information. The following documents, filed with the SEC by ACNB, are incorporated by reference in this document:

  •
  ACNB's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019.

  •
  ACNB's Proxy Statement for its 2019 annual meeting of shareholders, filed with the SEC on April 2, 2019, to the extent incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2018.

  •
  ACNB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, filed with the SEC on May 3, 2019 and June 30, 2019, filed with the SEC on August 2, 2019.

  •
  ACNB's Current Reports on Form 8-K, filed with the SEC on May 9, June 20, July 2, and July 3, 2019.

        ACNB also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to the earlier of the date of FCBI's special meeting or the termination of the reorganization agreement; provided, however, that ACNB is not incorporating any information deemed "furnished" but not "filed." The incorporated documents are deemed part of this joint proxy statement/prospectus as of the date of filing of each document.

        Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded should not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. You should read all information appearing in this joint proxy statement/prospectus in conjunction with the information and financial statements, including notes thereto, appearing in the documents incorporated by reference, except to the extent stated in this paragraph. All information in this joint proxy statement/prospectus is qualified in its entirety by the information in those documents.

        You may obtain copies of the information incorporated by reference in this document. (See "How to Obtain Additional Information" in this document for information on how to make a request for information.)

        All information contained or incorporated by reference in these materials about ACNB was supplied or verified by ACNB. All information contained in these materials about FCBI was supplied or verified by FCBI.

        You should rely only on the information contained in this joint proxy statement/prospectus when evaluating the reorganization agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated             , 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders of FCBI nor the issuance of shares of ACNB common stock as contemplated by the reorganization agreement shall create any implication to the contrary.

 OTHER BUSINESS

        As of the date of this document, ACNB's and FCBI's boards of directors know of no matters that will be presented for consideration at the special meetings other than as described in this document. However, if any other matter ancillary to the conduct of the meetings properly comes before the special meetings or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of ACNB's or FCBI's management.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FREDERICK COUNTY BANCORP, INC.

Independent Auditors' Report

Shareholders and Board of Directors
Frederick County Bancorp, Inc.
Frederick, Maryland

        We have audited the accompanying consolidated financial statements of Frederick County Bancorp, Inc. and Subsidiaries (the "Company") which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frederick County Bancorp, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
February 22, 2019

/s/ Dixon Hughes Goodman LLP

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
(dollars in thousands)	2018	2017
Assets
Cash and due from banks	$2,778	$2,726
Federal funds sold	5	5
Interest-bearing deposits in other banks	33,342	34,628

Cash and cash equivalents	36,125	37,359

Investment securities available-for-sale—at fair value	21,558	24,745
Restricted stock	1,979	2,367
Loans held for sale	268	—
Loans	339,461	322,156
Less: Allowance for loan losses	(3,426)	(3,265)

Net loans	336,035	318,891

Bank premises and equipment, net	9,280	9,542
Bank owned life insurance	10,628	8,946
Foreclosed properties	360	1,264
Accrued interest and other assets	2,355	2,682

Total assets	$418,588	$405,796

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest-bearing deposits	$100,200	$89,616
Interest-bearing deposits	252,173	242,389

Total deposits	352,373	332,005

Short-term borrowings	3,450	4,200
FHLB advances	20,000	29,700
Junior subordinated debentures	6,186	6,186
Accrued interest and other liabilities	1,024	1,084

Total liabilities	383,033	373,175

Commitments and Contingencies (Notes 9, 16, and 17)
Shareholders' Equity
Common stock, per share par value $0.01; 10,000,000 shares authorized; 1,541,737 and 1,493,044 shares issued and outstanding, respectively	15	15
Additional paid-in capital	16,031	15,397
Retained earnings	19,794	16,829
Accumulated other comprehensive (loss) income	(285)	380

Total shareholders' equity	35,555	32,621

Total liabilities and shareholders' equity	$418,588	$405,796

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2018	2017
Interest income:
Interest and fees on loans	$15,438	$14,075
Interest and dividends on investment securities:
Taxable	495	408
Tax exempt	92	105
Dividends	148	118
Interest on federal funds sold	—	1
Other interest income	858	402

Total interest income	17,031	15,109

Interest expense:
Interest on deposits	1,864	1,250
Interest on short-term borrowings	182	164
Interest on FHLB advances	496	198
Interest on junior subordinated debentures	237	177

Total interest expense	2,779	1,789

Net interest income	14,252	13,320
Provision for (recovery of) loan losses	(442)	645

Net interest income after provision for (recovery of) loan losses	14,694	12,675

Noninterest income:
Securities (losses) gains	(9)	416
Change in fair value of equity securities	2	—
Gain on sale of loans	370	439
Gain (loss) on foreclosed properties	12	(34)
Bank owned life insurance	226	211
Service fees	413	380
Other operating income	572	456

Total noninterest income	1,586	1,868

Noninterest expenses:
Salaries and employee benefits	7,119	6,572
Occupancy and equipment expenses	1,841	1,719
Other operating expenses	3,318	2,760

Total noninterest expenses	12,278	11,051

Income before provision for income taxes	4,002	3,492
Provision for income taxes	1,041	1,442

Net income	$2,961	$2,050

Basic earnings per share	$1.95	$1.37

Diluted earnings per share	$1.88	$1.32

Basic weighted average number of shares outstanding	1,520,817	1,492,792

Diluted weighted average number of shares outstanding	1,574,817	1,551,807

Dividends declared per share	$0.34	$0.30

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(dollars in thousands)	2018	2017
Net income	$2,961	$2,050

Changes in net unrealized (losses) gains on securities available-for-sale, net of income tax benefits of $58 in 2018 and income taxes of $76 in 2017	(151)	115
Reclassification adjustment for losses (gains) realized, net of income tax benefits of $3 in 2018 and income taxes of $165 in 2017	6	(251)

Total other comprehensive loss	(145)	(136)

Total comprehensive income	$2,816	$1,914

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

	Years Ended December 31, 2018 and 2017
(dollars in thousands)	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance, December 1, 2017	1,491,844	$15	$15,404	$15,289	$453	31,161
Comprehensive income				2,050	(136)	1,914
Reclassification of remaining tax effects on deferred tax assets on securities available for sale				(63)	63	—
Dividends declared on common stock, $0.30 per share				(447)		(447)
Shares issued under stock option transactions	1,200		13			13
Compensation expense from stock option transactions			(20)			(20)

Balance, December 31, 2017	1,493,044	$15	$15,397	$16,829	$380	$32,621

Comprehensive income				2,961	(145)	2,816
Cumulative change in accounting principle in accordance with ASU 2016-01				520	(520)	—
Dividends declared on common stock, $0.34 per share				(516)		(516)
Shares issued under stock option transactions	48,693		634			634

Balance, December 31, 2018	1,541,737	$15	$16,031	$19,794	$(285)	$35,555

See Notes to Consolidated Financial Statements.

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31
(dollars in thousands)	2018	2017
Cash flows from operating activities:
Net income	$2,961	$2,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	497	497
Deferred income taxes	289	294
Provision for (recovery of) loan losses	(442)	645
Securities losses (gains)	9	(416)
Change in fair value of equity securities	(2)	—
Gain on sale of loans	(370)	(439)
Loans originated for sale	(8,486)	(7,865)
Proceeds from loans sold	8,856	8,303
Net premium amortization on investment securities	117	133
Loss on disposal of bank premises and equipment	—	2
Bank owned life insurance income	(226)	(211)
Loss on surrender of bank owned life insurance	19	—
(Gain) loss on sale of foreclosed property	(12)	34
Stock-based compensation expense	—	(20)
Provision for foreclosed properties	346	—
Increase in accrued interest and other assets	(49)	(237)
Increase in accrued interest and other liabilities	84	81

Net cash provided by operating activities	3,591	2,851

Cash flows from investing activities:
Purchases of investment securities available-for-sale	(1,231)	(4,794)
Proceeds from sales of investment securities available-for-sale	858	901
Proceeds from maturities, prepayments and calls of investment securities available-for-sale	3,234	3,851
Redemption (purchase) of restricted stock	388	(680)
Net increase in loans	(16,970)	(17,238)
Purchase of bank owned life insurance, net	(1,475)	—
Purchases of bank premises and equipment	(235)	(2,551)
Proceeds from sale of foreclosed properties	570	126

Net cash used in investing activities	(14,861)	(20,385)

Cash flows from financing activities:
Net increase in NOW, money market accounts, savings accounts and noninterest-bearing deposits	11,217	18,121
Net increase (decrease) increase in time deposits	9,151	(8,068)
Net (decrease) increase in short-term borrowings	(750)	900
(Repayment of) proceeds from FHLB advances	(9,700)	14,700
Proceeds from issuance of common stock	634	13
Dividends paid on common stock	(516)	(447)

Net cash provided by financing activities	10,036	25,219

Net (decrease) increase in cash and cash equivalents	(1,234)	7,685
Cash and cash equivalents—beginning of year	37,359	29,674

Cash and cash equivalents—end of year	$36,125	$37,359

Supplemental cash flow disclosure:
Interest paid	$2,717	$1,753

Income taxes paid	$545	$1,419

Transfer of loans to foreclosed properties	$—	$558

See Notes to Consolidated Financial Statements.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies:

        Frederick County Bancorp, Inc. (the "Bancorp"), the parent company for its wholly-owned subsidiary Frederick County Bank (the "Bank" and together with Bancorp, the "Company"), was organized in September 2003. The Bank was incorporated under the laws of the State of Maryland in August 2000 and commenced banking operations in October 2001. On July 31, 2013, the Company de-registered as a reporting company with the Securities and Exchange Commission (the "SEC"), and therefore is no longer required to file periodic financial reports or other information with the SEC. The Bank provides its customers with various banking services. The Bank offers various loan and deposit products to their customers. The Bank's customers include individuals and commercial enterprises within its principal market area consisting of Frederick County, Maryland. The Bank has a direct subsidiary established to hold foreclosed properties known as FCB Hagerstown, LLC. Bancorp also has a subsidiary trust, established to issue trust preferred securities, and one direct subsidiary established to hold foreclosed properties known as FCB Holdings, Inc.. See Note 8 for additional disclosures related to the subsidiary trust.

        Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks. Note 3 discusses the types of securities in which the Bank invests. Note 4 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer.

        The accounting and reporting policies and practices of the Company conform to accounting principles generally accepted in the United States of America. The following is a summary of the Company's significant accounting policies:

Principles of consolidation:

        The accompanying consolidated financial statements include the accounts of the Company and the Bank.

        In consolidation, all significant intercompany balances and transactions have been eliminated.

        The Company also has an investment in FCBI Statutory Trust I, a statutory trust that is not consolidated in accordance with Accounting Standards Codification ("ASC") Topic 810 Consolidation. See Note 8.

Use of estimates:

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive income:

        Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

Presentation of cash flows:

        For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and interest-bearing deposits in banks with an original maturity of 90 days or less, and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment securities:

        Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives.

        Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of shareholders' equity, net of the related deferred tax effect.

        Equity securities are carried at estimated at fair value based on quoted prices. Effective January 1, 2018, changes in fair value of equity securities are recognized in net income. As of December 31, 2018, equity securities amounted to $386 thousand and are included in the available-for sale securities. As of December 31, 2017, equity securities were included with available-for-sale with unrealized gains excluded from net income and reported in accumulated other comprehensive income (loss).

        Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.

        Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities, and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.

        Restricted stock is stock from the Federal Home Loan Bank of Atlanta ("FHLB"), the Federal Reserve Bank of Richmond ("Federal Reserve Bank"), the Atlantic Community Bankers Bank and Community Bankers Bank, which are restricted as to their marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank's investment in these stocks are carried at cost. A determination as to whether there has been an impairment of a restricted

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

stock investment is performed on a quarterly basis and includes a review of the current financial condition of the issuer.

Loans held for sale:

        The Company engages in sales of residential mortgage loans and loans guaranteed by the Small Business Administration that are originated by the Bank. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the consolidated statements of income.

        When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practice is to sell loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing at either December 31, 2018 or December 31, 2017.

Loans and allowance for loan losses:

        Loans are carried at the amount of unpaid principal, adjusted for deferred loan fees and origination costs. Interest on loans is accrued based on the principal amounts outstanding. Nonrefundable loan fees and related direct costs are deferred and the net amount is amortized to income as a yield adjustment over the life of the loan using the interest method. When principal or interest is delinquent for ninety days or more, the Company evaluates the loan for nonaccrual status. After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt. Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is based on two basic principles of accounting: (i) ASC Topic 450 Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC Topic 310 Receivables, which requires that losses be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan's value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Company has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        The Company's allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management's estimate of loan losses and the related allowance could change in the near term.

        The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Company's calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower's overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately evaluate individual consumer and residential loans for impairment.

        The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Company's internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial and residential construction and land development, commercial real estate, residential real estate, commercial and industrial or consumer). Each loan type is assigned an allowance factor based on management's estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management's concerns regarding collectability or management's knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.

        The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans. These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements). Current economic conditions take into account the average unemployment rate for Frederick County, Maryland, the State of Maryland and for the nation, with the most significance given to the Frederick County data. The allowance factors assigned differ by loan type.

        Allowance factors and overall size of the allowance may change from period to period based on management's assessment of the above-described factors and the relative weights given to each factor. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

        Loans are stated at the principal amount outstanding, net of unamortized deferred costs and fees. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. It is

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

the Company's policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful. Deferred fees and costs on loans are being amortized on the interest method over the term of the loan.

        Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Loans are evaluated for impairment in accordance with the Company's portfolio monitoring and ongoing risk assessment procedures. Management considers the financial condition of the borrower, cash flow of the borrower, payment status of the loan, and the value of the collateral, if any, securing the loan. Generally, impaired loans do not include large groups of smaller balance homogenous loans such as residential real estate and consumer type loans which are evaluated collectively for impairment and are generally placed on nonaccrual when the loan becomes 90 days past due as to principal or interest. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided solely by the collateral. In appropriate circumstances, interest income on impaired loans may be recognized on a cash basis.

        The Company's charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Company's established allowance for loan losses. Consumer loans subject to the Uniform Retail Credit Classification are charged-off as follows (a) closed end loans are charged-off no later than 120 days after becoming delinquent, (b) consumer loans to borrowers who subsequently declare bankruptcy, where the Company is an unsecured creditor, are charged-off within 60 days of receipt of the notification from the bankruptcy court, (c) fraudulent loans are charged-off within 90 days of discovery and (d) death of a borrower will cause a charge-off to be incurred at such time an actual loss is determined. All other types of loans are generally evaluated for loss potential at the 90th day past due threshold, and any loss is recognized no later than the 120th day past due threshold; each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.

Bank premises and equipment:

        Bank premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation is computed using straight-line and accelerated methods based on the estimated useful lives of the assets, which range from 5 to 10 years for bank equipment and 39 years for bank buildings. Leasehold improvements are amortized over the lesser of the terms of the leases or their estimated useful lives. Expenditures for improvements, which extend the life of an asset, are capitalized and depreciated over the asset's remaining useful life. Gains or losses realized on the disposition of properties and equipment are reflected in the statements of income. Expenditures for repairs and maintenance are charged to operating expenses as incurred.

Bank owned life insurance:

        The Bank purchased single-premium life insurance on certain employees of the Bank. Appreciation in value of the insurance policies is classified as noninterest income. These insurance policies can be

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

surrendered subject to certain surrender penalties applied by the insurance carriers, as well as potential income taxes to be paid.

Foreclosed properties:

        Foreclosed properties include properties that have been acquired in complete or partial satisfaction of a debt. These properties are initially recorded at fair value on the date of acquisition. Any write-downs at the time of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of (a) fair value minus estimated costs to sell or (b) cost. Gains and losses realized on the sale, and any adjustments resulting from periodic re-evaluation of the property are included in noninterest income or expense, as appropriate. Net costs of maintaining and operating the properties are expensed as incurred.

Stock-based compensation plans:

        The Company maintains two stock-based compensation plans, as described more fully in Note 10, which provide for grants of incentive and non-incentive stock options, restricted stock and/or restricted stock units. These plans have been presented to and approved by the Company's shareholders.

        Compensation cost for all stock-based awards is measured at fair value on the date of grant and recognized over the service period for awards expected to vest. Such value is recognized as expense over the service period. Any adjustment due to the forfeiture of stock-based awards will be recorded as a cumulative adjustment in the period the awards are forfeited.

Income taxes:

        Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The Company does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits. The Company's policy is to recognize interest and penalties on income taxes in other noninterest expenses. The Company remains subject to examination for income tax returns for the years ending after December 31, 2014.

Fair value measurements:

        The Company follows the guidance of ASC Topic 825 Financial Instruments and ASC Topic 820 Fair Value Measurements and Disclosures. This guidance permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

related assets and liabilities differently without having to apply complex hedge accounting provisions. This guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Per share amounts:

        Earnings per share ("EPS") are disclosed as basic and diluted. Basic EPS is generally computed by dividing net income by the weighted-average number of common shares outstanding for the period, whereas diluted EPS essentially reflects the potential dilution in basic EPS, determined using the treasury stock method, that could occur if option contracts to issue common stock were exercised.

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2018	2017
Net income	$2,961	$2,050
Basic earnings per share	$1.95	$1.37
Diluted earnings per share	$1.88	$1.32
Basic weighted average number of shares outstanding	1,520,817	1,492,792
Effect of dilutive securities—stock options	54,000	59,015
Diluted weighted average number of shares outstanding	1,574,817	1,551,807
Anti-dilutive securities outstanding	—	—

Transfers of financial assets:

        The Company accounts for transfers and servicing of financial assets in accordance with ASC Topic 860 Transfers and Servicing. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Valuation of long-lived assets:

        The Company accounts for the valuation of long-lived assets under ASC Topic 360 Property, Plant and Equipment. This guidance requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Segment reporting:

        ASC Topic 280 Segment Reporting requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

Subsequent events:

        The Company has evaluated the accompanying consolidated financial statements for subsequent events and transactions through February 22, 2019, the date these financial statements were available for issuance, based on ASC Topic 855 Subsequent Events, and have determined that no material subsequent events have occurred that would affect the information presented in the accompanying consolidated financial statements or require additional disclosure.

New Authoritative Accounting Guidance

        The Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. As allowed by this ASU, the Company is permitted to adopt using the full retrospective transition method for all periods presented, or modified retrospective method where the guidance would only be applied to existing contracts in effect at the adoption date and new contracts going forward. The Company's revenue stream within the scope of ASU No. 2014-09 is primarily from service charges on deposit accounts. The impact of guidance in this update, including method of implementation, did not have a material impact on the Company's Consolidated Financial Statements (see Note 19, Revenue Recognition).

        The FASB issued ASU No. 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The guidance allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The guidance also: requires public companies to use exit prices to measure the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, the guidance requires that for liabilities measured at fair value under the fair value option, changes in fair value due to changes in instrument-specific

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

credit risk be presented in other comprehensive income. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company adopted ASU No. 2016-01 on January 1, 2018. Upon adoption, the Company recorded a cumulative effect adjustment for the unrealized gain on equity securities that was reclassified and accounted for at fair value through net income. In addition, the Company measured the fair value of its loan portfolio as of December 31, 2018 using an exit price notion (see Note 14, Fair Value Measurements).

        The FASB issued ASU No. 2016-02, "Leases (Topic 842)." The amendments in this Update are to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases. Leasing is utilized by many entities. It is a means of gaining access to assets, of obtaining financing, and/or of reducing an entity's exposure to the full risks of asset ownership. The prevalence of leasing, therefore, means that it is important that users of financial statements have a complete and understandable picture of an entity's leasing activities. Previous lease accounting was criticized for failing to meet the needs of users of financial statements because it did not always provide a faithful representation of leasing transactions. In particular, it did not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. As a result, there had been long-standing request from many users of financial statements and others to change the accounting requirements so that lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities. This Update will be effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The impact to the Company's consolidated balance sheet is to record approximately $3.1 million in right-to-use assets and the same amount in lease liabilities. This decreases the Company's risk-based capital ratios by about 10 basis points.

        The FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." Current GAAP requires an "incurred loss" methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred. Users of financial statements expressed concern that current GAAP restricts the ability to record credit losses that are expected, but do not yet meet the "probable" threshold. The main objective of the Update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This Update will be effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. At this time, the Company has not determined the impact of this Update on its financial statements.

        The FASB issued ASU No. 2017-08, "Nonrefundable Fees and Other Costs (Subtopic 310-20)—Premium Amortization on Purchased Callable Debt Securities." This Update shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. This Update does not change the accounting for callable debt securities held at a

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Operations and Significant Accounting Policies: (Continued)

discount. This Update will be effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect the guidance to have a material impact on its financial statements.

Note 2. Compensating Balances:

        Compensating balance arrangements exist with various correspondent banks. These noninterest-bearing deposits are maintained in lieu of cash payments for standard bank services. The required balances amounted to $1.05 million at December 31, 2018 and $1.10 million at December 31, 2017. In addition, for the reserve maintenance period in effect at December 31, 2018 and 2017, the Company was required to maintain balances of $406 thousand and $158 thousand, respectively, with the Federal Reserve Bank.

Note 3. Investments:

        The amortized cost and estimated fair value of securities classified as available-for-sale at December 31, 2018 and 2017 are as follows:

Available-for-sale

December 31, 2018

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporates:
Due after five years through ten years	$1,700	$11	$11	$1,700

	1,700	11	11	1,700

States and political subdivisions:
Due after five years through ten years	1,715	3	3	1,715
Due after ten years	1,612	—	5	1,607

	3,327	3	8	3,322

Small Business Administration:
Due after ten years	1,528	—	42	1,486
Residential mortgage-backed debt securities	15,011	35	382	14,664

Total debt securities	21,566	49	443	21,172

Marketable equity securities	386	—	—	386

	$21,952	$49	$443	$21,558

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Investments: (Continued)

December 31, 2017

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporates:
Due after five years through ten years	$1,700	$25	$6	$1,719

	1,700	25	6	1,719

States and political subdivisions:
Due after five years through ten years	1,186	6	1	1,191
Due after ten years	2,155	13	3	2,165

	3,341	19	4	3,356

Small Business Administration:
Due after ten years	1,798	—	45	1,753
Residential mortgage-backed debt securities	16,847	24	205	16,666

Total debt securities	23,686	68	260	23,494

Marketable equity securities	1,251	—	—	1,251

	$24,937	$68	$260	$24,745

        Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

December 31, 2018

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporates	$1,000	$11	$—	$—	$1,000	$11
States and political subdivisions	—	—	1,184	7	1,184	7
Small Business Administration	—	—	1,487	42	1,487	42
Residential mortgage-backed debt securities	1,448	13	11,501	370	12,949	383

Total temporarily impaired securities	$2,448	$24	$14,172	$419	$16,620	$443

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Investments: (Continued)

December 31, 2017

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporates	$694	$6	$—	$—	$694	$6
States and political subdivisions	1,198	4	—	—	1,198	4
Small Business Administration	—	—	1,753	45	1,753	45
Residential mortgage-backed debt securities	8,911	71	5,451	134	14,362	205

Total temporarily impaired securities	$10,803	$81	$7,204	$179	$18,007	$260

        The bonds in an unrealized loss position at December 31, 2018 were temporarily impaired due to the current interest rate environment and not increased credit risk. In estimating other-than-temporary impairment losses, the Company considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value. All of the states and political subdivisions securities owned by the Company are payable at par at maturity, while the remaining Small Business Administration and residential mortgage-backed debt securities are amortizing securities.

        The following table shows the temporarily impaired securities as of December 31, 2018. The ratings are from either Standard and Poor's or Moody's.

December 31, 2018

(dollars in thousands)	# of securities	Ratings	Book value
Small Business Administration	2	N/A	$1,487
Federal Home Mortgage Corporation	6	N/A	5,532
Federal National Mortgage Corporation	4	N/A	2,760
Government National Mortgage Corporation	2	N/A	2,151
Corporates	2	N/A	1,700
States and political subdivisions	2	AA+	511
States and political subdivisions	1	Aa3	456
States and political subdivisions	1	A	728

Total			$15,325

        Included in the investment portfolio at December 31, 2018 and 2017 are securities carried at $11.5 million and $9.25 million, respectively, which are pledged for public fund deposits, to secure repurchase agreements and for other purposes as required and permitted by law.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 3. Investments: (Continued)

        In 2018, gross gains of $3 thousand were realized from sales of investment securities available-for-sale with proceeds of $554 thousand, while in 2017 gross gains of $416 thousand were realized from sales of investment securities available-for-sale with proceeds of $1.79 million. In 2018, gross losses of $12 thousand were realized from sales of investment securities available-for-sale with proceeds of $304 thousand, while in 2017 there were no losses recognized on sale of investment securities available-for-sale.

Restricted Stock

        The following table shows the amounts of restricted stock as of December 31, 2018 and 2017:

(dollars in thousands)	2018	2017
Federal Home Loan Bank of Atlanta	$1,214	$1,602
Federal Reserve Bank	661	661
Atlantic Community Bankers Bank	64	64
Community Bankers Bank	40	40

	$1,979	$2,367

Note 4. Loans and Allowance for Loan Losses:

        Loans consist of the following at December 31, 2018 and 2017:

(dollars in thousands)	2018	2017
Real estate—construction and land development	$22,522	$25,982

Real estate—mortgage:
Commercial properties	198,889	179,976
Residential properties	66,121	64,660

Total real estate—mortgage	265,010	244,636

Commercial and industrial	50,346	49,925
Consumer	1,583	1,613

Total loans	339,461	322,156
Less allowance for loan losses	(3,426)	(3,265)

Net loans	$336,035	$318,891

        The loan categories in the table above include net deferred fees and costs of $573 thousand and $462 thousand as of December 31, 2018 and 2017, respectively.

        At December 31, 2018 and 2017 the Company has $71.56 million and $71.34 million of commercial real estate and residential real estate mortgage loans pledged as collateral for certain borrowings.

        The Company's goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower's business plan through the loan term, identifying and monitoring primary and alternative

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.

        As of December 31, 2018, the real estate loan portfolio constituted 85% of the total loan portfolio. This can be broken down further into the following categories: 7% construction and land development, 59% commercial real estate and 19% residential real estate loans, as a percent of total loans. The commercial real estate and construction and land development can be further broken down to 37% of owner occupied properties and 29% of non-owner occupied properties, as a percent of total loans.

        The Company's construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties. Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.

        Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan. The debt service coverage ratio is ordinarily at 1.40 to 1.00. These loans are generally underwritten with a term not greater than 10 years or the remaining useful life of the property, whichever is lower. The preferred term is between 5 to 7 years, with amortization to a maximum of 25 years.

        Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to 5 years, but may be underwritten with terms up to 30 years.

        The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing. This category represents about 15% of the loan portfolio at December 31, 2018. Loans in this category generally carry a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

        The following tables show the allowance for loan losses and recorded investment in loans for the years ended December 31, 2018 and 2017:

2018

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$201	$1,742	$411	$897	$14	$3,265
Charge-offs	—	—	(92)	(28)	—	(120)
Recoveries	21	32	130	540	—	723
Provisions	(29)	446	10	(871)	2	(442)

Ending balance	$193	$2,220	$459	$538	$16	$3,426

Ending balance: individually evaluated for impairment	$—	$39	$3	$48	$5	$95

Ending balance: collectively evaluated for impairment	$193	$2,181	$456	$490	$11	$3,331

Loans:
Ending balance	$22,522	$198,889	$66,121	$50,346	$1,583	$339,461

Ending balance: individually evaluated for impairment	$—	$2,036	$549	$872	$30	$3,487

Ending balance: collectively evaluated for impairment	$22,522	$196,853	$65,572	$49,474	$1,553	$335,974

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

2017

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$186	$1,526	$351	$1,669	$12	$3,744
Charge-offs	(7)	(79)	(70)	(1,210)	(3)	(1,369)
Recoveries	49	4	15	177	—	245
Provisions	(27)	291	115	261	5	645

Ending balance	$201	$1,742	$411	$897	$14	$3,265

Ending balance: individually evaluated for impairment	$—	$—	$3	$38	$4	$45

Ending balance: collectively evaluated for impairment	$201	$1,742	$408	$859	$10	$3,220

Loans:
Ending balance	$25,982	$179,976	$64,660	$49,925	$1,613	$322,156

Ending balance: individually evaluated for impairment	$—	$972	$726	$2,736	$35	$4,469

Ending balance: collectively evaluated for impairment	$25,982	$179,004	$63,934	$47,189	$1,578	$317,687

        Credit quality indicators as of December 31, 2018 and 2017 are as follows:

Internally assigned grade:

        Pass—loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

        Special mention—loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

        Substandard—loans in this category show signs of continuing negative financial trends and unprofitability at various times, and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

        Doubtful—loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and a continuing trend of serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

        Loss—loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be achieved in the future. Such credits should be recommended for charge-off.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

        The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

        Commercial credit exposure—Credit risk profile by internally assigned grade:

December 31, 2018

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
Pass	$22,427	$189,655	$47,359
Special mention	95	4,641	1,867
Substandard	—	4,593	1,120

Total	$22,522	$198,889	$50,346

December 31, 2017

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
Pass	$25,982	$173,392	$44,728
Special mention	—	4,063	2,235
Substandard	—	2,521	2,962

Total	$25,982	$179,976	$49,925

        Consumer credit exposure—Credit risk profile by internally assigned grade:

December 31, 2018

(dollars in thousands)	Residential Real Estate	Consumer
Pass	$64,500	$1,553
Special mention	820	15
Substandard	801	15

Total	$66,121	$1,583

December 31, 2017

(dollars in thousands)	Residential Real Estate	Consumer
Pass	$62,398	$1,574
Special mention	1,250	20
Substandard	1,012	19

Total	$64,660	$1,613

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

        Information on impaired loans for the years ended December 31, 2018 and 2017 are as follows:

2018

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	1,966	1,966	—	1,469	82
Residential real estate	511	511	—	594	27
Commercial and industrial	822	822	—	1,200	62
Consumer	—	—	—	—	—

Total	$3,299	$3,299	$—	$3,263	$171

With an allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	70	70	39	35	3
Residential real estate	38	38	3	44	3
Commercial and industrial	50	50	48	605	3
Consumer	30	30	5	33	2

Total	$188	$188	$95	$717	$11

Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	2,036	2,036	39	1,504	85
Residential real estate	549	549	3	638	30
Commercial and industrial	872	872	48	1,805	65
Consumer	30	30	5	33	2

Grand Total	$3,487	$3,487	$95	$3,980	$182

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

2017

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction and land development	$—	$—	$—	$18	$—
Commercial real estate	972	972	—	1,316	14
Residential real estate	676	676	—	1,023	16
Commercial and industrial	1,577	1,577	—	2,527	—
Consumer	—	—	—	6	—

Total	$3,225	$3,225	$—	$4,890	$30

With an allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	328	—
Residential real estate	50	50	3	48	3
Commercial and industrial	1,159	1,159	38	1,533	—
Consumer	35	35	4	29	2

Total	$1,244	$1,244	$45	$1,938	$5

Construction and land development	$—	$—	$—	$18	$—
Commercial real estate	972	972	—	1,644	14
Residential real estate	726	726	3	1,071	19
Commercial and industrial	2,736	2,736	38	4,060	—
Consumer	35	35	4	35	2

Grand Total	$4,469	$4,469	$45	$6,828	$35

        Age analysis tables of past due loans as of December 31, 2018 and 2017 are as follows:

December 31, 2018

(dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
Construction and land development	$—	$—	$—	$—	$22,522	$22,522	$—
Commercial real estate	2,089	—	—	2,089	196,800	198,889	—
Residential real estate	148	124	—	272	65,849	66,121	—
Commercial and industrial	262	—	—	262	50,084	50,346	—
Consumer	—	—	—	—	1,583	1,583	—

Total	$2,499	$124	$—	$2,623	$336,838	$339,461	$—

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

December 31, 2017

(dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
Construction and land development	$—	$—	$—	$—	$25,982	$25,982	$—
Commercial real estate	328	—	—	328	179,648	179,976	—
Residential real estate	86	72	—	158	64,502	64,660	—
Commercial and industrial	—	—	1,371	1,371	48,554	49,925	—
Consumer	—	—	—	—	1,613	1,613	—

Total	$414	$72	$1,371	$1,857	$320,299	$322,156

        Information on performing and nonaccrual impaired loans as of December 31, 2018 and 2017 is as follows:

(dollars in thousands)	December 31, 2018	December 31, 2017
Impaired performing loans:
Construction and land development	$—	$—
Commercial real estate	1,741	1
Residential real estate	—	—
Commercial and industrial	—	—
Consumer	—	—
Accruing troubled debt restructurings:
Construction and land development	—	—
Commercial real estate	295	231
Residential real estate	72	79
Commercial and industrial	872	—
Consumer	15	35

Total impaired performing loans	$2,995	$346

Impaired nonperforming loans:
Nonaccrual loans:
Construction and land development	$—	$—
Commercial real estate	—	480
Residential real estate	353	395
Commercial and industrial	—	25
Consumer	—	—
Nonaccrual troubled debt restructurings:
Construction and land development	—	—
Commercial real estate	—	260
Residential real estate	124	252
Commercial and industrial	—	2,711
Consumer	15	—

Total impaired nonperforming loans	$492	$4,123

Total impaired loans	$3,487	$4,469

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses: (Continued)

        Information on loans which became troubled debt restructurings during the years ended December 31, 2018 and 2017 is as follows:

2018

(dollars in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Troubled debt restructurings:
Commercial and industrial	1	$50	$50

Total	1	$50	$50

2017

(dollars in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Troubled debt restructurings:
Commercial and industrial	5	$1,371	$1,371

Total	5	$1,371	$1,371

        The troubled debt restructured loan shown in the table for 2018 was modified during the year with the granting of a payment extension. The troubled debt restructured loans shown in the table for 2017 were modified during the year with the signing of a forbearance agreement adjusting the payment amounts.

        There were no loans as of December 31, 2018 that had been modified as troubled debt restructurings during the past twelve months that subsequently re-defaulted in 2018. There were two loans in the aggregate amount of $63 thousand that had been modified as troubled debt restructurings during the past twelve months that subsequently re-defaulted in 2017.

        At December 31, 2018 and 2017 there are no commitments to lend additional funds to any borrower whose loan terms have been modified in a troubled debt restructuring.

        There were no foreclosed residential real estate properties in process at either December 31, 2018 or 2017.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 5. Bank Premises and Equipment:

        Bank premises and equipment consisted of the following at December 31, 2018 and 2017:

(dollars in thousands)	2018	2017
Land	$2,683	$2,683
Construction in process	27	—
Buildings	5,786	5,786
Furniture and equipment	3,244	3,549
Leasehold improvements	1,414	1,359

	13,154	13,377
Less accumulated depreciation and amortization	(3,874)	(3,835)

	$9,280	$9,542

        Depreciation and amortization charged to operations amounted to $497 thousand in 2018 and $497 thousand in 2017.

Note 6. Deposits:

        Certificates of deposit and other time deposits issued in denominations of $250 thousand or more totaled $29.88 million and $24.53 million at December 31, 2018 and 2017, respectively, and are included in interest-bearing deposits in the consolidated balance sheet.

        At December 31, 2018, the maturity distribution of certificates of deposit is as follows:

(dollars in thousands) Maturing in:	Certificates of Deposit
2019	$46,188
2020	30,982
2021	6,217
2022	6,155
2023	5,283

$94,825

        Interest on deposits for the years ended December 31, 2018 and 2017 consists of the following:

(dollars in thousands)	2018	2017
NOW accounts	$178	$75
Savings accounts	4	4
Money market accounts	312	288
Certificates of deposit $100,000 and over	773	527
Certificates of deposit under $100,000	597	356

	$1,864	$1,250

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 7. Borrowings:

        During 2018 and 2017, the Company had no sales of securities under agreements to repurchase the same securities.

        Short-term borrowings:

(dollars in thousands)	2018	2017
Total outstanding at year-end	$3,450	$4,200
Average amount outstanding during the year	$3,799	$4,192
Maximum amount outstanding at any month-end	$4,200	$4,200
Weighted-average interest rate at year-end	5.11%	4.18%
Weighted-average interest rate during the year	4.79%	3.91%

        The Company's unused lines of credit for short-term borrowings totaled $31.75 million and $30.50 million at December 31, 2018 and 2017, respectively. These include an unsecured line of credit from an unaffiliated financial institution for Bancorp in the amount of $3.75 million and $2.50 million at December 31, 2018 and 2017, respectively, and unsecured federal funds lines of credit from unaffiliated financial institutions for the Bank in an aggregate amount of $28.00 million both at December 31, 2018 and 2017.

        FHLB advances:

(dollars in thousands)	2018	2017
Total outstanding at year-end	$20,000	$29,700
Average amount outstanding during the year	$25,164	$17,554
Maximum amount outstanding at any month-end	$29,700	$29,700
Weighted-average interest rate at year-end	2.18%	1.58%
Weighted-average interest rate during the year	1.97%	1.13%

        The Company has a secured line of credit with the FHLB with a total available balance of $35.3 million and $26.10 million at December 31, 2018 and 2017, respectively, which is secured by a blanket lien on its 1-4 family residential mortgage loan portfolio and certain commercial real estate loans. The following table shows the outstanding borrowings under this credit facility at December 31, 2018 and 2017.

((dollars in thousands) Maturity Date	Interest Rate	December 31, 2018	December 31, 2017
March 6, 2018	1.19%		$4,900
March 28, 2018	1.33%		5,000
April 30, 2018	1.31%		4,900
September 25, 2018	1.50%		4,900
December 20, 2019	2.06%		10,000
March 7, 2019	2.26%	$5,000
March 27, 2019	2.32%	5,000
December 20, 2019	2.06%	10,000

Total		$20,000	$29,700

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 8. Trust preferred securities/junior subordinated debentures:

        In December 2006, Bancorp completed the private placement of an aggregate of $6.00 million of trust preferred securities through FCBI Statutory Trust I (the "Trust"), a trust subsidiary organized under Connecticut law, of which Bancorp owns all of the common securities of $186 thousand. The principal asset of the Trust is a similar amount of Bancorp's junior subordinated debentures. The interest rate on the junior subordinated debentures is currently adjusted quarterly to 163 basis points over three-month LIBOR. On December 17, 2018, the most recent interest reset date; the interest rate was adjusted to 4.41819% for the period ending March 14, 2019. The junior subordinated debentures mature on December 15, 2036, and may be redeemed at par, at Bancorp's option, on any interest payment date. The obligations of Bancorp with respect to the Trust's preferred securities constitute a full and unconditional guarantee by Bancorp of Trust's obligations with respect to the trust preferred securities to the extent set forth in the related guarantee. Subject to certain exceptions and limitations, Bancorp may elect from time to time to defer interest payments on the junior subordinated debentures, resulting in a deferral of distribution payments on the related trust preferred securities. If the Company defers interest payments on the junior subordinated debentures, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

        Trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as an additional Tier I capital element, without limitation.

Note 9. Leasing Arrangements:

        The Company leases branch and administrative office facilities under noncancellable operating lease arrangements whose maturity dates extend to March 2026. These leases contain options, which enable the Company to renew the leases at fair rental value for periods of 5 to 10 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance. See Note 16 for a discussion of the terms of a lease agreement with related parties. The total minimum rental commitment, including renewal periods, under these leases at December 31, 2018 is outlined below:

(dollars in thousands) Years ending December 31	Total
2019	$249
2020	250
2021	169
2022	56
2023	57
Later years	134

$915

        Rental expense included in occupancy and equipment expenses amounted to $141 thousand in 2018 and $122 thousand in 2017. Rental expense is net of $101 thousand in 2018 and $149 thousand in 2017 of rental income resulting from the lease of space in the building housing the Company's banking center located at 2 North Market Street, Frederick, Maryland, which the Company acquired in 2017.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 10. Employee Benefit Plans:

401(k) profit sharing plan:

        The Company has a Section 401(k) profit sharing plan (the "401(k) Plan") covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the 401(k) Plan through payroll deductions on a pre-tax basis. The Company has the discretion to make matching contributions of 100% of the employee's contributions up to 4% of the employee's salary. A participant's account under the 401(k) Plan, together with investment earnings thereon is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

        In 2018 and 2017, the Company made matching contributions of 100% of employee contributions up to 4% of salary. The Company expensed contributions to the 401(k) Plan in the amounts of $214 thousand in 2018 and $203 thousand in 2017.

Stock-based compensation plans:

        The Company's 2001 Stock Option Plan ("2001 Plan") and 2011 Stock Incentive Plan ("2011 Plan") provide that 260,000 shares and 250,000 shares, respectively, of the Company's common stock will be reserved for the award of incentive stock options ("ISO") and non-incentive stock options ("NQSO") to purchase shares of common stock, and under the 2011 Plan, shares of restricted stock and restricted stock units. At December 31, 2018, there are 189,200 shares remaining that are reserved for future grants under the 2011 Plan, but no shares remaining under the 2001 Plan. The exercise price per share shall not be less than the fair market value of a share of common stock on the date on which an option is granted, subject to adjustments for the effects of any stock splits or stock dividends, and may be exercised not later than ten years after the grant date.

        The following is a summary of transactions in the 2001 and 2011 Plans during the years ended December 31, 2018 and 2017.

	Options Issued And Outstanding	Weighted-Average Exercise Price
Balance at January 1, 2017	127,120	$12.20

Granted	—	—
Exercised	(1,200)	$11.35
Forfeited	(1,200)	$11.35

Balance at December 31, 2017	124,720	$12.22

Granted	—	—
Exercised	(48,693)	$13.05
Forfeited	(1,000)	$11.35

Balance at December 31, 2018	75,027	$11.69

Exercisable at December 31, 2018	75,027	$11.69

        The Company recognizes the cost of employee services received in exchange for an award of equity investment based on the grant-date fair value of the award. That cost will be recognized over the vesting period of the award of 30% immediately, 30% after one year and 40% after two years. Stock-based compensation expense related to stock options for the years ended December 31, 2018 was none

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 10. Employee Benefit Plans: (Continued)

in 2018 and $20 thousand in 2017. As of December 31, 2018, there was no unrecognized compensation cost related to non-vested stock options.

        The Company received $634 thousand and $13 thousand from the exercise of stock options in 2018 and 2017, respectively. The Company did not recognize any excess tax benefits from equity-based awards in 2018 or 2017.

        There were no options granted in either 2018 or 2017.

        The 75,027 and 124,720 options outstanding as of December 31, 2018 and 2017, respectively, have an aggregate intrinsic value, which is the amount that the market value of the underlying stock exceeds the exercise price of the option, of $1.15 million and $1.71 million, respectively. The aggregate intrinsic value of the options exercised in 2018 and 2017 amounted to $744 thousand and $14 thousand, respectively.

        At December 31, 2018 and 2017, the 75,027 and 124,720 options issued and outstanding, respectively, had exercise prices and weighted-average remaining contractual lives as follows:

December 31,	2018	2017
Exercisable options:
Options outstanding	75,027	123,920
Weighted-average exercise price	$11.69	$12.15
Weighted-average remaining contractual life (months)	27	41
Unexercisable options:
Options outstanding	—	800
Weighted-average exercise price	—	$23.00
Weighted-average remaining contractual life (months)	—	99

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 11. Income Taxes:

        Significant components of the Company's deferred tax assets and liabilities at December 31, 2018 and 2017 were as follows:

(dollars in thousands)	2018	2017
Deferred tax assets:
Allowance for loan losses	$628	$741
Stock-based compensation	38	45
Nonaccrual interest	63	204
Deferred rent	21	26
Other	56	52

Total deferred tax assets	806	1,068

Deferred tax liabilities:
Unrealized gain on securities available for sale	(11)	(144)
Depreciation	(348)	(321)

Total deferred tax liabilities	(359)	(465)

Net deferred tax assets	$447	$603

        A reconciliation of the statutory income tax to the provision for income taxes included in the consolidated statements of income for the years ended December 31, 2018 and 2017 is as follows:

(dollars in thousands)	2018	2017
Income before income tax	$4,002	$3,492
Tax rate	21%	34%

Income tax at statutory rate	840	1,187
Increases (decreases) in tax resulting from:
Deferred tax adjustment for new corporate federal tax rate	—	231
Tax exempt interest income	(56)	(97)
Bank owned life insurance income	(47)	(72)
State income taxes, net of federal income tax benefit	282	173
Stock-based compensation	—	2
Other	22	18

Provision for income taxes	$1,041	$1,442

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 11. Income Taxes: (Continued)

        Significant components of the provision for income taxes for the years ended December 31, 2018 and 2017 are as follows:

(dollars in thousands)	2018	2017
Taxes currently payable:
Federal	$494	$914
State	258	234

	752	1,148

Deferred tax (benefit) expense:
Federal	208	306
State	81	(12)

	289	294

Total	$1,041	$1,442

Note 12. Noninterest Expenses:

        Noninterest expenses included in the consolidated statements of income for the years ended December 31, 2018 and 2017 include the following:

(dollars in thousands)	2018	2017
Salaries	$6,124	$5,684
Stock-based compensation	—	(20)
Bonus	84	34
Deferred personnel costs	(285)	(281)
Payroll taxes	439	418
Employee insurance	505	492
Other employee benefits	252	245
Depreciation and amortization	496	497
Rent	143	122
Utilities	236	241
Repairs and maintenance	551	514
ATM expenses	166	121
Other occupancy and equipment expenses	249	224
Postage and supplies	89	82
Data processing	771	682
Advertising and promotion	477	566
FDIC insurance	174	228
Legal	144	31
Insurance	86	79
Consulting	69	100
Courier	18	18
Audit fees	246	188
Other	1,244	786

Total	$12,278	$11,051

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 13. Shareholders' Equity:

Restrictions on dividends:

        The amount of dividends that the Bank can pay to Bancorp without approval from the Federal Reserve Board is limited to its net profits for the current year plus its retained net profits for the preceding two years. Under Maryland law, dividends may be paid without approval from the Department of Financial Regulation only out of undivided profits. At December 31, 2018, the Bank was limited from paying dividends to Bancorp in excess of $5.36 million, and by the requirement to meet certain capital ratios. The Bank paid approximately $580 thousand and $470 thousand in dividends to Bancorp during 2018 and 2017, respectively.

        Under Maryland law, Bancorp may pay dividends only out of retained earnings. State and federal bank regulatory agencies have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

        The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing.

Restrictions on lending from subsidiary to parent:

        Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to Bancorp in the forms of loans or advances. Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to Bancorp in excess of 10 percent of its capital stock and surplus, as defined therein. There were no loans or advances outstanding at December 31, 2018 and 2017.

Capital:

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. At December 31, 2018, the Company was subject to the Federal Reserve's Small Bank Holding Company Policy. Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 13. Shareholders' Equity: (Continued)

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that the Company and the Bank met all capital adequacy requirements to which they are subject as of December 31, 2018 and 2017.

        As of December 31, 2018, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank's category.

        The Company's and the Bank's actual capital amounts and ratios at December 31, 2018 and 2017 are presented in the following tables:

December 31, 2018

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital
(to Risk-Weighted Assets):
Company	$35,840	9.44%	N/A	N/A	N/A	N/A
Bank	$44,070	11.63%	$17,059	4.50%	$24,641	6.50%
Total Capital
(to Risk-Weighted Assets):
Company	$45,266	11.93%	N/A	N/A	N/A	N/A
Bank	$47,496	12.53%	$30,327	8.00%	$37,909	10.00%
Tier 1 Capital
(to Risk-Weighted Assets):
Company	$41,840	11.02%	N/A	N/A	N/A	N/A
Bank	$44,070	11.63%	$22,746	6.00%	$30,327	8.00%
Tier 1 Capital
(to Average Assets):
Company	$41,840	9.83%	N/A	N/A	N/A	N/A
Bank	$44,070	10.37%	$17,003	4.00%	$21,253	5.00%

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 13. Shareholders' Equity: (Continued)

December 31, 2017

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital
(to Risk-Weighted Assets):
Company	$32,241	8.72%	N/A	N/A	N/A	N/A
Bank	$41,244	11.19%	$16,585	4.50%	$23,957	6.50%
Total Capital
(to Risk-Weighted Assets):
Company	$41,506	11.23%	N/A	N/A	N/A	N/A
Bank	$44,509	12.08%	$29,485	8.00%	$36,856	10.00%
Tier 1 Capital
(to Risk-Weighted Assets):
Company	$38,241	10.35%	N/A	N/A	N/A	N/A
Bank	$41,244	11.19%	$22,114	6.00%	$29,485	8.00%
Tier 1 Capital
(to Average Assets):
Company	$38,241	9.65%	N/A	N/A	N/A	N/A
Bank	$41,244	10.45%	$15,782	4.00%	$19,728	5.00%

Note 14. Fair Value Measurements:

        ASC Topic 825 Financial Instruments permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Company commitment. Subsequent changes must be recorded in earnings.

        ASC Topic 820 Fair Value Measurements and Disclosures clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements: (Continued)

the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below.

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by this guidance, the Company does not adjust the quoted price for such instruments.

        The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.

        Impaired loans are evaluated and valued at the time the loan is identified as impaired, using the present value of expected cash flows, the loan's observable market price or the fair value of the collateral (less cost to sell) if the loans are collateral dependent. Market value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business' financial statements and, if necessary, discounted based on management's review and analysis. Discounts applied to appraisals have been in the range of 0% to 50%. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements: (Continued)

        Foreclosed properties are adjusted to fair value upon transfer of the loans to foreclosed properties. Subsequently, foreclosed properties are carried at the lower of carrying value or fair value. The estimated fair value for foreclosed properties included in Level 3 is determined by independent market based appraisals and other available market information. Discounts applied to appraisals have predominantly been in the range of 0% to 50%; however, in certain cases have ranged up to 75%, which include estimated costs to sell or other reductions based on market expectations or an executed sales contract. If fair value of the collateral deteriorates subsequent to initial recognition, the Company records the foreclosed properties as a nonrecurring Level 3 adjustment. Valuation techniques are consistent with those techniques applied in prior periods.

        The following tables set forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a recurring basis as of December 31, 2018 and 2017.

December 31, 2018 (dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
Corporates	$1,700	$—	$1,700	$—
States and political subdivisions	3,322	—	3,322	—
Small Business Administration	1,486	—	1,486	—
Residential mortgage-backed debt	14,664	—	14,664	—

Total debt securities	21,172	—	21,172	—

Marketable equity securities	386	386	—	—

Total	$21,558	$386	$21,172	$—

December 31, 2017 (dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
Corporates	$1,719	$—	$1,719	$—
States and political subdivisions	3,356	—	3,356	—
Small Business Administration	1,753	—	1,753	—
Residential mortgage-backed debt	16,666	—	16,666	—

Total debt securities	23,494	—	23,494	—

Marketable equity securities	1,251	1,240	11	—

Total	$24,745	$1,240	$23,505	$—

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements: (Continued)

        The following tables set forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a nonrecurring basis as of December 31, 2018 and 2017.

December 31, 2018 (dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Construction and land development	$—	$—	$—	$—
Commercial real estate	1,997	—	—	1,997
Residential real estate	546	—	—	546
Commercial and industrial	824	—	—	824
Consumer	25	—	—	25

Total impaired loans	$3,392	$—	$—	$3,392

Foreclosed properties:
Commercial real estate	$360	$—	$—	$360

Total foreclosed properties	$360	$—	$—	$360

December 31, 2017 (dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Construction and land development	$—	$—	$—	$—
Commercial real estate	972	—	—	972
Residential real estate	723	—	—	723
Commercial and industrial	2,698	—	—	2,698
Consumer	31	—	—	31

Total impaired loans	$4,424	$—	$—	$4,424

Foreclosed properties:
Commercial real estate	$1,264	$—	$—	$1,264

Total foreclosed properties	$1,264	$—	$—	$1,264

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value of Financial Instruments:

        In accordance with the disclosure requirements of ASC Topic 825 Financial Instruments, the estimated fair values of the Company's financial instruments are as follows:

			Fair Value Measurements
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2018
FINANCIAL ASSETS
Cash and cash equivalents	$36,125	$36,125	$36,125	$—	$—
Investment securities available for sale	21,558	21,558	386	21,172	—
Restricted stock	1,979	1,979	—	1,979	—
Net loans(1)	336,035	334,149	—	—	334,149
FINANCIAL LIABILITIES
Deposits	$352,373	$350,952	$—	$—	$350,952
Short-term borrowings	3,450	3,449	—	—	3,449
FHLB advances	20,000	19,994	—	—	19,994
Junior subordinated debentures	6,186	6,141	—	—	6,141
December 31, 2017
FINANCIAL ASSETS
Cash and cash equivalents	$37,359	$37,359	$37,359	$—	$—
Investment securities available for sale	24,745	24,745	—	24,745	—
Restricted stock	2,367	2,367	—	2,367	—
Net loans(1)	318,891	321,334	—	—	321,334
FINANCIAL LIABILITIES
Deposits	$332,005	$329,866	$—	$—	$329,866
Short-term borrowings	4,200	4,200	—	—	4,200
FHLB advances	29,700	29,695	—	—	29,695
Junior subordinated debentures	6,186	6,133	—	—	6,133

(1)
Carrying amount is net of unearned income and allowance for loan losses. In accordance with the prospective adoption of ASU No. 2016-01, the fair value of loans as of December 31, 2018 was measured using an exit price notion. The fair value of loans as of December 31, 2017 was measured using an entry price notion.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 16. Transactions with Related Parties:

Loans:

        In the normal course of banking business, loans are made to officers and directors of the Company, as well as to their affiliates. Such loans are made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. They do not involve more than normal risk of collectability or present other unfavorable features. An analysis of the activity during 2018 and 2017 is as follows:

(dollars in thousands)
Balance, December 31, 2016	$4,224
New loans	5,525
Repayments	(847)

Balance, December 31, 2017	$8,902

New loans	2,268
Repayments	(1,043)

Balance, December 31, 2018	$10,127

Deposits:

        The deposits from officers and directors of the Company totaled $2.84 million and $3.33 million at December 31, 2018 and 2017, respectively.

Lease agreement:

        The Company entered into a lease in July 2011 for approximately 10,521 square feet of office space owned by a limited liability company of which one director and two former directors are members. The lease term commenced on July 11, 2011 and expired on July 10, 2016 where the lease was subsequently renewed until July 10, 2021. In September 2014, the lease was amended to approximately 11,367 square feet. Under this lease, monthly payments for the period January 1, 2017 through December 31, 2018 are $16,387. The total payments are $196,644 for both 2018 and 2017.

Note 17. Commitments and Contingencies:

Financial instruments:

        In the normal course of business, there are outstanding commitments, contingent liabilities and other financial instruments that are not reflected in the accompanying consolidated financial statements. These include commitments to extend credit and standby letters of credit, which are some of the instruments used by the Company to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

        The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 17. Commitments and Contingencies: (Continued)

instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments as of December 31, 2018 and 2017 were as follows:

	2018	2017
(dollars in thousands)	Contractual Amount	Contractual Amount
Financial instruments whose notional or contract amounts represent credit risk:
Commitments to extend credit	$80,711	$64,444
Standby letters of credit	8,014	8,563

Total	$88,725	$73,007

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates, or other termination clauses, and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; accounts receivable; inventory; property and equipment; personal residences; income-producing commercial properties and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral and obtains personal guarantees supporting those commitments for which collateral or other security is deemed necessary.

Note 18. Components of Other Comprehensive Income:

        The following table presents the components of other comprehensive income (loss) for the years ended December 31, 2018 and 2017.

	Years Ended December 31,
	2018			2017
(dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Changes in net unrealized (losses) gains on securities available-for-sale	$(209)	$(58)	$(151)	$191	$76	$115
Reclassification adjustment for gains realized	9	3	6	(416)	(165)	(251)

Other comprehensive (loss) income	$(200)	$(55)	$(145)	$(225)	$(89)	$(136)

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 18. Components of Other Comprehensive Income: (Continued)

        The following table presents the changes in each component of accumulated other comprehensive income, net of tax, for the years ended December 31, 2018 and 2017.

(dollars in thousands)	Securities Available for Sale	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2017	$453	$453
Reclassification of remaining tax effects on deferred tax assets on securities available for sale	63	63
Other comprehensive income before reclassifications	115	115
Amounts reclassified from accumulated other comprehensive income(1)	(251)	(251)

Balance at December 31, 2017	380	380

Cumulative change in accounting principle	(520)	(520)
Other comprehensive (loss) income before reclassifications	(151)	(151)
Amounts reclassified from accumulated other comprehensive income(1)	6	6

Balance at December 31, 2018	$(285)	$(285)

(1)
Included in securities gains on consolidated statements of income

Note 19. Revenue Recognition:

Service Charges on Deposit Accounts

        Service charges on deposit accounts consist of account analysis fees, monthly service fees, check orders, and other deposit account related fees. The Company's performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company's performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers' accounts.

Other Operating Income

        Other operating income is primarily comprised of debit and credit card income, ATM fees, merchant services income, revenue streams such as safety deposit box rental fees, and other miscellaneous service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company's debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company's cardholder uses a non-Bank ATM or a non-Bank cardholder uses a Bank ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 19. Revenue Recognition: (Continued)

over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Other service charges include revenue from processing wire transfers, bill pay service, cashier's checks, and other services. The Company's performance obligation for fees, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

        The following table presents noninterest income, segregated by revenue streams in scope and out of scope of Topic 606, for years ended December 31, 2018 and 2017.

(dollars in thousands)	2018	2017
Noninterest income
Service charges on deposit accounts	$413	$380
Fees and other service charges	558	442
Other	14	14

Noninterest income in scope of Topic 606	985	836
Noninterest income out of scope of Topic 606	601	1,032

Total noninterest income	$1,586	$1,868

Contract Balances

        A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity's obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company's noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2018 and 2017, the Company did not have any significant contract balances.

Contract Acquisition Costs

        In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 20. Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information:

Balance Sheets

	December 31,
(dollars in thousands)	2018	2017
Assets
Cash	$790	$276
Receivable from subsidiaries	223	188
Investment securities available-for-sale at fair value	386	1,251
Investment in banking subsidiary	43,785	41,104
Investment in other subsidiaries	294	294
Other assets	10	245

Total assets	$45,488	$43,358

Liabilities and Shareholders' Equity
Short-term borrowings	$3,450	$4,200
Junior subordinated debentures	6,186	6,186
Other liabilities	297	351

Total liabilities	9,933	10,737

Common stock	15	15
Additional paid-in capital	16,031	15,397
Retained earnings	19,794	16,829
Accumulated other comprehensive (loss) income	(285)	380

Total shareholders' equity	35,555	32,621

Total liabilities and shareholders' equity	$45,488	$43,358

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 20. Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information: (Continued)

Statements of Income

	Years Ended December 31,
(dollars in thousands)	2018	2017
Dividend income from subsidiary bank	$580	$470
Dividend income from trust	7	5
Dividend income from other subsidiary	—	—
Dividend income	6	24
Interest income	1	—
Securities (losses) gains	(9)	416
Change in fair value equity securities	2	—

Total income	587	915

Expenses:
Interest on short-term borrowings	182	165
Interest on junior subordinated debentures	237	177
Other	151	124

Total expenses	570	466

Income before provision for income taxes and equity in undistributed earnings of subsidiaries	17	449
Provision for income tax benefits	(118)	(92)

Income before equity in undistributed earnings of subsidiaries	135	541
Equity in undistributed earnings of subsidiaries	2,826	1,509

Net income	$2,961	$2,050

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Note 20. Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information: (Continued)

Statements of Cash Flows

	Years Ended December 31,
(dollars in thousands)	2018	2017
Cash flows from operating activities:
Net income	$2,961	$2,050
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,826)	(1,509)
Deferred income taxes (benefits)	119	(84)
Securities losses (gains)	9	(416)
Change in fair value of equity securities	(2)	—
Compensation expense from stock option transactions	—	(20)
Increase in receivable from subsidiaries	(35)	(59)
Decrease (increase) in other assets	235	(244)
Decrease in payable to subsidiaries	—	(101)
(Decrease) increase in other liabilities	(173)	14

Net cash provided by (used in) operating activities	288	(369)

Cash flow from investing activities:
Proceeds from sale of investment securities available-for-sale	858	901
Investment in banking subsidiary	—	(1,000)

Net cash provided by (used in) investing activities	858	(99)

Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	(750)	900
Proceeds from issuance of common stock	634	13
Dividends paid on common stock	(516)	(447)

Net cash (used in) provided by financing activities	(632)	466

Net increase (decrease) in cash	514	(2)
Beginning cash	276	278

Ending cash	$790	$276

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,647	$2,778
Federal funds sold	5	5
Interest-bearing deposits in other banks	51,826	33,342

Cash and cash equivalents	54,478	36,125

Investment securities available-for-sale at fair value	24,802	21,558
Restricted stock	1,992	1,979
Loans held for sale	1,635	268
Loans	350,952	339,461
Less: Allowance for loan losses	(3,487)	(3,426)

Net loans	347,465	336,035

Bank premises and equipment	11,838	9,280
Bank owned life insurance	10,762	10,628
Foreclosed properties	200	360
Other assets	2,201	2,355

Total assets	$455,373	$418,588

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing deposits	$112,595	$100,200
Interest-bearing deposits	272,168	252,173

Total deposits	384,763	352,373
Short-term borrowings	3,450	3,450
FHLB advances	20,000	20,000
Junior subordinated debentures	6,186	6,186
Accrued interest and other liabilities	3,868	1,024

Total liabilities	418,267	383,033

Shareholders' Equity
Common stock, per share par value $0.01; 10,000,000 shares authorized; 1,578,064; and 1,541,737 shares issued and outstanding, respectively	16	15
Additional paid-in capital	16,440	16,031
Retained earnings	20,572	19,794
Accumulated other comprehensive income (loss)	78	(285)

Total shareholders' equity	37,106	35,555

Total liabilities and shareholders' equity	$455,373	$418,588

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	For the Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2019	June 30, 2018
Interest income
Interest and fees on loans	$7,922	$7,628
Interest and dividends on investment securities:
Interest—taxable	257	244
Interest—tax exempt	54	47
Dividends	60	79
Other interest income	467	368

Total interest income	8,760	8,366

Interest expense
Interest on deposits	1,535	825
Interest on short-term borrowings	92	96
Interest on FHLB advances	227	255
Interest on junior subordinated debentures	134	110

Total interest expense	1,988	1,286

Net interest income	6,772	7,080
Provision for loan (recoveries) losses	—	(512)

Net interest income after provision for loan (recoveries) losses	6,772	7,592

Noninterest income
Securities gains	—	1
Change in fair value of equity securities	(11)	34
Gain on sale of loans	182	166
Gain on foreclosed properties	—	12
Bank owned life insurance income	134	101
Service fees	161	191
Other operating income	337	272

Total noninterest income	803	777

Noninterest expense
Salaries and employee benefits	3,581	3,404
Occupancy and equipment expenses	949	910
Other operating expenses	1,684	1,726

Total noninterest expense	6,214	6,040

Income before provision for income taxes	1,361	2,329
Provision for income taxes	331	616

Net income	$1,030	$1,713

Basic earnings per share	$0.67	$1.14

Diluted earnings per share	$0.65	$1.09

Basic weighted average number of shares outstanding	1,547,259	1,507,078

Diluted weighted average number of shares outstanding	1,581,767	1,570,014

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Unaudited)

	For the Six Months Ended
(dollars in thousands)	June 30, 2019	June 30, 2018
Net income	$1,030	$1,713

Changes in net unrealized gains (losses) on securities available for sale, net of income taxes of $137 in 2019 and income tax benefits of $112 in 2018	363	(294)
Reclassification adjustment for (gains) realized, net of income taxes of $0 in 2019 and $0 in 2018	—	(1)

Total other comprehensive income (loss)	363	(295)

Total comprehensive income	$1,393	$1,418

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Shareholders' Equity (Unaudited)

(dollars in thousands)	Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance January 1, 2019	1,541,737	$15	$16,031	$19,794	$(285)	$35,555
Comprehensive income				1,030	363	1,393
Dividends declared on common stock, $0.16 per share				(252)		(252)
Shares issued under stock option transactions	36,327	1	409			410

Balance, June 30, 2019	1,578,064	$16	$16,440	$20,572	$78	$37,106

Balance, January 1, 2018	1,493,044	$15	$15,397	$16,829	$380	$32,621
Comprehensive income				1,713	(295)	1,418
Cumulative change in accounting principle				520	(520)	—
Dividends declared on common stock, $0.18 per share				(271)		(271)
Shares issued under stock option transactions	37,843		514			514

Balance, June 30, 2018	1,530,887	$15	$15,911	$18,791	$(435)	$34,282

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	For The Six Months Ended
(dollars in thousands)	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$1,030	$1,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	331	247
Deferred income taxes	25	186
(Recoveries) provision for loan losses	—	(512)
Securities gains	—	(1)
Change in fair value of equity securities	11	(34)
Gain on sale of loans	(182)	(166)
Loans originated for sale	(8,308)	(3,853)
Proceeds from loans sold	8,490	4,019
Net premium amortization on investment securities	64	62
Bank owned life insurance income	(134)	(101)
Gain on sale of foreclosed property	—	(12)
Provision for foreclosed properties	160	346
Decrease in accrued interest and other assets	22	79
(Decrease) increase in accrued interest and other liabilities	(19)	130

Net cash provided by operating activities	1,490	2,103

Cash flows from investing activities:
Purchases of investment securities available for sale	(4,925)	(1,231)
Proceeds from sales of investment securities available for sale	—	858
Proceeds from maturities, prepayments and calls investment securities available for sale	2,106	1,662
(Purchase) redemption of restricted stock	(13)	180
Net increase in loans	(12,797)	(3,608)
Purchases of bank premises and equipment	(55)	(51)
Proceeds from sale of foreclosed property	—	570

Net cash used in investing activities	(15,684)	(1,620)

Cash flows from financing activities:
Net increase in NOW, money market accounts, savings accounts and noninterest-bearing deposits	22,686	9,467
Net increase in time deposits	9,704	13,420
Net decrease in short-term borrowings	—	(750)
Decrease in FHLB advances	—	(4,800)
Proceeds from issuance of common stock	409	514
Dividends paid on common stock	(252)	(271)

Net cash provided by financing activities	32,547	17,580

Net increase in cash and cash equivalents	18,353	18,063

Cash and cash equivalents—beginning of period	36,125	37,359

Cash and cash equivalents—end of period	$54,478	$55,422

Supplemental cash flow disclosures:
Interest paid	$2,016	$1,271

Income taxes paid	$460	$125

Supplemental noncash disclosures:
Right of use assets—operating leases	$2,838	$—

Lease liability arising from right of use assets—operating leases	$3,013	$—

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation

        Frederick County Bancorp, Inc. (the "Bancorp"), the parent company for its wholly-owned subsidiary Frederick County Bank (the "Bank" and together with Bancorp, the "Company"), was organized in September 2003. The Bank was incorporated under the laws of the state of Maryland in August 2000 and commenced banking operations in October 2001. The Bank provides its customers with various banking services. The Bank offers various loan and deposit products to its customers. The Bank's customers include individuals and commercial enterprises within its principal market area consisting of Frederick County, Maryland. Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks. Note 3 discusses the types of securities the Bank purchases. Note 4 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer. The Bank has a direct subsidiary established to hold foreclosed properties known as FCB Hagerstown, LLC. Bancorp also has a subsidiary trust, established to issue trust preferred securities, and one direct subsidiary established to hold foreclosed properties known as FCB Holdings, Inc. See Note 8 for additional disclosures related to the subsidiary trust, which issued trust preferred securities.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses, other than temporary impairment of investment securities and deferred tax assets.

Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks.

Investment Securities

Available-for-Sale:

        Marketable equity securities and debt securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are acquired as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, loan demand or deposit balances, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value reported as accumulated other comprehensive income (loss), a separate component of stockholders' equity, net of deferred tax. Realized gains and losses, using the specific identification method, are included as a separate component of noninterest income. Related interest and dividends

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Summary of Significant Accounting Policies (Continued)

are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank:

        The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (the "FHLB") in varying amounts based on balances of outstanding home loans and on amounts borrowed from the FHLB. Because no ready market exists for this stock and it has no quoted fair value, the Bank's investment in this stock is carried at cost.

Restricted Stock

        Restricted stock is stock from the FHLB, the Federal Reserve Bank of Richmond (the "Federal Reserve Bank") Atlantic Central Banker's Bank, Community Bankers Bank, which are restricted as to their marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank's investment in these stocks are carried at cost.

Loans Held for Sale

        The Company engages in sales of residential mortgage loans and loans guaranteed by the Small Business Administration that are originated by the Bank. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the Consolidated Statements of Operations.

        When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company's current practice is to sell loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing at either June 30, 2019 and December 31, 2018.

Loans

        Loans are stated at their principal balance outstanding, net of unearned income. Interest income on most loans is accrued at the contractual rate based on the principal outstanding. The Company generally places loans, except for consumer loans, on non-accrual when payments are 90 days past due. Interest accrual may also be discontinued earlier if, in management's opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are 90 days past due.

        Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms. Generally,

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Summary of Significant Accounting Policies (Continued)

loans are considered impaired once payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous credits such as residential real estate, consumer installment loans, and commercial leases, which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimal delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. Generally, the Company's impairment on such loans is measured by reference to the fair value of the collateral. Payments on nonaccrual loans are first applied against the principal balance outstanding. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Credit Losses

        The allowance for credit losses represents an amount which, in management's opinion, is sufficient to absorb probable losses on existing loans. Management's determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to the overall loss experience; current economic conditions; volume, growth and composition of the loan portfolio; financial condition of the borrowers; and other relevant factors that, in management's judgment, warrant recognition in providing an adequate allowance. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing of expected future cash flows and collateral values on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. The allowance is increased by provisions for credit losses charged against income and decreased by charge-offs (net of recoveries). Changes in the allowance are recorded periodically as conditions change or as more information becomes available. Such future changes could result in material adjustments to future results of operations.

        The allowance for credit losses consists of a specific component and a nonspecific component. The components of the allowance for credit losses represent an estimation done pursuant to either Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 450 "Contingencies" or ASC Topic 310 "Receivables". The specific component of the allowance for credit losses reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans where the internal credit rating is at or below a predetermined classification. The historical credit loss element is determined statistically using a loss migration analysis that examines loss experience. The factors used to adjust the historical loss experience address various risk characteristics of the Company's loan portfolio including (1) trends in delinquencies and other nonperforming loans, (2) results of independent loan reviews, (3) changes in the categories of loans comprising the loan portfolio, (4) concentrations of loans to specific industry segments, (5) changes in economic conditions on both a local and national level, (6) changes in the Company's credit administration and loan portfolio management processes, and (7) quality of the Company's credit risk identification processes.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Summary of Significant Accounting Policies (Continued)

        The nonspecific portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic factors in the individual markets in which the Company operates. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors used to determine the allocated component of the allowance and it recognizes knowledge of the portfolio may be incomplete.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method. Premises and equipment are depreciated over the useful lives of the assets. The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred. The following are the general guidelines for useful lives:

Buildings and building improvements	39 years
Leasehold improvements	lesser of useful life or lease term
Furniture, fixtures and equipment	5 - 7 years
Computer hardware and software	3 years

Other Real Estate Owned

        Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less estimated costs of disposal at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of the property are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Repossessed Assets

        Assets acquired through repossession are initially recorded at fair value less estimated costs of disposal at the date of repossession. Costs related to the repair of the asset are capitalized whereas costs relating to the holding of the asset are expensed. Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of the asset exceeds its estimated fair value less estimated costs to sell.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Summary of Significant Accounting Policies (Continued)

Income Taxes

        The Company files a consolidated federal income tax return with its bank subsidiary. Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income taxes are reflected at currently enacted income tax rates applicable to the period in which deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred income taxes are adjusted through the provision for income taxes. Any deferred tax asset is reduced by the amount of any tax benefit that more likely than not will not be realized.

        Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by taxing authorities. Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements. The Company's income tax returns for the past three years are subject to examination by tax authorities, and may change upon examination.

Income Per Common Share

        Basic net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year including any potential dilutive common stock equivalents outstanding, such as options.

Recent Accounting Pronouncements

        The Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. As allowed by this ASU, the Company is permitted to adopt using the full retrospective transition method for all periods presented, or modified retrospective method where the guidance would only be applied to existing contracts in effect at the adoption date and new contracts going forward. The Company's revenue stream within the scope of ASU No. 2014-09 is primarily from service charges on deposit accounts. The impact of guidance in this update, including method of implementation, did not have a material impact on the Company's Consolidated Financial Statements (see Note 19, Revenue Recognition).

        The FASB issued ASU No. 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The guidance allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The guidance also: requires public companies to

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Summary of Significant Accounting Policies (Continued)

use exit prices to measure the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, the guidance requires that for liabilities measured at fair value under the fair value option, changes in fair value due to changes in instrument-specific credit risk be presented in other comprehensive income. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company adopted ASU No. 2016-01 on January 1, 2018. Upon adoption, the Company recorded a cumulative effect adjustment for the unrealized gain on equity securities that was reclassified and accounted for at fair value through net income. In addition, the Company measured the fair value of its loan portfolio as of December 31, 2018 using an exit price notion (see Note 14, Fair Value Measurements).

        The FASB issued ASU No. 2016-02, "Leases (Topic 842)." The amendments in this Update are to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases. Leasing is utilized by many entities. It is a means of gaining access to assets, of obtaining financing, and/or of reducing an entity's exposure to the full risks of asset ownership. The prevalence of leasing, therefore, means that it is important that users of financial statements have a complete and understandable picture of an entity's leasing activities. Previous lease accounting was criticized for failing to meet the needs of users of financial statements because it did not always provide a faithful representation of leasing transactions. In particular, it did not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet. As a result, there had been long-standing request from many users of financial statements and others to change the accounting requirements so that lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities. This Update will be effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The impact to the Company's consolidated balance sheet is to record approximately $3.1 million in right-to-use assets and the same amount in lease liabilities. This decreases the Company's risk-based capital ratios by about 10 basis points.

        The FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." Current GAAP requires an "incurred loss" methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred. Users of financial statements expressed concern that current GAAP restricts the ability to record credit losses that are expected, but do not yet meet the "probable" threshold. The main objective of the Update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This Update will be effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. At this time, the Company has not determined the impact of this Update on its financial statements.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 1. Summary of Significant Accounting Policies (Continued)

        The FASB issued ASU No. 2017-08, "Nonrefundable Fees and Other Costs (Subtopic 310-20)—Premium Amortization on Purchased Callable Debt Securities." This Update shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. This Update does not change the accounting for callable debt securities held at a discount. This Update will be effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect the guidance to have a material impact on its financial statements.

Note 2. Compensating Balances:

        Compensating balance arrangements exist with various correspondent banks. These noninterest-bearing deposits are maintained in lieu of cash payments for standard bank services. The required balances amounted to $1.05 million at June 30, 2019 and $1.05 million at December 31, 2018. In addition, for the reserve maintenance period in effect at June 30, 2019 and December 31, 2018, the Company was required to maintain balances of $509 thousand and $406 thousand, respectively, with the Federal Reserve Bank.

Note 3. Investment Securities

        The amortized cost and estimated fair value of securities classified as available-for-sale are as follows:

June 30, 2019

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporates:
Due after five years through ten years	$1,700	$39	$—	$1,739

	1,700	39	—	1,739

States and political subdivisions:
Due after five years through ten years	2,591	17	—	2,608
Due after ten years	1,678	17	—	1,695

	4,269	34	—	4,303

Small Business Administration:
Due after ten years	1,441	1	14	1,428
Residential mortgage-backed debt securities	16,911	143	97	16,957

Total debt securities	24,321	217	111	24,427

Marketable equity securities	101	274	—	375

	$24,422	$491	$111	$24,802

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Investment Securities (Continued)

December 31, 2018

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporates:
Due after five years through ten years	$1,700	$11	$11	$1,700

	1,700	11	11	1,700

States and political subdivisions:
Due after five years through ten years	1,715	3	3	1,715
Due after ten years	1,612	—	5	1,607

	3,327	3	8	3,322

Small Business Administration:
Due after ten years	1,528	—	42	1,486
Residential mortgage-backed debt securities	15,011	35	382	14,664

Total debt securities	21,566	49	443	21,172

Marketable equity securities	386	—	—	386

	$21,952	$49	$443	$21,558

        Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

June 30, 2019

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Small Business Administration	$—	$—	$969	$14	$969	$14
Residential mortgage-backed debt securities	—	—	6,864	97	6,864	97

Total temporarily impaired securities	$—	$—	$7,833	$111	$7,833	$111

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Investment Securities (Continued)

December 31, 2018

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporates	$1,000	$11	$—	$—	$1,000	$11
States and political subdivisions	—	—	1,184	7	1,184	7
Small Business Administration	—	—	1,487	42	1,487	42
Residential mortgage-backed debt securities	1,448	13	11,501	370	12,949	383

Total temporarily impaired securities	$2,448	$24	$14,172	$419	$16,620	$443

        The bonds in an unrealized loss position at June 30, 2019 and December 31, 2018 were temporarily impaired due to the current interest rate environment and not increased credit risk. In estimating other-than-temporary impairment losses, the Company considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value. All of the states and political subdivisions securities owned by the Company are payable at par at maturity, while the remaining Small Business Administration and residential mortgage-backed debt securities are amortizing securities.

        The following table shows the temporarily impaired securities as of June 30, 2019 and December 31, 2018. The ratings are from either Standard and Poor's or Moody's.

June 30, 2019

(dollars in thousands)	# of securities	Ratings	Book value
Small Business Administration	1	N/A	$969
Federal Home Mortgage Corporation	5	N/A	3,683
Federal National Mortgage Corporation	1	N/A	192
Government National Mortgage Corporation	2	N/A	1,944
Corporates	2	N/A	1,700

Total			$8,488

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 3. Investment Securities (Continued)

December 31, 2018

(dollars in thousands)	# of securities	Ratings	Book value
Small Business Administration	2	N/A	$1,487
Federal Home Mortgage Corporation	6	N/A	5,532
Federal National Mortgage Corporation	4	N/A	2,760
Government National Mortgage Corporation	2	N/A	2,151
Corporates	2	N/A	1,700
States and political subdivisions	2	AA+	511
States and political subdivisions	1	Aa3	456
States and political subdivisions	1	A	728

Total			$15,325

        Included in the investment portfolio at June 30, 2019 and December 31, 2018 are securities carried at $12.0 million and $11.5 million, respectively, which are pledged for public fund deposits, to secure repurchase agreements and for other purposes as required and permitted by law.

        At June 30, 2019 there we no sales of investment securities available-for-sale while in, 2018, gross gains of $3 thousand were realized from sales of investment securities available-for-sale with proceeds of $554 thousand. In 2018, gross losses of $12 thousand were realized from sales of investment securities available-for-sale with proceeds of $304 thousand.

Restricted Stock

        The following table shows the amounts of restricted stock as of June 30, 2019 and December 31, 2018:

(dollars in thousands)	June 30,	December 31,
Federal Home Loan Bank of Atlanta	$1,227	$1,214
Federal Reserve Bank	661	661
Atlantic Community Bankers Bank	64	64
Community Bankers Bank	40	40

	$1,992	$1,979

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses:

        Loans consist of the following: at June 30, 2019 and December 2018:

(dollars in thousands)	June 30,	December 31,
Real estate—construction and land development	$25,461	$22,522

Real estate—mortgage:
Commercial properties	203,644	198,889
Residential properties	67,568	66,121

Total real estate—mortgage	271,212	265,010

Commercial and industrial	52,630	50,346
Consumer	1,649	1,583

Total loans	350,952	339,461
Less allowance for loan losses	(3,487)	(3,426)

Net loans	$347,465	$336,035

        The loan categories in the table above include net deferred fees and costs of $548 thousand and $573 thousand as of June 30, 2019 and 2018, respectively.

        At June 30, 2019 and December 31, 2018 the Company has $70.4 million and $71.56 million of commercial real estate and residential real estate mortgage loans pledged as collateral for certain borrowings.

        The Company's goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower's business plan through the loan term, identifying and monitoring primary and alternative sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.

        As of June 30, 2019, the real estate loan portfolio constituted 85% of the total loan portfolio. This can be broken down further into the following categories: 7% construction and land development, 58% commercial real estate and 19% residential real estate loans, as a percent of total loans. The commercial real estate and construction and land development can be further broken down to 36% of owner occupied properties and 30% of non-owner occupied properties, as a percent of total loans.

        The Company's construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties. Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.

        Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage, assuming stabilized occupancy, must be satisfied

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

to support a permanent loan. The debt service coverage ratio is ordinarily at 1.40 to 1.00. These loans are generally underwritten with a term not greater than 10 years or the remaining useful life of the property, whichever is lower. The preferred term is between 5 to 7 years, with amortization to a maximum of 25 years.

        Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to 5 years, but may be underwritten with terms up to 30 years.

        The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing. This category represents about 15% of the loan portfolio at June 30, 2019. Loans in this category generally carry a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.

        The following tables show the allowance for loan losses and recorded investment in loans for the periods ended June 30, 2019 and December 31, 2018 are summarized as follows:

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Six months ended June 30, 2019
Allowance for loan losses:
Beginning balance	$193	$2,220	$459	$538	$16	$3,426
Charge-offs	—	—	—	(6)	—	(6)
Recoveries	8	5	50	4	—	67
Provisions	—	—	—	—	—	—

Ending balance	$201	$2,225	$509	$536	$16	$3,487

Ending balance: individually evaluated for impairment	$—	$327	$3	$—	$7	$337

Ending balance: collectively evaluated for impairment	$201	$1,898	$506	$536	$9	$3,150

Loans:
Ending balance	$25,461	$203,644	$67,568	$52,630	$1,649	$350,952

Ending balance: individually evaluated for impairment	$—	$1,937	$525	$2,064	$28	$4,554

Ending balance: collectively evaluated for impairment	$25,461	$201,707	$67,043	$50,566	$1,621	$346,398

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Twelve months ended December 31, 2018
Allowance for loan losses:
Beginning balance	$201	$1,742	$411	$897	$14	$3,265
Charge-offs	—	—	(92)	(28)	—	(120)
Recoveries	21	32	130	540	—	723
Provisions	(29)	446	10	(871)	2	(442)

Ending balance	$193	$2,220	$459	$538	$16	$3,426

Ending balance: individually evaluated for impairment	$—	$39	$3	$48	$5	$95

Ending balance: collectively evaluated for impairment	$193	$2,181	$456	$490	$11	$3,331

Loans: Ending balance	$22,522	$198,889	$66,121	$50,346	$1,583	$339,461

Ending balance: individually evaluated for impairment	$—	$2,036	$549	$872	$30	$3,487

Ending balance: collectively evaluated for impairment	$22,522	$196,853	$65,572	$49,474	$1,553	$335,974

        Credit quality indicators as of June 30, 2019 and December 31, 2018 are as follows:

        Internally assigned grade:

        Pass—loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

        Special mention—loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor yet constitute an increased risk in light of the circumstances surrounding a specific loan.

        Substandard—loans in this category show signs of continuing negative financial trends and unprofitability at various times, and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

        Doubtful—loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and a continuing trend of serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

        Loss—loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be achieved in the future. Such credits should be recommended for charge-off.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

        The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

        Commercial credit exposure—Credit risk profile by internally assigned grade:

June 30, 2019

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
Pass	$24,983	$196,040	$47,141
Special mention	478	2,531	3,867
Substandard	—	5,073	1,622

Total	$25,461	$203,644	$52,630

December 31, 2018

(dollars in thousands)	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
Pass	$22,427	$189,655	$47,359
Special mention	95	4,641	1,867
Substandard	—	4,593	1,120

Total	$22,522	$198,889	$50,346

        Consumer credit exposure—Credit risk profile by internally assigned grade:

June 30, 2019

(dollars in thousands)	Residential Real Estate	Consumer
Pass	$65,678	$1,622
Special mention	1,296	13
Substandard	594	14

Total	$67,568	$1,649

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

December 31, 2018

(dollars in thousands)	Residential Real Estate	Consumer
Pass	$64,500	$1,553
Special mention	820	15
Substandard	801	15

Total	$66,121	$1,583

        Information on impaired loans for the period ended June 30, 2019 and December 31, 2018 are as follows:

For the Six Months ended June 30, 2019

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	1,938	1,938	—	1,449	41
Residential real estate	490	490	—	495	13
Commercial and industrial	811	811	—	842	33
Consumer	—	—	—	—	—

Total	$3,239	$3,239	$—	$2,786	$87

With an allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	43	—
Residential real estate	35	35	3	38	1
Commercial and industrial	1,253	1,253	327	627	46
Consumer	28	28	7	31	1

Total	$1,316	$1,316	$337	$739	$48

Total
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	1,938	1,938	—	1,492	41
Residential real estate	525	525	3	533	14
Commercial and industrial	2,064	2,064	327	1,469	79
Consumer	28	28	7	31	1

Grand Total	$4,555	$4,555	$337	$3,525	$135

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

For the Year ended December 31, 2018

(dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	1,966	1,966	—	1,469	82
Residential real estate	511	511	—	594	27
Commercial and industrial	822	822	—	1,200	62
Consumer	—	—	—	—	—

Total	$3,299	$3,299	$—	$3,263	$171

With an allowance recorded:
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	70	70	39	35	3
Residential real estate	38	38	3	44	3
Commercial and industrial	50	50	48	605	3
Consumer	30	30	5	33	2

Total	$188	$188	$95	$717	$11

Total
Construction and land development	$—	$—	$—	$—	$—
Commercial real estate	2,036	2,036	39	1,504	85
Residential real estate	549	549	3	638	30
Commercial and industrial	872	872	48	1,805	65
Consumer	30	30	5	33	2

Grand Total	$3,487	$3,487	$95	$3,980	$182

        An age analysis of past due loans as of June 30, 2019 and December 31, 2018 are as follows:

June 30, 2019

(dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
Construction and land development	$—	$54	$—	$54	$25,407	$25,461	$—
Commercial real estate	—	—	—	—	203,644	203,644	—
Residential real estate	337	117	—	454	67,114	67,568	—
Commercial and industrial	308	—	—	308	52,322	52,630	—
Consumer	—	—	—	—	1,649	1,649	—

Total	$645	$171	$—	$816	$350,136	$350,952	$—

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

December 31, 2018

(dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
Construction and land development	$—	$—	$—	$—	$22,522	$22,522	$—
Commercial real estate	2,089	—	—	2,089	196,800	198,889	—
Residential real estate	148	124	—	272	65,849	66,121	—
Commercial and industrial	262	—	—	262	50,084	50,346	—
Consumer	—	—	—	—	1,583	1,583	—

Total	$2,499	$124	$—	$2,623	$336,838	$339,461	$—

        The Company's charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Company's established allowance for loan losses. Consumer loans subject to the Uniform Retail Credit Classification are charged-off as follows: (a) closed end loans are charged-off no later than 120 days after becoming delinquent; (b) consumer loans to borrowers who subsequently declare bankruptcy, where the Company is an unsecured creditor, are charged-off within 60 days of receipt of the notification from the bankruptcy court; (c) fraudulent loans are charged-off within 90 days of discovery; and (d) death of a borrower will cause a charge-off to be incurred at such time an actual loss is determined. All other types of loans are generally evaluated for loss potential at the 90th day past due threshold; and any loss is recognized no later than the 120th day past due threshold; each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.

        Information on loans which became troubled debt restructurings during the six months ended June 30, 2019 and the year ended December 31, 2018 is as follows:

June 30, 2019

(dollars in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Troubled debt restructurings:
Commercial and industrial	1	$75	$75

Total	1	$75	$75

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 4. Loans and Allowance for Loan Losses: (Continued)

December 31, 2018

(dollars in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Troubled debt restructurings:
Commercial and industrial	1	$50	$50

Total	1	$50	$50

        The troubled debt restructured loans shown in the table for June 30, 2019 and December 31, 2018 were modified during the year with the granting of a payment extension.

        There were no loans as of June 30, 2019 and December 31, 2018 that had been modified as troubled debt restructurings during the past twelve months that subsequently re-defaulted.

        At June 30, 2019 and December 31, 2018 there are no commitments to lend additional funds to any borrower whose loan terms have been modified in a troubled debt restructuring.

        There were no foreclosed residential real estate properties in process at either June 30, 2019 or December 31, 2018.

Note 5. Bank Premises and Equipment:

        Bank premises and equipment consisted of the following at June 30, 2019 and December 31, 2018:

(dollars in thousands)	June 30, 2019	December 31, 2018
Land	$2,683	$2,683
Construction in process	43	27
Buildings	5,786	5,786
Furniture and equipment	3,279	3,244
Leasehold improvements	1,418	1,414
Right of Use Assets	2,749	—

	15,958	13,154
Less accumulated depreciation and amortization	(4,120)	(3,874)

	$11,838	$9,280

        Depreciation and amortization charged to operations amounted to $246 thousand at June 30, 2019 and $497 thousand in 2018.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 6. Deposits:

        The following table provides a summary of the Company's deposit base as of June 30, 2019 and December 31, 2018.

(dollars in thousands)	June 30, 2019	December 31, 2018
Noninterest-bearing demand deposits	$112,595	$100,200
Interest-bearing demand deposits:
NOW accounts	58,638	50,807
Money market accounts	94,849	91,637
Savings accounts	14,152	14,904
Certificates of deposit:
$250,000 or more	28,869	29,883
Less than $250,000	75,660	64,942

Total deposits	$384,763	$352,373

        At June 30, 2019, the maturity distribution of certificates of deposit is as follows:

(dollars in thousands)	Certificates of Deposit
Maturing in:
2019	$31,662
2020	40,947
2021	11,640
2022	13,157
2023	5,580
2024	1,543

$104,529

Note 7. Borrowings:

        As of June 30, 2019 and December 31, 2018, the Company had no sales of securities under agreements to repurchase the same securities.

        Short-term borrowings:

(dollars in thousands)	June 30, 2019	December 31, 2018
Total outstandings	$3,450	$3,450
Average amount outstanding during the year	$3,450	$3,799
Maximum amount outstanding at any month-end	$3,450	$4,200
Weighted-average interest rate	5.30%	5.11%

        The Company's unused lines of credit for short-term borrowings totaled $33.25 million and $31.75 million at June 30, 2019 and 2018, respectively. These include an unsecured line of credit from an unaffiliated financial institution for Bancorp in the amount of $3.25 million and $3.75 million at

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 7. Borrowings: (Continued)

June 30, 2019 and December 31, 2018 respectively, and unsecured federal funds lines of credit from unaffiliated financial institutions for the Bank in an aggregate amount of $30.00 million at June 30, 2019 and $28 million as of December 31, 2018.

        FHLB advances:

(dollars in thousands)	June 30, 2019	December 31, 2018,
Total outstandings	$20,000	$20,000
Average amount outstanding during the year	$19,972	$25,164
Maximum amount outstanding at any month-end	$20,000	$29,700
Weighted-average interest rate	2.31%	2.18%

Note 8. Trust preferred securities/junior subordinated debentures:

        In December 2006, Bancorp completed the private placement of an aggregate of $6.00 million of trust preferred securities through FCBI Statutory Trust I (the "Trust"), a trust subsidiary organized under Connecticut law, of which Bancorp owns all of the common securities of $186 thousand. The principal asset of the Trust is a similar amount of Bancorp's junior subordinated debentures. The interest rate on the junior subordinated debentures is currently adjusted quarterly to 163 basis points over three-month LIBOR. On June 13, 2019, the most recent interest reset date; the interest rate was adjusted to 4.04025% for the period ending September 15, 2019. The junior subordinated debentures mature on December 15, 2036, and may be redeemed at par, at Bancorp's option, on any interest payment date. The obligations of Bancorp with respect to the Trust's preferred securities constitute a full and unconditional guarantee by Bancorp of Trust's obligations with respect to the trust preferred securities to the extent set forth in the related guarantee. Subject to certain exceptions and limitations, Bancorp may elect from time to time to defer interest payments on the junior subordinated debentures, resulting in a deferral of distribution payments on the related trust preferred securities. If the Company defers interest payments on the junior subordinated debentures, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

        Trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as an additional Tier I capital element, without limitation.

Note 9. Leasing Arrangements:

        On January 1, 2019, the Company adopted ASU 2016-02, Leases, and all subsequent amendments to the ASU (collectively "Topic 842"). From the lessee's perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. Under the optional transition method, only the most recent period presented will reflect the adoption of Topic 842 and the comparative prior periods will be reported under the previous guidance

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 9. Leasing Arrangements: (Continued)

in Topic 840. All of Frederick County Bank's leases are operating leases. The following table sets forth operating leases as of June 30, 2019 under ASU 2016-02 only.

	Six months ended June 30,
(dollars in thousands)	2019	2018
Operating Leases
Operating lease right of use asset (ROU)	$2,750	$—

Operating lease liabilities	$2,841	$—

        The components of lease expense are as follows:

	Six months ended June 30,
(dollars in thousands)	2019	2018
Operating lease costs	$284	$—
Amortization of ROU asset	89	—

	$373	$—

        Lease liabilities are as follows:

(dollars in thousands)
2019	$130
2020	261
2021	261
2022	261
2023	261
Thereafter	2,279

Total future lease payments	$3,453

Discount of cashflows	(612)

Present value of future lease payments	$2,841

Weighted average remaining term in years	12.4
Weighted average discount rate	2.89%

Note 10. Employee Benefit Plans:

401(k) profit sharing plan:

        The Company has a Section 401(k) profit sharing plan (the "401(k) Plan") covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the 401(k) Plan through payroll deductions on a pre-tax basis. The Company has the discretion to make matching contributions of 100% of the employee's contributions up to 4%

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Employee Benefit Plans: (Continued)

of the employee's salary. A participant's account under the 401(k) Plan, together with investment earnings thereon is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

        The Company made matching contributions of 100% of employee contributions up to 4% of salary. Plan expense amounted to $102 thousand as of June 30, 2019 and $106 thousand for six months ended June 30, 2018.

Stock-based compensation plans:

        The Company's 2001 Stock Option Plan ("2001 Plan") and 2011 Stock Incentive Plan ("2011 Plan") provide that 260,000 shares and 250,000 shares, respectively, of the Company's common stock will be reserved for the award of incentive stock options ("ISO") and non-incentive stock options ("NQSO") to purchase shares of common stock, and under the 2011 Plan, shares of restricted stock and restricted stock units. At June 30, 2019, there were 189,200 shares remaining that are reserved for future grants under the 2011 Plan, but no shares remaining under the 2001 Plan. The exercise price per share shall not be less than the fair market value of a share of common stock on the date on which an option is granted, subject to adjustments for the effects of any stock splits or stock dividends, and may be exercised not later than ten years after the grant date.
        The following is a summary of transactions in the 2001 and 2011 Plans as of June 30, 2019 and for the years ended December 31, 2017 and December 31, 2018.

(dollars in thousands, except per share)	Options Issued And Outstanding	Weighted-Average Exercise Price
Balance at January 1, 2018	124,720	12.22

Granted
Exercised	(48,693)	13.05
Terminated	(1,000)	11.35

Balance at December 31, 2018	75,027	11.69

Granted	—	—
Exercised	(36,327)	11.26
Terminated	—	—
Balance at June 30, 2019	38,700	12.10

        The Company recognizes the cost of employee services received in exchange for an award of equity investment based on the grant-date fair value of the award. That cost will be recognized over the vesting period of the award of 30% immediately, 30% after one year and 40% after two years. Stock-based compensation expense related to stock options was $0 as of June 30, 2019 and for six months ended June 30, 2018. There was no unrecognized compensation cost related to non-vested stock options for the years stated.

        The Company received $409 thousand and $634 thousand from the exercise of stock options as of June 30, 2019 and for the year ended December 31, 2018, respectively. The Company did not recognize any excess tax benefits from equity-based awards in 2019 or 2018.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 10. Employee Benefit Plans: (Continued)

        There were no options granted during the six months ended June 30, 2019 or the year ended December 31, 2018.

        The 38,700 and 75,027 options outstanding as of June 30, 2019 and December 31, 2018, respectively, have an aggregate intrinsic value, which is the amount that the market value of the underlying stock exceeds the exercise price of the option, of $577 thousand and $1.15 million, respectively. The aggregate intrinsic value of the options exercised amounted to $481 thousand as of June 30, 2019 and $744 thousand for the year ended December 31, 2018 respectively.

        As of June 30, 2019 and December 31, 2018 respectively, the 38,700 and 75,027 options issued and outstanding, respectively, had exercise prices and weighted-average remaining contractual lives as follows:

(dollars in thousands)	June, 30 2019	December, 31 2018
Exercisable options:
Options outstanding	38,700	75,027
Weighted-average exercise price	$12.10	$11.69
Weighted-average remaining contractual life (months)	19	27
Unexercisable options:
Options outstanding	—	—
Weighted-average exercise price	—	—
Weighted-average remaining contractual life (months)	—	—

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 11. Income Taxes:

        Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below:

(dollars in thousands)	June 30, 2019	December 31, 2018
Deferred tax assets:
Allowance for loan losses	$628	$628
Unrealized loss on securities available-for-sale		—
Stock-based compensation	38	38
Nonaccrual interest	76	63
Deferred rent	—	21
Other	56	56

Total deferred tax assets	798	806

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	(151)	(11)
Depreciation	(333)	(348)

Total deferred tax liabilities	(484)	(359)

Net deferred tax assets	$314	$447

        A reconciliation of the statutory income tax to the provision for income taxes included in the consolidated statements of income is presented below:

(dollars in thousands)	June 30, 2019	June 30, 2018
Income before income tax	$1,360	$2,329
Tax rate	21%	21%

Income tax at statutory rate	286	489
Increases (decreases) in tax resulting from:
Deferred tax adjustment for new corporate tax rate	—	—
Tax exempt interest income	(33)	(26)
Bank owned life insurance income	(28)	(21)
State income taxes, net of federal income tax benefit	99	165
Stock-based compensation	—	—

Other	7	9

Provision for income taxes	$331	$616

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 11. Income Taxes: (Continued)

        Significant components of the provision for income taxes are presented below:

(dollars in thousands)	June 30, 2019	December 31, 2018
Taxes currently payable (receivable):
Federal	$216	$494
State	122	258

	338	752

Deferred tax expense (benefit):
Federal	(7)	208
State	—	81

	(7)	289

Total	$331	$1,041

Note 12. Noninterest Expenses:

        Components of noninterest expenses are presented below:

(dollars in thousands)	June 30, 2019	June 30, 2018
Salaries	$3,050	$2,880
Bonus	14	25
Deferred Personnel costs	(117)	(123)
Payroll taxes	248	238
Employee insurance	263	258
Other employee benefits	123	125
Depreciation and amortization	246	247
Rent	97	56
Utilities	131	122
Repairs and maintenance	277	269
ATM expenses	92	84
Other occupancy and equipment expenses	108	131
Postage and supplies	44	37
Data Processing	426	375
Advertising and promotion	217	223
FDIC insurance	74	90
Legal	48	18
Insurance	39	44
Consulting	52	13
Courier	9	9
Audit fees	117	117
Other	656	802

Total noninterest expense	$6,214	$6,040

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 13. Shareholder's Equity:

        The authorized stock of the Bancorp consists of 10,000,000 shares of common stock with $.01 par value. There were 1,578,064 and 1,541,737 shares outstanding as of June 30, 2019 and December 31, 2018, respectively.

        Stockholders' equity was $37.1 million at June 30, 2019, a net increase of $1.6 million from December 31, 2018 reflective of an increase in retained earnings of $1.0 million, offset by dividends of $252 thousand, an increase in additional paid-in capital of $410 thousand, which was from the exercise of stock options, and an increase in the fair value of available-for-sale securities of $363 thousand from December 31, 2018.

        On a per share basis, book value increased by $0.45 for 2019 to $23.51 per share at June 30, 2019 from $23.06 per share at December 31, 2018. The dividends declared per share decreased to $0.16 per share for the six month period ended June 30, 2019 as compared to $0.18 for the same period in 2018.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. At December 31, 2018, the Company was subject to the Federal Reserve's Small Bank Holding Company Policy. Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes that FCBI and the Bank met all capital adequacy requirements to which they are subject as of June 30, 2019.

        As of June 30, 2019, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank's category.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 13. Shareholder's Equity: (Continued)

June 30, 2019

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital to (Risk-Weighted Assets):
Bank	$45,087	11.41%	$17,779	4.50%	$25,681	6.50%
Total Capital (to Risk-Weighted Assets):
Bank	$48,574	12.29%	$31,607	8.00%	$39,509	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Bank	$45,087	11.41%	$23,705	6.00%	$31,607	8.00%
Total Capital (to Average Assets):
Bank	$45,087	10.17%	$17,733	4.00%	$22,167	5.00%

Note 14. Fair Value Measurements:

        ASC Topic 825 Financial Instruments permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Company commitment. Subsequent changes must be recorded in earnings.

        ASC Topic 820 Fair Value Measurements and Disclosures clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 14. Fair Value Measurements: (Continued)

the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below.

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2

Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The types of instruments valued based on quoted market prices in active markets include most U.S. government and agency securities, liquid mortgage products, active listed equities and most money market securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. As required by this guidance, the Company does not adjust the quoted price for such instruments.

        The types of instruments valued based on quoted prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency include most investment-grade and high-yield corporate bonds, less liquid mortgage products, less liquid equities, state, municipal and provincial obligations, and certain physical commodities. Such instruments are generally classified within Level 2 of the fair value hierarchy.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.

        Impaired loans are evaluated and valued at the time the loan is identified as impaired, using the present value of expected cash flows, the loan's observable market price or the fair value of the collateral (less cost to sell) if the loans are collateral dependent. Market value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. The value of real estate collateral is determined based on appraisal by qualified licensed appraisers hired by the Company. The value of business equipment, inventory and accounts receivable collateral is based on the net book value on the business' financial statements and, if necessary, discounted based on management's review and analysis. Discounts applied to appraisals have been in

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 14. Fair Value Measurements: (Continued)

the range of 0% to 50%. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

        Foreclosed properties are adjusted to fair value upon transfer of the loans to foreclosed properties. Subsequently, foreclosed properties are carried at the lower of carrying value or fair value. The estimated fair value for foreclosed properties included in Level 3 is determined by independent market based appraisals and other available market information. Discounts applied to appraisals have predominantly been in the range of 0% to 50%; however, in certain cases have ranged up to 75%, which include estimated costs to sell or other reductions based on market expectations or an executed sales contract. If fair value of the collateral deteriorates subsequent to initial recognition, the Company records the foreclosed properties as a nonrecurring Level 3 adjustment. Valuation techniques are consistent with those techniques applied in prior periods.

        The following tables set forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a recurring basis as of June 30, 2019 and December 31, 2018.

June 30, 2019

(dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
Corporates	$1,739	$—	$1,700	$—
States and political subdivisions	4,303	—	4,303	—
Small Business Administration	1,428	—	1,428	—
Residential mortgage-backed debt	16,957	—	16,957	—

Total debt securities	24,427	—	24,427	—

Marketable equity securities	375	375	—	—

Total	$24,802	$375	$24,427	$—

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 14. Fair Value Measurements: (Continued)

December 31, 2018

(dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale:
Corporates	$1,700	$—	$1,700	$—
States and political subdivisions	3,322	—	3,322	—
Small Business Administration	1,486	—	1,486	—
Residential mortgage-backed debt	14,664	—	14,664	—

Total debt securities	21,172	—	21,172	—

Marketable equity securities	386	386	—	—

Total	$21,558	$386	$21,172	$—

        The following tables set forth the Company's financial assets and liabilities that were accounted for or disclosed at fair value on a nonrecurring basis as of June 30, 2019 and December 31, 2018.

June 30, 2019

(dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Construction and land development	$—	$—	$—	$—
Commercial real estate	1,937	—	—	1,937
Residential real estate	525	—	—	525
Commercial and industrial	2,064	—	—	2,064
Consumer	28	—	—	28

Total impaired loans	$4,554	$—	$—	$4,554

Foreclosed properties:
Commercial real estate	$200	$—	$—	$200

Total foreclosed properties	$200	$—	$—	$200

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 14. Fair Value Measurements: (Continued)

December 31, 2018 (dollars in thousands)	Carrying Value (Fair Value)	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans:
Construction and land development	$—	$—	$—	$—
Commercial real estate	1,997	—	—	1,997
Residential real estate	546	—	—	546
Commercial and industrial	824	—	—	824
Consumer	25	—	—	25

Total impaired loans	$3,392	$—	$—	$3,392

Foreclosed properties:
Commercial real estate	$360	$—	$—	$360

Total foreclosed properties	$360	$—	$—	$360

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 15. Fair Value of Financial Instruments:

        In accordance with the disclosure requirements of ASC Topic 825 Financial Instruments, the estimated fair values of the Company's financial instruments are as follows:

			Fair Value Measurements
(dollars in thousands)	Carrying Amount	Fair Value	Quoted Prices (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2019
FINANCIAL ASSETS
Cash and cash equivalents	$54,478	$54,478	$54,478	$—	$—
Investment securities available for sale	24,802	24,802	375	24,427	—
Restricted stock	1,992	1,992	—	1,992	—
Net loans(1)	347,465	345,274	—	—	345,274
FINANCIAL LIABILITIES
Deposits	$384,763	$386,036	$—	$—	$388,036
Short-term borrowings	3,450	3,449	—	—	3,449
FHLB advances	20,000	19,994	—	—	19,994
Junior subordinated debentures	6,186	6,141	—	—	6,141
December 31, 2018
FINANCIAL ASSETS
Cash and cash equivalents	$36,125	$36,125	$36,125	$—	$—
Investment securities available for sale	21,558	21,558	386	21,172	—
Restricted stock	1,979	1,979	—	1,979	—
Net loans(1)	336,035	334,149	—	—	334,149
FINANCIAL LIABILITIES
Deposits	$352,373	$350,952	$—	$—	$350,952
Short-term borrowings	3,450	3,449	—	—	3,449
FHLB advances	20,000	19,994	—	—	19,994
Junior subordinated debentures	6,186	6,141	—	—	6,141

(1)
Carrying amount is net of unearned income and allowance for loan losses. In accordance with the prospective adoption of ASU No. 2016-01, the fair value of loans as of June 30, 2019 and December 31, 2018 was measured using an exit price notion.

Note 16. Transactions with Related Parties:

Loans:

        In the normal course of banking business, loans are made to officers and directors of the Company, as well as to their affiliates. Such loans are made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. They do not involve more than normal risk of collectability

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 16. Transactions with Related Parties: (Continued)

or present other unfavorable features. An analysis of the activity from year ended December 31, 2018 through June 30, 2019 is as follows:

        The following schedule summarizes changes in amounts of loans outstanding, both direct and indirect, to these persons:

(dollars in thousands)
Balance, December 31, 2018	$10,127
New loans	1,016
Repayments	(1,309)

Balance, June 30, 2019	$9,834

Deposits:

        The deposits from officers and directors of the Company totaled $2.79 million and $2.84 million at June 30, 2019 and 2018, respectively.

Lease agreement:

        The Company entered into a lease in July 2011 for approximately 10,521 square feet of office space owned by a limited liability company of which one director and two former directors (one of whom is a greater than 5% shareholder of Bancorp) are members. The lease term commenced on July 11, 2011 and expired on July 10, 2016, and was subsequently renewed until July 10, 2021. In September 2014, the lease was amended to approximately 11,367 square feet. Under this lease, monthly payments for the period January 1, 2019 through December 31, 2019 are $16,387. The total payments are $98,322 for the six months ended June 30, 2019 and June 30, 2018.

Note 17. Commitments and Contingencies:

        Financial instruments:

        In the normal course of business, there are outstanding commitments, contingent liabilities and other financial instruments that are not reflected in the accompanying consolidated financial statements. These include commitments to extend credit and standby letters of credit, which are some of the instruments used by the Company to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

        The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments as it does for

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 17. Commitments and Contingencies: (Continued)

on-balance sheet instruments. These commitments as of June 30, 2019 and December 31, 2018 were as follows:

	June 30, 2019	December 31, 2018
(dollars in thousands)	Contractual Amount	Contractual Amount
Financial instruments whose notional or contract amounts represent credit risk:
Commitments to extend credit	$89,992	$80,711
Standby letters of credit	6,900	8,014

Total	$96,892	$88,725

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates, or other termination clauses, and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; accounts receivable; inventory; property and equipment; personal residences; income-producing commercial properties and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral and obtains personal guarantees supporting those commitments for which collateral or other security is deemed necessary.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 18. Components of Other Comprehensive Income:

        The following table presents the components of other comprehensive income (loss) for the six months ended June 30, 2019 and June 30, 2018.

	For the Six Months Ended June 30,
	2019			2018
(dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Changes in net unrealized gains (losses) on securities available-for- sale	$501	$138	$363	$(406)	$(112)	$(294)
Reclassification adjustment for gains realized	—	—	—	(1)	—	(1)

Other comprehensive (loss) income	$501	$138	$363	$(407)	$(112)	$(295)

Note 19. Revenue Recognition:

Service Charges on Deposit Accounts

        Service charges on deposit accounts consist of account analysis fees, monthly service fees, check orders, and other deposit account related fees. The Company's performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company's performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers' accounts.

Other Operating Income

        Other operating income is primarily comprised of debit and credit card income, ATM fees, merchant services income, revenue streams such as safety deposit box rental fees, and other miscellaneous service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company's debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company's cardholder uses a non-Bank ATM or a non-Bank cardholder uses a Bank ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Other service charges include revenue from processing wire transfers, bill pay service, cashier's checks, and other services. The Company's performance obligation for fees, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 19. Revenue Recognition: (Continued)

        The following table presents noninterest income, segregated by revenue streams in scope and out of scope of Topic 606, as of June 30, 2019 and for the year ended December 31, 2018.

(dollars in thousands)	June 30, 2019	June 30, 2018
Noninterest income
Service charges on deposit accounts	$161	$191
Fees and other service charges	306	267
Other	31	6

Noninterest income in scope of Topic 606	498	464
Noninterest income out of scope of Topic 606	305	313

Total noninterest income	$803	$777

Contract Balances

        A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity's obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company's noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long term revenue contracts with customers, and therefore does not experience significant contract balances. As of June 30, 2019 and for the year ended December 31, 2018, the Company did not have any significant contract balances.

Contract Acquisition Costs

        In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 20. Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information:

Balance Sheets

(dollars in thousands)	June 30, 2019	December 31, 2018
Assets
Cash	$584	$790
Receivable from subsidiaries	510	223
Investment securities available-for-sale at fair value	375	386
Investment in banking subsidiary	45,165	43,785
Investment in other subsidiaries	294	294
Other assets	127	10

Total assets	$47,055	$45,488

Liabilities and Shareholders' Equity
Short-term borrowings	$3,450	$3,450
Junior subordinated debentures	6,186	6,186
Other liabilities	313	297

Total liabilities	9,949	9,933

Common stock	16	15
Additional paid-in capital	16,440	16,031
Retained earnings	20,572	19,794
Accumulated other comprehensive income (loss)	78	(285)

Total shareholders' equity	37,106	35,555

Total liabilities and shareholders' equity	$47,055	$45,488

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 20. Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information: (Continued)

Statements of Income

	For the Six Months Ended
(dollars in thousands)	June 30, 2019	June 30, 2018
Dividend income from subsidiary bank	$280	$300
Dividend income from trust	2	3
Interest income	—	6
Securities gains	—	1
Change in fair value equity securities	(11)	34

Total income	271	344

Expenses:
Interest on short-term borrowings	92	96
Interest on junior subordinated debentures	134	111
Other	105	95

Total expenses	331	302

(Loss) income before provision for income taxes and equity in undistributed earnings of subsidiaries	(60)	42
Provision for income tax benefits	(72)	(54)

Income before equity in undistributed earnings of subsidiaries	12	96
Equity in undistributed earnings of subsidiaries	1,018	1,617

Net income	$1,030	$1,713

FREDERICK COUNTY BANCORP, INC.

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

Note 20. Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information: (Continued)

Statements of Cash Flows

(dollars in thousands)	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income	1,030	$1,713
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,018)	(1,617)
Deferred income taxes (benefits)	3	148
Securities gains	—	(1)
Change in fair value of equity securities	11	(34)
Increase in receivable from subsidiaries	(287)	(300)
(Increase) decrease in other assets	(117)	241
Increase in other liabilities	15	271

Net cash (used in) provided by operating activities	(363)	421

Cash flow from investing activities:
Proceeds from sale of investment securities available-for-sale	—	425

Net cash provided by investing activities	—	425

Cash flows from financing activities:
Net (decrease) in short-term borrowings	—	(750)
Proceeds from issuance of common stock	409	514
Dividends paid on common stock	(252)	(271)

Net cash provided by (used in) y financing activities	157	(507)

Net (decrease) increase in cash	(206)	339
Beginning cash	790	276

Ending cash	$584	$615

Annex A

AGREEMENT AND PLAN

OF REORGANIZATION

By and Among

ACNB CORPORATION,

ACNB SOUTH ACQUISITION SUBSIDIARY, LLC,

ACNB BANK,

FREDERICK COUNTY BANCORP, INC.

And

FREDERICK COUNTY BANK

July 1, 2019

A-ii

A-iii

A-iv

AGREEMENT

        THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 1, 2019, is made by and among ACNB CORPORATION ("ACNB"), a Pennsylvania corporation, having its principal place of business in Gettysburg, Pennsylvania, ACNB SOUTH ACQUISITION SUBSIDIARY, LLC ("Acquisition Subsidiary"), a Pennsylvania limited liability company having its principal place of business in Gettysburg, Pennsylvania, ACNB BANK ("ACNB Bank"), a Pennsylvania state-chartered bank and trust company, having its principal place of business in Gettysburg, Pennsylvania, FREDERICK COUNTY BANCORP, INC. ("FC Bancorp"), a Maryland corporation, having its principal place of business in Frederick, Maryland, and FREDERICK COUNTY BANK ("FC Bank"), a Maryland state-chartered commercial bank, having its principal place of business in Frederick, Maryland.

BACKGROUND

  1.
  The board of directors of each of ACNB, Acquisition Subsidiary, ACNB Bank, FC Bancorp and FC Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for FC Bancorp to merge with and into Acquisition Subsidiary (the "Merger"), with Acquisition Subsidiary surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland, and such boards of directors have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of FC Bancorp and Acquisition Subsidiary.

  2.
  ACNB, Acquisition Subsidiary and FC Bancorp intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g).

  3.
  ACNB is the sole member of Acquisition Subsidiary and the parent financial institution holding company and sole shareholder of ACNB Bank. FC Bancorp is the parent holding company and sole stockholder of FC Bank.

  4.
  As an inducement to ACNB's willingness to enter into this Agreement, the directors and certain shareholders of FC Bancorp, FC Bancorp's President & Chief Executive Officer, and certain other executive officers have executed a FC Bancorp Letter Agreement in the form attached hereto as Exhibit A.

  5.
  As a condition and inducement to the parties' willingness to enter into this Agreement, ACNB and ACNB Bank, as applicable, have entered into: an Acknowledgement and Release in the form attached hereto as Exhibit B and an Employment Agreement in the form attached hereto as Exhibit C, with an executive officer of FC Bank to be retained by ACNB Bank as identified on Schedule 1; an Assumption and Amendment of Employment Agreement with Change in Control Acknowledgement and Release in the form attached hereto as Exhibit D with the executive of FC Bank to be retained by ACNB Bank as identified on Schedule 1; and the Consulting Agreement with the executive identified on Schedule 1 in the form attached hereto as Exhibit E, all to be effective at the Effective Time (as defined herein).

  6.
  The respective boards of directors of the parties have determined that it is in the best interests of their respective companies and their shareholders and members, respectively, to consummate the Merger provided for herein.

  7.
  Subject to the terms of this Agreement, the parties' desire to merge FC Bank with and into ACNB Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit F.

  8.
  The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    Definitions.     As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        ACNB Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

        ACNB Common Stock has the meaning given to that term in Section 3.03 of this Agreement.

        ACNB Determination Date Market Share Price shall be the ACNB Market Share Price.

        ACNB Disclosure Schedule means a disclosure schedule delivered by ACNB to FC Bancorp pursuant to Article III of this Agreement.

        ACNB Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, and the audited consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders' equity, and cash flows, as of the end of each calendar quarter ending on or after March 31, 2019 and for the periods then ended including the notes thereto.

        ACNB Loan Property has the meaning given to that term in Section 3.15 (c)(ii) of this Agreement.

        ACNB Market Share Price shall be the arithmetic average of the closing per share prices of ACNB Common Stock as quoted on NASDAQ for the 20 trading days for which closing prices are available immediately preceding the Determination Date.

        ACNB Permitted Encumbrances shall have the meaning set forth in Section 3.10(a) of this Agreement.

        ACNB Ratio means the quotient obtained by dividing ACNB Determination Date Market Share Price by the Initial ACNB Market Share Price.

        ACNB Regulatory Reports means the annual and quarterly reports of ACNB filed with the SEC since December 31, 2016 through the Closing Date, and the financial reports of ACNB Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2016 through the Closing Date.

        ACNB Shareholder Approval shall have the meaning set forth in Section 3.04(a) of this Agreement.

        ACNB Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by ACNB, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of ACNB Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

        Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except ACNB, Acquisition Subsidiary, or ACNB Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving FC Bancorp or any FC Bancorp Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of FC Bancorp; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any FC Bancorp Subsidiary and the capital stock of any entity surviving any merger or business combination involving any FC Bancorp Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of FC Bancorp or any of its FC Bancorp Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of FC Bancorp or any FC Bancorp Subsidiary where that FC Bancorp Subsidiary represents more than 20% of the consolidated assets or revenue of FC Bancorp, in each case other than the transactions contemplated by this Agreement.

        Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

        Bank Merger means the merger of FC Bank with and into ACNB Bank.

        Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, FRB, and the MOCFR.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHCA means the Bank Holding Company Act of 1956, as amended.

        CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

        CERCLIS means the Comprehensive Environmental Response Compensation Liabilities Information System.

        Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

        Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

        Confidentiality Agreements means (i) that certain confidentiality agreements, dated May 2, 2019, pursuant to which ACNB agrees, among other things, to maintain the confidentiality of certain information provided to it by FC Bancorp; and (ii) that certain confidentiality agreement, dated June 14, 2019, pursuant to which FC Bancorp agrees, among other things, to maintain the confidentiality of certain information provided to it by ACNB.

        Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, "deposits" as such term is defined in Section 3(l)(1) of the Federal Deposit Insurance Act, as

amended) of FC Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under "sweep" or similar arrangements, together with FC Bank's rights and obligations under any related customer agreement, and Individual Retirement Accounts for which FC Bank is custodian.

        Determination Date shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

        Dissenting FC Bancorp Shares means shares of FC Bancorp Common Stock as to which appraisal rights are perfected under the MGCL.

        DP Contracts shall have the meaning set forth in Section 2.27(c) of this Agreement.

        Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

        Eligible Employee shall have the meaning set forth in Section 5.20 of this Agreement.

        Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

        Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        ERISA Affiliate means (i) a member of any "controlled group" (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

        ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        Exchange Agent shall have the meaning set forth in Section 1.02(k) of this Agreement.

        Exchange Agent Agreement means the agreement entered into between ACNB and the Exchange Agent in form and substance reasonably acceptable to ACNB setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

        Expenses shall have the meaning set forth in Section 8.01(b) of this Agreement.

        FC Bancorp Appointed Officers means those officers of FC Bancorp who have been appointed as officers of ACNB Bank, effective after the Effective Time.

        FC Bancorp Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.

        FC Bancorp Common Stock means the common stock of FC Bancorp described in Section 2.03(a) of this Agreement.

        FC Bancorp Debt shall have the meaning set forth in Section 5.31 of this Agreement.

        FC Bancorp Disclosure Schedule means a disclosure schedule delivered by FC Bancorp to ACNB pursuant to Article II of this Agreement.

        FC Bancorp Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in stockholders' equity and cash flows as of and for the fiscal years ending December 31, 2018, December 31, 2017, and December 31, 2016, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after March 31, 2019 and for the periods then ended including the notes thereto; and (iii) the FC Bancorp Regulatory Reports.

        FC Bancorp Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.

        FC Bancorp Nominee shall have the meaning set forth in Section 5.19 of this Agreement.

        FC Bancorp Options shall have the meaning set forth in Section 1.02(j) of this Agreement.

        FC Bancorp Permitted Encumbrances shall have the meaning set forth in Section 2.11(a) of this Agreement.

        FC Bancorp Regulatory Reports means the call reports of FC Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2016 through the Effective Time and all reports filed with any Bank Regulator by FC Bancorp or FC Bank after December 31, 2016 through the Effective Time.

        FC Bancorp Stock Option Plans shall have the meaning set forth in Section 1.02(j) of this Agreement.

        FC Bancorp Stockholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.

        FC Bancorp Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by FC Bancorp, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of FC Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

        FC Bancorp Termination Fee shall have the meaning set forth in Section 8.01(c) of this Agreement.

        FDIA means the Federal Deposit Insurance Act, as amended.

        FDIC means the Federal Deposit Insurance Corporation.

        Final Index Price means the arithmetic average of the closing prices of the KBW NASDAQ Bank Index for the 20 trading days for which closing prices are available as of the Determination Date.

        Five Day Period shall have the meaning set forth in Section 7.01(f).

        FRB means the Board of Governors of the Federal Reserve System.

        GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

        Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

        Index Ratio means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

        Initial ACNB Market Share Price means $36.55 per share.

        Initial Index Price means the arithmetic average of the closing prices of the KBW NASDAQ Bank Index for the 20 trading days immediately preceding the Starting Date.

        IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        IRS means the Internal Revenue Service.

        Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

        IT Assets shall have the meaning set forth in Section 2.27(b)(ii) of this Agreement.

        Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.

        Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.

        Loan shall have the meaning set forth in Section 5.01(xxi) of this Agreement.

        Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of FC Bancorp on a consolidated basis (when such term is used in Article II hereof) or ACNB on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect FC Bancorp or ACNB when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this

Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by FC Bancorp or ACNB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order, except for an enforcement action related to or resulting from either party's management rating.

        Materially Burdensome Regulatory Condition shall have the meaning as Section 5.04(e) of this Agreement.

        MDAT means the Maryland Department of Assessments & Taxation.

        Merger Consideration shall have the meaning set for the in Section 1.02(i)(iii) of this Agreement.

        MGCL means the Maryland General Corporation Law.

        MOCFR means the Maryland Office of the Commissioner of Financial Regulation.

        NPL means the National Priority List under CERCLA.

        Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.

        PAC means the Pennsylvania Associations Code.

        PDB means the Pennsylvania Department of Banking and Securities.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

        Proxy Statement/Prospectus means the proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of FC Bancorp Common Stock and ACNB Common Stock in connection with the transactions contemplated by this Agreement

        Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of ACNB Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

        Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

        Regulatory Materials shall have the meaning as set forth in Section 5.04(d) of this Agreement.

        Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

        Retention Plan shall have the meaning as set forth in Section 5.25 of this Agreement.

        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        SEC means the Securities and Exchange Commission.

        Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

        Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

        Starting Date means the last trading day before the date of this Agreement.

        Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and FC Bancorp and to be filed with PDS and MDAT, in accordance with the ETL and MGCL.

        Stock Consideration shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.

        Subsidiary means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

        Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker's compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

        Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

        Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

        Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.

        Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.

        USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.

        Section 1.02    The Merger.

  (a)
  Closing.    The closing of the Merger (the "Closing") will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the "Closing Date").

  (b)
  The Merger.    Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, and the MGCL, as required, at the Effective Time, FC Bancorp shall merge with and into Acquisition Subsidiary, the separate existence of FC Bancorp shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of FC Bancorp shall become the assets and liabilities of Acquisition Subsidiary.

  (c)
  Effective Time; Effects of the Merger.    Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS and the MDAT, as required, on the Closing Date. The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS and the MDAT, as required, or at such date and time as may be specified in the Statement of Merger (such time being the "Effective Time"). At and after the Effective Time, the Merger shall have the effects set forth in Section 331 of the ETL, Section 3-114 of the MGCL, and this Agreement.

  (d)
  ACNB's Articles of Incorporation and Bylaws.    On and after the Effective Time, the articles of incorporation and bylaws of ACNB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of ACNB, until thereafter altered, amended, or replaced.

  (e)
  Acquisition Subsidiary's Certificate of Organization and Operating Agreement.    On and after the Effective Time, the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall automatically be and remain the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as the surviving limited liability company in the Merger, until thereafter altered, amended, or replaced in accordance with law and the Operating Agreement.

  (f)
  Board of Directors and Executive Officers of ACNB and ACNB Bank.    Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of ACNB and ACNB Bank, respectively, shall be increased by one (1). The directors of ACNB and ACNB Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of ACNB and ACNB Bank, respectively, and one (1) of the directors shall be the FC Bancorp Nominee as provided in Section 5.19 hereof.

  The executive officers of ACNB immediately prior to the Effective Time shall be the executive officers of ACNB after the Effective Time. The executive officers of ACNB Bank immediately prior to the Effective Time and the FC Bancorp Appointed Officers shall be the executive officers of ACNB Bank after the Effective Time.

  (g)
  [Intentionally omitted]

  (h)
  Bank Merger.

  (i)
  ACNB, Acquisition Subsidiary, and FC Bancorp shall use their commercially reasonable best efforts to cause FC Bank to merge with and into ACNB Bank, with ACNB Bank surviving such merger, as soon as immediately practicable after the Effective Time. It is intended by the parties that the Bank Merger be effected immediately after the Merger. Concurrently with the execution and delivery of this Agreement, ACNB shall cause

      ACNB Bank, and FC Bancorp shall cause FC Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit F.

    (ii)
    Notwithstanding Section 1.02(h)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

  (i)
  Effect on Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of ACNB, FC Bancorp or the holders of any of the following securities, the following shall occur:

  (i)
  Outstanding ACNB Common Stock.    Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of ACNB Common Stock, except that shares of ACNB Common Stock owned by FC Bancorp (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of ACNB.

  (ii)
  Cancellation of Certain Common Stock.    Each share of FC Bancorp Common Stock that is owned by ACNB, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

  (iii)
  Conversion of FC Bancorp Common Stock.    Each share of FC Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting FC Bancorp Shares) shall be converted into the right to receive 0.9900 share of ACNB Common Stock (the "Exchange Ratio"), subject to anti-dilution adjustment as provided in Section 1.02(o) below (the "Stock Consideration"). The Stock Consideration and cash in lieu of fractional shares in the aggregate for all FC Bancorp stockholders is referred to as the "Merger Consideration."

  (iv)
  Cash in Lieu of Fractional Shares.    Notwithstanding anything herein to the contrary, no fraction of a whole share of ACNB Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former FC Bancorp stockholder who would otherwise be entitled to receive a fraction of a share of ACNB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the ACNB Determination Date Market Share Price and (b) the fractional share, calculated to the nearest ten-thousandth of the share of ACNB Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of FC Bancorp Common Stock owned by a FC Bancorp stockholder shall be combined so as to calculate the maximum number of whole shares of ACNB Common Stock issuable to such FC Bancorp stockholders, to the extent permissible.

  (v)
  Dissenting FC Bancorp Shares.    The Dissenting FC Bancorp Shares that have not effectively withdrawn or lost their dissenters' rights under the MGCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the MGCL. If any such holder of FC Bancorp Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting FC Bancorp Shares held by such holder shall receive Merger Consideration as set forth above.

  (j)
  Treatment of Outstanding FC Bancorp Options.

  (i)
  At the Effective Time, each option (collectively, "FC Bancorp Options") to purchase shares of FC Bancorp Common Stock issued under the FC Bank 2001 Stock Option Plan (as assumed by FC Bancorp) or the FC Bancorp 2011 Stock Incentive Plan (collectively, the "FC Bancorp Stock Option Plans") that is outstanding at the Effective Time and which would otherwise survive the Effective Time in the absence of the transactions contemplated by the Agreement, shall be redeemed for cash in an amount equal to the number of shares of FC Bancorp Common Stock covered by such FC Bancorp Option multiplied by the excess, if any, of the product of the ACNB Determination Date Market Share Price multiplied by the Exchange Ratio over the exercise price per share of such FC Bancorp Option (the "FC Bancorp Option Consideration").

  (ii)
  To the extent required, as determined by ACNB or FC Bancorp in light of applicable law, the terms of the FC Bancorp Stock Option Plans or otherwise, ACNB may require all holders of FC Bancorp Options to execute an agreement documenting such holder's agreement to accept cash in substitution for the FC Bancorp Option as of the Effective Time. Such agreement shall be executed in such form as ACNB may reasonably require as a condition to ACNB's obligation to deliver any cash to such individual pursuant to this Section.

  (iii)
  Schedule 1.02(j) sets forth a listing of each FC Bancorp Option grant outstanding as of the date of this Agreement (copies of which have been provided to ACNB), including the name of each holder of such FC Bancorp Option, the date of grant, the number of shares of FC Bancorp Common Stock subject to such FC Bancorp Option, the exercise price per share of such FC Bancorp Option, the expiration date, and the classification of whether such FC Bancorp Option is an incentive stock option or a nonqualified stock option.

  (k)
  Surrender and Exchange of FC Bancorp Stock Certificates and Redemption of FC Bancorp Options.

  (i)
  Agent.    Prior to the Effective Time, ACNB shall appoint its transfer agent, Computershare Shareholders Services, or another agent experienced in providing such services, and which is independent of and unaffiliated with ACNB and FC Bancorp, as an exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Merger Consideration.

  (ii)
  Exchange Fund.    Three (3) days prior to the Effective Time, ACNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of FC Bancorp Common Stock and FC Bancorp Options, as applicable, sufficient certificates representing shares of ACNB Common Stock to make all payments and deliveries to stockholders of FC Bancorp and, to the extent then determinable, any cash payable in respect of the FC Bancorp Option Consideration, and cash in lieu of fractional shares pursuant to Sections 1.02(i)(iii) and (iv) and 1.02(j)(i). Any certificates for ACNB Common Stock and cash in respect of the FC Bancorp Option Consideration, and cash in lieu of fractional shares pursuant to Sections 1.02 (i)(iii) and (iv) and 1.02(j)(i) deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Notwithstanding the foregoing, ACNB may, at its election, deliver the required shares of ACNB Common Stock in book entry form via direct registration in lieu of delivery of ACNB Common Stock certificates.

    (iii)
    Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), ACNB shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of FC Bancorp Common Stock (a "FC Bancorp Certificate") a letter of transmittal which shall specify that delivery of the FC Bancorp Certificates shall be effected, and risk of loss and title to the FC Bancorp Certificates shall pass, only upon delivery of the FC Bancorp Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as ACNB may reasonably specify and instructions for effecting the surrender of such FC Bancorp Certificates in exchange for the Merger Consideration. Upon surrender of a FC Bancorp Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such FC Bancorp Certificate shall be entitled to receive in exchange therefor (A) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of ACNB Common Stock that such holder has the right to receive pursuant to Section 1.02(i)(iv) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.02(i)(iv). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(i)(iv). In the event of a transfer of ownership of FC Bancorp Common Stock which is not registered in the transfer records of FC Bancorp, a certificate representing, in the aggregate, the proper number of shares of ACNB Common Stock pursuant to Section 1.02(i) and/or a check in the proper amount pursuant to Sections 1.02(i)(iv) may be issued with respect to such FC Bancorp Common Stock, as the case may be, to such a transferee if the FC Bancorp Certificate formerly representing such shares of FC Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (iv)
    Redemption of FC Bancorp Options.    As soon as reasonably practicable after the Effective Time and subject to the prior receipt of any agreement that may be required pursuant to Section 1.02(j) of this Agreement, ACNB shall, or ACNB shall cause the Exchange Agent to, deliver the FC Bancorp Option Consideration to the holders of FC Bancorp Options that remain unexercised as of the Effective Time.

    (v)
    Distributions with Respect to Un-exchanged Shares.    No dividends or other distributions declared or made with respect to shares of ACNB Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered FC Bancorp Certificate with respect to the shares of ACNB Common Stock that such FC Bancorp Certificate holder would be entitled to receive upon surrender of such FC Bancorp Certificate until such holder shall surrender such FC Bancorp Certificate in accordance with Section 1.02(k)(iii). Subject to the effect of applicable laws, following surrender of any such FC Bancorp Certificate, there shall be paid to such holder of shares of ACNB Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ACNB Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ACNB Common Stock.

    (vi)
    No Further Ownership Rights.    All shares of ACNB Common Stock issued and cash paid in lieu of fractional shares upon conversion of shares of FC Bancorp Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of FC Bancorp Common Stock.

    (vii)
    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of FC Bancorp Certificates or FC Bancorp Options for twelve (12) months after the Effective Time shall be delivered to ACNB or otherwise on the instructions of ACNB, and any holders of the FC Bancorp Certificates or FC Bancorp Options who have not previously complied with this Section 1.02(k) shall thereafter look only to ACNB for the Merger Consideration or FC Bancorp Option Consideration, as applicable, with respect to the shares of FC Bancorp Common Stock or FC Bancorp Options formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii), any cash in respect of the FC Bancorp Option Consideration, and cash in lieu of fractional shares of ACNB Common Stock to which such holders are entitled pursuant tox Section 1.02(i)(iv) and 1.02(j)(i) and any dividends or distributions with respect to shares of ACNB Common Stock to which such holders are entitled pursuant to Section 1.02(k)(v).

    (viii)
    No Liability.    None of ACNB, FC Bancorp, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or FC Bancorp Option Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (ix)
    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by ACNB; provided, however, that no holder of shares of FC Bancorp Common Stock or FC Bancorp Options shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to ACNB.

    (x)
    Lost Certificates.    If any FC Bancorp Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such FC Bancorp Certificate to be lost, stolen or destroyed and, if required by ACNB or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as ACNB or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such FC Bancorp Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed FC Bancorp Certificate the applicable Stock Consideration with respect to the shares of FC Bancorp Common Stock formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(k)(v).

    (xi)
    Withholding Rights.    ACNB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FC Bancorp Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by ACNB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FC Bancorp Common Stock in respect of which such deduction and withholding was made by ACNB.

    (xii)
    Stock Transfer Books.    At the Effective Time, the stock transfer books of FC Bancorp with respect to FC Bancorp Common Stock issued and outstanding prior to the Effective

      Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of FC Bancorp of shares of FC Bancorp Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of FC Bancorp Certificates shall cease to have any rights with respect to such shares of FC Bancorp Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any FC Bancorp Certificates presented to the Exchange Agent or ACNB for any reason shall be exchanged for the Stock Consideration with respect to the shares of FC Bancorp Common Stock, formerly represented thereby, any cash in lieu of fractional shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of ACNB Common Stock to which the holders thereof are entitled pursuant to Section 1.02(k)(v).

  (l)
  Anti-Dilution Provisions.    If ACNB shall, at any time before the Effective Time, (A) declare a dividend in shares of ACNB Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of ACNB Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of ACNB Common Stock, or (D) reclassify the shares of ACNB Common Stock, then, in any such event, the number of shares of ACNB Common Stock to be delivered to FC Bancorp stockholders who are entitled to receive shares of ACNB Common Stock in exchange for shares of FC Bancorp Common Stock shall be adjusted so that each FC Bancorp stockholder shall be entitled to receive such number of shares of ACNB Common Stock as such stockholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. In addition, in the event that, prior to the Effective Time, ACNB enters into an agreement pursuant to which shares of ACNB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each FC Bancorp stockholder entitled to receive shares of ACNB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

  (m)
  Possible Alternative Structures.    Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, ACNB, Acquisition Subsidiary or ACNB Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging FC Bancorp with and into ACNB or by merging FC Bank with and into another Subsidiary of ACNB or ACNB Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income Tax or other adverse Tax consequences to FC Bancorp stockholders as a result of the modification; (iii) the consideration to be paid to the holders of FC Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect FC Bancorp or the holders of FC Bancorp Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF FC BANCORP AND FC BANK

        FC Bancorp and FC Bank represent and warrant to ACNB, Acquisition Subsidiary, and ACNB Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the FC Bancorp Disclosure Schedule delivered by FC Bancorp and FC Bank to ACNB, Acquisition Subsidiary, and ACNB Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. FC Bancorp and FC Bank have made a good faith effort to ensure that the disclosure on each schedule of the FC Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the FC Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

        Section 2.01    Standard.     No representation or warranty of FC Bancorp and FC Bank contained in this Article II shall be deemed untrue or incorrect, and FC Bancorp and FC Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        Section 2.02    Organization.

  (a)
  FC Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. FC Bancorp is a financial holding company duly registered under the BHCA. FC Bancorp has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FC Bancorp is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FC Bancorp.

  (b)
  FC Bank is a state-chartered commercial bank and is regulated by the FRB and the MOCFR. FC Bank is a duly organized and validly existing under the laws of the State of Maryland. FC Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of FC Bank is set forth in FC Bancorp Disclosure Schedule 2.02(b).

  (c)
  FC Bancorp Disclosure Schedule 2.02(c) sets forth each FC Bancorp Subsidiary. Each of FC Bancorp's Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on FC Bancorp or FC Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each FC Bancorp Subsidiary, copies of which have been delivered to ACNB, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

  (d)
  The respective minute books of FC Bancorp, FC Bank, and each other FC Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of FC Bancorp and each such FC Bancorp Subsidiary.

  (e)
  Prior to the date of this Agreement, FC Bancorp and FC Bank have delivered to ACNB true and correct copies of the articles of incorporation and bylaws of FC Bancorp and FC Bank.

  (f)
  FC Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

  (g)
  FC Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FC Bancorp or FC Bank.

        Section 2.03    Capitalization.

  (a)
  The authorized capital stock of FC Bancorp consists of ten million (10,000,000) shares, all of which are classified as common stock, one-cent ($0.01) par value ("FC Bancorp Common Stock"), of which, one million five hundred seventy eight thousand sixty four (1,578,064) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement. There are no shares classified as preferred stock issued or outstanding. There are no shares of FC Bancorp Common Stock held by FC Bancorp as treasury stock. Except as disclosed in FC Bancorp Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of FC Bancorp are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FC Bancorp's stockholders may vote have been issued by FC Bancorp and are outstanding. Except for FC Bancorp Options as disclosed on Schedule 1.02(j), neither FC Bancorp nor any FC Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FC Bancorp Common Stock, or any other security of FC Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of FC Bancorp Common Stock or any other security of FC Bancorp.

  (b)
  The authorized capital stock of FC Bank consists of two million (2,000,000) shares of common stock, par value of ten dollars ($10.00) per share ("FC Bank Common Stock"), of which seven hundred twenty seven thousand five hundred seventy six (727,576) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by FC Bancorp. Neither FC Bank nor any FC Bancorp Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any FC Bancorp Subsidiary or any other security of any

    FC Bancorp Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any FC Bancorp Subsidiary. Either FC Bancorp or FC Bank owns all of the outstanding shares of capital stock of each FC Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (c)
  Except as set forth in FC Bancorp Disclosure Schedule 2.03, neither FC Bancorp nor any other FC Bancorp Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of FC Bancorp and FC Bancorp Subsidiaries, and equity interests held by FC Bancorp Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of FC Bancorp's subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FC Bancorp or FC Bank with respect to any other company's capital stock or the equity of any other person.

  (d)
  To the Knowledge of FC Bancorp, except as disclosed in FC Bancorp Disclosure Schedule 2.03(d), no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of FC Bancorp Common Stock.

        Section 2.04    Authority; No Violation.

  (a)
  FC Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the stockholders of FC Bancorp pursuant to the MGCL and FC Bancorp's articles of incorporation and bylaws (the "FC Bancorp Stockholder Approval"), to consummate the transactions contemplated hereby. FC Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by FC Bancorp and the completion by FC Bancorp of the transactions contemplated hereby have been duly and validly approved by the board of directors of FC Bancorp and, except for FC Bancorp Stockholder Approval as required under the MGCL, and FC Bancorp's articles of incorporation and bylaws, no other corporate proceedings on the part of FC Bancorp are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by FC Bancorp and, subject to (i) FC Bancorp Stockholder Approval as required under the MGCL and FC Bancorp's articles of incorporation and bylaws, (ii) approval and adoption by FC Bancorp as the sole stockholder of FC Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by ACNB, constitutes the valid and binding obligation of FC Bancorp, enforceable against FC Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

    The Bank Plan of Merger, upon its execution and delivery by FC Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by ACNB Bank, will constitute the valid and binding obligation of FC Bank, enforceable against FC Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by FC Bancorp as the sole stockholder of FC Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b)
  The execution and delivery of this Agreement by FC Bancorp, subject to (i) the execution and delivery of the Bank Plan of Merger by FC Bank, (ii) receipt of approvals from the Bank Regulators and FC Bancorp's and ACNB's compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by FC Bancorp or FC Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of FC Bancorp or any FC Bancorp Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FC Bancorp or any FC Bancorp Subsidiary or any of their respective properties or assets; or (C) except as set forth in the FC Bancorp Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FC Bancorp or any FC Bancorp Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FC Bancorp or any FC Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on FC Bancorp or any FC Bancorp Subsidiary.

        Section 2.05    Deposit Liabilities.

  (a)
  The Deposit Liabilities of FC Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and FC Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the FC Bank Disclosure Schedule 2.05(a), the Deposit Liabilities of FC Bank are not subject to any lien, including without limitation any liens in favor of FC Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, or other legal process.

  (b)
  All of the Deposit Liabilities of FC Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of FC Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("USA PATRIOT Act"), and has been operated in compliance with FC Bank's policies and procedures. No Deposit Liabilities of FC Bank are maintained by a "money service business" within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of FC Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

  (c)
  FC Bank has properly accrued interest on the Deposit Liabilities of FC Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

  (d)
  FC Bank has made available to ACNB a true and complete copy of each of the documents governing the Deposit Liabilities of FC Bank for each of the types of Deposit Liabilities of FC Bank offered at FC Bank.

  (e)
  Except as set forth on the FC Bank Disclosure Schedule 2.05(e), none of the Deposit Liabilities of FC Bank are "brokered deposits" within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of FC Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. Except as set forth on the FC Bank Disclosure Schedule 2.05(e), none of the Deposit Liabilities of FC Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

  (f)
  With respect to the Deposit Liabilities of FC Bank, FC Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of FC Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of FC Bank opened, FC Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

        Section 2.06    Consents.     Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the FC Bancorp Stockholder Approval under the MGCL, FC Bancorp's articles of incorporation and bylaws and by the FC Bancorp board of directors, (c) the approval of the Bank Plan of Merger by FC Bancorp as sole stockholder of FC Bank under applicable law, and by the FC Bank board of directors, and (d) except as disclosed in FC Bancorp Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by FC Bancorp or the Bank Plan of Merger by FC Bank and (ii) the completion by FC Bancorp of the transactions contemplated hereby or by FC Bank of the Bank Merger. As of the date hereof, FC Bancorp has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FC Bancorp's or FC Bank's ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 2.07    Regulatory Reports; Financial Statements; Undisclosed Liabilities.

  (a)
  FC Bancorp has previously made available to ACNB the FC Bancorp Regulatory Reports through March 31, 2019. The FC Bancorp Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in stockholders' equity of FC Bancorp or FC Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

  (b)
  FC Bancorp has previously delivered to ACNB the FC Bancorp Financials as of the date hereof. The FC Bancorp Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of FC Bancorp as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

  (c)
  At the date of each balance sheet included in the FC Bancorp Financials or the FC Bancorp Regulatory Reports, neither FC Bancorp nor FC Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FC Bancorp Financials or FC Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to FC Bancorp or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

  (d)
  Except as set forth on the FC Bank Disclosure Schedule 2.07, the records, systems, controls, data and information of FC Bancorp and the FC Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FC Bancorp or any FC Bancorp Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d). FC Bancorp (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to FC Bancorp, including its consolidated FC Bancorp Subsidiaries, is made known to the chief executive officer and the chief financial officer of FC Bancorp by others within those entities, and (iii) has disclosed to the FC Bancorp or FC Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FC Bancorp's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FC Bancorp's internal control over financial reporting. These disclosures (if any) were made in writing by management to FC Bancorp's auditors and audit committee and a copy has previously been made available to ACNB.

  (e)
  Since March 31, 2016, (i) neither FC Bancorp nor any of the FC Bancorp Subsidiaries nor, to the Knowledge of FC Bancorp or FC Bank, any director, officer, employee, auditor, accountant or representative of FC Bancorp or any of the FC Bancorp Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of FC Bancorp or any of the FC Bancorp Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FC Bancorp or any of the FC Bancorp Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing FC Bancorp or any of the FC Bancorp Subsidiaries, whether or not employed by FC Bancorp or any of the FC Bancorp Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by FC Bancorp or any of its officers, directors, employees or agents to the board of directors of FC Bancorp or any committee thereof or to any director or officer of FC Bancorp.

  (f)
  No agreement pursuant to which any loans or other assets have been or shall be sold by FC Bancorp or the FC Bancorp Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by FC Bancorp or the FC Bancorp Subsidiaries, to cause FC Bancorp or the FC Bancorp Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against FC Bancorp or the FC Bancorp Subsidiaries, and there has been no material breach by FC Bancorp or the FC Bancorp Subsidiaries of a representation or covenant in any such agreement. The FC Bancorp Regulatory Reports have disclosed, since December 31, 2016, any cash, stock or other dividend or any other distribution with respect to the capital stock of FC Bancorp that has been declared, set aside or paid.

  (g)
  Except as set forth in the FC Bancorp Disclosure Schedules, since March 31, 2016, each of FC Bancorp and the FC Bancorp Subsidiaries have timely filed all FC Bancorp Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of FC Bancorp or any of the FC Bancorp Subsidiaries. FC Bancorp has made available to ACNB the FC Bancorp Regulatory Reports and the FC Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

        Section 2.08    Taxes.

  (a)
  All income and other material or material in the aggregate Tax Returns required to have been filed by FC Bancorp and the FC Bancorp Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 2.08(a) due and payable by FC Bancorp and the FC Bancorp Subsidiaries (whether or not shown on any Tax Return) have been paid.

  (b)
  There is no action, audit, dispute or claim now pending or proposed or threatened in writing against FC Bancorp or any of the FC Bancorp Subsidiaries in respect of Taxes. Except as set forth in FC Bancorp Disclosure Schedule 2.08, neither FC Bancorp nor any of the FC Bancorp Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of FC Bancorp or the FC Bancorp Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of FC Bancorp with respect to Taxes other than for Taxes not yet due and payable.

  (c)
  Each of FC Bancorp and the FC Bancorp Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

  (d)
  FC Bancorp Disclosure Schedule 2.08 lists all Tax Returns filed by FC Bancorp or the FC Bancorp Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit. Except as set forth on FC Bancorp Disclosure Schedule 2.08, neither FC Bancorp nor any of the FC Bancorp Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

  (e)
  FC Bancorp is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of FC Bancorp or any of the FC Bancorp Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which FC Bancorp is the parent.

  (f)
  None of FC Bancorp or any of the FC Bancorp Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of FC Bancorp or any FC Bancorp Subsidiary has been the "distributing corporation" or the "controlled corporation" with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of FC Bancorp nor any of the FC Bancorp Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. FC Bancorp has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of FC Bancorp or any of the FC Bancorp Subsidiaries has participated in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

  (g)
  None of FC Bancorp or any of the FC Bancorp Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of FC Bancorp or any FC Bancorp Subsidiary has liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which FC Bancorp is the parent, or as a transferee or successor, by contract or otherwise.

  (h)
  None of FC Bancorp or any of the FC Bancorp Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

  (i)
  No bad debt reserve of FC Bancorp or any of the FC Bancorp Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

        Section 2.09    No Material Adverse Effect.     FC Bancorp has not suffered any Material Adverse Effect since December 31, 2016. Since December 31, 2016, FC Bancorp and the FC Bancorp Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        Section 2.10    Contracts.

  (a)
  Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FC Bancorp (i) none of FC Bancorp nor any of the FC Bancorp Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of FC Bancorp, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither FC Bancorp nor any of the FC Bancorp Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FC Bancorp or any of the FC Bancorp Subsidiaries.

  (b)
  Except as described in FC Bancorp Disclosure Schedule 2.10, neither FC Bancorp nor any FC Bancorp Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of FC Bancorp or any FC Bancorp Subsidiary or any other Person, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of FC Bancorp or any FC Bancorp Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of FC Bancorp or any FC Bancorp Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by FC Bancorp or any FC Bancorp Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FC Bancorp or any FC Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ACNB; or (vi) any contract (other than this Agreement) limiting the freedom of any FC Bancorp Subsidiary to engage in any type of banking or bank-related business permissible under law.

  (c)
  True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to ACNB on or before the date hereof, are listed on FC Bancorp Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither FC Bancorp nor any FC Bancorp Subsidiary (nor, to the Knowledge of FC Bancorp, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to FC Bancorp. Except as set forth in FC Bancorp Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in FC Bancorp Disclosure Schedule 2.10, none of the employees (including officers) of FC Bancorp or any FC Bancorp Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in FC Bancorp Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FC Bancorp or any FC Bancorp Subsidiary is a party or under which FC Bancorp or any FC Bancorp Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in FC Bancorp Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FC Bancorp or any FC Bancorp Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires FC Bancorp or any FC Bancorp Subsidiary to provide a benefit in the form of FC Bancorp Common Stock or determined by reference to the value of FC Bancorp Common Stock.

        Section 2.11    Ownership of Property; Insurance Coverage.

  (a)
  FC Bancorp and each of the FC Bancorp Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FC Bancorp or any FC Bancorp Subsidiary in the conduct of their businesses ("Owned Properties"), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FC Bancorp Regulatory Reports and in the FC Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a FC Bancorp Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the FC Bancorp Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in FC Bancorp Disclosure Schedule 2.11 (collectively the "FC Bancorp Permitted Encumbrances"). FC Bancorp and the FC Bancorp Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FC Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section FC Bancorp Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the FC Bancorp Financials.

  (b)
  With respect to all agreements pursuant to which FC Bancorp or any FC Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, FC Bancorp or such FC Bancorp Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

  (c)
  A true and complete copy of each agreement pursuant to which FC Bancorp or any of the FC Bancorp Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Leases"), has heretofore been delivered to ACNB. Assuming due authorization, execution and delivery by each Party thereto other than FC Bancorp or an FC Bancorp Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by FC Bancorp or any of the FC Bancorp Subsidiaries or, to the Knowledge of FC Bancorp, any party thereto, or any event which with notice of lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in FC Bancorp Disclosure Schedule 2.04 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on FC Bancorp.

  (d)
  The Owned Properties and the properties leased pursuant to the Leases (the "Leased Properties") constitute all of the real estate on which FC Bancorp and the FC Bancorp Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on FC Bancorp.

  (e)
  A true and complete copy of each agreement pursuant to which FC Bancorp or any of the FC Bancorp Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the "Third Party Leases") has heretofore been delivered to ACNB. Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the Knowledge of FC Bancorp, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on FC Bancorp.

  (f)
  FC Bancorp and the FC Bancorp Subsidiaries currently maintain insurance considered by FC Bancorp to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither FC Bancorp nor any FC Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FC Bancorp or any FC Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five (5) years FC Bancorp has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 2.12    Legal Proceedings.     Except as set forth in FC Bancorp Disclosure Schedule 2.12, neither FC Bancorp nor any FC Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of FC Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FC Bancorp, any FC Bancorp Subsidiary or any FC Bancorp Subsidiary employee as an agent of FC Bancorp or any FC Bancorp Subsidiary, (ii) to which FC Bancorp or any FC Bancorp Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FC Bancorp to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FC Bancorp, any of the FC Bancorp Subsidiaries or the assets of FC Bancorp or any of the FC Bancorp Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on FC Bancorp.

        Section 2.13    Compliance with Applicable Law.

  (a)
  Except as set forth on FC Bancorp Disclosure Schedule 2.13, each of FC Bancorp and each FC Bancorp Subsidiary is, and since January 1, 2013 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither FC Bancorp nor any FC Bancorp Subsidiary has received any written notice to the contrary since January 1, 2014.

  (b)
  FC Bancorp and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on FC Bancorp.

  (c)
  Except as set forth on FC Bancorp Disclosure Schedule 2.13, since January 1, 2016, neither FC Bancorp nor any FC Bancorp Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that FC Bancorp or any FC Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FC Bancorp or any FC Bancorp Subsidiary; (iii) requiring or threatening to require FC Bancorp or any FC Bancorp Subsidiary, or indicating that FC Bancorp or any FC Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FC Bancorp or any FC Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FC Bancorp or any FC Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on FC Bancorp, any FC Bancorp Subsidiary, or any directors of FC Bancorp (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FC Bancorp nor any FC Bancorp Subsidiary is currently subject to any Regulatory Agreement.

        Section 2.14    Employee and Director Benefit Plans.

  (a)
  FC Bancorp has previously made available to ACNB true and complete copies of all employee or director benefit plans which FC Bancorp, FC Bank or any FC Bancorp Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in FC Bancorp Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of FC Bancorp, FC Bank or any FC Bancorp Subsidiary and any beneficiaries thereof or other person, or with respect to which FC Bancorp, FC Bank or any FC Bancorp Subsidiary has or may have any obligation or liability, whether actual or contingent (the "FC Bancorp Benefit Plans"), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

  (b)
  Neither FC Bancorp, FC Bank, any FC Bancorp Subsidiary nor any pension plan maintained by FC Bancorp or any FC Bancorp Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to FC Bancorp, FC Bank, or FC Bancorp Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in FC Bancorp Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any FC Bancorp Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which FC Bancorp or any of its ERISA Affiliates has any liability. FC Bancorp has not provided nor is required to provide security to any plan maintained by FC Bancorp or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither FC Bancorp nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

  (c)
  All FC Bancorp Benefit Plans that are "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. All FC Bancorp Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

  (d)
  To the Knowledge of FC Bancorp, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FC Bancorp or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to FC Bancorp.

  (e)
  FC Bancorp and the FC Bancorp Subsidiaries provide continuation coverage under existing group health plans for separating employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

  (f)
  There are no current or pending or, to the Knowledge of FC Bancorp, threatened audits or investigations by any governmental entity involving any FC Bancorp Benefit Plan, and there are no current or pending or, to the Knowledge of FC Bancorp, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the FC Bancorp Benefit Plans), suits or proceedings involving any FC Bancorp Benefit Plan and, to the Knowledge of FC Bancorp, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

  (g)
  FC Bancorp and FC Bank have not contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (h)
  All contributions required to be made under the terms of any FC Bancorp Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on FC Bancorp's consolidated financial statements to the extent required and in accordance with GAAP. FC Bancorp has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To FC Bancorp's Knowledge, neither any pension plan nor any single-employer plan of FC Bancorp nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither FC Bancorp nor an ERISA Affiliate has an outstanding funding waiver.

  (i)
  None of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Merger will, except as set forth in FC Bancorp Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of FC Bancorp, FC Bank, or FC Bancorp Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the FC Bancorp Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the FC Bancorp Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC.

  (j)
  All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each FC Bancorp Benefit Plan. All required Tax Returns with respect to each FC Bancorp Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

  (k)
  FC Bancorp does not maintain any FC Bancorp Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

  (l)
  Except as set forth in FC Bancorp Disclosure Schedule 2.14, to the Knowledge of FC Bancorp, each FC Bancorp Benefit Plan that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

        Section 2.15    Labor Matters.     FC Bancorp is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FC Bancorp the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel FC Bancorp to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of FC Bancorp, threatened, nor is FC Bancorp aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 2.16    Brokers, Finders and Financial Advisors.     Except for FC Bancorp's engagement of Sandler O'Neill + Partners, L.P. in connection with the transactions contemplated by this Agreement, neither FC Bancorp nor any FC Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in FC Bancorp Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the FC Bancorp Financials. FC Bancorp Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between FC Bancorp and Sandler O'Neill + Partners, L.P.

        Section 2.17    Environmental Matters.

  (a)
  Neither FC Bancorp nor any FC Bancorp Subsidiary, nor any properties owned or occupied by FC Bancorp or any FC Bancorp Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or would reasonably be expected to result, in a Material Adverse Effect with respect to FC Bancorp. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of FC Bancorp threatened or any investigation pending relating to the liability of FC Bancorp or any FC Bancorp Subsidiary with respect to any property owned or operated by FC Bancorp or any FC Bancorp Subsidiary under any Environmental Law.

  (b)
  (i) No property, now or, to the Knowledge of FC Bancorp, formerly owned or operated by FC Bancorp or any FC Bancorp Subsidiary or on which FC Bancorp or any FC Bancorp Subsidiary holds or, to the Knowledge of FC Bancorp, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; and (ii) no property, formerly owned or operated by FC Bancorp or any FC Bancorp Subsidiary or on which FC Bancorp or any FC Bancorp Subsidiary previously held a mortgage or other security interest, was, at the time FC Bancorp or FC Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which is reasonably to be expected to lead to claims against FC Bancorp or any FC Bancorp Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

  (c)
  (i) FC Bancorp and the FC Bancorp Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by FC Bancorp or any of the FC Bancorp Subsidiaries, or on any property in which FC Bancorp or any of the FC Bancorp Subsidiaries has held a security interest, lien or a fiduciary or management role ("FC Bancorp Loan Property") that would reasonably be expected to result in a material Environmental Liability for FC Bancorp or the FC Bancorp Subsidiaries, (iii) to the Knowledge of FC Bancorp, no Contamination exists at any real property owned by a third party that would reasonably be expected to result in a material Environmental Liability for FC Bancorp or the FC Bancorp Subsidiaries, (iv) neither FC Bancorp nor any of the FC Bancorp Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither FC Bancorp nor any of the FC Bancorp Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of FC Bancorp or the FC Bancorp Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving FC Bancorp or any of the FC Bancorp Subsidiaries, on any currently or formerly owned or operated property, or any FC Bancorp Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against FC Bancorp or any of the FC Bancorp Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any FC Bancorp Loan Property, and (vii) FC Bancorp has listed in FC Bancorp Disclosure Schedule 2.17 and delivered to ACNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to FC Bancorp, the FC Bancorp Subsidiaries and any Owned Properties, Leased Properties or FC Bancorp Loan Property, which were prepared in the last five (5) years, and, solely with respect to FC Bancorp Loan Properties, are material to FC Bancorp.

        Section 2.18    Allowance for Loan Losses.     The allowances for loan losses reflected, and to be reflected, in the FC Bancorp Regulatory Reports and FC Bancorp Financials, and shown, and to be shown, on the balance sheets contained in the FC Bancorp Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither FC Bancorp nor FC Bank has been notified in writing by any state or federal bank regulatory agency that FC Bancorp's reserves are inadequate or that the practices and policies of FC Bancorp in establishing its reserves for the years ended December 31, 2018, December 31, 2017 and the three months ended March 31, 2019, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, FC Bancorp's and FC Bank's respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

        Section 2.19    Related Party Transactions.     FC Bancorp is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FC Bancorp (except any FC Bancorp Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in FC Bancorp Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of FC Bancorp is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FC Bancorp nor FC Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FC Bank is inappropriate.

        Section 2.20    Loans.

  (a)
  Each loan reflected as an asset in the FC Bancorp Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FC Bancorp.

  (b)
  FC Bancorp Disclosure Schedule 2.20 sets forth a listing, as of March 31, 2019, by account, of: (i) all loans (including loan participations) of FC Bank or any other FC Bancorp Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of FC Bank or any other FC Bancorp Subsidiary which have been terminated by FC Bank or any other FC Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified FC Bank or any other FC Bancorp Subsidiary during the past twelve months of, or has asserted against FC Bank or any other FC Bancorp Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of FC Bank, each borrower, customer or other party which has given FC Bank or any other FC Bancorp Subsidiary any oral notification of, or orally asserted to or against FC Bank or any other FC Bancorp Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as "Other Assets Especially Mentioned, "Substandard," "Doubtful," "Loss," "Classified," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by FC Bank or any FC Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of FC Bank have been classified in accordance with the loan policies and procedures of FC Bank.

  (c)
  All loans receivable (including discounts) and accrued interest entered on the books of FC Bancorp and the FC Bancorp Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of FC Bancorp's or the appropriate FC Bancorp Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of FC Bancorp and the FC Bancorp Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by FC Bancorp or the appropriate FC Bancorp Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (d)
  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

  (e)
  FC Bancorp Disclosure Schedule 2.20 sets forth, as of May 31, 2019, a schedule of all executive officers and directors of FC Bancorp who have outstanding loans from FC Bancorp or FC Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

  (f)
  To the Knowledge of FC Bancorp, no shares of FC Bancorp Common Stock were purchased with the proceeds of a loan made by FC Bancorp or any FC Bancorp Subsidiary.

  (g)
  All loans owned by FC Bancorp or any FC Bancorp Subsidiary, or in which FC Bancorp or any FC Bancorp Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  (h)
  FC Bancorp and each FC Bancorp Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by FC Bancorp and each FC Bancorp Subsidiary are with full recourse to the borrowers, and neither FC Bancorp nor any FC Bancorp Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. To the Knowledge of FC Bancorp, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

  (i)
  Each outstanding loan participation sold by FC Bancorp or any FC Bancorp Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to FC Bancorp or any FC Bancorp Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

        Section 2.21    FC Bancorp Information.

  (a)
  The information relating to FC Bancorp and FC Bancorp Subsidiaries to be provided by FC Bancorp in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to ACNB or the ACNB Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

  (b)
  The information, relating to FC Bancorp and FC Bancorp's Subsidiaries to be provided by FC Bancorp for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 2.22    "Well Capitalized".     FC Bank is "well capitalized" and to FC Bancorp's Knowledge there has not been an event or occurrence since January 1, 2016 that could reasonably be expected to result in determination that FC Bank is not "well capitalized" as determined by the Bank Regulators.

        Section 2.23    Investment Securities.     Except as set forth on FC Bancorp Disclosure Schedule 2.23, none of the investments reflected in the FC Bancorp Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of FC Bancorp to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on FC Bancorp.

        Section 2.24    Equity Plans and Agreements.     Neither FC Bancorp nor any other FC Bancorp Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of FC Bancorp or any FC Bancorp Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in FC Bancorp or any other FC Bancorp Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in FC Bancorp Disclosure Schedule 2.24. FC Bancorp Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

        Section 2.25    Tax Matters.     At the date hereof, FC Bancorp has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist, that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

        Section 2.26    Fairness Opinion.     The FC Bancorp board of directors has received a written opinion from Sandler O'Neill + Partners, L.P. (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by stockholders of FC Bancorp pursuant to this Agreement is fair, from a financial point of view, to such stockholders.

        Section 2.27    Intellectual Property.

  (a)
  FC Bancorp and each FC Bancorp Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of FC Bancorp's or each of the FC Bancorp Subsidiaries' business, and neither FC Bancorp nor any FC Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. FC Bancorp and each FC Bancorp Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To FC Bancorp's Knowledge, the conduct of the business of FC Bancorp and each FC Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

  (b)
  (i) FC Bancorp and each of the FC Bancorp Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all FC Bancorp intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) FC Bancorp's and the FC Bancorp Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the "IT Assets") operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by FC Bancorp in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to the FC Bancorp's Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) FC Bancorp has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

  (c)
  FC Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in FC Bancorp Disclosure Schedule 2.27(c) ("DP Contracts"). A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to ACNB. Other than the DP Contracts, FC Bancorp has no agreement with any other Person for data processing, ATM or other technology services.

        Section 2.28    Trust Accounts.     FC Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. FC Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary. Neither FC Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        Section 2.29    State Takeover Statutes.     The approval of the Merger by the FC Bancorp board of directors constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (a) the restrictions on transactions with "interested stockholders" (as defined in Section 3-601(j) of the MGCL) set forth in Section 3-602 of the MGCL, and (b) the restrictions on "business combinations" (as defined in Section 3-601 of the MGCL) set forth in Subtitle 6 of Title 3 of the MGCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

        Section 2.30    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.     FC Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not have a Material Adverse Effect on FC Bancorp, FC Bank and the FC Bank Subsidiaries, taken as a whole, FC Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

        Section 2.31    Quality of Representations.     Except for the representations and warranties contained in this Article II, neither FC Bancorp, any FC Bancorp Subsidiary nor any other Person on behalf of FC Bancorp or any FC Bancorp Subsidiary makes any other express or implied representation or warranty with respect to FC Bancorp or any FC Bancorp Subsidiary or with respect to any other information provided to ACNB or any ACNB Subsidiary in connection with the transactions contemplated hereunder. Neither FC Bancorp, any FC Bancorp Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to ACNB or any ACNB Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II. ACNB, Acquisition Subsidiary and ACNB Bank acknowledge that neither FC Bancorp nor any FC Bancorp Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACNB AND ACNB BANK

        ACNB and ACNB Bank represent and warrant to FC Bancorp and FC Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the ACNB Disclosure Schedule delivered by ACNB and ACNB Bank to FC Bancorp and FC Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date. ACNB and ACNB Bank have made a good faith effort to ensure that the disclosure on each schedule of the ACNB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the ACNB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

        Section 3.01    Standard.     No representation or warranty of ACNB and ACNB Bank contained in this Article III shall be deemed untrue or incorrect, and ACNB and ACNB Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        Section 3.02    Organization.

  (a)
  ACNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB is a financial holding company duly registered under the BHCA. ACNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. ACNB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on ACNB.

  (b)
  ACNB Bank is a Pennsylvania state-chartered bank and trust company and is regulated by the FDIC and the PDS. ACNB is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. ACNB Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

  (c)
  There are no ACNB Subsidiaries other than ACNB Bank, and those identified on ACNB Disclosure Schedule 3.02. Each of ACNB's Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on ACNB or ACNB Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ACNB. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of ACNB, copies of which have been made available to FC Bancorp, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

  (d)
  The respective minute books of ACNB and ACNB Bank and each other ACNB Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of ACNB and each such ACNB Subsidiary.

  (e)
  Prior to the date of this Agreement, ACNB has delivered to FC Bancorp true and correct copies of the articles of incorporation and bylaws of ACNB and the articles of incorporation and bylaws of ACNB Bank, each as in effect on the date hereof.

  (f)
  ACNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

        Section 3.03    Capitalization.

  (a)
  As of the date of this Agreement, the authorized capital stock of ACNB consists of twenty million (20,000,000) shares of common stock, $2.50 par value ("ACNB Common Stock"), of which seven million sixty nine thousand eight hundred fifty nine (7,069,859) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and twenty million (20,000,000) shares of ACNB Preferred Stock, par value $2.50 per share ("ACNB Preferred Stock"), none of which are outstanding. There are sixty two thousand six hundred (62,600) shares of ACNB Common Stock held by ACNB as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ACNB's shareholders may vote has been issued by ACNB and are outstanding. Except as disclosed in ACNB Disclosure Schedule 3.03(a), neither ACNB nor any ACNB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ACNB Common Stock, or any other security of ACNB or any securities representing the right to vote, purchase or otherwise receive any shares of ACNB Common Stock or any other security of ACNB.

  (b)
  The authorized capital stock of ACNB Bank consists of five hundred thirty three thousand, one hundred fifty three (533,153) shares of common stock, par value of $9.00 per share ("ACNB Bank Common Stock"), of which five hundred thirty three thousand, one hundred fifty three (533,153) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by ACNB. Except as set forth on ACNB Disclosure Schedule 3.03; neither ACNB Bank nor any ACNB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any ACNB Subsidiary or any other security of any ACNB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any ACNB Subsidiary. Except as set forth in ACNB Disclosure Schedule 3.03, ACNB and ACNB Bank owns all of the outstanding shares of capital stock of each ACNB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

  (c)
  Except as set forth in ACNB Disclosure Schedule 3.03, neither (i) ACNB, nor (ii) any other ACNB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of ACNB, ACNB Bank and ACNB Subsidiaries, equity interests held by ACNB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of ACNB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by ACNB or ACNB Bank with respect to any other company's capital stock or the equity of any other person.

        Section 3.04    Authority; No Violation.

  (a)
  ACNB has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and ACNB's articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules (the "ACNB Shareholder Approval"), to consummate the transactions contemplated hereby. ACNB Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by ACNB and the completion by ACNB of the transactions contemplated hereby have been duly and validly approved by the board of directors of ACNB, except for ACNB Shareholder Approval as required and under the PAC, and ACNB's articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, no other corporate proceedings on the part of ACNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACNB and, subject to (i) for ACNB Shareholder Approval as required and under the PAC, and ACNB's articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, (ii) approval and adoption by ACNB as the sole shareholder of ACNB Bank, (iii) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, and (iv) the due and valid execution and delivery of this Agreement by FC Bancorp, constitutes the valid and binding obligation of ACNB enforceable against ACNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

    The Bank Plan of Merger, upon its execution and delivery by ACNB Bank subject to the execution and delivery of the Bank Plan of Merger by FC Bank, will constitute the valid and binding obligation of ACNB Bank, enforceable against ACNB Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b)
  The execution and delivery of this Agreement by ACNB subject to, (i) the execution and delivery of the Bank Plan of Merger by ACNB Bank, (ii) receipt of approvals from the Bank

    Regulators referred to in Section 3.04 hereof and FC Bancorp's and ACNB's compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by ACNB with any of the terms or provisions hereof, will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of ACNB or any ACNB Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ACNB or any ACNB Subsidiary or any of their respective properties or assets; or (C) except as set forth on ACNB Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ACNB or any ACNB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which ACNB or any ACNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on ACNB or any ACNB Subsidiary.

        Section 3.05    Consents.     Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholder/members of Acquisition Subsidiary, ACNB Shareholder approval and by the ACNB board of directors, (c) the approval and adoption of the Bank Plan of Merger by ACNB as sole shareholder of ACNB Bank under applicable law, and (d) except as disclosed in ACNB Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by ACNB, or the Bank Plan of Merger by ACNB Bank, and (ii) the completion by ACNB of the transactions contemplated hereby or by ACNB Bank of the Bank Merger. As of the date hereof, ACNB and ACNB Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of ACNB or ACNB Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.06    Regulatory Reports; Financial Statements; Undisclosed Liabilities.

  (a)
  ACNB has previously made available to FC Bancorp the ACNB Regulatory Reports through March 31, 2019. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of ACNB or ACNB Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

  (b)
  ACNB has previously delivered to FC Bancorp the ACNB Financials as of the date hereof and will deliver all the ACNB Financials after the date hereof. Except as set forth on ACNB Disclosure Schedule 3.06, the ACNB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of ACNB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

  (c)
  At the date of each balance sheet included in the ACNB Financials or ACNB Regulatory Reports, neither ACNB nor ACNB Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ACNB Financials or ACNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to ACNB or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

  (d)
  Except as set forth on ACNB Disclosure Schedule 3.06, the records, systems, controls, data and information of ACNB and the ACNB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ACNB or any ACNB Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d). ACNB (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to ACNB, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to ACNB, including its consolidated ACNB Subsidiaries, is made known to the chief executive officer and the controller of ACNB by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to ACNB's outside auditors and the audit committee of ACNB's board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ACNB's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ACNB's internal control over financial reporting. These disclosures (if any) were made in writing by management to ACNB's auditors and audit committee and a copy has previously been made available to FC Bancorp.

  (e)
  Except as set forth in the ACNB Disclosure Schedule 3.06, since December 31, 2016, each of ACNB and the ACNB Subsidiaries have timely filed all Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto (the "ACNB Regulatory Reports"), that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of ACNB or any of the ACNB Subsidiaries. ACNB has made available to FC Bank the ACNB Regulatory Reports and the ACNB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

  (f)
  Since December 31, 2016, (i) neither ACNB nor any of the ACNB Subsidiaries nor, to the Knowledge of ACNB, ACNB Bank, any director, officer, employee, auditor, accountant or representative of ACNB or any of the ACNB Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACNB or any of the ACNB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACNB or any of the ACNB Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing ACNB or any of the ACNB Subsidiaries, whether or not employed by ACNB or any of the ACNB Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by ACNB or ACNB Bank, or any of their respective officers, directors, employees or agents to the boards of directors of ACNB or ACNB Bank or any committee thereof or to any director or officer of ACNB or ACNB Bank.

  (g)
  No agreement pursuant to which any loans or other assets have been or shall be sold by ACNB or the ACNB Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by ACNB or the ACNB Subsidiaries, to cause ACNB or the ACNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ACNB or the ACNB Subsidiaries, and there has been no agreement. The ACNB Regulatory Reports have disclosed, since December 31, 2018, any cash, stock or other dividend or any other distribution with respect to the capital stock of ACNB that has been declared, set aside or paid.

        Section 3.07    Taxes.

  (a)
  All income and other material or material in the aggregate Tax Returns required to have been filed by ACNB and the ACNB Subsidiaries have been or will be duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes in respect of the periods covered by the Tax Returns pursuant to this Section 3.07(a) due and payable by ACNB and the ACNB Subsidiaries (whether or not shown on any Tax Return) have been paid.

  (b)
  There is no action, audit, dispute or claim now pending or proposed or threatened in writing against ACNB or any of the ACNB Subsidiaries in respect of Taxes. Except as set forth in ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of ACNB or the ACNB Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of ACNB with respect to Taxes other than for Taxes not yet due and payable.

  (c)
  Each of ACNB and the ACNB Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

  (d)
  ACNB Disclosure Schedule 3.07 lists all Tax Returns filed by ACNB or the ACNB Subsidiaries for taxable periods ended on or after December 31, 2016 that have been or are currently the subject of audit. Except as set forth on ACNB Disclosure Schedule 3.07, neither ACNB nor any of the ACNB Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

        Section 3.08    Legal Proceedings.     Except as set forth in ACNB Disclosure Schedule 3.08, neither ACNB nor any ACNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of ACNB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against ACNB, any ACNB Subsidiary or any ACNB Subsidiary employee as an agent of ACNB or any ACNB Subsidiary, (ii) to which ACNB or any ACNB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of ACNB to perform under this Agreement in any material respect. There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon ACNB, any of the ACNB Subsidiaries or the assets of ACNB or any of the ACNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ACNB.

        Section 3.09    No Material Adverse Effect.     Except as set forth in ACNB Disclosure Schedule 3.09, ACNB has not suffered any Material Adverse Effect since December 31, 2018. Since December 31, 2018, ACNB and the ACNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        Section 3.10    Ownership of Property; Insurance Coverage.

  (a)
  ACNB and each of the ACNB Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by ACNB or any ACNB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ACNB Regulatory Reports and in the ACNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a ACNB Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the ACNB Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in ACNB Disclosure Schedule 3.10 (collectively the "ACNB Permitted Encumbrances"). ACNB and the ACNB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by ACNB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in ACNB Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the ACNB Financials.

  (b)
  ACNB and the ACNB Subsidiaries currently maintain insurance considered by ACNB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither ACNB nor any ACNB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by ACNB or any ACNB Subsidiary under such policies.

        Section 3.11    Compliance with Applicable Law.

  (a)
  Each of ACNB and each ACNB Subsidiary is, and since January 1, 2016 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither ACNB nor any ACNB Subsidiary has received any written notice to the contrary since January 1, 2016.

  (b)
  ACNB and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on ACNB.

  (c)
  Except as disclosed on ACNB Disclosure Schedule 3.11, since January 1, 2016, neither ACNB nor any ACNB Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that ACNB or any ACNB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ACNB or any ACNB Subsidiary; (iii) requiring or threatening to require ACNB or any ACNB Subsidiary, or indicating that ACNB or any ACNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ACNB or any ACNB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither ACNB nor any ACNB Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on ACNB Disclosure Schedule 3.11.

        Section 3.12    Employee and Director Benefit Plans.

  (a)
  ACNB Disclosure Schedule 3.12 sets forth all employee or director benefit plans which ACNB, ACNB Bank or any ACNB Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of ACNB,

    ACNB Bank or any ACNB Subsidiary and any beneficiaries thereof or other person, or with respect to which ACNB, ACNB Bank or any ACNB Subsidiary has or may have any obligation or liability, whether actual or contingent (the "ACNB Benefit Plans").

  (b)
  Neither ACNB, ACNB Bank, any ACNB Subsidiary nor any pension plan maintained by ACNB or any ACNB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB, ACNB Bank, or any ACNB Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in ACNB Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any ACNB Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which ACNB or any of its ERISA Affiliates has any liability. ACNB has not provided nor is required to provide security to any plan maintained by ACNB or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC. Neither ACNB nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

  (c)
  All ACNB Benefit Plans that are "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. Except as set forth in ACNB Disclosure Schedule 3.12, all ACNB Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

  (d)
  To the Knowledge of ACNB, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by ACNB or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to ACNB.

  (e)
  ACNB and the ACNB Subsidiaries provide continuation coverage under existing group health plans for separating employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

  (f)
  There are no current or pending or, to the Knowledge of ACNB, threatened audits or investigations by any governmental entity involving any ACNB Benefit Plan, and there are no current or pending or, to the Knowledge of ACNB, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the ACNB Benefit Plans), suits or proceedings involving any ACNB Benefit Plan and, to the Knowledge of ACNB, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

  (g)
  ACNB has not contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

  (h)
  All contributions required to be made under the terms of any ACNB Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on ACNB's consolidated financial statements to the extent required and in accordance with GAAP. ACNB has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. To ACNB's Knowledge, neither any pension plan nor any single-employer plan of ACNB nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither ACNB nor an ERISA Affiliate has an outstanding funding waiver.

        Section 3.13    Labor Matters.     ACNB is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ACNB the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel ACNB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of ACNB, threatened, nor is ACNB aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 3.14    Brokers, Finders and Financial Advisors.     Except for ACNB's engagement of Boenning & Scattergood, Inc. in connection with the transactions contemplated by this Agreement, neither ACNB nor any ACNB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in ACNB Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the ACNB Financials. ACNB Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters between ACNB and Boenning & Scattergood, Inc.

        Section 3.15    Environmental Matters.

  (a)
  Neither ACNB nor any ACNB Subsidiary, nor any properties owned or occupied by ACNB or any ACNB Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to ACNB. There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of ACNB threatened or any investigation pending relating to the liability of ACNB or any ACNB Subsidiary with respect to any property owned or operated by ACNB or any ACNB Subsidiary under any Environmental Law.

  (b)
  No property, now or, to the Knowledge of ACNB, formerly owned or operated by ACNB or any ACNB Subsidiary or on which ACNB or any ACNB Subsidiary holds or, to the Knowledge of ACNB, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against ACNB or any ACNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

  (c)
  (i) ACNB and the ACNB Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by ACNB or any of the ACNB Subsidiaries, or on any property in which ACNB or any of the ACNB Subsidiaries has held a security interest, lien or a fiduciary or management role ("ACNB Loan Property") that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for ACNB or the ACNB Subsidiaries, (iv) neither ACNB nor any of the ACNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ACNB nor any of the ACNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of ACNB or the ACNB Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving ACNB or any of the ACNB Subsidiaries, on any currently or formerly owned or operated property, or any ACNB Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against ACNB or any of the ACNB Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any ACNB Loan Property, and (vii) ACNB has listed in ACNB Disclosure Schedule 3.15 and made available to FC Bancorp copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ACNB, the ACNB Subsidiaries and any owned properties, leased properties or ACNB Loan Property, which were prepared in the last five (5) years, and, solely with respect to ACNB Loan Properties, are material to ACNB.

        Section 3.16    Related Party Transactions.     Neither ACNB nor any ACNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of ACNB or any ACNB Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features.

        Section 3.17    Loans.

  (a)
  Each loan reflected as an asset in the ACNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on ACNB.

  (b)
  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

  (c)
  All loans owned by ACNB or any ACNB Subsidiary, or in which ACNB or any ACNB Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        Section 3.18    Deposit Liabilities.

  (a)
  The Deposit Liabilities of ACNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and ACNB Bank is authorized to hold the Deposit Liabilities. Except for such liens as set forth on the ACNB Bank Disclosure Schedule 3.18, the Deposit Liabilities of ACNB Bank are not subject to any lien, including without limitation any liens in favor of ACNB Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

  (b)
  All of the Deposit Liabilities of ACNB Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations. The Deposit Liabilities of ACNB Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with ACNB Bank's policies and procedures. No Deposit Liabilities of ACNB Bank are maintained by a "money service business" within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of ACNB Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

  (c)
  ACNB Bank has properly accrued interest on the Deposit Liabilities of ACNB Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

  (d)
  None of the Deposit Liabilities of ACNB Bank are "brokered deposits" within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of ACNB Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service. None of the Deposit Liabilities of ACNB Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

  (e)
  With respect to the Deposit Liabilities of ACNB Bank, ACNB Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of FC Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

        Section 3.19    Allowance for Loan Losses.     The allowances for loan losses reflected, and to be reflected, in the ACNB Regulatory Reports and ACNB Financials, and shown, and to be shown, on the balance sheets contained in the ACNB Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither ACNB nor ACNB Bank has been notified in writing by any state or federal bank regulatory agency that ACNB's reserves are inadequate or that the practices and policies of ACNB in establishing its reserves for the years ended December 31, 2018, December 31, 2017 and the three months ended March 31,

2019, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, ACNB's and ACNB Bank's respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

        Section 3.20    ACNB Information.

  (a)
  The information relating to ACNB and ACNB Subsidiaries to be provided by ACNB in the Proxy Statement/Prospectus, the Registration Statement, any filing by ACNB pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, the Proxy Statement/Prospectus (except for such portions thereof as relate only to FC Bancorp or the FC Bancorp Subsidiaries) will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

  (b)
  The information, relating to ACNB and ACNB's Subsidiaries to be provided by ACNB for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 3.21    "Well Capitalized".     ACNB Bank is "well capitalized" and to ACNB's Knowledge there has not been an event or occurrence since January 1, 2019 that could reasonably be expected to result in determination that ACNB Bank is not "well capitalized" as determined by the Bank Regulators.

        Section 3.22    Intellectual Property.     (a) ACNB and each ACNB Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of ACNB's or each of the ACNB Subsidiaries' business, and neither ACNB nor any ACNB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ACNB and each ACNB Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To ACNB's Knowledge, the conduct of the business of ACNB and each ACNB Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

        (b)(i) ACNB and each of the ACNB Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all ACNB intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) ACNB's and the ACNB Subsidiaries' IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by ACNB in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to ACNB's Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) ACNB has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

        Section 3.23    Financing.     As required by this Agreement, three (3) days prior to the Closing Date, ACNB will have available cash sufficient to pay the amounts required to be paid to FC Bancorp stockholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.

        Section 3.24    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.     ACNB Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder. Except as would not be material to ACNB Bank and the ACNB Bank Subsidiaries, taken as a whole, ACNB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

        Section 3.25    Tax Matters.     At the date hereof, ACNB has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC. Neither ACNB, ACNB Bank, nor any member of a Relevant Group, has any plan or intention to reacquire any of the ACNB Common Stock issued in the Merger (except as may be reacquired in the course of ACNB's regular historic reacquisitions of ACNB Common Stock). ACNB plans to continue the historic business of FC Bancorp and FC Bank.

        Section 3.26    Fairness Opinion.     ACNB has received a written opinion from Boenning & Scattergood, Inc. to the effect that (subject to the terms, conditions, and qualifications set forth therein), as of the date hereof, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to ACNB.

        Section 3.27    Securities Documents.     The Securities Documents filed and to be filed by ACNB under the Exchange Act at any time since December 31, 2017 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the ACNB Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of ACNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act.

        Section 3.28    Acquisition Subsidiary Ownership.     ACNB, at all times prior to the Effective Time, shall be the sole member of Acquisition Subsidiary. Acquisition Subsidiary shall be classified as a business entity that is disregarded as an entity for federal income tax purposes under the IRC.

        Section 3.29    Quality of Representations.     Except for the representations and warranties contained in this Article III, neither ACNB, any ACNB Subsidiary nor any other Person on behalf of ACNB or any ACNB Subsidiary makes any other express or implied representation or warranty with respect to ACNB or any ACNB Subsidiary or with respect to any other information provided to FC Bancorp or any FC Bancorp Subsidiary in connection with the transactions contemplated hereunder. Neither ACNB nor any other Person will have or be subject to any liability or indemnification obligation to FC Bancorp or any FC Bancorp Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or other material made available to them in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. FC Bancorp and FC Bank acknowledge that neither ACNB nor any ACNB Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUISITION SUBSIDIARY

        Acquisition Subsidiary herby represents and warrants to FC Bancorp and FC Bank that:

        Section 4.01    Organization.     Acquisition Subsidiary is a limited liability company duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All membership interests of Acquisition Subsidiary are validly issued, fully paid and non-assessable and owned directly by ACNB free and clear of any lien, charge or other encumbrance.

        Section 4.02    Authority.     Acquisition Subsidiary has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, shareholder action) in respect thereof on the part of Acquisition Subsidiary. This Agreement will be a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor's rights or general principles of equity.

        Section 4.03    Approval.     ACNB will, as sole member of Acquisition Subsidiary, vote to approve this Agreement and the Merger.

        Section 4.04    Quality of Representations.     The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
COVENANTS OF THE PARTIES

        Section 5.01    Conduct of FC Bancorp's Business.

  (a)
  From the date of this Agreement to the Closing Date, FC Bancorp and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of ACNB. FC Bancorp will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

  (b)
  From the date hereof to the Closing Date, except as otherwise consented to or approved by ACNB in writing or as permitted, or required, by this Agreement, or as set forth on Schedule 1.02(j), FC Bancorp will not, and will not permit any Subsidiary to:

  (i)
  amend or change any provision of its articles of incorporation or bylaws;

    (ii)
    sell or otherwise dispose of any capital stock, change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for issuances in connection with the exercise of FC Bancorp Options outstanding on the date hereof which are disclosed in their entirety on FC Bancorp Disclosure Schedule 1.02(j).

    (iii)
    issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

    (iv)
    declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (a) that FC Bancorp may pay its ordinary regular quarterly cash dividend not to exceed $0.08 per share of common stock and (b) FC Bank or any other FC Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions out of funds legally available therefore to the extent required to fund the payment by FC Bancorp of (x) its regular quarterly dividend; (y) interest on FC Bancorp's junior subordinated debentures held by FCBI Statutory Capital Trust I; and (z) interest on other FC Bancorp holding company debt in place as of the date hereof and any additional draws, rollovers or renewals not in excess of principal amounts as of the date hereof; and (c) and FCBI Statutory Trust I shall be permitted to make distributions on its capital securities in accordance with the terms thereof;

    (v)
    except in connection with the payment of retention payments in accordance with the provisions of Section 5.25, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, "change in control", "change in control termination" or termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with FC Bancorp or any FC Bancorp Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any FC Bancorp Benefit Plan existing as of the date hereof and as disclosed on Schedule 5.01(b)(v);

    (vi)
    increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that FC Bancorp or any FC Bancorp Subsidiary may pay (w) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with ACNB, Acquisition Subsidiary, and ACNB Bank; (x) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 2.5% in the aggregate; and (y) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $140,000 in the aggregate.

    (vii)
    merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

    (viii)
    sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) other than with respect to transactions involving investment securities, that do not exceed $100,000.00 in the aggregate, or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to ACNB on the same terms it would offer such Loan or interest in a Loan to a third party;

    (ix)
    take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

    (x)
    change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

    (xi)
    waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

    (xii)
    implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, except as may be required by law or regulation;

    (xiii)
    materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

    (xiv)
    materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and FC Bancorp lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

    (xv)
    enter into, renew, extend or modify any transaction with any Affiliate, other than (i) deposit transactions in the ordinary course of business on terms no less favorable to FC Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with FRB Regulation O;

    (xvi)
    change deposit or loan rates, other than in the ordinary course of business consistent with past practice of the FC Bank policies;

    (xvii)
    enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

    (xviii)
    except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on FC Bancorp Disclosure Schedule 5.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement.

    (xix)
    make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

    (xx)
    enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or March 31, 2020;

    (xxi)
    enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit ("Loan") (a) which is in excess of seven hundred fifty thousand dollars ($750,000) or (b) which is not in accordance with applicable law, regulations, and FC Bank's lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;

    (xxii)
    take any action or knowingly failing to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of IRC;

    (xxiii)
    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than FC Bancorp or any FC Bancorp Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of FC Bancorp or any of the FC Bancorp Subsidiaries or successors from terminating or pre-paying such facilities, and (5) do not contain financial terms materially less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice.

    (xxiv)
    make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

    (xxv)
    incur any capital expenditures in excess of $25,000.00 individually or $75,000.00 in the aggregate;

    (xxvi)
    pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by FC Bancorp or the FC Bancorp Subsidiaries (taking into account applicable insurance) not in excess of $75,000.00 individually or $200,000.00 in the aggregate;

    (xxvii)
    issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior approval of ACNB (which approval will not be unreasonably delayed or withheld);

    (xxviii)
    take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

    (xxix)
    purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of FC Bancorp as in effect as of the date hereof consistent with past practice;

    (xxx)
    convert the data processing and related information and/or accounting systems of FC Bancorp or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

    (xxxi)
    agree to do any of the foregoing.

        Section 5.02    Conduct of ACNB's, Acquisition Subsidiary's and ACNB Bank's Business.

        Except as expressly permitted by this Agreement or with the prior approval of FC Bancorp and FC Bank, during the period from the date of this Agreement to the Effective Time, ACNB shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.02.

        Section 5.03    Access; Confidentiality.

  (a)
  From the date of this Agreement through the Closing Date, to the extent permitted by law, FC Bancorp shall afford to, and shall cause each FC Bancorp Subsidiary to afford to, ACNB and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of FC Bancorp will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

  (b)
  ACNB agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of FC Bancorp. FC Bancorp shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

  (c)
  FC Bancorp shall promptly inform ACNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of FC Bancorp or any FC Bancorp Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

  (d)
  FC Bancorp and FC Bank shall permit a representative of ACNB to attend any meeting of their respective loan review or other loan committee as an observer; provided, however, that FC Bancorp and FC Bank shall not be required to permit the ACNB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of FC Bancorp or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to ACNB's participation.

  (e)
  Except as specifically set forth herein, FC Bancorp and ACNB mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

        Section 5.04    Regulatory Matters and Consents.

  (a)
  For the purposes of (x) registering ACNB Common Stock to be offered to holders of FC Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the FC Bancorp stockholder meeting and ACNB shareholder meeting, ACNB shall, as promptly as reasonably practicable, prepare the Registration Statement, and ACNB and FC Bancorp shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act. ACNB and FC Bancorp shall obtain FC Bancorp Financial Statements and ACNB Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement. The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof. ACNB and FC Bancorp shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FC Bancorp and ACNB shall thereafter promptly mail the Proxy Statement/Prospectus to their respective stockholders and shareholders. ACNB and FC Bancorp shall use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

  (b)
  Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. ACNB and FC Bancorp agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of FC Bancorp Common Stock and ACNB Common Stock entitled to vote at their respective stockholders and shareholders meetings at the earliest practicable time.

  (c)
  ACNB and FC Bancorp shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and ACNB shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

  (d)
  In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, not later than 60 days after the date hereof, all necessary documentation, to effect all applications, notices, publications and filings (the "Regulatory Materials"), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. ACNB and FC Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to ACNB and FC Bancorp, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

  (e)
  Notwithstanding anything to the contrary in Section 5.04(d), in no event shall ACNB and FC Bancorp be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on ACNB and FC Bancorp (any of which, a "Materially Burdensome Regulatory Condition").

  (f)
  ACNB and FC Bancorp will use their commercially reasonable best efforts to ensure that the information relating to ACNB and FC Bancorp that is provided by ACNB and FC Bancorp, as applicable, for inclusion in the Proxy Statement/Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        Section 5.05    Taking of Necessary Action.     ACNB and FC Bancorp shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of customary opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

        Section 5.06    Indemnification; Insurance.

          (a)    Indemnification.    For a period of six (6) years after the Effective Time, ACNB shall, to the fullest extent permitted by law or statute, (and except as may otherwise be limited by 12 CFR Part 359), indemnify each person entitled to indemnification from and of FC Bancorp and/or FC Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time, under ACNB's articles of incorporation and bylaws. Provided, however, (i) ACNB shall not be required to indemnify such persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, and (ii) if the indemnified party whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to ACNB such advances if it is ultimately determined that such indemnified Person is not entitled to indemnification, ACNB shall advance expenses to the fullest extent permitted in accordance with its Articles and Bylaws.

        (b)    Insurance.    ACNB shall make an application for and purchase, to the extent a policy can be obtained, a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the FC Bancorp directors' and officers' liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the FC Bancorp insurance policies for a period of six (6) years after the Effective Time; provided, however, that ACNB shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, ACNB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

        (c)    Assumption.    In the event that at or after the Effective Time, ACNB or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

        Section 5.07    No Other Bids and Related Matters.     So long as this Agreement remains in effect, FC Bancorp shall not and shall not authorize or permit any of its directors, officers, employees, agents or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than ACNB or an Affiliate of ACNB) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. FC Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than ACNB and the ACNB Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07. FC Bancorp will notify ACNB orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of FC Bancorp may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the FC Bancorp Board of Directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so would result in a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent FC Bancorp from complying with its obligation to pay the termination fee provided in Section 8.01.

        Section 5.08    Duty to Advise; Duty to Update Disclosure Schedule.     Each of ACNB and FC Bancorp shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. ACNB and FC Bancorp shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).

        Section 5.09    Current Information.

  (a)
  Ongoing Communications.    During the period from the date of this Agreement to the Effective Time, FC Bancorp and ACNB shall, cause one or more of its designated representatives to confer on a weekly or such other basis with representative of ACNB, as mutually determined, regarding their respective representations to each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Not later than the third Tuesday after the end of each month, FC Bancorp shall provide to ACNB a FC Bank balance sheet and statement of operations, without related notes, and a FC Bancorp general ledger for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, FC Bancorp will deliver to ACNB its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, FC Bancorp will deliver to ACNB its annual report.

  (b)
  Board Minutes.    FC Bancorp shall provide to ACNB a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

  (c)
  During the period commencing on the date of this Agreement and ending at the Effective Time, FC Bancorp, not later than the third Tuesday after the end of each calendar month, shall provide to ACNB, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

  (d)
  During the period commencing on the date of this Agreement and ending at the Effective Time, FC Bancorp, not later than the third Tuesday after the end of each month, shall provide to ACNB a written list of (i) all loans classified by it or any regulatory authority as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List," or any other classification of similar import (ii) all commercial and mortgage loans classified as "non-accrual," and (iii) all commercial loans classified as "in substance foreclosed."

        Section 5.10    Phase I Environmental Audit.     FC Bancorp shall permit ACNB to the extent it so elects within ninety (90) days of the date of this Agreement, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by FC Bancorp or any of its Subsidiaries on the date hereof.

        Section 5.11    Stockholders and Shareholders Meetings.

  (a)
  FC Bancorp and ACNB shall promptly take all actions necessary to properly call, convene and hold special meetings of their respective stockholders and shareholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon, in the case of FC Bancorp, a proposal to approve and adopt this Agreement and the transactions contemplated hereby and, in the case of ACNB, a proposal to approve the issuance of ACNB Common Stock to be issued in this transaction under the NASDAQ Listing Agreement and Listing Rules.

  (b)
  The FC Bancorp board of directors will recommend that the stockholders of FC Bancorp approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation; provided, however, that the board of directors of FC Bancorp may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so would result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

  (c)
  The ACNB board of directors will recommend that the shareholders of ACNB approve the issuance of ACNB Common Stock to be issued in this transaction under the NASDAQ Listing Agreement and Listing Rules, and will not withdraw, modify or change in any manner adverse to ACNB hereto such favorable recommendation.

  (d)
  FC Bancorp and ACNB may postpone or adjourn their stockholders or shareholders meetings to the extent they reasonably believe it is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a stockholder or shareholder vote on this Agreement and the Merger.

        Section 5.12    Public Announcements.     Each of ACNB and FC Bancorp shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

        Section 5.13    Maintenance of Insurance.     From the date hereof until the Effective Time, ACNB and FC Bancorp shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

        Section 5.14    Maintenance of Books and Records.     From the date hereof until the Effective Time, ACNB and FC Bancorp shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

        Section 5.15    Taxes.     ACNB and FC Bancorp shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among FC Bancorp and its Subsidiaries, shall be terminated as of the Effective Time.

        Section 5.16    Employee Benefits.

  (a)
  ACNB or its Subsidiaries shall: (i) provide FC Bancorp's and FC Bank's employees who become employees of ACNB or its Subsidiaries credit for all years of service with FC Bancorp or any of its Subsidiaries and predecessors, prior to the Effective Time for the purpose of eligibility to participate and vesting and (ii) cause to be credited any deductibles incurred by FC Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of ACNB after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. ACNB and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of FC Bancorp's current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

  (b)
  FC Bancorp or its Subsidiary shall amend, freeze, merge or terminate any FC Bancorp Benefit Plan effective before the Effective Time at the request of ACNB, provided any such action shall be in compliance with applicable laws. ACNB agrees that if the 401(k) plan maintain by FC Bancorp or FC Bank (the "FC Bancorp 401(k) plan") shall be terminated pursuant to ACNB's request and if permitted by law, regulation and the ACNB 401(k) plan, and there is no material adverse financial impact to ACNB or ACNB 401(k) plan participants: (i) participants in the FC Bancorp 401(k) plan shall become 100% vested in all benefits thereunder; (ii) as soon as administratively practicable following the Effective Time and in accordance with ERISA and the IRC, ACNB shall cause the account balances in the FC Bancorp 401(k) Plan to be either distributed to the participants in the FC Bancorp 401(k) Plan and/or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, and (iii) ACNB shall take all other actions necessary and proper in order to implement the termination of the FC Bancorp 401(k) Plan and related trust. If permitted by law, regulation, and the ACNB 401(k) plan, ACNB agrees to permit participants in the FC Bancorp 401(k) Plan to roll over their account balances in the FC Bancorp 401(k) Plan to the ACNB 401(k) Plan if they become employees of ACNB, and to the extent permitted by ERISA, the IRC and the terms of the ACNB 401(k) plan, permit outstanding loans under the FC Bancorp 401(k) plan to remain outstanding under the ACNB 401(k) plan and subject to current repayment schedules.

  (c)
  Subject to the limitations to such benefits set forth in ACNB's plans and policies, ACNB agrees that all vacation time, sick leave, personal time or similar paid leave accrued by an employee of FC Bancorp or any FC Bancorp Subsidiary which is not used by such employee prior to the Effective Time, shall (i) in the case of employees of FC Bancorp or any FC Bancorp Subsidiary who becomes an employee of ACNB or any ACNB Subsidiary following the Effective Time (other than employees of FC Bancorp or any FC Bancorp Subsidiary who are retained on a temporary or interim basis for a transitional period following the Effective Time not exceeding 270 days) shall be rolled over and available for use by such employee during such employee's service with ACNB as paid time off ("PTO").

  (d)
  Nothing in this Section 5.16, express or implied shall require ACNB to maintain any specific benefit plan of FC Bancorp or to guarantee employment of any employee for any period of time after the Effective Time.

        Section 5.17    System Conversion.     FC Bancorp shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with ACNB.

        Section 5.18    Former FC Bank Branches.     After the Effective Time, and for at least two (2) years thereafter, ACNB will operate the former FC Bank branches as "FCB Bank, a division of ACNB Bank" unless the Board of Directors of ACNB shall determine otherwise upon approval of at least 66% of the Board of Directors of ACNB.

        Section 5.19    ACNB and ACNB Bank Board.

          (a)    ACNB Board.    No later than seven (7) days prior to the initial filing date of the Registration Statement by ACNB with the SEC, FC Bancorp shall propose one (1) Person who is currently serving as a director and is not an officer of FC Bancorp (a) is approved by ACNB's Board of Directors, such approval not to be unreasonably withheld or delayed, (b) meets the requirements of ACNB's Amended and Restated Articles of Incorporation and bylaws, (c) meets the eligibility requirements for a director of ACNB or requirements of any Regulatory Authority relating to ACNB, and (d) meets any NASDAQ listing and independence requirements (the "FC Bancorp Nominee"). Such FC Bancorp Nominee shall have agreed to execute any consent required to be filed with the Registration Statement. On the Closing Date, the FC Bancorp Nominee shall be appointed as a director of ACNB, effective as of immediately following the Effective Time, to hold office until his/her successor is elected and qualified or other in accordance with applicable law and ACNB's Amended and Restated Articles of Incorporation and Bylaws. If the FC Bancorp Nominee initially named shall not be eligible to serve in accordance with this Section 5.19(a), choose not to serve or is unable to serve, then FC Bancorp and ACNB shall mutually agree upon another person meeting the requirements of this Section 5.19(a) to be the FC Bancorp Nominee.

          (b)    ACNB Bank Board.    On the Closing Date, the FC Bancorp Nominee proposed by FC Bancorp and approved by ACNB's Board of Directors and subject to (a) compliance with the ACNB Bank's Amended and Restated Articles of Incorporation and bylaws, (b) such Person meeting the eligibility requirements for a director of ACNB Bank or any Regulatory Authority relating to ACNB and ACNB Bank, (c) approval of such Person by ACNB (which approval will not be unreasonably withheld or delayed), and (d) such Person meeting any NASDAQ listing and independent requirements, shall be appointed as a director of ACNB Bank, effective as of immediately after the Effective Time, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, and ACNB Bank's Amended and Restated Articles of Incorporation and Bylaws.

        Section 5.20    Severance.     ACNB shall and shall cause ACNB Bank to use its best efforts to continue the employment of all current employees of FC Bancorp and FC Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, ACNB agrees to and agrees to cause ACNB Bank to provide severance pay, as set forth below, to any active employee of FC Bancorp or any FC Bancorp Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee's position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay) with ACNB or any ACNB Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement, (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with FC Bancorp or FC Bank or ACNB Bank ("Eligible Employee"). An FC Bancorp or FC Bank employee who is offered a position with ACNB Bank which would require such employee to relocate such employee's regular place of employment more than forty (40) miles from his or her regular place of employment as of the Effective Time, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee. Eligible Employees not subject to FC Bancorp employment, change of control or severance plans or contracts shall receive severance equal to two (2) weeks' pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated Employees may participate in COBRA as provided by law. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, ACNB or the ACNB Subsidiaries will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that ACNB or ACNB's Subsidiaries pays the employer's share of health coverage.

        Section 5.21    Regulatory Conditions.     In the event of the imposition of any Materially Burdensome Regulatory Condition in connection with the Regulatory Approvals, ACNB shall use its commercially reasonable best efforts to obtain the removal of any such condition and FC Bancorp shall use its commercially reasonable best efforts to assist ACNB in this regard.

        Section 5.22    Affiliate Letters.     FC Bancorp shall use its best efforts to cause each person who may be deemed to be an Affiliate of FC Bancorp, to execute and deliver to ACNB as soon as practicable after the Date of this Agreement an Affiliate's letter in the form attached hereto as Exhibit G.

        Section 5.23    Dividends.     After the Date of this Agreement and prior to the Effective Time, ACNB and FC Bancorp shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of FC Bancorp Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of FC Bancorp Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of FC Bancorp Common Stock and any shares of ACNB Common Stock any such holder receives in exchange therefor in the Merger.

        Section 5.24    Additional Agreements.     In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of ACNB, on the one hand, and FC Subsidiary, on the other hand, or to vest ACNB with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of ACNB.

        Section 5.25    Retention.     ACNB and FC Bancorp acknowledge that it may be appropriate to provide certain employees of FC Bank who will not be retained as employees of ACNB or ACNB Bank with an incentive, in the form of a "retention" or "stay" bonus, to remain in the employ of FC Bancorp and/or FC Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion. FC Bancorp may adopt, in consultation with and approval of ACNB, a retention plan (the "Retention Plan") in an amount not to exceed $200,000. FC Bancorp and ACNB shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.25. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on FC Bancorp.

        Section 5.26    Conforming Accounting.     Upon written confirmation from ACNB that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of ACNB, FC Bancorp and FC Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as ACNB reasonably shall request. In addition, prior to the Effective Time, at the request of ACNB, FC Bancorp shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under FC Bancorp or FC Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against FC Bancorp or FC Bank.

        Section 5.27    Control of Operations.     Nothing contained in this Agreement shall give either ACNB or FC Bancorp, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        Section 5.28    Rule 16b-3.     Prior to the Effective Time, ACNB and FC Bancorp shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of FC Bancorp (including derivative securities) or acquisitions of equity securities of ACNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.29    Advisory Board.     As of the Effective Time, ACNB Bank shall establish a regional advisory board for the Frederick County market in which FC Bank operates. All members of the Board of Directors of FC Bancorp in office as of the Effective Time, other than the FC Bancorp Nominee, will be offered the opportunity to serve on the advisory board subject to such compensation, authority, and policies established by ACNB Bank from time to time.

        Section 5.30    NASDAQ Listing and Shareholder Vote on the Issuance of Shares.     ACNB shall take all commercially reasonable actions necessary for the shares of ACNB Common Stock to be issued to the holders of FC Bancorp Common Stock upon consummation of the Merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided ACNB shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ. ACNB shall take all steps necessary for the shareholders of ACNB to vote on the approval of the issuance of ACNB's shares of Common Stock under the NASDAQ Listing Agreement and Listing Rules.

        Section 5.31    Assumption of FC Bancorp Debt.     ACNB acknowledges that FCBI Statutory Trust I hold junior subordinated debentures issued by FC Bancorp and has issued preferred securities which are intended to be "qualified trust preferred securities" as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities ("FC Bancorp Debt"). ACNB agrees to execute and deliver one or more supplemental indentures, guarantees, and other instruments required for the due assumption to the extent required by the terms of such debt, guarantees, securities and other agreements.

ARTICLE VI

CONDITIONS

        Section 6.01    Conditions to Obligations of FC Bancorp under this Agreement.     The obligations of FC Bancorp and FC Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FC Bancorp and FC Bank pursuant to Section 8.03 hereof:

  (a)
  Approval by Stockholders.    This Agreement shall have been approved and adopted by the stockholders of FC Bancorp by such vote as is required by the MGCL and FC Bancorp's articles of incorporation and bylaws.

  (b)
  Representations and Warranties.    The representations and warranties of ACNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. FC Bancorp shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Chief Financial Officer of ACNB to the foregoing effect.

  (c)
  Performance of Obligations of ACNB, Acquisition Subsidiary and ACNB Bank.    ACNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FC Bancorp shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and the Chief Financial Officer of ACNB to the foregoing effect.

  (d)
  Approvals of Governmental Entities.    Procurement by FC Bancorp, FC Bank, ACNB, Acquisition Subsidiary and ACNB Bank of all requisite Regulatory Approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of FC Bancorp determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of FC Bancorp, ACNB, FC Bank, and ACNB Bank.

  (e)
  No Injunction.    There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

  (f)
  No Material Adverse Change.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of ACNB or the ACNB Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to ACNB.

  (g)
  Tax Opinion.    FC Bancorp shall have received an opinion of Miles & Stockbridge PC, special tax counsel to FC Bancorp, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of FC Bancorp, ACNB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

  (h)
  Registration Statement.    The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by FC Bancorp's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

  (i)
  Debt Assumption.    ACNB shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and other documents required to be executed prior to the Effective Time to effect the assumption of FC Bancorp's Debt.

  (j)
  NASDAQ Listing and Approval of Issuance of Shares.    The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of ACNB under its NASDAQ Listing Agreement and the NASDAQ Listing Rules.

  (k)
  Agreements.    ACNB Bank and the individuals delineated on Schedule 1 shall have entered into the agreements in the forms attached as Exhibits B, C, D and E.

  (l)
  FC Bancorp and FC Bank Board Nominee.    All requisite corporate action shall have been taken by ACNB and ACNB Bank such that the FC Bancorp Nominee can commence as a director of ACNB and ACNB Bank immediately after the Effective Time.

        Section 6.02    Conditions to Obligations of ACNB under this Agreement.     The obligations of ACNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by ACNB pursuant to Section 8.03 hereof:

  (a)
  Approval by Shareholders.    This Agreement shall have been approved and adopted by the shareholders of FC Bancorp by such vote as is required by the MGCL and FC Bancorp's articles of incorporation and bylaws.

  (b)
  Representations and Warranties.    The representations and warranties of FC Bancorp set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date. ACNB shall have received a certificate signed on behalf of ACNB by the Chief Executive Officer and Treasurer of FC Bancorp to the foregoing effect.

  (c)
  Performance of Obligations of FC Bancorp.    FC Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ACNB shall have received a certificate signed on behalf of FC Bancorp by the Chief Executive Officer and Treasurer of FC Bancorp to the foregoing effect.

  (d)
  Approvals of Governmental Entities.    Procurement by ACNB, Acquisition Subsidiary, ACNB Bank, FC Bancorp and FC Bank of all requisite Regulatory Approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of ACNB determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to ACNB of the transactions contemplated hereby, the business or financial conditions of ACNB on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of FC Bancorp, ACNB, FC Bank, ACNB Bank, and any other ACNB or FC Bancorp Subsidiary.

  (e)
  No Injunction.    There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of FC Bancorp, ACNB, FC Bank, and ACNB Bank.

  (f)
  Third Party Consents.    ACNB and ACNB Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on ACNB.

  (g)
  No Material Adverse Change.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of FC Bancorp or the FC Bancorp

    Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

  (h)
  Tax Opinion.    ACNB shall have received an opinion of Bybel Rutledge LLP, special counsel to ACNB, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of FC Bancorp, ACNB, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

  (i)
  Dissenting Shares.    No more than seven percent (7%) of the issued and outstanding shares of FC Bancorp Common Stock shall be Dissenting Shares.

  (j)
  Penalties, Costs and Fines.    No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon FC Bancorp, FC Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

  (k)
  Registration Statement.    The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by ACNB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

  (l)
  Affiliate Letter.    ACNB shall have received an Affiliate letter from the FC Bancorp Nominee, which letter shall be in customary form and have such other provisions as ACNB may reasonably require, in the form attached hereto as Exhibit G.

  (m)
  Agreements.    ACNB shall have received executed agreements from the individuals delineated on Schedule 1 in the forms attached as Exhibits B, C, D and E

  (n)
  NASDAQ Listing and Approval of Issuance of Shares.    The shares of ACNB Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time and shall have received the requisite approval for issuance by the shareholders of ACNB under its NASDAQ Listing Agreement and NASDAQ Listing Rules.

  (o)
  Debt Assumption.    ACNB shall have received all executed counterpart documents necessary for the assumption of FC Bancorp Debt effective at Closing.

  (p)
  FC Bancorp Board Nominees.    All requisite corporate action shall have been taken by ACNB such that the FC Bancorp Nominees can commence as directors of ACNB immediately after the Effective Time.

ARTICLE VII

TERMINATION

        Section 7.01    Termination.     This Agreement may be terminated on or at any time prior to the Closing Date:

  (a)
  By the mutual consent, in writing, of the parties hereto if the Board of Directors at each so determine by vote of the majority of its entire Board;

  (b)
  By ACNB or FC Bancorp:

  (i)
  If the Closing Date shall not have occurred on or before June 30, 2020, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

  (ii)
  If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

  (c)
  by FC Bancorp in writing if ACNB has, or by ACNB in writing if FC Bancorp has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by ACNB would have a Material Adverse Effect on ACNB or in the case of a breach by FC Bancorp would have a Material Adverse Effect on FC Bancorp, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

  (d)
  by either ACNB or FC Bancorp if the FC Bancorp's stockholder meeting shall have occurred and the FC Bancorp's stockholders shall have not approved and adopted this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such stockholder vote the board of directors of FC Bancorp shall have withdrawn, modified or changed in a manner adverse to ACNB its approval or recommendation of this Agreement and the transactions contemplated thereby;

  (e)
  by either ACNB or FC Bancorp if the ACNB shareholder meeting shall have occurred and the ACNB shareholders shall have not approved the issuance of shares pursuant to this Agreement in accordance with the Nasdaq Listing Rules; provided, however, that no termination right shall exist for ACNB hereunder if prior to such shareholder vote the board of directors of ACNB shall have withdrawn, modified or changed in a manner adverse to FC Bancorp its approval or recommendation of the proposal to approve the issuance of shares of ACNB Common Stock pursuant to this Agreement;

  (f)
  by either ACNB or FC Bancorp if FC Bancorp's Board of Directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would result in a breach of their fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(f) only after the fifth business day following written notice to ACNB (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising ACNB that FC Bancorp is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle FC Bancorp to terminate this Agreement pursuant to this Section 7.01(f) or any other provision of this Agreement) and only if (i) during such five (5) business day period, FC Bancorp has caused its financial and legal advisors to negotiate with ACNB in good faith (to the extent ACNB chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of FC Bancorp no longer believes it has to terminate this Agreement in order to comply with their fiduciary duties, and (ii) FC Bancorp has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by ACNB and further provided that such termination shall not be effective until FC Bancorp has paid the FC Bancorp Termination Fee to ACNB; or

  (g)
  by FC Bancorp, if the FC Bancorp board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, ("Five Day Period") if both of the following conditions are satisfied:

  (i)
  the ACNB Ratio shall be less than 0.80; and

  (ii)
  the ACNB Ratio shall be less than the number obtained by subtracting 0.15 from the Index Ratio;

    subject to the following three sentences. If FC Bancorp elects to exercise its termination right pursuant to this Section 7.01(g), it shall give prompt written notice to ACNB; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period. During the five business day period commencing with its receipt of such notice, ACNB shall have the option to increase the consideration to be received by the holders of FC Bancorp Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial ACNB Market Share Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the ACNB Determination Date Market Share Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the ACNB Ratio. If ACNB so elects within such five business day period, it shall give prompt written notice to FC Bancorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

    If ACNB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the ACNB Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(g).

        Section 7.02    Effect of Termination.     If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of ACNB or FC Bancorp to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VIII

MISCELLANEOUS

        Section 8.01    Expenses.

  (a)
  Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

  (b)
  If this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed Five Hundred Thousand Dollars ($500,000.00). The payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

  (c)
  If FC Bancorp fails to complete the Merger after the occurrence of one of the following events, and ACNB shall not be in material breach of this Agreement, FC Bancorp shall within one (1) business day of the event, pay ACNB by wire transfer of immediately available funds a fee of $2,400,000.00 (the "FC Bancorp Termination Fee"):

  (i)
  FC Bancorp terminates this Agreement pursuant to Section 7.01(f) hereof;

  (ii)
  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, enters into an agreement, letter of intent or memorandum of understanding with FC Bancorp or any FC Bancorp Subsidiary which relates to an Acquisition Proposal;

  (iii)
  FC Bancorp authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

  (iv)
  the FC Bancorp stockholders vote but fail to approve and adopt this Agreement at the FC Bancorp meeting of stockholders or the FC Bancorp meeting of stockholders is cancelled, if prior to the stockholder vote or cancellation:

  (A)
  the FC Bancorp Board of Directors shall have recommended that the stockholders of FC Bancorp approve or accept an Acquisition Proposal with any Person other than ACNB, Acquisition Subsidiary, ACNB Bank or an Affiliate of ACNB; or

  (B)
  FC Bancorp shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the FC Bancorp meeting of stockholders in accordance with Section 5.11;

    And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than ACNB, ACNB Bank, or an Affiliate of ACNB, and (2) in the instance where the FC Bancorp stockholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the FC Bancorp stockholders meeting.

        Section 8.02    Non-Survival.     All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(f),(h),(i),(j),(k), 5.06, 5.07, 5.16 through 5.20, 5.24 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

        Section 8.03    Amendment, Extension and Waiver.     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after stockholders of FC Bancorp have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of FC Bancorp Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of FC Bancorp or ACNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of ACNB and FC Bancorp and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 8.04    Entire Agreement.     This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

        Section 8.05    No Assignment.     Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 8.06    Notices.     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

  (a)
  If to ACNB, ACNB Bank, or Acquisition Subsidiary to:

    ACNB Corporation
    100 V-Twin Drive
    P.O. Box 3129
    Gettysburg, PA 17325

    Attention: James P. Helt, President and Chief Executive Officer

    Telecopy No.: 717-338-2130
    E-mail: jhelt@acnb.com

    With copy to:

    Bybel Rutledge LLP
    1017 Mumma Road, Suite 302
    Lemoyne, PA 17043

    Attention: Nicholas Bybel, Jr., Esquire
    Telecopy No.: 717-731-8205
    E-mail: bybel@bybelrutledge.com

  (b)
  If to FC Bancorp or FC Bank, to:

    Frederick County Bancorp, Inc.
    9 North Market Street
    Frederick, MD 21701
    Attention: William R. Talley, Jr., President and Chief Executive Officer
    Telecopy No.: 240-529-1495
    E-mail: BTalley@fcbmd.com

    With copy to:

    Buckley LLP
    2001 M Street NW, Suite 500
    Washington, DC 20036

    Attention: Noel M. Gruber, Esquire
    Telecopy No.: 202-349-8080
    E-mail: ngruber@buckleyfirm.com

        Section 8.07    Captions.     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 8.08    Counterparts.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

        Section 8.09    Severability.     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

        Section 8.10    Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACNB CORPORATION
/s/ LYNDA L. GLASS	BY:	/s/ JAMES P. HELT
James P. Helt President and Chief Executive Officer
ATTEST:	ACNB SOUTH ACQUISITION SUBSIDIARY, LLC
/s/ LYNDA L. GLASS	BY:	/s/ JAMES P. HELT
James P. Helt ACNB Corporation, Member
ATTEST:	ACNB BANK
/s/ LYNDA L. GLASS	BY:	/s/ JAMES P. HELT
James P. Helt President and Chief Executive Officer
ATTEST:	FREDERICK COUNTY BANCORP, INC.
/s/ KIMBERLY S. CHANEY	BY:	/s/ WILLIAM R. TALLEY, JR.
William R. Talley, Jr., President and Chief Executive Officer
ATTEST:	FREDERICK COUNTY BANK
/s/ KIMBERLY S. CHANEY	BY:	/s/ WILLIAM R. TALLEY, JR.
William R. Talley, Jr., President and Chief Executive Officer

Signature Page to Agreement and Plan of Reorganization

Exhibit A

FORM OF FREDERICK COUNTY BANCORP, INC.
LETTER AGREEMENT

July 1, 2019

ACNB Corporation
16 Lincoln Square
P.O. Box 3129
Gettysburg, PA17325

Ladies and Gentlemen:

        ACNB Corporation ("ACNB"), ACNB South Acquisition Subsidiary LLC ("Acquisition Subsidiary"), ACNB Bank, Frederick County Bancorp, Inc. ("FC Bancorp") and Frederick County Bank ("FC Bank") are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of July 1, 2019 (the "Agreement").

        Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein FC Bancorp will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary surviving the merger (the "Merger").

        ACNB has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director or executive officer of FC Bancorp, executes and delivers to ACNB this Letter Agreement.

        I understand that ACNB is requiring, as an inducement to its execution and delivery to FC Bancorp of the Agreement, that I execute and deliver to ACNB this Letter Agreement.

        The undersigned, solely in his or her individual capacity as a stockholder, (and not as a fiduciary, trustees, financial advisor, or advisor, including as a director or executive officer of FC Bancorp), in order to induce ACNB to execute and deliver to FC Bancorp the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

  1.
  I agree to be present (in person or by proxy) at all meetings of stockholders of FC Bancorp called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of FC Bancorp common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my "Covered Shares") will be counted for the purpose of determining the presence of a quorum at such meetings.

  2.
  I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

  3.
  I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

  4.
  Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the stockholders of FC Bancorp, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however,

A-A-1

    that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

  5.
  I hereby agree that any shares of FC Bancorp common stock or other voting securities of FC Bancorp with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such FC Bancorp common stock or upon exercise or conversion of any securities of FC Bancorp, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement;

  6.
  I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

  7.
  ACNB recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

  8.
  I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

  9.
  Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore ACNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

        The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a stockholder of FC Bancorp, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of FC Bancorp or FC Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of FC Bancorp or FC Bank.

        This Letter Agreement shall be effective upon acceptance by ACNB. Nothing herein shall be deemed to vest in ACNB any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of FC Bancorp.

        If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, ACNB and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        The undersigned agrees that, in the event of his or her breach of this Letter Agreement, ACNB shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate ACNB for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law,

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any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

        This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to ACNB's rights arising out of any willful breach of any covenant or representation contained herein.

        This Letter Agreement shall be effective upon acceptance by ACNB and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

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The undersigned intends to be legally bound hereby.

Sincerely,
Name
Title
Number of pledged Covered Shares (if any):
Accepted:
ACNB CORPORATION

BY:	James P. Helt, President and Chief Executive Officer

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Exhibit B

ACKNOWLEDGEMENT AND RELEASE

        This Agreement ("Agreement") is made as of July 1, 2019, by and among Frederick County Bancorp, Inc. ("FC Bancorp"), Frederick County Bank ("FC Bank"), ACNB Corporation ("ACNB"), ACNB Bank, and                                    ("Executive").

WITNESSETH:

        WHEREAS, Executive is now serving as                                    of FC Bank; and

        WHEREAS, FC Bank and Executive are parties to that certain FC Employment Agreement dated as of                                    ("FC Employment Agreement") pursuant to which, among other things, Executive would be entitled to benefits upon a "Change in Control" and "Change in Control Termination" as defined therein;

        WHEREAS, Executive has no Supplemental Executive Retirement Plan ("SERP") with FC Bancorp or FC Bank; and

        WHEREAS, FC Bancorp, FC Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which FC Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and FC Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, the Merger will constitute a "Change in Control" of FC Bancorp and FC Bank under the FC Employment Agreement;

        WHEREAS, upon consummation of the Merger, Executive is to be employed in the position of                                    , by ACNB Bank; and

        WHEREAS, FC Bancorp, ACNB, FC Bank, and ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, FC Bancorp, FC Bank, ACNB, and ACNB Bank agree as follows:

        1.     At the Effective Time, Executive is to be employed in the position of                                    , by ACNB Bank, in accordance with and pursuant to the terms of a new Employment Agreement by and between ACNB Bank and                                    dated July 1, 2019.

        2.     Executive hereby agrees that the Merger shall not constitute a Change in Control or Change in Control Termination for purposes of the FC Employment Agreement and Executive shall not be entitled to any payment under the FC Employment Agreement, including for a termination for Good Reason, Change in Control or Change in Control Termination as defined in the respective agreements.

        3.     Effective with the consummation of the Merger, the Executive's rights under the FC Employment Agreement shall terminate and cease and the FC Employment Agreement shall be null and void and of no further legal force or effect. Executive hereby releases ACNB and ACNB Bank and their successors from any obligations under the FC Employment Agreement.

        4.     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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        5.     This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

        6.     This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such cases, the FC Employment Agreement will remain in force and effect.

[Signature Page Follows]

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        In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	FREDERICK COUNTY BANCORP, INC.
BY:
William R. Talley, Jr. President, Chief Executive Officer
ATTEST:	FREDERICK COUNTY BANK
BY:
William R. Talley, Jr. President, Chief Executive Officer
ATTEST:	ACNB CORPORATION
BY:
James P. Helt President, Chief Executive Officer
ATTEST:	ACNB BANK
BY:
James P. Helt President, Chief Executive Officer
WITNESS:	EXECUTIVE

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Exhibit C

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made effective as of the 1st day of July, 2019, between ACNB BANK ("Bank"), a Pennsylvania state-chartered bank having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and                                     ("Executive"), an individual currently employed by Frederick County Bank.

WITNESSETH:

        WHEREAS, the Bank is a subsidiary of ACNB Corporation ("Corporation");

        WHEREAS, Corporation, Bank, ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), Frederick County Bancorp, Inc. ("FC Bancorp"), and Frederick County Bank ("FC Bank") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which FC Bancorp will merge with and into the Acquisition Subsidiary and FC Bank will merge with and into Bank with Bank surviving ("Merger");

        WHEREAS, Executive is a                                    of FC Bancorp and FC Bank, and is a party to an employment agreement with FC Bancorp and FC Bank dated                                    ("FC Agreement"), pursuant to which Executive is entitled to certain benefits and compensation upon certain occurrences following a change of control of FC Bancorp and FC Bank;

        WHEREAS, pursuant to the Merger Agreement, the Bank has agreed to offer Executive the position of                                    of the Bank and this employment agreement;

        WHEREAS, as an inducement for Corporation, Bank, and Subsidiary to enter into the Merger Agreement, Executive agrees to terminate and waive any rights under the FC Agreement, and enter into this Agreement;

        WHEREAS, Executive has no Supplemental Executive Retirement Plan ("SERP") with FC Bancorp or FC Bank;

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the FC Agreement; and

        WHEREAS, Executive desires to be employed by the Bank under the terms and conditions set forth herein.

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AGREEMENT:

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.
Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, under the terms and conditions set forth in this Agreement to commence upon the Closing Date at the Effective Time as defined in the Merger Agreement.

2.
Duties of Executive. Executive shall serve as a                                    of the Bank reporting to the President of the Bank or his designee (i.e. the                                    of the Bank or a Market President of the Bank). Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Board of Directors, the President of the Bank or the President's designee.

3.
Engagement in Other Employment. Executive shall devote all of his working time, ability and attention to the business of the Bank and/or its subsidiaries or affiliates during the term of this Agreement. The Executive shall notify the President of the Bank and the Board of Directors of the Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, the Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Board's reasonable opinion, not in conflict with or detrimental to the Executive's rendition of services on behalf of the Corporation, the Bank and/or any of their subsidiaries or affiliates. Executive may serve on the civic, charitable, and professional associations or groups as delineated on Schedule I for three years after the Closing Date and thereafter subject to the prior written approval of the President of the Bank.

4.
Term of Agreement.

(a)
This Agreement shall be for a three (3) year period (the "Employment Period") beginning on the Closing Date at the Effective Time of the Merger as defined in the Merger Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the "Initial Term"). The Employment Period shall be extended automatically for one (1) additional year on the first anniversary date of the commencement of the Initial Term, and then on each anniversary date of this Agreement thereafter, unless the Bank or Executive gives contrary written notice to the other not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter. References in the Agreement to "Employment Period" shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement. It is the intention of the parties that this Agreement be "Evergreen" unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

    This Agreement shall terminate automatically and be null and void upon a termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

  (b)
  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of

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    Directors or President of the Bank to Executive. As used in this Agreement, "Cause" shall mean any of the following:

              (i)  Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

             (ii)  Executive's failure to follow the good faith lawful instructions of the Board of Directors of the Bank or President of the Bank with respect to its operations, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

            (iii)  Executive's willful failure to substantially perform Executive's duties to the Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

            (iv)  Executive's intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

             (v)  dishonesty or gross negligence of Executive in the performance of his duties;

            (vi)  Executive's (1) removal or prohibition from being an institutional-affiliated party by a final order of an appropriate banking agency or (2) communication from an appropriate banking agency having jurisdiction over the Bank (a) instructing the Bank to terminate Executive's employment, (b) objecting to or disapproving Executive's employment by the Bank, or (c) indicating that Executive is no longer an acceptable selection to serve in the capacity of a                                    of the Bank or                                    of the Bank;

           (vii)  intentional or willful misconduct by Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of the Bank which would reasonably be expected to bring public discredit to the Corporation or the Bank or which would reasonably be expected to result in material financial or other harm to the Corporation or the Bank;

          (viii)  Executive's breach of fiduciary duty involving personal profit;

            (ix)  unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Corporation or the Bank which results or may be reasonably expected to result in material liability to the Corporation or the Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Bank, following an investigation of the claims by a third party unrelated to the Corporation or the Bank chosen by the Executive, the Corporation and the Bank. If the Executive, the Corporation and the Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

             (x)  the willful violation by Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice;

            (xi)  the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

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           (xii)  theft or abuse by Executive of the Corporation's or the Bank's property or the property of the Corporation's or the Bank's customers, employees, contractors, vendors or business associates;

          (xiii)  any act of fraud, misappropriation or personal dishonesty;

          (xiv)  insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of the Bank, after written notice from the Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

           (xv)  the existence of any material conflict between the interests of the Corporation or the Bank and Executive that is not disclosed in writing by Executive to the Corporation and the Bank and approved in writing by the Boards of Directors of the Corporation and the Bank.

    If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

  (c)
  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason. The term "Good Reason" shall mean, unless agreed to in writing by Executive, (i) the assignment of duties and responsibilities inconsistent with Executive's status as a                                    of the Bank and a                                    of the Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than sixty (60) miles from the Bank's principal executive office immediately prior to this Agreement, (iii) any removal of Executive from office or any material adverse change in the terms and conditions of Executive's employment, except for any termination of Executive's employment for Cause, unless such change is applicable to all senior vice presidents, (iv) any reduction in Executive's Annual Base Salary as in effect on the date hereof, except in the case of extraordinary under or nonperformance as determined by the ACNB Compensation Committee, or (v) any failure of the Bank to provide Executive with benefits at least as favorable as those enjoyed by Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all executives.

    Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to the Bank of the existence of the condition and provide the Bank thirty (30) days in which to cure such condition. In the event that the Bank does not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice ("Notice of Termination") to the Bank.

    If such termination occurs for Good Reason prior to the second anniversary date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 2.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive's termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal
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    to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

    If such termination occurs for Good Reason after the second anniversary date of this Agreement, then the Bank shall pay Executive upon receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 1.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings, commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive's termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Coe Section 409A if applicable.

  (d)
  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than sixty percent (60%) of Executive's Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of the Bank subject to the terms and limitations under the Bank Disability Plan, until the earliest of (i) Executive's return to employment, (ii) his attainment of age sixty-five (65), (iii) his death, or (iv) the end of the then existing Employment Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of his disability, or, if Bank cannot provide such benefits because Executive is no longer an employee, Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

  (e)
  In the event that Executive terminates his employment without Good Reason or as a result of a Disability as defined in Section 4(d), all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 22 hereof with respect to arbitration.

  (f)
  Executive agrees that in the event his employment under this Agreement is terminated, Executive hereby resigns as a director of the Corporation or the Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

  (g)
  The term "Agreed Compensation" shall equal Executive's Annual Base Salary under the Agreement.

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5.
Employment Period Compensation.

(a)
Annual Base Salary. For services performed by Executive under this Agreement, the Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $                  per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank may increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of the Bank or any committee of such Board in the resolutions authorizing such increases.

(b)
Bonus. As additional consideration for entering this Agreement, Bank shall pay Executive the bonuses as provided on Exhibit A. In addition, Bank may, from time to time, pay a bonus or bonuses to Executive as the Bank or an affiliate thereof, in its sole discretion, deems it appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

(c)
Paid Time-Off. During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. However, Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors or President of the Corporation and the Bank.

(d)
Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to Executive's eligibility and the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits. The Bank shall not make any changes in such plans or benefits which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(e)
Executive Life Insurance and Long Term Care. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of the executive life insurance plan and long term care program currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors of the Bank authorize a change in such benefits.

(f)
Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Bank for its executive officers.

6.
Termination of Employment Following Change in Control.

(a)
If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause within one (1) year of a Change in Control or (2) if Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of the Change in Control, then the provisions of Section 7 of this Agreement shall apply.

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  (b)
  As used in this Agreement, "Change in Control" shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations and guidance promulgated thereunder:

              (i)  any "person" (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than the Corporation or the Bank or any "person" who on the date hereof is a director or officer of the Corporation or the Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing thirty (30%) percent or more of the total voting power of the Corporation's or the Bank's then outstanding securities;

             (ii)  any "person" or more than one "person" acting as a group acquires ownership of stock of the Corporation or the Bank that together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank; or,

            (iii)  during any period of one (1) year during the term of Executive's employment under this Agreement, individuals who at the beginning of such one (1) year period constitute the Board of Directors of the Corporation or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.
Rights in Event of Termination Following a Change in Control. In the event that Executive terminates employment for Good Reason as defined in Section 4(c) within one hundred eighty (180) days of a Change in Control or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

  The Bank shall pay Executive a lump sum amount equal to and no greater than 1.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings, within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the date of Executive's termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be retroactively reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Corporation's independent auditors, Executive shall remit to Corporation the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, then Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

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8.
Rights in Event of Termination of Employment Absent Change in Control. In the event that Executive's employment is involuntarily terminated by the Bank without Cause prior to the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank's receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 2.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive as of the date of Executive's termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

  In the event that Executive's employment is involuntarily terminated by the Bank without Cause after the second anniversary date of this Agreement and no Change in Control shall have occurred at the date of such termination, the Bank shall pay Executive subject to Bank's receipt of a release substantially in the form of Exhibit B an amount equal to and no greater than 1.0 times Executive's Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in twelve (12) equal monthly installments and shall be subject to federal, state and local tax withholdings commencing within thirty (30) days of termination of employment. In addition, for a period of one (1) year form the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive as of the date of Executive's termination of employment, or, if the Bank cannot provide such benefits because Executive is no longer an employee, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

9.
Covenant Not to Compete.

(a)
Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Bank:

              (i)  be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of the Corporation or the Bank is located during the Employment Period or in any county contiguous to such county (the "Non-Competition Area");

             (ii)  provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are

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    engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

            (iii)  directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Executive's termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries, provided, however that the use of general advertising or social media posts not targeted specifically to such customers, prospects or referral sources, shall not be deemed to be direct or indirect solicitation; or,

            (iv)  directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive's termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

  (b)
  It is expressly understood and agreed that, although Executive and the Corporation and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

  (c)
  The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.

10.
Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of the Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Corporation's and the Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to the Corporation or the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

11.
Work Made for Hire. Any work performed by Executive under this Agreement should be considered a "Work Made for Hire" as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of the Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Bank, and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.
Return of Company Property and Documents. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank and its

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  affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment and keep no copies thereof. The Bank has the right to inspect personal computers and other electronic storage.

13.
Liability Insurance. The Bank shall obtain liability insurance coverage for Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Bank against lawsuits, arbitrations or other legal or regulatory proceedings. Except for gross recklessness, willful misconduct, or commission of a criminal act, the Bank shall indemnify Executive to the fullest extent permitted by Pennsylvania law and the Bank's bylaws, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding, brought against him by reason of the fact that he is or was an officer, executive or agent of the Bank or is or was serving at the request of the Bank or the Corporation as a director, officer, executive or agent of another person or entity. The indemnification contemplated herein shall only be provided to Executive if there is no insurance coverage for the payment of expenses incurred by Executive, in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding, provided under any insurance policy in the name of or for the benefit of the Bank or Executive as the insured.

14.
Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

15.
Survival. The provisions, rights and obligations of Paragraphs 9, 10, 11, 12, 13 and 22 shall survive the expiration or termination of this Agreement.

16.
Section 409A.

(a)
If when Executive's employment terminates, the Executive is a "specified employee," as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six (6) months after Executive's separation from service, as defined in Code Section 409A, for reasons other than Executive's death, (b) the date of Executive's death, or (c) any earlier date that does not result in additional tax or interest to Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(b)
Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the "short-term deferral" rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(c)
The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

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  (d)
  Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a "separation of service" as defined in Code Section 409A.

17.
Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

18.
Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.
Assignment. This Agreement shall not be assignable by any party, except by the Corporation or Bank to any successor in interest to its respective business.

20.
Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Bank and/or the Corporation, including but not limited to the FC Agreement, except the Acknowledgement and Release dated July 1, 2019. This Agreement contains all the covenants and agreements between the parties with respect to employment and related matters.

21.
Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

22.
Arbitration. The Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.

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23.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

24.
Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. In addition, in the event that the Corporation's or the Bank's regulators determine that this Agreement is not a safe and sound practice or in the event that 12 C.F.R. Part 359 applies, then the Bank shall only be required to make such payments as are permitted by the applicable regulatory agency.

25.
Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		ACNB BANK
By
James P. Helt President and Chief Executive Officer
WITNESS:	EXECUTIVE

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EXHIBIT A

Bonus

        Bank shall pay Executive an Initial Sign On Bonus of $            upon completion of the transaction (the Closing Date at the Effective Time as defined in the Merger Agreement), $            upon the systems conversion following the Closing Date or the first business day after the 181st day after the Closing Date (whichever is later) and $            , eighteen months after the Closing Date, all minus applicable taxes and standard deductions.

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 FORM OF
GENERAL RELEASE

        THIS GENERAL RELEASE ("Release") is provided in favor of ACNB Corporation and ACNB Bank (collectively "ACNB") by                        (hereafter "Executive").

BACKGROUND

        A.    Executive has been employed by ACNB in accordance with an Employment Agreement that provides for certain termination compensation and benefits upon receipt of a release satisfactory to ACNB;

        B.    ACNB and Executive have agreed to termination of the employment relationship in accordance with the terms of the Employment Agreement; and

        C.    Executive wishes to accept the termination compensation and benefits and is willing to execute this General Release in favor of ACNB and any entities and individuals affiliated with ACNB as further described in Section 1 hereof.

AGREEMENT

        IN CONSIDERATION of the covenants, mutual promises and agreements contained herein, and intending to be legally bound, Executive and ACNB agree as follows:

        General Release.    In consideration for the compensation extended to Executive under the Employment Agreement, which consideration is in excess of anything of value to which Executive may already be entitled without this Release, the sufficiency of which is hereby acknowledged, Executive, on behalf of himself and his heirs, estates, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge ACNB Corporation, ACNB Bank and all of ACNB's subsidiaries, affiliates and related entities, and all of their Boards, directors, officers, affiliates, agents, contractors, consultants, attorneys, insurers, representatives and employees, past and present, collectively or individually, and their successors and assigns, from any and all claims, demands, losses, liabilities, and causes of action of any nature or kind whatsoever related to Executive's employment with ACNB or separation therefrom, known or unknown, suspected or unsuspected, which arose or accrued on or before the effective date of this Agreement (hereafter collectively referred to as "Claims"). This General Release includes all claims, without limitation, for discrimination, wrongful discharge, breach of contract (whether express or implied), interference with contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, emotional distress, fraud, misrepresentation, conspiracy, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Age Discrimination in Employment Act, as amended, Older Workers Benefit Protection Act, National Labor Relations Act, Fair Labor Standards Act, Federal Equal Pay Act, Immigration Reform and Control Act, Uniformed Services Employment and Reemployment Rights Act, Genetic Information Non-Discrimination Act, Employee Retirement Income Security Act(s), Family and Medical Leave Act, Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, any claim under Maryland law, including Title 20 of the State Government Article of the Maryland Annotated Code, and any other state or local plant closing laws, fair employment practices acts, wage payment and collection laws, minimum wage acts, equal pay acts, and any and all other claims arising under federal, state or local law, rule, regulation, constitution, ordinance, common law or public policy, whether known or unknown, arising up to and including the date of execution of this Agreement. BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS EXECUTIVE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. §621 et. seq., AS AMENDED, OR ANY OTHER STATUTE OR OTHER LAW, BASED ON ACTIONS OF ACNB, ITS EMPLOYEES

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OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE YOU SIGN THIS AGREEMENT.

        This General Release excludes, and Executive does not waive, release, or discharge: (1) any right to file an administrative charge or complaint with, or to participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or National Labor Relations Board (although Executive agrees that Executive shall not seek, accept or be entitled to any monetary relief, whether for Executive individually or as a member of a class or group arising from any such charge, complaint or investigation pursued by Executive or on Executive's behalf, individually or as a member of a class or group); (2) claims which cannot be waived by law; and (3) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and/or award agreements; and further provided, that this General Release does not extend to claims that may arise after the date of execution of this Agreement.

        Executive acknowledges that Executive has been fully compensated for all hours worked during Executive's employment with ACNB, up to and including the date of this Agreement.

        Return of Property.    Executive shall immediately return to ACNB all property belonging to ACNB in accordance with Executive's obligations under the Employment Agreement. No separation compensation will be provided unless and until all property required to be returned to ACNB has been returned by Executive.

        Restrictive Covenants.    Executive shall continue to be bound by the restrictive covenants, including without limitation, those covenants restricting Executive's use of ACNB's confidential and proprietary information and Executive's post-employment activities, all of which covenants and related remedies for breach survive termination of Executive's employment with ACNB.

        No Disparagement.    ACNB and Executive agree not to make disparaging remarks about or engage in other disparagement of each other: ACNB agrees not to make disparaging remarks about or engage in other disparagement of Executive; and Executive agrees not to make disparaging remarks about or engage in other disparagement of ACNB and its directors, officers, executives, employees, affiliates or any other aspect of its operations.

        Non-Admission of Liability.    By making this Agreement, the parties hereto are not admitting that either has committed any wrong. The parties agree that this Agreement is inadmissible as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

        Consideration.    Executive acknowledges and confirms that the only consideration for his execution of this Agreement is set forth herein and in his Employment Agreement, that no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause him to sign this Agreement and that he fully understands the meaning and intent of this Agreement.

        No Modification.    Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by each party or his expressly authorized representative.

        Assignment; Successors and Assigns.    ACNB shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of ACNB, or any successor in interest of ACNB, whether by merger, consolidation, purchase/sale of assets or otherwise without the prior written consent of Executive.

        Governing Law; Jurisdiction and Venue.    This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law provisions, and exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Adams County Court of Common Pleas located in Gettysburg, Pennsylvania.

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        Representations.    Executive makes the following additional representations to ACNB, each of which is significant and an important consideration for ACNB's willingness to enter into this Agreement:

        10.1.  Executive expressly acknowledges that if he did not execute this Agreement, he would not be entitled to receive the compensation provided for in his Employment Agreement.

        10.2.  Executive acknowledges that he has been given a full and fair opportunity to review this Agreement. ACNB specifically recommends that Executive consult with an attorney before executing this Agreement, and Executive has made his own determination about whether to do so. Further, Executive acknowledges that he has had a reasonable time, that is, up to twenty-one (21) days, within which to consider whether to accept this Agreement, and that he is free to accept this Agreement prior to expiration of the twenty-one (21) days if he so desires. Executive further acknowledges that if he has not returned an executed version of this Agreement to ACNB by the close of business on the twenty-first day following delivery of this offer to him, such offer will be deemed to have been withdrawn by ACNB.

        10.3.  Executive agrees that ACNB specifically disclaims any liability for any wrongdoing as may be alleged by Executive and that this Agreement is not and shall not be construed as an admission of any liability or violation of the rights of any individual, violation of any law, statute, duty or contract whatsoever by ACNB.

        10.4.  Executive understands and acknowledges that he may revoke this Agreement at any time during the seven (7) days immediately following the date he signs the Agreement, provided such revocation is provided in writing and received by ACNB at its headquarters in Gettysburg, PA, in which case none of the provisions of the Agreement will have any effect. Executive understands that he will not be entitled to receive any payment under the Agreement until the seven (7) day revocation period has expired without his revoking the Agreement. Acceptance of payment shall be a further indication that Executive has accepted the terms of the Agreement and has decided not to revoke that acceptance.

        10.5.  Executive understands that, by signing this Agreement, Executive will lose his right to sue ACNB, or any of its employees or agents, for any violation of the Age Discrimination in Employment Act (the federal law which prohibits discrimination on the basis of age), or any other statute or other law; and

        10.6.  Executive hereby acknowledges that he fully and completely understands and accepts the terms of this Agreement, has the legal capacity to enter into this Agreement, has had the opportunity to seek the advice of counsel with respect to this Agreement and has signed this Agreement knowingly and voluntarily.

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        IN WITNESS WHEREOF, Executive and ACNB have finally executed this Agreement on the date and year set forth below.

        THIS IS A WAIVER AND RELEASE OF CLAIMS. YOU ARE ADVISED TO READ THIS DOCUMENT AND CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING.

Date delivered to Executive:

Date twenty-one-day consideration period ends:

Date signed by Executive:

Date seven (7) day revocation period ends:

EXECUTIVE

(SEAL)	Date:
ACNB, INC.	ATTEST:

By:

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Exhibit D

ASSUMPTION AND AMENDMENT OF EMPLOYMENT AGREEMENT
WITH CHANGE IN CONTROL ACKNOWLEDGEMENT AND RELEASE

        This Agreement ("Agreement") is made as of July 1, 2019, by and among Frederick County Bancorp, Inc. ("FC Bancorp"), Frederick County Bank ("FC Bank"), ACNB Corporation ("ACNB"), ACNB Bank, and                          ("Executive").

WITNESSETH:

        WHEREAS, Executive is now serving as                        of FC Bank; and

        WHEREAS, FC Bank and Executive are parties to that certain FC Employment Agreement dated as of                        ("FC Employment Agreement") and Executive is not a party to any Supplemental Executive Retirement Plan ("SERP") pursuant to which, among other things, Executive may be entitled to benefits upon a "Change in Control" and "Change in Control Termination" as defined therein; and

        WHEREAS, FC Bancorp, FC Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which FC Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and FC Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, the Merger will constitute a "Change in Control" of FC Bancorp and FC Bank under the FC Employment Agreement;

        WHEREAS, upon consummation of the Merger, Executive will continue to be employed in the position and title of                        by ACNB Bank; and

        WHEREAS, FC Bancorp, ACNB, FC Bank, and ACNB Bank and Executive desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement (the "Effective Time").

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, FC Bancorp, FC Bank, ACNB, and ACNB Bank agree as follows:

        1.    Assumption of Employment Agreement.    At the Effective Time, ACNB Bank will assume Executive's FC Employment Agreement and Executive will continue to be employed in the position of                        by ACNB Bank, with the same title, position and compensation as under the FC Employment Agreement.

        2.    Modification and Amendment to Employment Agreement.    From the execution of this Agreement until the Effective Time and except as modified and amended herein, the terms of Executive's employment will continue in accordance with the terms of Executive's FC Employment Agreement by and between FC Bancorp and FC Bank dated                        .

        3.    Term.    Executive will continue her employment with ACNB Bank from the Effective Time until December 31, 2021. Executive will work a minimum of three (3) business days per week to be selected by Executive so long as she identifies such days to ACNB Bank in advance or unless they otherwise mutually agree.

        4.    Duties of Executive.    Executive will continue to perform her duties as                        , will work to retain, cultivate and service current and prospective relationships on behalf of ACNB Bank and will work with other ACNB Bank lenders to transition her relationships to them. She will also serve as an

A-D-1

Ambassador for ACNB Bank, promote ACNB Bank in the business and general community, assist in fostering new business and assist with pending loans in progress. Because Executive's duties as delineated above are to, among other things, transition and cultivate current clients to and for ACNB Bank, Executive shall have no specific loan origination targets for purposes of her Employment, not meeting loan origination targets shall not constitute a Cause for Termination.

        5.    Compensation and Benefits.    Executive will continue to receive her salary of $            per year, to be paid in accordance with ACNB's standard payroll practices. Paid Time Off (PTO) consisting of                         (            ) days will be included within her salary. Executive will be entitled to participate in or receive the benefits of any employee benefit plan in effect at the Bank, subject to Executive's eligibility and the terms and conditions of said plan, including medical, dental and vision benefits, and participation in any applicable retirement plan. For purposes of her Employment 30 hours per week will satisfy this Eligibility Requirement. Except for home-to-work commuting expenses, Executive will be reimbursed for her work mileage in accordance with ACNB Bank's policy as may be in effect from time to time.

        6.    Additional Consideration.    Provided that Executive executes the Release attached hereto as Exhibit A at the Effective Time, then on the 120th day after the Effective Time, Executive will be entitled to receive the amount of $            , which is to be paid in 24 monthly equal cash payments, subject to applicable deductions and withholdings.

        7.    No Change in Control.    Executive hereby acknowledges and agrees that as of the Effective Time, the Merger shall not constitute a "Change in Control" or "Change in Control Termination" for purposes of the FC Employment Agreement and Executive shall not be entitled to any payment under the FC Employment Agreement, including for a termination for "Good Reason," "Change in Control" or "Change in Control Termination" as defined in the respective agreements.

        8.    Covenant Not to Compete.    From and after the Effective Time, the provisions of Section 7.4 and 7.5 of the FC Employment Agreement shall not be applicable, and the following provisions shall be applicable, to Executive.

          (a)   Executive hereby acknowledges and recognizes the highly competitive nature of the business of ACNB and ACNB Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not, except as otherwise permitted in writing by ACNB Bank:

              (i)  be engaged, directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which ACNB or ACNB Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county in which a branch, office or other facility of ACNB or ACNB Bank is located during the Employment Period or in any county contiguous to such county (the "Non-Competition Area");

             (ii)  provide financial or other assistance to any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which ACNB or ACNB Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in the Non-Competition Area;

            (iii)  directly or indirectly solicit (including advertising, social media or outreach) persons or entities who were customers, prospects or referral sources of ACNB, ACNB Bank or their subsidiaries within two (2) years of Executive's termination of employment, to become a

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    customer or referral source of a person or entity other than ACNB, ACNB Bank or their subsidiaries; or

            (iv)  directly or indirectly solicit employees of ACNB, ACNB Bank or their subsidiaries who were employed within two (2) years of Executive's termination of employment to work for anyone other than ACNB, ACNB Bank or their subsidiaries.

          (b)   It is expressly understood and agreed that, although Executive and ACNB and ACNB Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for ACNB and ACNB Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

          (c)   The provisions of this Section 8 shall be applicable, commencing on the Effective Time and ending on the second anniversary date of the effective date of termination of employment.

        9.    Unauthorized Disclosure.    During the term of her employment after the Effective Time, or at any later time, Executive shall not, without the written consent of the Board of Directors of ACNB Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of ACNB or ACNB Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an executive of ACNB Bank, any material confidential information obtained by her while in the employ of ACNB Bank with respect to any of ACNB's and ACNB Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business, or any business practices the disclosure of which could be or will be damaging to ACNB or ACNB Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by ACNB and ACNB Bank or any information that must be disclosed as required by law.

        10.    Work Made for Hire.    Any work performed by Executive from and after the Effective Time under this Agreement should be considered a "Work Made for Hire" as the phrase is defined by the U.S. Copyright Act of 1976 and shall be owned by and for the express benefit of ACNB Bank and its affiliates and subsidiaries. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to ACNB Bank, and its affiliates and subsidiaries, all of her rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

        11.    Return of Company Property and Documents.    Executive agrees that, at the time of termination of her employment, regardless of the reason for termination, she will deliver to ACNB Bank and its affiliates and subsidiaries, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of her employment and keep no copies thereof. Executive acknowledges that ACNB Bank shall have the right to inspect personal computers and other electronic storage to confirm return of all property.

        12.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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        13.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, and to the extent permitted, assigns.

        14.    Termination of Merger Agreement; Effectiveness.    This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such case, the FC Employment Agreement will remain in force and effect. Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall be interpreted or construed to affect the terms of the FC Employment Agreement or Executive's rights thereunder as of any time prior to the Effective Time.

[Signature Page Follows]

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        In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	FREDERICK COUNTY BANCORP, INC.
	BY:	William R. Talley, Jr. President, Chief Executive Officer
ATTEST:	FREDERICK COUNTY BANK
	BY:	William R. Talley, Jr. President, Chief Executive Officer
ATTEST:	ACNB CORPORATION
	BY:	James P. Helt President, Chief Executive Officer
ATTEST:	ACNB BANK
	BY:	James P. Helt President, Chief Executive Officer
WITNESS:	EXECUTIVE

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Exhibit D

EXHIBIT A

RELEASE

        Effective as of the Effective Time and in accordance with Sections 6 and 7 of the Agreement entitled, Assumption and Amendment of Employment Agreement with Change in Control Acknowledgement and Release, to which this Release is attached as Exhibit A, I hereby acknowledge and agree that the Merger described therein does not constitute a "Change in Control" or "Change in Control Termination" for purposes of the FC Employment Agreement and I am not entitled to any payment under the FC Employment Agreement, including for a termination for "Good Reason," "Change in Control" or "Change in Control Termination" as defined in the FC Employment Agreement. Executive hereby releases FC Bancorp, FC Bank, ACNB Corporation, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC and their successors and assigns from any Change in Control obligations under the FC Employment Agreement.

EXECUTIVE:	WITNESS:

Dated:

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Exhibit E

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (the "Agreement") is made as of July 1, 2019 by and among ACNB Corporation ("ACNB"), ACNB Bank (the "Bank" or "ACNB Bank") and                    (the "Consultant").

WITNESSETH

        WHEREAS, the Consultant is currently employed as the                    of Frederick County Bancorp, Inc. ("FC Bancorp") and Frederick County Bank ("FC Bank") in accordance with an employment agreement among them (the "FC Employment Agreement");

        WHEREAS, FC Bancorp, FC Bank, ACNB, ACNB Bank, and ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary") are entering into an Agreement and Plan of Reorganization ("Merger Agreement") pursuant to which FC Bancorp will merge with and into the Acquisition Subsidiary with Acquisition Subsidiary surviving and FC Bank will merge with and into ACNB Bank with ACNB Bank surviving ("Merger");

        WHEREAS, ACNB Bank desires to be ensured of the Consultant's continued active participation in the business of the Bank following the Merger, specifically during the transition of operations and systems conversion from FC Bank to ACNB Bank (the "Conversion Period");

        WHEREAS, the Consultant is willing to serve the Bank on the terms and conditions hereinafter set forth;

        WHEREAS, ACNB, ACNB Bank and Consultant desire to enter into this Agreement in light of the pending Merger, which Agreement shall only become effective upon the consummation of the Merger on the Closing Date at the Effective Time as provided for in the Merger Agreement.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Consultant, ACNB, and ACNB Bank agree as follows:

        1.    Effective Date and Contingency.    This Agreement shall be effective upon the Closing of the Merger at the Effective Time. Neither party to this Agreement shall have any rights or obligations set forth in this Agreement before it becomes effective. This Agreement shall be null and void if, and at such time as, the Merger Agreement is terminated and the Merger is abandoned for any reason prior to the Effective Time of the Merger (as defined in the Merger Agreement). The obligations of the Bank under this Agreement are subject to and contingent upon the Consultant continuing to be employed by FC Bank from the date hereof until the Effective Time of the Merger.

        2.    Termination of Employment.    Effective upon the closing of the Merger (the "Termination Date"), Consultant's employment with FC Bancorp and FC Bank shall terminate and cease.

        3.    Consulting Term and Services.

          (a)   Subject to the provisions of Section 3(c) hereof, the parties hereto agree that, during the period immediately following the Effective Time of the Merger through and including the later of (i) eighteen (18) months, or (ii) the Conversion Period plus one month (either of which period shall constitute the "Consulting Period"), the Consultant undertakes to provide his personal advice and counsel to ACNB Bank and its subsidiaries and affiliates in connection with the business of the Bank and its subsidiaries and affiliates, including, but not limited to: (i) assisting in the integration of FC Bank's books, systems and operations with those of ACNB Bank following the Merger, (ii) assisting in the transition of all of the employees and customers of FC Bank to ACNB Bank's operations following the Merger, (iii) providing assistance with loan workout issues,

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  (iv) providing introductions to customers, (v) providing cultural support and enhancing customer relationships and business opportunities, and (vi) performing such other services for ACNB Bank as may be from time to time assigned to him by the President and Chief Executive Officer of ACNB Bank or his designee (collectively the "Consulting Services"), subject to the terms and conditions which are set forth herein. The parties estimate that the Consulting Services will average approximately 160 hours per month during the Consulting Period. During the Consu1ting Period, the Consultant shall use his reasonable best efforts to promote the interests of ACNB Bank and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as ACNB Bank and the Consultant may agree. The Consultant shall be available for meetings at such places as designated by ACNB Bank at such times as shall be reasonable and appropriate.

          (b)   During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank, including but not limited to tax purposes and tax withholding. The Consultant acknowledges and agrees that he is: (i) being engaged by the Bank solely as an independent contractor for the specific project and time period set forth herein and that none of the Consultant's services or compensation under this Agreement are intended to constitute, and shall not be deemed or construed to constitute, an employment relationship with the Bank or any of its subsidiaries or affiliates; (ii) responsible to pay, according to applicable laws, all applicable federal, state and local income taxes and al1 applicable Social Security and Medicare taxes with respect to the compensation that he will receive pursuant to this Agreement; and (iii) not eligible to participate in any of the benefit plans of the Bank or any subsidiary or affiliate of the Bank, other than his rights to COBRA benefits stemming from his employment with FC Bank, if applicable.

          (c)   The Consultant may terminate this Agreement by providing at least sixty (60) days written notice to the Bank in accordance with Section 8 of this Agreement. In the event Consultant terminates this Agreement prior to the end of the Consulting Period, the Bank shall have no further obligation to pay the balance of the Project Fee (described at Section 4 hereof). The Bank may terminate the Consulting Period only for Cause (as defined below) upon written notice to the Consultant in accordance with Section 8 of this Agreement. For purposes of this Agreement, termination of the Consultant's services for "Cause" shall mean termination resulting from any of the following by the Consultant: (i) willful or intentional failure to perform his obligations under this Agreement, other than any failure resulting from the Consultant's incapacity due to physical or mental injury or illness; (ii) an act involving moral turpitude; (iii) personal dishonesty, incompetence or willful misconduct; (iv) breach of his obligations hereunder for personal profit; (v) a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), regulatory agreement or final cease-and-desist order; or (vi) a material breach of any of the terms of this Agreement and failure to cure such material breach during a 15-day period following the date on which the Bank gives written notice to the Consultant of the material breach. In the event the Bank terminates the Consulting Period for Cause, the Bank shall have no further obligation to pay the balance of the Project Fee.

        4.    Project Fee.    In consideration of the consulting services to be provided by the Consultant pursuant to Section 3 hereof and the covenants set forth in Section 5 of this Agreement, the Bank agrees to pay the Consultant a total Project Fee of $            . Such Project Fee will be paid in monthly installments of $            during the Consulting Period, payable on the last business day of each month during the Consulting Period. During the Consulting Period, the Bank will reimburse Consultant for reasonable expenses incurred by the Consultant at the request of ACNB Bank, subject to such documentation and prior approva1 as may be required by ACNB Bank and presentation by the Consultant to ACNB Bank of a monthly invoice for disbursements.

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        5.    Restrictive Covenants

          (a)   Trade Secrets.    The Consultant acknowledges that he has had, and will have, access to confidential information of the Bank (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Bank that is unique, valuable and not generally known outside the Bank, and that was obtained from the Bank or which was learned as a result of the performance of services by the Consultant on behalf of the Bank ("Trade Secrets"). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Consultant that constitutes a breach of this Section 5, generally known or available to the public; (ii) is hereafter furnished without restriction on disclosure to the Consultant by a third party, other than an employee or agent of the Bank, who is not under any obligation of confidentiality to the Bank or any parent, subsidiary or affiliate of the Bank; (iii) is disclosed with the written approval of the Bank; or (iv) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Consultant is required to disclose such confidential information, he shall give the Bank notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Bank, the Consultant will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Consultant will deliver promptly to the Bank, at the termination of his services or at any other time at the request of the Bank, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets. The Consultant shall return all tangible evidence of Trade Secrets to the Bank prior to or at the termination of his services with the Bank. Nothing in this Agreement shall limit the right of the Bank to restrain, or obtain damages from the Consultant or with respect to any conduct or disclosure by the Consultant after the term of this Agreement; provided, however, the parties hereto agree that nothing contained in this Agreement limits the Consultant's ability to file a charge or complaint with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Bank or any parent, subsidiary or affiliate of the Bank (the "Government Agencies"). The Consultant further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.

          (b)   Return of Confidential Information.    Upon expiration of the Consulting Period, the Consultant shall promptly deliver to the Bank all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

          (c)   Survival of FC Employment Agreement Prior Restrictive Covenants.    The parties acknowledge that Section 7 of the FC Employment Agreement contains restrictive covenants limiting Consultant's activities both during and after his employment with FC Bank and that such restrictions are intended to survive termination of his employment with FC Bank by their terms. The parties hereby agree that in addition to the protections included in Section 5 of this Agreement, all of the provisions and restrictions set forth at Section 7 of the FC Employment Agreement, with the exception of Section 7.4.2, will apply during the Consulting Period and for an

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  additional twelve (12) months from the end of the Consulting Period, regardless of the reason for termination of the Consulting Period.

          (d)   Irreparable Harm.    The Consultant acknowledges that: (i) the Consultant's compliance with Section 5 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Bank as a going concern, and (ii) any failure by the Consultant to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Consultant fails to comply with the terms and conditions of this Agreement, the obligations of the Bank to pay the Project Fee set forth in Section 4 shall cease, and the Bank will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause the Consultant to comply with this Agreement, to restore to the Bank its property, and to make the Bank whole.

          (e)   Survival.    The provisions set forth in this Section 5 shall survive termination of this Agreement.

          (f)    References to the Bank.    All references to the Bank in this Section 5 shall include ACNB and ACNB Bank.

        6.    Tax Reporting and Withholding.    The parties agree that the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank for purposes of tax reporting and withholding; however, in the event that the Bank reasonably determines that any payment required to be made by the Bank hereunder to the Consultant is subject to tax withholding or payroll deductions pursuant to any applicable law or regulation, then the Bank shall withhold such amounts, if any, as may be required by such law or regulation.

        7.    Assignment.    The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Consultant may not assign or transfer this Agreement or any rights or obligations hereunder.

        8.    Notices.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to ACNB Bank, then to:	If to Consultant, then to:
James P. Helt, President & Chief Executive Officer	[ADDRESS]
ACNB Bank	[ADDRESS]
100 V-Twin Drive
P.O. Box 3129
Gettysburg, PA 17325

        9.    Amendment; Waiver.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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        10.    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

        11.    Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        13.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

        14.    Regulatory Prohibition.    Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Consultant pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

        15.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Each party shall bear its respective cost of all fees and expenses associated with the arbitration proceedings with the AAA, whether such filing is made on behalf of the Bank or the Consultant, and the patties shall share equally the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA, unless otherwise agreed to by the parties.

        16.    Entire Agreement.    This Agreement embodies the entire Agreement between the Bank and the Consultant with respect to the matters agreed to herein. All prior agreements between the Bank and the Consultant with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

        17.    Termination of Merger Agreement.    This Agreement shall terminate and be of no force or effect in the event of termination of the Merger Agreement in accordance with its terms. In such cases, the FC Employment Agreement will remain in force and effect.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	ACNB CORPORATION
BY:
James P. Helt President, Chief Executive Officer
ATTEST:	ACNB BANK
BY:
James P. Helt President, Chief Executive Officer
WITNESS:	CONSULTANT

A-E-6

Exhibit F

FORM OF
BANK PLAN OF MERGER

between

ACNB BANK

and

FREDERICK COUNTY BANK

        This Bank Plan of Merger (the "Bank Plan of Merger") is made as of this                    day of                    , 2019, between ACNB Bank, a Pennsylvania state-chartered bank and trust company having its principal banking office at 16 Lincoln Square, Gettysburg, Pennsylvania ("ACNB Bank") and Frederick County Bank, a Maryland state-chartered commercial bank having its principal banking office at 9 North Market Street, Frederick, Maryland ("FC Bank") (the two parties sometimes collectively referred to as the "Constituent Banks").

        WHEREAS, FC Bank is a wholly-owned subsidiary of Frederick County Bancorp, Inc., a Maryland corporation ("FC Bancorp") and ACNB Bank is a wholly-owned subsidiary of ACNB Corporation, a Pennsylvania corporation ("ACNB"); and

        WHEREAS, ACNB, ACNB Bank, ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), FC Bancorp, and FC Bank have entered into an Agreement and Plan of Reorganization, dated as of July 1, 2019 (the "Agreement"), providing for, among other things, the execution of this Bank Plan of Merger and the merger of FC Bank with and into ACNB Bank in accordance with the terms and conditions hereinafter set forth (the "Bank Merger") immediately following the merger of FC Bancorp into Acquisition Subsidiary pursuant to the Agreement.

        NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

        1.1    The Merger.    At the Effective Time, as hereinafter defined, FC Bank shall be merged with and into ACNB Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code") and the Maryland Financial Institutions Code (the "MFIC"); the separate existence of FC Bank shall cease; and ACNB Bank shall be the surviving bank (the "Surviving Bank"), in accordance with this Bank Plan of Merger. The "Effective Time" shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State and the Maryland Department of Assessments and Taxation, or at such time as may be specified in such articles of merger. In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of FC Bancorp into Acquisition Subsidiary shall have been consummated; (b) the sole shareholders of ACNB Bank and FC Bank shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities, the Maryland Office of the Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

        1.2.    Name.    The name of the Surviving Bank shall be "ACNB Bank" and the location of its principal office shall be 16 Lincoln Square, Gettysburg, Pennsylvania.

        1.3    Articles of Incorporation.    At the Effective Time, the articles of incorporation of ACNB Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

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        1.4    Bylaws.    At the Effective Time, the bylaws of ACNB Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

        1.5    Effect of Bank Merger.    At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code and the MFIC. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

        1.6    Continuation in Business.    The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of FC Bank's and ACNB Bank's present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

        1.7    Directors.    At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be the directors of ACNB Bank prior to the Effective Time, plus the FC Bancorp Nominee as provided for in Section 5.19 of the Agreement, and shall be named in the Articles of Merger.

        1.8    Officers.    The officers of the Surviving Bank shall be:

President:	James P. Helt
Secretary:	Lynda L. Glass
Treasurer:	David W. Cathell

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

        1.9    Employees.    At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2. CONVERSION OF SHARES.

        The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

        2.1    Stock of ACNB Bank.    The authorized capital stock of ACNB Bank, as the successor institution, shall be 553,153 shares of common stock, $9.00 par value. ACNB Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of ACNB Bank, $9.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of ACNB Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

        2.2    Stock of FC Bank.    Each share of common stock, par value $10.00 per share, of FC Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

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SECTION 3. MISCELLANEOUS.

        3.1    Conditions.    The obligations of FC Bank and ACNB Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

        3.2    Termination and Amendment.    This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

        3.3    Notices.    Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

        3.4    Captions.    The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

        3.5    Counterparts.    This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

        3.6    Severability.    If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        3.7    Governing Law.    This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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        IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	ACNB BANK
BY:
James P. Helt President and Chief Executive Officer
ATTEST:	FREDERICK COUNTY BANK
BY:
William R. Talley, Jr., President and Chief Executive Officer

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Exhibit G

                        , 20

ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325

  Re:    Affiliate Agreement

Ladies and Gentlemen:

        Pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of July 1, 2019 by and among ACNB Corporation ("ACNB"), ACNB South Acquisition Subsidiary, LLC ("Acquisition Subsidiary"), ACNB Bank, Frederick County Bancorp, Inc. ("FC Bancorp"), and Frederick County Bank ("FC Bank") whereby FC Bancorp will merge with and into the Acquisition Subsidiary (the "Merger"), and all of the outstanding common stock of FC Bancorp (the "FC Bancorp Common Stock") will be converted into the right to receive common stock of ACNB (the "ACNB Common Stock"), it is anticipated that I will be appointed or elected to the boards of directors of ACNB and ACNB Bank.

        I have been advised that, as a director of ACNB and ACNB Bank, I may be deemed an "affiliate" of ACNB, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

        I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of ACNB Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

        I hereby consent to the placement of a stop transfer order with ACNB's stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of ACNB Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO ACNB CORPORATION AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144."

        ACNB's stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of ACNB Common Stock owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

        I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

            (i)  any shares of the ACNB Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

           (ii)  ACNB shall have received a "no action" letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to ACNB, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

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        For so long as and to the extent necessary to permit the undersigned to sell the ACNB Common Stock that I own pursuant to SEC Rule 144, ACNB shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,
Witness:	[Name]

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Annex B

July 1, 2019

Board of Directors
ACNB Corporation
16 Lincoln Square
Gettysburg, Pennsylvania 17325

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to ACNB Corporation ("ACNB") of the Exchange Ratio (as defined below) in the proposed merger (the "Proposed Merger") by and among ACNB, ACNB South Acquisition Subsidiary, LLC, a Pennsylvania limited liability company ("Acquisition Subsidiary"), ACNB Bank, a Pennsylvania state-chartered bank and trust company, Frederick County Bancorp, Inc., a Maryland corporation ("FCBI") and Frederick County Bank, a Maryland chartered commercial bank, as set forth in the Agreement and Plan of Reorganization dated July 1, 2019 (the "Merger Agreement"). As detailed in the Merger Agreement, FCBI will merge with and into Acquisition Subsidiary, and each FCBI common share, par value $0.01 per share ("FCBI Common Stock") issued and outstanding (other than (i) FCBI Common Stock that is either issued and held in treasury by FCBI or issued and held by ACNB, or (ii) FCBI Common Stock as to which appraisal rights are perfected under the Maryland General Corporation Law) shall be cancelled and converted into the right to receive 0.9900 shares of common stock, $2.50 par value, of ACNB (the "Exchange Ratio"). In addition, all FCBI stock options outstanding at the effective time of the Proposed Merger shall be redeemed for cash in an amount equal to the number of shares of FCBI common stock covered by such FCBI stock option multiplied by the excess, if any, of the product of the ACNB Determination Date Market Share Price, as defined in the Merger Agreement, multiplied by the Exchange Ratio over the exercise price per share of such FCBI stock option.

        Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, ACNB and FCBI or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of ACNB and FCBI for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

        We have acted as financial advisor to ACNB solely in connection with the Proposed Merger and will receive a fee for our service, a significant portion of which is contingent upon consummation of the Proposed Merger. A portion of our fee is payable upon rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. ACNB has also agreed to indemnify us against certain liabilities arising out of our engagement.

        Boenning & Scattergood, Inc. has not had any material investment banking relationship with FCBI during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and FCBI, on the other hand. Boenning & Scattergood, Inc. has not had any material investment banking relationship with ACNB during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and

ACNB, on the other hand. Boenning & Scattergood, Inc. may provide investment banking services to ACNB in the future, although there is no agreement to do so.

        In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of ACNB and FCBI and reviewed certain internal financial analyses and forecasts prepared by the management of ACNB and FCBI, (ii) reviewed a draft of the Merger Agreement dated July 1, 2019 (the most recent draft made available to us), (iii) reviewed and analyzed the stock market performance and trading history of ACNB and FCBI, (iv) studied and analyzed the consolidated financial and operating data of ACNB and FCBI, (v) reviewed the pro forma financial impact of the Proposed Merger on ACNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of ACNB and FCBI, and relied upon by us at the direction of such management and with the consent of ACNB, (vi) considered the nature and financial terms of the Proposed Merger between ACNB and FCBI as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry, (vii) met and/or communicated with certain members of ACNB's and FCBI's senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally.

        In conducting our review and arriving at our opinion, we have relied on information and representations made or given by ACNB and FCBI, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by ACNB and FCBI including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning ACNB and FCBI or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed, at the direction of ACNB, that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of ACNB and FCBI as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of FCBI or ACNB, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

        With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of ACNB and FCBI, we have assumed, based on discussions with ACNB management and with the consent of the ACNB Board, that such information, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgment of the management of ACNB and FCBI as to their most likely future performance. It is understood that the portion of the foregoing financial information of ACNB and FCBI that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, of ACNB and FCBI referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have further relied on the assurances of management of ACNB and FCBI that they are not aware of any facts or circumstances that would make any of such information inaccurate, incomplete or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowances for loan losses indicated on the balance sheets of ACNB and FCBI are adequate to cover such losses; we have not reviewed individual loans or credit files of ACNB or FCBI. We have assumed that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents are true and correct, that each party under the agreements and documents will perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents are not waived. We have assumed that the Merger Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above) represents the entire agreement between the parties, that it has not been modified or amended, and that its terms have not been superseded or supplemented by other agreements or documents, with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of FCBI Common Stock. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will materially affect either ACNB or FCBI, the combined entity or the contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger. We have also assumed, with your consent, that the Proposed Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Proposed Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

        Our opinion is based solely upon (i) information provided to us by ACNB and FCBI and their respective officers, directors, auditors, counsel and other agents; (ii) public filings, releases and other information issued by ACNB and FCBI including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources; and (iii) market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and, accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Proposed Merger to ACNB. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that ACNB's Board of Directors has considered or may be considering, nor does it address the underlying business decision of ACNB's Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which ACNB's securities or FCBI's securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that ACNB has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of ACNB's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to ACNB's Board of Directors in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.'s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included, in its entirety, in any filing made by ACNB with the Securities and Exchange Commission with respect to the Proposed Merger; provided, however, that any description of, or reference to, our opinion, or to Boenning & Scattergood, Inc., shall be in a form reasonably acceptable to us and to our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

        This opinion has been approved by Boenning & Scattergood, Inc.'s fairness opinion committee in accordance with our written procedures for approval of fairness opinions. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of FCBI Common Stock in the Proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Proposed Merger, is fair, from a financial point of view, to ACNB.

Sincerely,

Boenning & Scattergood, Inc.

Annex C

[Letterhead of Sandler O'Neill & Partners, L.P.]

July 1, 2019

Board of Directors
Frederick County Bancorp, Inc.
9 North Market Street
Frederick, MD 21701

Ladies and Gentlemen:

        Frederick County Bancorp, Inc. ("FC Bancorp"), Frederick County Bank, a wholly-owned subsidiary of FC Bancorp ("FC Bank"), ACNB Corporation ("ACNB") and ACNB South Acquisition Subsidiary, LLC, a wholly-owned subsidiary of ACNB ("Acquisition Subsidiary"), are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which FC Bancorp will, subject to the terms and conditions set forth in the Agreement, merge with and into Acquisition Subsidiary with Acquisition Subsidiary being the surviving entity (the "Merger"). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of FC Bancorp's Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of FC Bancorp Common Stock as specified in the Agreement, will be converted into the right to receive 0.9900 shares of ACNB Common Stock (the "Exchange Ratio"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of FC Bancorp Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 1, 2019; (ii) certain publicly available financial statements and other historical financial information of FC Bancorp and FC Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ACNB and its subsidiaries that we deemed relevant; (iv) certain internal financial projections for FC Bancorp for the years ending December 31, 2019 through December 31, 2023, as well as estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of FC Bancorp; (v) certain internal financial projections for ACNB for the years ending December 31, 2019 through December 31, 2022 as well as a long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of ACNB, and estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as directed by the senior management of ACNB; (vi) the pro forma financial impact of the Merger on ACNB based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB; (vii) the publicly reported historical price and trading activity for FC Bancorp Common Stock and ACNB Common Stock, including a comparison of certain stock market information for FC Bancorp Common Stock and ACNB Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for FC Bancorp and ACNB with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of FC Bancorp and its representatives the business, financial condition, results of operations and prospects of FC Bancorp and held similar discussions with certain members of the senior management of ACNB and its representatives regarding the business, financial condition, results of operations and prospects of ACNB.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by FC Bancorp or ACNB or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of FC Bancorp and ACNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FC Bancorp, ACNB or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of FC Bancorp, ACNB or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FC Bancorp, ACNB or any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to FC Bancorp, ACNB or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for FC Bancorp, ACNB and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used certain internal financial projections for FC Bancorp for the years ending December 31, 2019 through December 31, 2023, as well as estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of FC Bancorp. In addition, Sandler O'Neill used certain internal financial projections for ACNB for the years ending December 31, 2019 through December 31, 2022 as well as a long-term annual earnings per share growth rate for the years thereafter, as provided by the senior management of ACNB, and estimated dividends per share for the nine months ended December 31, 2019 and for the years ending December 31, 2020 through December 31, 2023, as directed by the senior management of ACNB. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of ACNB. With respect to the foregoing information, the respective senior managements of FC Bancorp and ACNB confirmed to us that such information reflected the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of FC Bancorp and ACNB, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of FC Bancorp or ACNB since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FC Bancorp and ACNB will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on FC Bancorp, ACNB, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that FC Bancorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of FC Bancorp Common Stock or ACNB Common Stock at any time or what the value of ACNB Common Stock will be once it is actually received by the holders of FC Bancorp Common Stock.

        We have acted as FC Bancorp's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. FC Bancorp has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to FC Bancorp, nor has Sandler O'Neill provided any investment banking services to ACNB in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FC Bancorp and ACNB and their respective affiliates. We may also actively trade the equity and debt securities of FC Bancorp and ACNB and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of FC Bancorp in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of FC Bancorp as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of FC Bancorp Common Stock and does not address the underlying business decision of FC Bancorp to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for FC Bancorp or the effect of any other transaction in which FC Bancorp might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of FC Bancorp or ACNB, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion may not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of FC Bancorp Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

Annex D

APPRAISAL RIGHTS

§ 3-201. Definitions

In general

        (a)   In this subtitle the following words have the meanings indicated.

Affiliate

        (b)   "Affiliate" has the meaning stated in § 3-601 of this title.

Associate

        (c)   "Associate" has the meaning stated in § 3-601 of this title.

Beneficial owner

        (d)   "Beneficial owner", when used with respect to any voting stock, means a person that:

          (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

          (2)   Individually or with any of its affiliates or associates, has:

              (i)  The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

             (ii)  Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

          (3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

Executive officer

        (e)   "Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

Successor

        (f)(1)  "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

        (2)   "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

Voting stock

        (g)   "Voting stock" has the meaning stated in § 3-601 of this title.

 § 3-202. Fair value, right to from successors

In general

        (a)   Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1)   The corporation consolidates or merges with another corporation;

          (2)   The stockholder's stock is to be acquired in a share exchange;

          (3)   The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

          (4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

          (5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

          (6)   The corporation is converted in accordance with § 3-901 of this title.

Basis of fair value

        (b)(1)  Fair value is determined as of the close of business:

            (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

           (ii)  With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

        (2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

        (3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

Demand of fair value

        (c)   Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

          (1)   Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2)   The stock is that of the successor in a merger, unless:

              (i)  The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

          (3)   The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

          (4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

          (5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 19401and the value placed on the stock in the transaction is its net asset value.

Merger, consolidation, or share exchange of a Maryland corporation

        (d)   With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

          (1)   In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

              (i)  Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

             (ii)  Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

            (iii)  Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

          (2)   The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

              (i)  The day the stockholders voted on the transaction objected to; or

             (ii)  With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

          (3)   Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

Beneficial owners

        (e)   If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

 § 3-203. Duties of objecting stockholders

In general

        (a)   A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

          (1)   Shall file with the corporation a written objection to the proposed transaction:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

          (2)   May not vote in favor of the transaction; and

          (3)   Shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment:

              (i)  Within 20 days after the Department accepts the articles for record; or

             (ii)  Within 20 days after consummation of the transfer or transaction with respect to:

              1.     A transfer of assets in a manner requiring stockholder approval under § 3-105 of this title; or

              2.     A transaction that is governed by § 3-603(b) of this title or exempted by § 3-603(b) of this title, for which no articles are required to be filed with the Department.

Failure to comply with section

        (b)   A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand

        A stockholder who demands payment for his stock under this subtitle:

          (1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

          (2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Consent to demand withdrawal

        A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of stockholder rights

In general

        (a)   The rights of a stockholder who demands payment are restored in full, if:

          (1)   The demand for payment is withdrawn;

          (2)   A petition for an appraisal is not filed within the time required by this subtitle;

          (3)   A court determines that the stockholder is not entitled to relief; or

          (4)   The transaction objected to is abandoned or rescinded.

Entitlements after restoration of rights

        (b)   The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Successor's duty, notice and offer

In general

        (a)(1)  The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

        (2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

            (i)  A balance sheet as of a date not more than six months before the date of the offer;

           (ii)  A profit and loss statement for the 12 months ending on the date of the balance sheet; and

          (iii)  Any other information the successor considers pertinent.

Delivery of notice and offer

        (b)   The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal

In general

        (a)   Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

Consolidation of suits; joinder of objectors

        (b)(1)  If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

        (2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Submission of certificate for notation

In general

        (a)   At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

Transfer of stock bearing notation

        (b)   If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Report of appraisers

Court to appoint appraisers

        (a)   If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

Report of appraisers

        (b)   Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

Contents of report

        (c)   The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

Service of report; objection

        (d)(1)  On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

        (2)   Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Court order upon appraisers report

Order of court

        (a)   The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

          (1)   Confirms, modifies, or rejects it; and

          (2)   If appropriate, sets the time for payment to the stockholder.

Procedure after order

        (b)(1)  If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

        (2)   If the appraisers' report is rejected, the court may:

            (i)  Determine the fair value of the stock and enter judgment for the stockholder; or

           (ii)  Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

Judgment includes interest

        (c)(1)  Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

        (2)   The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

            (i)  The price which the successor offered for the stock;

           (ii)  The financial statements and other information furnished to the stockholder; and

          (iii)  Any other circumstances it considers relevant.

Costs of proceedings

        (d)(1)  The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

            (i)  The price which the successor offered for the stock;

           (ii)  The financial statements and other information furnished to the stockholder; and

          (iii)  Any other circumstances it considers relevant.

        (2)   Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

            (i)  The successor did not make an offer for the stock under § 3-207 of this subtitle; or

           (ii)  The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

Effect of judgment

        (e)   The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock to successor

        The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

          (1)   The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

          (2)   Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

 § 3-213. Rights of successor

In general

        (a)   A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

Successor in transfer of assets

        (b)   After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

Successor in consolidation or merger

        (c)   Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the Registrant in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the Registrant, by reason of the fact that they were or are such representatives, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.

        The Bylaws of the Registrant provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and reasonably believed such actions were in the best interests of the Registrant. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Registrant and its subsidiaries.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, we have been informed that, in the opinion of the SEC, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No	Description of Exhibits
2.1	Agreement and Plan of Reorganization by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Frederick County Bancorp, Inc., and Frederick County Bank dated as of July 1, 2019 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; ACNB Corporation and Frederick County Bancorp, Inc. agree to furnish copies of Schedules to the Securities and Exchange Commission upon request.
2.2
Agreement and Plan of Reorganization by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, New Windsor Bancorp, Inc., and New Windsor State Bank dated as of November 21, 2016, as amended. (Incorporated by reference to Annex A of the Registrant's Registration Statement No. 333-215914 on Form S-4, filed with the Commission on February 6, 2017.) Schedules are omitted; the Registrant agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.
2.3
Amendment No. 2 to Agreement and Plan of Reorganization by and among ACNB Corporation, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, New Windsor Bancorp, Inc., and New Windsor State Bank dated as of April 18, 2017. (Incorporated by reference to Exhibit 2.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 4, 2017.)

Exhibit No	Description of Exhibits
3.1	Amended and Restated Articles of Incorporation of ACNB Corporation. (Incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on May 7, 2018.)
3.2	Bylaws of ACNB Corporation, as amended. (Incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on May 7, 2018.)
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent)*
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent)
8.2	Tax Matters Opinion of Miles & Stockbridge P.C. (including consent)
10.1
ACNB Corporation, ACNB Acquisition Subsidiary LLC, and Russell Insurance Group, Inc. Stock Purchase Agreement. (Incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 15, 2005.)
10.2
Amended and Restated Executive Supplemental Life Insurance Plan—Applicable to James P. Helt, David W. Cathell and Lynda L. Glass. (Incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 6, 2015.)
10.3
Amended and Restated Director Supplemental Life Insurance Plan—Applicable to Richard L. Alloway II, Frank Elsner, III, Todd L. Herring, Scott L. Kelley, James J. Lott, Donna M. Newell, J. Emmett Patterson, Daniel W. Potts, Marian B. Schultz, D. Arthur Seibel, Jr., David L. Sites, Alan J. Stock and James E. Williams. (Incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 6, 2015.)
10.4
Amended and Restated Director Deferred Fee Plan—Applicable to Richard L. Alloway II, Frank Elsner, III, Todd L. Herring, Scott L. Kelley, James J. Lott, Donna M. Newell, J. Emmett Patterson, Marian B. Schultz, David L. Sites, Alan J. Stock and James E. Williams. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on January 6, 2012.)
10.5
ACNB Bank Salary Savings Plan. (Incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 12, 2010.)
10.6
Group Pension Plan for Employees of ACNB Bank. (Incorporated by reference to Exhibit 10.7 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 4, 2012.)
10.7
Amended and Restated Employment Agreement between ACNB Corporation, Adams County National Bank and Lynda L. Glass dated as of December 31, 2008. (Incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 13, 2009.)
10.8
Employment Agreement between ACNB Corporation, Adams County National Bank and David W. Cathell dated as of April 17, 2009. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 23, 2009.)

Exhibit No	Description of Exhibits
10.9	2009 Restricted Stock Plan. (Incorporated by reference to Appendix C of the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 25, 2009.)
10.10
Salary Continuation Agreement by and between ACNB Bank and Thomas A. Ritter dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.11
Salary Continuation Agreement by and between ACNB Bank and Lynda L. Glass dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.12
Salary Continuation Agreement by and between ACNB Bank and David W. Cathell dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.13
Amended and Restated 2001 Salary Continuation Agreement by and between ACNB Bank and Thomas A. Ritter dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.14
Amended and Restated 1996 Salary Continuation Agreement by and between ACNB Bank and Lynda L. Glass dated as of March 28, 2012. (Incorporated by reference to Exhibit 99.5 of the Registrant's Current Report on Form 8-K, filed with the Commission on April 3, 2012.)
10.15
Salary Continuation Agreement by and between ACNB Bank and James P. Helt dated as of March 28, 2012. (Incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 7, 2014.)
10.16
ACNB Bank Variable Compensation Plan effective January 1, 2014, as amended. (Incorporated by reference to Exhibit 10.21 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 9, 2018.)
10.17
Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement dated as of June 22, 2015. (Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 25, 2015.)
10.18
Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement dated as of June 15, 2016. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 21, 2016.)
10.19
First Amendment to the Amended and Restated Employment Agreement by and between ACNB Corporation, ACNB Bank and Lynda L. Glass dated as of December 27, 2016. (Incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K, filed with the Commission on December 28, 2016.)
10.20
First Amendment to Employment Agreement by and between ACNB Corporation, ACNB Bank and David W. Cathell dated as of December 27, 2016. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on December 28, 2016.)

Exhibit No	Description of Exhibits
10.21	Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement dated as of June 15, 2017. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 21, 2017.)
10.22
Amended and Restated Employment Agreement between ACNB Corporation, ACNB Bank and James P. Helt dated as of August 14, 2018. (Incorporated by reference to Exhibit 10.25 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Commission on November 2, 2018.)
10.23	2018 Omnibus Stock Incentive Plan. (Incorporated by reference to Exhibit A of the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2018.)
10.24
Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement for Employees dated as of June 14, 2019. (Incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 20, 2019.)
10.25
Form of ACNB Bank Variable Compensation Plan Restricted Stock Agreement for Non-Employee Directors dated as of June 14, 2019. (Incorporated by reference to Exhibit 99.4 of the Registrant's Current Report on Form 8-K, filed with the Commission on June 20, 2019.)
23.1	Consent of RSM US LLP
23.2	Consent of BDO USA, LLP
23.3	Consent of Dixon Hughes Goodman LLP
23.4	Consent of Bybel Rutledge LLP (contained in Exhibits 5.1 and 8.1)
23.5	Consent of Miles & Stockbridge P.C. (contained in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Consent of Boenning & Scattergood, Inc.
99.2	Consent of Sandler O'Neill & Partners, L.P.
99.3	Form of Proxy for Special Meeting of Shareholders of ACNB Corporation*
99.4	Form of Proxy for Special Meeting of Stockholders of Frederick County Bancorp, Inc.*
99.5	Consent of Kimberly S. Chaney
99.6	ACNB Corporation Letter to Shareholders

*
Previously filed.
(b)
Financial Statement Schedules

        Not applicable.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Gettysburg, Commonwealth of Pennsylvania on October 16, 2019.

ACNB CORPORATION
By:	/s/ JAMES P. HELT James P. Helt President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

* Frank Elsner, III	Chairman of the Board and Director	October 16, 2019
* Alan J. Stock	Vice Chairman and Director	October 16, 2019
/s/ JAMES P. HELT James P. Helt	President and Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2019
/s/ DAVID W. CATHELL David W. Cathell	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	October 16, 2019
* Richard L. Alloway II	Director	October 16, 2019
* Todd L. Herring	Director	October 16, 2019
* Scott L. Kelley	Director	October 16, 2019

Name		Capacity	Date

* James J. Lott		Director	October 16, 2019
* Donna M. Newell		Director	October 16, 2019
* J. Emmett Patterson		Director	October 16, 2019
* Daniel W. Potts		Director	October 16, 2019
* Thomas A. Ritter		Director	October 16, 2019
* Marian B. Schultz		Director	October 16, 2019
* D. Arthur Seibel, Jr.		Director	October 16, 2019
* David L. Sites		Director	October 16, 2019
* James E. Williams		Director	October 16, 2019
*By:	/s/ JAMES P. HELT James P. Helt Attorney-in-Fact